As filed with the Securities and Exchange Commission on September 26, 2002
Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MOUNTAINBANK FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	6022	56-2237240
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

201 Wren Drive
Hendersonville, North Carolina 28792
(828) 693-7376
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory L. Gibson	Copy to:
Chief Financial Officer	William R. Lathan, Jr., Esq.
MountainBank Financial Corporation	Ward and Smith, P.A.
201 Wren Drive	1001 College Court
Hendersonville, North Carolina 28792	New Bern, North Carolina 28560
(828) 697-0030	(252) 672-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of the proposed sale to the public:
The date of mailing of the enclosed Joint Proxy Statement/Prospectus to Cardinal Bankshares Corporation’s shareholders.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share/unit (2)	Proposed maximum aggregate offering price (2)	Registration fee

Common Stock, $4.00 par value	1,030,630(1)	$16.95	$17,468,962	$1,608

Series B Convertible Preferred Stock, no par value	1,535,733	$11.36	$17,468,962	$1,608

Total			$34,937,924	$3,216

(1)	Represents the maximum number of shares of Registrant’s common stock that are proposed to be issued to the shareholders of Cardinal Bankshares Corporation.
(2)
The maximum aggregate offering price has been estimated pursuant to Rule 457(f)(1) solely for purposes of calculating the registration fee based on the average of the bid and asked prices of Cardinal Bankshares Corporation’s common stock on September 20, 2002. For purposes of calculating the maximum offering price per share, one-half of the aggregate offering price is allocated to each type of security being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
CARDINAL BANKSHARES CORPORATION

A special meeting of shareholders of Cardinal Bankshares Corporation will be held at       .m. on             ,             , 2002, at                 located at                 in Floyd, Virginia.

The purpose of the meeting is:

1.
Proposal to Approve a Plan of Merger.    To consider and vote on a proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of June 20, 2002, as amended (the “Plan of Merger”), between Cardinal Bankshares Corporation (“Cardinal”) and MountainBank Financial Corporation (“MFC”) (a copy of which is attached as Appendix A to the Joint Proxy Statement/Prospectus which accompanies this Notice), and to approve the transactions described in the Plan of Merger, including, without limitation, the merger of Cardinal into MFC and the conversion of each outstanding share of Cardinal’s common stock into the right to receive shares of MFC’s common stock and Series B preferred stock calculated as described in the Plan of Merger, all as more fully described in the Joint Proxy Statement/Prospectus; and

2.	Other Business. To transact any other business properly presented for action at the meeting.

Cardinal’s Board of Directors recommends that you vote “FOR” the Plan of Merger.

If the Plan of Merger is approved and the merger is completed, you will have the right to dissent and demand payment of the fair value of your shares. Your right to dissent is conditioned on your strict compliance with the requirements of Article 15 of the Virginia Stock Corporation Act. The full text of that statute is attached as Appendix B to the Joint Proxy Statement/Prospectus which accompanies this Notice.

You are invited to attend the meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the accompanying envelope. Doing that will help us ensure that a quorum is present at the meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the meeting and vote in person.

By Order of the Board of Directors

/S/ R. LEON MOORE

R. Leon Moore
Chairman, President and Chief Executive Officer

Floyd, Virginia
September [        ], 2002

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
MOUNTAINBANK FINANCIAL CORPORATION

A special meeting of shareholders of MountainBank Financial Corporation will be held at       .m. on             ,             , 2002, at                located at                 in Hendersonville, North Carolina.

The purpose of the meeting is:

1.
Proposal to Approve a Plan of Merger.    To consider and vote on a proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of June 20, 2002, as amended (the “Plan of Merger), between Cardinal Bankshares Corporation (“Cardinal”) and MountainBank Financial Corporation (“MFC”) (a copy of which is attached as Appendix A to the Joint Proxy Statement/Prospectus which accompanies this Notice), and to approve the transactions described in the Plan of Merger, including, without limitation, the merger of Cardinal into MFC and the conversion of each outstanding share of Cardinal’s common stock into the right to receive shares of MFC’s common stock and Series B preferred stock calculated as described in the Plan of Merger, all as more fully described in the Joint Proxy Statement/Prospectus; and

2.	Other Business. To transact any other business properly presented for action at the meeting.

At the special meeting, you may cast one vote for each share of MFC common stock you held of record on [            ], 2002, which is the record date for the meeting. Shares of MFC Series A preferred stock are non-voting shares, so holders of those shares may not vote them at the special meeting.

MFC’s Board of Directors recommends that holders of MFC common stock vote “FOR” the Plan of Merger.

If the Plan of Merger is approved and the merger is completed, you will have the right to dissent and demand payment of the fair value of your shares of MFC Series A preferred stock, but you may not dissent and demand payment of the fair value of your shares of MFC common stock. Your right to dissent with respect to MFC Series A preferred stock is conditioned on your strict compliance with the requirements of Article 13 of Chapter 55 of the North Carolina General Statutes. The full text of that statute is attached as Appendix C to the Joint Proxy Statement/Prospectus which accompanies this Notice.

You are invited to attend the meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the accompanying envelope. Doing that will help us ensure that a quorum is present at the meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the meeting and vote in person.

By Order of the Board of Directors

/S/ J. W. DAVIS

J. W. Davis
President and Chief Executive Officer

Hendersonville, North Carolina
September [        ], 2002

JOINT PROXY STATEMENT / PROSPECTUS

The Boards of Directors of Cardinal Bankshares Corporation (“Cardinal”) and MountainBank Financial Corporation (“MFC”) have agreed to a transaction that will result in Cardinal being merged into MFC. This document is a combined Joint Proxy Statement/Prospectus that is being distributed by Cardinal and MFC to their shareholders in connection with special meetings of their shareholders that have been called to vote on the merger and in connection with MFC’s offer to exchange shares of its common stock and Series B preferred stock for the shares of Cardinal’s common stock held by Cardinal’s shareholders. It contains important information about the merger and you should read it carefully. In this document, “Cardinal” refers to Cardinal Bankshares Corporation and “MFC” refers to MountainBank Financial Corporation. Some important facts about the merger are listed below.

Some facts for Cardinal’s Shareholders.	Some facts for MFC’s Shareholders.
•    Cardinal will merge into MFC, with MFC as the survivor.
•    In the merger, you will receive shares of MFC’s common stock and Series B preferred stock for the shares of Cardinal common stock you own.
•    Your Board of Directors recommends the merger.
•    After the merger, Cardinal’s shareholders will own from approximately 30% to 35% of the voting power represented by MFC’s outstanding shares.
•    In connection with the merger, you have “dissenters rights” under Virginia law.
•    The merger will be tax free to you, other than with respect to cash you receive for a fractional share or as a “dissenting” shareholder.
•    Cardinal will hold a special meeting of shareholders on [________], 2002, to vote on the Plan of Merger.
•    After the merger, Bank of Floyd will be a subsidiary of MFC and will keep its name and a localboard of directors.

•    Cardinal will merge into MFC, with MFC as the survivor.
•    In the merger, you will keep the MFC common stock and Series A preferred stock you own, but the Series B preferred stock MFC will issue to Cardinal’s shareholders will have certain preferences over your MFC stock.
•    Your Board of Directors recommends the merger.
•    After the merger, MFC’s current shareholders will own from approximately 65% to 70% of the voting power represented by MFC’s outstanding shares.
•    In connection with the merger, holders of MFC Series A preferred stock have “dissenters rights” under North Carolina law, but holders of MFC common stock do not.
•    The merger will not have a tax effect on you (unless you “dissent” and receive cash for MFC Series A preferred stock).
•    MFC will hold a special meeting of shareholders on [________], 2002, to vote on the Plan of Merger.

Plan of Merger.    The terms of the merger are contained in an Agreement and Plan of Reorganization and Merger dated as of June 20, 2002, as amended as of September 25, 2002, which is referred to in this document as the “Plan of Merger.” A copy of the Plan of Merger is attached as Appendix A to this document and incorporated into this document by reference. You should review it carefully.

Merger Consideration.    For each of their shares of Cardinal common stock, Cardinal’s shareholders will receive one share of MFC Series B preferred stock and a number of shares of MFC common stock that will be calculated based on the average of the closing per share trade prices of MFC common stock during the 20 trading days before the merger is completed. However, the average used in the calculation will not be more than $26.82 or less than $17.88. Cardinal’s shareholders will know the number of shares of Series B preferred stock, and the minimum and maximum numbers of shares of MFC common stock, that they will receive. However, they will not know the exact numbers of shares of MFC common stock they will receive until the merger is completed. MFC common stock currently is traded on the OTC Bulletin Board under the symbol “MBFC,” but it has been approved to begin trading on The Nasdaq SmallCap Market on September 30, 2002. MFC Series B preferred stock will be a new series of stock and there currently is no public trading market for it.

Voting.    Even if you plan to attend your special meeting of shareholders, please vote by returning the enclosed appointment of proxy as soon as possible. Not voting at all will have the same effect as voting against the Plan of Merger.

Some special factors that Cardinal’s shareholders should consider before they decide how to vote on the merger are described in this document under the heading “ Risk Factors” which begins on page     .

Neither the Securities and Exchange Commission nor any state securities regulator has approved of the MFC stock to be issued in the merger or determined if this document is accurate or complete. It is illegal to tell you otherwise.

The shares of MFC stock issued to Cardinal’s shareholders will represent equity interests in MFC. They are not bank deposits or savings accounts and are not insured or guaranteed by the FDIC or any other government agency or other person and will be subject to investment risk, including the possible loss of principal.

This Joint Proxy Statement/Prospectus is dated [                ], 2002, and it is being mailed to Cardinal’s and MFC’s shareholders on or about [                ], 2002.

Some important business and financial information about MFC is incorporated by reference into this Joint Proxy Statement/Prospectus. (See “Information About MFC—Other Available Information” on page         .) That information is not included in or being delivered with this document, but copies are available without charge to Cardinal’s shareholders upon written or oral request to MFC’s Chief Financial Officer, Gregory L. Gibson, at MountainBank Financial Corporation, 201 Wren Drive, Hendersonville, North Carolina 28792, telephone (828) 693-7376. To obtain delivery of copies of the information before the date of the Cardinal Special Meeting, you must make your request by [                                ], 2002, which is the date five days before the date of the meeting.

SUMMARY

The following is a brief summary of the information in this document. The summary is not intended to be complete, and it may not contain all the information that is important to you. To better understand the Plan of Merger that will be voted on by Cardinal’s and MFC’s shareholders at their special meetings, we urge you to read this entire document carefully. Each item in this summary includes a page reference directing you to a more complete discussion of the information in that item.

The Special Meetings of Shareholders

Cardinal Special Meeting
Cardinal will hold its special meeting on [                    ], 2002, at [    ].m. at [                    ] located at [                    ] in Floyd, Virginia. At the meeting (the “Cardinal Special Meeting”), Cardinal’s shareholders will vote on a proposal to approve the Plan of Merger that provides for Cardinal to be merged into MFC.

You can vote at the Cardinal Special Meeting if you were a record owner of Cardinal common stock at the close of business on [                ], 2002. On that date, there were 1,535,733 outstanding shares of Cardinal common stock. You may cast one vote for each share of Cardinal common stock that you owned of record on the record date. (See “The Special Meetings of Shareholders” on page     .)

MFC Special Meeting
MFC will hold its special meeting on [                    ], 2002, at [    ].m. at [                    ] located at [                    ] in Hendersonville, North Carolina. At the meeting (the “MFC Special Meeting”), holders of MFC common stock will vote on a proposal to approve the Plan of Merger that provides for Cardinal to be merged into MFC.

You can vote at the MFC Special Meeting if you were a record owner of MFC common stock at the close of business on [                    ], 2002. On that date, there were 3,138,027 outstanding shares of MFC common stock. You may cast one vote for each share of MFC common stock that you owned of record on the record date. (See “The Special Meetings of Shareholders” on page     .) MFC Series A preferred stock is non-voting stock, and holders of that stock may not vote it at the MFC Special Meeting.

The Merger

Parties to the merger
Cardinal.    Cardinal is a Virginia stock corporation that is registered with the Federal Reserve Board as a bank holding company and is the parent company of Bank of Floyd (“Floyd”). The mailing address of Cardinal’s executive office is 101 Jacksonville Circle, Floyd, Virginia 24091, and its telephone number at that address is (540) 745-4191.

Floyd is an FDIC-insured Virginia bank that is a member of the Federal Reserve System and that engages in a general commercial banking business and is a wholly-owned subsidiary of Cardinal. Its principal office and telephone number are the same as those of Cardinal. (See “Information About Cardinal” on page .)

MFC.    MFC is a North Carolina business corporation that is registered with the Federal Reserve Board as a bank holding company and is the parent company of MountainBank. The mailing address of MFC’s executive office is 201 Wren Drive, Hendersonville, North Carolina 28792, and its telephone number at that address is (828) 693-7376.

MountainBank is an FDIC-insured North Carolina bank that engages in a general commercial banking business and is a wholly-owned subsidiary of MFC. MountainBank is not a member of the Federal Reserve System. Its principal office and telephone number are the same as those of MFC. (See “Information About MFC” on page     .)

The Plan of Merger
The terms and conditions of the merger are provided for in the Plan of Merger dated as of June 20, 2002, and amended as of September 25, 2002, between Cardinal and MFC. A copy of the Plan of Merger is attached as Appendix A to this Joint Proxy Statement/Prospectus. (See “The Merger” on page     .)

Effect of the merger	When the merger becomes effective:

•	Cardinal will be merged into MFC, with MFC as the surviving company,

•	the outstanding shares of Cardinal common stock will be converted into shares of both MFC common stock and Series B preferred stock as described below, and

•	Floyd will become a separate, wholly-owned subsidiary of MFC. (See “The Merger” on page .)

Conversion of
Cardinal common stock
When the merger is completed, each outstanding share of Cardinal common stock held by its shareholders (except for shares held by Cardinal shareholders who “dissent”) automatically will be converted into:

•	the number of shares of MFC common stock (rounded to four decimal places) equal to $12.00 divided by the “average market value” of a share of MFC common stock; and,

•
one whole share of MFC Series B preferred stock with a $12.00 liquidation amount and that may be converted by the shareholder or, subject to certain conditions, by MFC, into 0.4286 of a share of MFC common stock.

(See “The Merger—Conversion of Cardinal Stock” on page , “Rights of Dissenting Shareholders—Rights of Cardinal Shareholders” on page , and “Capital Stock of MFC—Description of Capital Stock on page .)

The “average market value” of a share of MFC common stock will be the average of the closing per share trade prices of MFC common stock as reported on The Nasdaq SmallCap Market for the 20 trading days on which trades are reported immediately preceding the business day prior to the date on which the merger is closed. However, in calculating the numbers of shares of MFC common stock to be received by Cardinal’s shareholders, the average market value will not exceed a “ceiling” of $26.82 or be less than a “floor” of $17.88. As a result of this calculation, Cardinal shareholders will know the minimum and maximum numbers of shares of MFC common stock they will receive in the merger, but they will not know the exact number of shares they will receive until the merger is completed.

A table that contains examples of the calculation of the numbers of shares to be received by each Cardinal shareholder at different “average market values” appears on page       of this Joint Proxy Statement/Prospectus.

MFC Series B preferred stock will
have terms that differ from MFC’s
other capital stock
MFC Series B preferred stock to be issued to Cardinal’s shareholders will be a new series of MFC’s authorized preferred stock that is proposed to be created by MFC’s Board of Directors in connection with the merger. The stock will have terms that are different from MFC common stock and Series A preferred stock. Under the proposed terms of MFC’s Articles of Incorporation that will create the stock, each share of MFC Series B preferred stock:

•
will call for preferred, non-cumulative, nonparticipating cash dividends at an annual rate of $0.60 per share, but those dividends will be at the discretion of MFC’s Board and a holder of the preferred stock will not have any right to receive a dividend unless and until it is declared by the Board;

•
will call for a preferred payment, upon a liquidation or dissolution of MFC, from assets available for distribution to shareholders, of $12.00 plus the amount of any dividend which has been declared but not paid;

•	may be converted at any time by the holder of that share into 0.4286 of a share of MFC common stock and, subject to some conditions, may be converted by MFC into 0.4286 of a share of MFC common stock;

•	will be entitled to 0.4286 of a vote in the election of MFC’s directors and in voting on other matters voted on by MFC’s shareholders.

MFC’s Board of Directors will create the new series of stock by amending MFC’s Articles of Incorporation before the time the merger becomes effective. A more complete description of MFC common stock and MFC Series B preferred stock is in this document under the caption “Capital Stock of MFC—Description of Capital Stock” on page     .)

MFC will pay cash for
fractional shares
It is likely that the conversion of each shareholder’s Cardinal common stock will result in fractional shares of MFC common stock. MFC will pay cash rather than issuing the fractional shares. (See “The Merger—Treatment of Fractional Shares” on page     .)

Cardinal’s Board of Directors
recommends that Cardinal’s
shareholders vote “FOR” the Plan
of Merger
Cardinal’s Board of Directors has approved the Plan of Merger and recommends that Cardinal’s shareholders vote “FOR” its approval. (See “The Merger—Recommendation of Boards of Directors” on page     and “—Reasons for the Merger” on page     .)

MFC’s Board of Directors
recommends that MFC’s
shareholders vote “FOR” the Plan
of Merger
MFC’s Board of Directors also has approved the Plan of Merger and recommends that MFC’s shareholders vote “FOR” its approval. (See “The Merger—Recommendation of Boards of Directors” on page and “—Reasons for the Merger” on page     .)

Opinion of Cardinal’s
financial advisor
Scott & Stringfellow has served as Cardinal’s financial advisor in connection with the merger. It has given Cardinal’s Board of Directors its written opinion that it believes the consideration to be received by Cardinal’s shareholders in the merger is fair from a financial point of view. A copy of the opinion is attached as Appendix D to this Joint Proxy Statement/Prospectus and Cardinal’s shareholders should read it. (See “The Merger—Opinion of Cardinal’s Financial Advisor” on page     .)

Opinion of MFC’s
financial advisor
The Carson Medlin Group has served as MFC’s financial advisor in connection with the merger. It has given MFC’s Board of Directors its written opinion that the terms of the merger as described in the Plan of Merger are fair from a financial point of view to MFC and its shareholders. A copy of the opinion is attached as Appendix E to this Joint Proxy Statement/Prospectus and MFC’s shareholders should read it. (See “The Merger—Opinion of MFC’s Financial Advisor” on page     .)

Cardinal’s shareholders
must approve the
Plan of Merger
In order to complete the merger, the holders of more than two-thirds of the outstanding shares of Cardinal common stock must vote to approve the Plan of Merger at the Cardinal Special Meeting. (See “The Merger—Required Shareholder Approval” on page     .) Cardinal’s directors and executive officers and their affiliates have the right to vote an aggregate of 85,305 shares of Cardinal common stock, or approximately 5.55% of the outstanding shares that can be voted at the Cardinal Special Meeting. Cardinal expects that those shares will be voted for approval of the Plan of Merger. (See “Information About Cardinal—Beneficial Ownership of Equity Securities” on page     .)

MFC’s shareholders must
approve the Plan of Merger
In order to complete the merger, the holders of at least a majority of the outstanding shares of MFC common stock must vote to approve the Plan of Merger at the MFC Special Meeting. (See “The Merger— Required Shareholder Approvals” on page     .) MFC’s directors and executive officers and their affiliates have the right to vote an aggregate of 476,835 shares of MFC common stock, or approximately 15.2%, of the outstanding shares that can be voted at the MFC Special Meeting, excluding the additional shares of MFC common stock that they could acquire upon the exercise of their stock options and the conversion of their shares of MFC Series A preferred stock. MFC expects that those shares will be voted for approval of the Plan of Merger. (See “Information About MFC—Beneficial Ownership of Equity Securities” on page     .) MFC Series A preferred stock is non-voting stock and the holders of that stock may not vote it at the MFC Special Meeting.

Banking regulators also
must approve the merger
The merger also is subject to approval by the Federal Reserve Board and the Virginia State Corporation Commission/Bureau of Financial Institutions. Applications for those regulatory approvals currently are being prepared for filing. (See “The Merger—Required Regulatory Approvals” on page     .)

There are certain other
conditions to the merger
In addition to required shareholder and regulatory approvals, various other conditions described in the Plan of Merger must be satisfied in order for the merger to be completed. (See “The Merger—Conditions to the Merger” on page     .)

Termination of the
Plan of Merger
Before the merger is completed, the Plan of Merger may be terminated by the mutual agreement of Cardinal and MFC and, under certain conditions described in the Plan of Merger, it also may be terminated by either Cardinal or MFC alone. (See “The Merger—Termination of the Plan of Merger” on page     .)

Effective time of the merger
If all required regulatory approvals are received and Cardinal’s and MFC’s shareholders approve the Plan of Merger, Cardinal and MFC expect that the merger will become effective during the fourth quarter of 2002. (See “The Merger—Closing Date and Effective Time” on page     .)

Directors and
executive officers
MFC’s current directors and executive officers will continue to serve in their current positions with MFC as the surviving company following the merger. In addition, Cardinal’s Chairman, President and Chief Executive Officer, R. Leon Moore, will be appointed to serve as Executive Vice President and a director of MFC. Mr. Moore also will continue to serve as Chairman, President and Chief Executive Officer of Floyd, and Cardinal’s current directors will continue to serve as directors of Floyd. (See “The Merger—Interests of Certain Persons With Respect to the Merger” on page     , “Information About MFC—Board of Directors” on page     and “—Executive Officers” on page     , and “Information About Cardinal—Board of Directors” on page     .)

Following the merger, it is expected that MFC’s current directors and executive officers will beneficially own an aggregate of 821,277 shares of MFC common stock (including shares covered by exercisable stock options they hold and shares that they could acquire upon the conversion of their shares of MFC Series A preferred stock) which will amount to a minimum of approximately 17.0% and a maximum of approximately 18.3% of MFC’s outstanding voting shares plus the number of additional voting shares that could be issued upon exercise of their stock options and the conversion of their MFC Series A preferred stock. (See “Information About MFC—Beneficial Ownership of Securities” on page     .)

Interests of
certain persons
Certain of Cardinal’s executive officers and directors have interests in the merger and will receive certain benefits that are in addition to their interests as shareholders of Cardinal generally. (See “The Merger—Interests of Certain Persons With Respect to the Merger” on page     .)

Accounting treatment	The merger will be treated as a “purchase” for accounting purposes. (See “The Merger—Accounting Treatment” on page .)

Income tax consequences
Cardinal and MFC have received a written opinion from MFC’s legal counsel to the effect that the merger will be treated as a “tax-free reorganization” for federal income tax purposes. However, after the merger, a conversion of MFC Series B preferred stock into MFC common stock (whether at the option of a Cardinal shareholder or at the option of MFC) will be taxable as a sale or exchange of the MFC Series B preferred stock by the shareholder and will not be a tax-free transaction. Also, MFC Series B preferred stock received by a Cardinal shareholder in the merger may be considered “Section 306 stock” for purposes of the Internal Revenue Code. That means that certain dispositions of the stock by the shareholder after the merger may generate some ordinary income even if the shareholder holds the stock as a capital asset. There are various qualifications and limitations to the Tax Opinion, and each Cardinal shareholder’s individual circumstances may affect the tax consequences of the merger to that shareholder or the effect of the other matters mentioned above. Cardinal shareholders should consult their own tax advisors in order to make an evaluation of the tax consequences of the merger based on their particular individual circumstances. (See “The Merger—Certain Income Tax Consequences” on page     .)

Rights of
dissenting shareholders
If the merger is completed, Virginia and North Carolina law gives holders of Cardinal common stock, and holders of MFC Series A preferred stock, the right to dissent and to receive the “fair value” of their shares in cash. Holders of MFC common stock do not have the right to dissent.

Cardinal or MFC shareholders who intend to exercise dissenters’ rights should read the appropriate statutes carefully and consult with their own legal counsel. Cardinal shareholders also should remember that if they return signed appointments of proxy but fail to provide instructions as to how their shares of Cardinal common stock are to be voted, they will be considered to have voted “FOR”the Plan of Merger and will not be able to assert dissenters’ rights. Also, Cardinal or MFC shareholders who exercise dissenters’ rights may have taxable income as a result, so shareholders who intend to dissent also should consult with their own tax advisors. (See “The Merger—Certain Income Tax Consequences” on page     .)

Cardinal Shareholders.    Having dissenters’ rights means that a Cardinal shareholder may “dissent” and receive the “fair value” of his or her Cardinal common stock in cash instead of accepting MFC common stock and Series B preferred stock in the merger. In order for a Cardinal shareholder to dissent, the shareholder must, among other things:

•
give to Cardinal, before the vote on the Plan of Merger is taken at the Cardinal Special Meeting, timely written notice of the shareholder’s intent to dissent and demand payment for his or her shares if the merger is completed;

•	not vote in favor of the Plan of Merger;

•
demand payment and deposit his or her share certificates by the date set forth in and in accordance with the terms and conditions of a “dissenters’ notice” that will be sent to the shareholder by Cardinal; and

•	otherwise satisfy the requirements of the Virginia statutes which are attached as Appendix B to this Joint Proxy Statement/Prospectus.

In order to dissent, a Cardinal shareholder must follow carefully the requirements of the Virginia statutes, including giving the required written notice before the vote on the Plan of Merger is taken at the Cardinal Special Meeting. Those steps are summarized under the caption “Rights of Dissenting Shareholders—Rights of Cardinal Shareholders” on page     , and a copy of the Virginia statutes is attached as Appendix B to this Joint Proxy Statement/Prospectus.

MFC Shareholders. In order for a holder of MFC Series A preferred stock to dissent, the shareholder must, among other things:

•
give to MFC, before the vote on the Plan of Merger is taken at the MFC Special Meeting, timely written notice of the shareholder’s intent to dissent and demand payment for his or her shares if the merger is completed;

•	not vote in favor of the Plan of Merger;

•
demand payment and deposit his or her share certificates by the date set forth in and in accordance with the terms and conditions of a “dissenters’ notice” that will be sent to the shareholder by MFC; and

•	otherwise satisfy the requirements of the North Carolina statutes which are attached as Appendix C to this Joint Proxy Statement/Prospectus.

In order to dissent, an MFC shareholder must follow carefully the requirements of the North Carolina statutes, including giving the required written notice before the vote on the Plan of Merger is taken at the MFC Special Meeting. Those steps are summarized under the caption “Rights of Dissenting Shareholders—Rights of MFC Shareholders” on page            , and a copy of the North Carolina statutes is attached as Appendix C to this Joint Proxy Statement/Prospectus.

There are differences
between MFC Stock
and Cardinal Stock
When Cardinal shareholders receive MFC stock for their Cardinal common stock, they will become shareholders of MFC. There are certain differences that Cardinal shareholders should be aware of between the rights of holders of Cardinal common stock and the rights of holders of MFC common stock in general and of MFC Series B preferred stock in particular. (See “Capital Stock of MFC—Differences in Capital Stock of MFC and Cardinal” on page     .)

Recent developments
in MFC’s Business
Acquisition of CNB Holdings, Inc.    MFC also has entered into an agreement to merge with CNB Holdings, Inc. (“CNB”), a bank holding company headquartered in Pulaski, Virginia. In that transaction CNB’s shareholders will receive a combination of MFC common stock and cash (approximately 50% each) valued at approximately $13.50 for each of their shares of CNB common stock. On June 30, 2002, CNB’s unaudited interim consolidated financial statements reflected approximately $60.1 million in assets, $33.8 million in loans, $52.2 million in deposits, and $7.6 million in shareholders’ equity. (See “Information About MFC—Recent Developments” on page     .)

South Carolina Trust Company Acquisition.    MFC has entered into an agreement to acquire TrustCo Holding, Inc. (“TrustCo”) which is headquartered in Greenville, South Carolina. TrustCo is the parent company of Trust Company of the South, a South Carolina-chartered trust company, and Asset Management of the South, a South Carolina corporation that is a registered investment advisor. On June 30, 2002, TrustCo’s unaudited interim consolidated financial statements reflected approximately $260,000 in assets and $206,000 in shareholders’ equity. On the same date, it had an aggregate of approximately $62 million in funds under management. In that transaction TrustCo’s shareholders will receive an aggregate of 72,000 shares of MFC common stock for their shares of TrustCo common stock. MFC expects the acquisition of TrustCo to facilitate the expansion of its banking market into South Carolina. (See “Information About MFC—Recent Developments” on page     .)

Issuance of Trust Preferred Securities.    On June 27, 2002, a newly-formed business trust subsidiary of MFC privately sold $20.0 million in preferred trust securities. The proceeds from that sale were used to purchase junior subordinated debentures issued by MFC that call for interest payable quarterly at a floating annual rate equal to the three-months’ LIBOR plus 3.65%, with principal payable in full on June 30, 2032. Substantially all the proceeds from the transaction are being counted as “Tier 1” capital on MFC’s books. (See “Capitalization” on page     , “Information About MFC—Recent Developments” on page     , and “Supervision and Regulation—Capital Requirements” on page     .)

Risk factors
In deciding how to vote on the Plan of Merger, Cardinal’s shareholders will be making an investment decision to take MFC common stock and Series B preferred stock in exchange for their Cardinal common stock. There are some special factors that Cardinal’s shareholders should consider before they decide how to vote on the Plan of Merger. (See “Risk Factors” on page     ..)

Selected Financial Information

MFC.    The following table contains certain selected historical consolidated financial information for MFC on the dates and for the periods indicated. This selected financial information has been derived from, and you should read it in conjunction with, MFC’s audited consolidated financial statements and unaudited interim consolidated financial statements, together with related financial statement footnotes, which are included in this Joint Proxy Statement/Prospectus. (See “Consolidated Financial Statements of MountainBank Financial Corporation” on page F-1.)

The information as of and for the six months ended June 30, 2002 and 2001, has not been audited but, in the opinion of MFC’s management, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of MFC’s financial condition and results of operations on those dates and for those periods. The results for the six-month periods ended June 30, 2002 and 2001, are not necessarily indicative of the results to be expected for the remainder of the current year or any other period.

	As of and for the six months ended June 30,		As of and for the year ended December 31,
	2002	2001	2001	2000	1999	1998	1997(1)
	(Dollars in thousands, except per share amounts)
Selected balance sheet data:
Gross loans	$562,744	$320,139	$490,985	$200,380	$89,745	$48,359	$18,079
Securities	52,092	44,856	45,388	35,869	18,755	6,171	503
Total assets	692,002	405,698	561,123	259,109	127,211	58,634	23,754
Deposits	573,500	345,732	467,507	233,338	113,886	50,360	16,779
Stockholders’ equity	48,050	19,062	37,015	18,210	10,222	6,177	5,975

Selected results of operations:
Net interest income	12,670	5,409	13,285	6,805	3,191	1,714	428
Provision for loan losses	2,250	1,492	3,347	1,905	827	471	281
Non-interest income	2,850	870	2,994	1,318	782	469	103
Non-interest expense	7,890	3,570	9,206	4,578	2,820	1,582	579
Income taxes	2,173	420	1,216	583	—	—	—
Net income (loss)	3,206	797	2,510	1,057	326	130	(329)
Preferred stock dividends declared	151	—	—	—	—	—	—
Net income available to common stockholders	3,055	797	2,510	1,057	326	130	(329)

Per share:
Net income (loss):
Basic	0.98	0.35	1.11	0.52	0.22	0.10	(0.25)
Diluted (2)	0.83	0.31	1.01	0.48	0.19	0.09	(0.25)
Book value per common share (2)	13.22	10.18	11.48	9.73	7.09	5.62	5.49
Tangible book value per common share (2)	12.49	10.18	10.61	9.73	7.09	5.62	5.49

Selected ratios:
Return on average assets (3)	1.06%	0.53%	0.66%	0.57%	0.37%	0.30%	(3.68)%
Return on average stockholders’ equity (3)	14.64%	8.52%	12.71%	7.14%	3.93%	2.13%	(10.60)%
Average stockholders’ equity to average total assets	7.25%	6.20%	6.62%	7.03%	8.04%	10.53%	25.16%

(1)	MountainBank was incorporated and began banking operations during June 1997.
(2)	Assumes that outstanding shares of MFC Series A preferred stock are converted to MFC common stock.
(3)	Ratios at June 30, 2002 and 2001 are annualized.

Cardinal.    The following table contains certain selected historical consolidated financial information for Cardinal on the dates and for the periods indicated. This selected financial information has been derived from, and you should read it in conjunction with, Cardinal’s audited consolidated financial statements and unaudited interim consolidated financial statements, together with related financial statement footnotes, which are included in this Joint Proxy Statement/Prospectus. (See “Consolidated Financial Statements of Cardinal Bankshares Corporation” on page F-37.)

The information as of and for the six months ended June 30, 2002 and 2001, has not been audited but, in the opinion of Cardinal’s management, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of Cardinal’s financial condition and results of operations on those dates and for those periods. The results for the six-month periods ended June 30, 2002 and 2001, are not necessarily indicative of the results to be expected for the remainder of the current year or any other period.

	As of and for the six months ended June 30,		As of and for the year ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(Dollars in thousands, except per share amounts)
Selected balance sheet data:
Gross loans	$110,340	$106,206	$114,507	$93,736	$89,346	$87,478	$86,757
Securities	45,285	49,808	45,032	57,303	52,383	41,329	45,094
Total assets	182,853	173,214	185,798	163,240	158,140	153,410	145,072
Deposits	159,904	152,047	163,468	143,033	139,808	135,211	128,189
Stockholders’ equity	22,426	20,565	21,454	19,678	17,758	17,321	15,984

Selected results of operations:
Net interest income	3,210	2,940	6,181	5,683	5,457	5,472	5,397
Provision for loan losses	270	255	442	500	142	175	500
Non-interest income	313	303	511	449	376	393	543
Non-interest expense	1,640	1,627	3,528	3,307	3,076	2,970	2,934
Income taxes	406	329	632	499	650	781	652
Net income (loss)	1,207	1,031	2,090	1,826	1,965	1,939	1,854

Per share:
Net income (loss):
Basic	0.79	0.67	1.36	1.22	1.28	1.26	1.21
Diluted	0.79	0.67	1.36	1.22	1.28	1.26	1.21
Book value per common share	14.60	13.39	13.97	12.81	11.57	11.28	10.41
Tangible book value per common share	14.60	13.39	13.97	12.81	11.57	11.28	10.41

Selected ratios:
Return on average assets (1)	1.3%	1.2%	1.2%	1.1%	1.3%	1.3%	1.3%
Return on average stockholders’ equity (1)	10.9%	10.2%	10.0%	9.8%	11.1%	11.5%	12.0%
Average stockholders’ equity to average total assets	11.9%	12.2%	12.1%	11.7%	11.4%	11.4%	10.9%

(1)	Ratios at June 30, 2002 and 2001 are annualized.

Selected Unaudited Pro Forma Combined Financial Information

The following table sets forth certain selected historical combined financial information for MFC on a pro forma basis on the dates and for the periods indicated. The pro forma information has been prepared assuming that the merger had been completed on June 30, 2002, for balance sheet data, and on January 1, 2001, for results of operations data, using the “purchase” method of accounting. This information has been prepared based on estimates of the fair values of Cardinal’s tangible and identifiable intangible assets and liabilities. The final purchase accounting adjustments may be materially different from those used in preparing the pro forma data presented below. Any decrease in the net fair value of Cardinal’s assets and liabilities as compared to the information shown below will have the effect of increasing the amount of the purchase price allocable to goodwill. (See “The Merger—Accounting Treatment” on page     .) The pro forma information is not necessarily indicative of the operating results or financial condition of the combined company that would have occurred had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. You should read the information below in conjunction with MFC’s and Cardinal’s audited financial statements and unaudited interim financial statements, together with the related financial statement footnotes, and the Unaudited Pro Forma Condensed Combined Financial Statements and related notes and assumptions, which are included in this Joint Proxy Statement/Prospectus. (See “Consolidated Financial Statements of MountainBank Financial Corporation” on page F-1, “Consolidated Financial Statements of Cardinal Bankshares Corporation” on page F-37, and “Unaudited Pro Forma Condensed Combined Financial Statements” on page F-67.)

	As of and for the six months ended June 30, 2002	As of and for the year ended December 31, 2001
	(Dollars in thousands, except per share amounts)
Selected balance sheet data:
Gross loans	$674,578	—
Securities	98,077	—
Total assets	895,491	—
Deposits	734,859	—
Stockholders’ equity	84,906	—

Selected results of operations:
Net interest income	$ 16,165	$20,037
Provision for loan losses	2,520	3,789
Non-interest income	3,162	3,505
Non-interest expense	9,859	13,391
Income taxes	2,566	1,822
Net income	4,382	4,540
Preferred stock dividends declared	612	921
Net income available to common stockholders	3,770	3,619

Per share:
Net income
Basic	$ 0.98	$ 1.21
Diluted (1)	0.83	1.17
Book value per common share (1)	16.88	16.00
Tangible book value per common share (1)	12.83	11.54

Selected ratios:
Return on average assets (1)	1.07%	0.79%
Return on average stockholders’ equity (1)	10.85%	8.23%
Average stockholders’ equity to average total assets	9.89%	9.60%
Average tangible stockholders’ equity to average total assets	7.58%	6.72%

(1)	Assumes that outstanding shares of MFC Series A and Series B preferred stock are converted to MFC common stock.
(2)	Ratios on June 30, 2002, are annualized.

Comparative Per Share Data

The following table includes data relating to MFC common stock and Cardinal common stock, including book values, cash dividends declared and net income per share, on the dates and for the periods presented:

•	for MFC and Cardinal on a historical basis;

•	for MFC on a pro forma combined basis; and

•	on an equivalent per share of Cardinal common stock basis.

The pro forma combined and equivalent per share information combines the MFC information together with the proposed merger with Cardinal as though the merger had occurred on June 30, 2002, and December 31, 2001, in the case of book value per share, and on January 1, 2001, in the case of net income. The pro forma data in the table assumes that the merger is accounted for using the “purchase” method of accounting. (See “The Merger—Accounting Treatment” on page     .) The pro forma data is not indicative of the results of future operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods presented. You should read the information below in conjunction with MFC’s and Cardinal’s audited consolidated financial statements and unaudited interim consolidated financial statements, together with the related footnotes, which are included in this Joint Proxy Statement/Prospectus. (See “Consolidated Financial Statements of MountainBank Financial Corporation” on page F-1, and “Consolidated Financial Statements of Cardinal Bankshares Corporation” on page F-37.) You also should read the notes and assumptions used to prepare the “Unaudited Pro Forma Condensed Combined Financial Statements” that appear in this Joint Proxy Statement/Prospectus beginning on page F-67.

	As of and for the six months ended June 30 , 2002	As of and for the year ended December 31, 2001
Book value per share:
MFC (1)	$13.22	$11.48
Cardinal (1)	14.60	13.97
Pro forma combined	16.88	16.00
Pro forma equivalent per share for Cardinal (2)	15.35	14.52

Cash dividends per share:
MFC	$ —	$ —
Cardinal	0.20	0.42
Pro forma combined (common stock)	—	—
Pro forma combined (Series B preferred stock)	0.30	0.60
Pro forma equivalent per share for Cardinal (3)	0.30	0.60

Net income per share (basic):
MFC	$ 0.98	$ 1.11
Cardinal	0.79	1.36
Pro forma combined (4)	0.98	1.21
Pro forma equivalent per share for Cardinal (2)	0.89	1.10

(1)
Book value per share amounts have been calculated assuming that (i) all outstanding shares of MFC Series A preferred stock have been converted to MFC common stock (amounting to 503,092 and 111,200 common share equivalents at June 30, 2002 and December 31, 2001, respectively), and (ii) all shares of MFC Series B preferred stock to be issued in the merger have been converted to MFC common stock (amounting to 658,215 additional common share equivalents at June 30, 2002 and December 31, 2001).

(2)
Pro forma equivalent per share amounts have been calculated by multiplying the “Pro forma combined” amounts by the sum of (i) an aggregate number of shares of MFC common stock to be issued to Cardinal’s shareholders in the merger based on an assumed “average market value” of MFC common stock of $25.05, plus (ii) the aggregate number of shares of MFC common stock Cardinal’s shareholders would receive upon the conversion of the shares of MFC Series B preferred stock they receive in the merger.

(3)
Pro forma equivalent dividends per share have been calculated assuming that the shares of MFC Series B preferred stock received by Cardinal’s shareholders in the merger are not converted into MFC common stock and that dividends on those shares of MFC Series B preferred stock are paid ratably on an annual basis of $0.60 per share.

(4)
Pro forma combined per share amounts are computed assuming that, (i) for purposes of calculating the number of shares of MFC common stock that Cardinal’s shareholders will receive, the “average market value” of MFC common stock is $25.05, and (ii) dividends of $0.60 and $0.30 per share are paid on MFC Series B preferred stock for the year ended December 31, 2001 and the six months ended June 30, 2002, respectively.

The following table lists the “average market value” of MFC common stock, and the closing price of Cardinal common stock, on May 29, 2002 (the day preceding the first public announcement of the merger), and the equivalent per share market value of Cardinal common stock based on the terms of the merger.

	MFC common stock		Cardinal common stock	Equivalent per share of Cardinal common stock
Market value	$21.36	(1)	$17.40	(2)

(1)
Reflects the “average market value” of MFC common stock, as calculated for the 20 trading days preceding May 29, 2002, which was the date prior to the first public announcement of the merger. The closing price of MFC common stock on that date was $22.25 per share.

(2)
Based on the “average market value” of MFC common stock as calculated on May 29, 2002, Cardinal’s shareholders would have received 0.5618 of a share of MFC common stock having a value of $12.00 (based on that “average market value”) and one whole share of MFC Series B preferred stock having a $12.00 liquidation amount.

Ratio of Consolidated Earnings to Combined Fixed Charges and Preferred Stock Dividends

The following table shows the unaudited ratios of MFC’s consolidated earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratios have been computed by dividing the total of MFC’s consolidated income before income taxes plus fixed charges, by the total of its consolidated fixed charges plus preferred stock dividends. “Fixed charges” represent all interest expense netted with deposit premiums, and the ratios are presented both excluding and including interest on deposits. Interest expense other than on deposits includes interest on federal funds purchased, securities sold under agreements to repurchase and other borrowed funds. “Preferred stock dividends” include dividends paid on MFC’s Series A preferred stock (which were paid for the first time during 2002). (See “Information About MFC—Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page     .)

		Year ended December 31,
	Six-months ended June 30 2002	2001	2000	1999	1998	1997
Excluding interest on deposits	564.43%	378.04%	843.40%	378.91%	243.26%	(1,461.97)%
Including interest on deposits	158.85%	122.42%	118.18%	109.15%	107.37%	(32.05)%

RISK FACTORS

In deciding how to vote on the Plan of Merger, Cardinal’s shareholders will be making an investment decision to take MFC common stock and Series B preferred stock in exchange for their Cardinal common stock. If you are a Cardinal shareholder, in addition to normal investment risks there are certain other factors that you should be aware of in making your decision. In addition to the other information in this document, you should carefully consider the factors described below.

Factors Relating to the Merger

Fluctuations in the market price of MFC common stock may affect the value of the consideration that Cardinal’s shareholders receive for their Cardinal common stock in the merger.

The formula for determining the number of shares of MFC common stock that MFC will issue for each share of Cardinal common stock is based on the “average market value” (calculated as described in the Plan of Merger) of MFC common stock at the time the merger is completed. However, there is a “ceiling” or maximum amount, and a “floor” or minimum amount, on the actual average market value that will be used in the calculation. As the average market value increases or decreases between the ceiling and the floor, you will still receive one share of MFC Series B preferred stock for each of your shares of Cardinal common stock. However, the number of shares of MFC common stock that you will receive will change so that you receive MFC common stock valued at $12.00 (based on the average market value of MFC common stock) for each of your shares of Cardinal common stock. If the average market value is above the “ceiling,” you will receive MFC common stock that has a value of more than $12.00 for each of your Cardinal shares. However, if the average market value is below the “floor,” you will receive MFC common stock that has a value of less than $12.00 for each of your shares. A table that shows examples of the numbers of shares to be issued for each share of Cardinal common stock at various average market values appears on page         of this Joint Proxy Statement/Prospectus. (See “The Merger—Conversion of Cardinal Common Stock” on page         .)

The prices of Cardinal common stock and MFC common stock at the time the merger is completed may vary from their prices on the date the Plan of Merger originally was signed, on the date of this Joint Proxy Statement/Prospectus, and on the date of the Cardinal Special Meeting. It is the “average market value” of MFC common stock at the time the merger is completed that will determine the number of shares of MFC common stock that will be issued for each of your shares of Cardinal common stock. As a result, when you vote on the Plan of Merger at the Cardinal Special Meeting, you will know the exact number of shares of MFC Series B preferred stock, and the minimum and maximum numbers of shares of MFC common stock, that you will receive in the merger. However, you will not know the exact number of shares of MFC common stock you will receive, the value of that stock, or how the aggregate value of what your receive compares to the value of your Cardinal common stock. (See “Market and Dividend Information” on page         .)

Combining Cardinal and MFC may be more difficult, costly or time-consuming than we expect.

Until completion of the merger, Cardinal and MFC will operate independently. When MFC and Cardinal begin to integrate their operations, it is possible that there will be disruptions in the operations of each company and their bank subsidiaries. Following the merger, Floyd will operate as a separate bank subsidiary of MFC. However, inconsistencies in MFC’s and Cardinal’s business procedures, controls, personnel policies and operating philosophies, and unexpected problems related to MFC’s unfamiliarity with conducting business in a state other than North Carolina, may create problems that could affect Floyd’s relationships with its customers, cause Floyd to lose key employees, or affect MFC’s ability to realize all anticipated benefits of the merger. Unanticipated problems with the merger could have a negative effect on

MFC’s future operating results. MFC has completed one other acquisition of a bank, but it does not have extensive experience completing mergers or integrating other companies’ operations into its own.

Issues that arise in connection with MFC’s other pending acquisition transactions also could have a negative impact on MFC’s operations.

The same types of operational, personnel and other issues that are discussed above in relation to the merger could arise in connection with MFC’s other two pending acquisitions. Those issues could affect MFC’s ability to realize the anticipated benefits of those transactions and could have a negative effect on MFC’s future operating results. In particular, MFC’s pending acquisition of TrustCo Holding, Inc. is intended to facilitate the expansion of MFC’s banking market into South Carolina, and issues that arise in connection with that transaction, including regulatory issues, could affect the success of that expansion. (See “Information About MFC—Recent Developments” on page         .)

Cardinal’s directors and officers have interests in the merger that differ from the interests of Cardinal’s other shareholders.

Cardinal’s directors and executive officers have interests and will receive certain benefits in the merger that are in addition to their interests as Cardinal shareholders generally. Those interests may cause them to view the merger proposal differently than you may view it. (See “The Merger—Interests of Certain Persons With Respect to the Merger” on page         .)

Cardinal may record additional allowance for loan losses in connection with the merger.

Determining the appropriate level of a bank’s allowance for loan losses is a subjective process that involves both quantitative and qualitative factors. MFC’s and Cardinal’s preliminary analysis performed during due diligence has revealed that there are certain differences in the methodologies employed by Cardinal and MFC in determining the levels of their respective allowances for loan losses. MFC has selected its methodology for the combined company. In connection with preparations for the merger, MFC will complete its analysis of its and Cardinal’s allowances for loan losses and further analyze the attributes of their loan portfolios. Based on its preliminary analysis, MFC expects that Cardinal will record an additional provision for loan losses in its results of operations prior to completion of the merger. The actual addition to the allowance will be determined and recorded immediately prior to the merger and will be based on a comprehensive analysis of the loan portfolio taking into account credit conditions existing at that time.

Future results of the combined companies may be materially different from those reflected in the unaudited pro forma condensed combined financial statements that are included in this document.

The unaudited pro forma condensed combined financial statements included in this document only show a combination of MFC’s and Cardinal’s historical results, and they do not necessarily indicate what the financial condition or operating results of the combined company will be in the future. MFC estimates that the combined company will record an aggregate of approximately $1 million, net of income tax effect, in merger-related charges and purchase accounting adjustments. The actual charges may be higher or lower than estimated, depending upon how costly or difficult it is to integrate the two companies. These charges will decrease the capital of the combined company that could be used for profitable, income-earning investments in the future.

Factors Relating to MFC Common Stock

MFC currently does not pay cash dividends on MFC common stock and it may never pay cash dividends.

MFC is a holding company and, currently, its sole source of funds with which it could pay dividends to its shareholders is dividends it receives from MountainBank. Following the merger, dividends from Floyd and, if MFC’s merger with CNB Holdings, Inc. is completed, from Community National Bank, also will be a source of funds with which MFC could pay dividends to its shareholders. However, MFC has not yet paid any cash dividends on MFC common stock. It is likely that, for the foreseeable future, profits resulting from the operations of MFC’s banking subsidiaries will be retained by the subsidiaries as additional capital to support their operations and growth and that any dividends paid by the subsidiaries to MFC will be limited to amounts needed by MFC to pay its separate expenses, to make required payments on MFC’s debt obligations, and to pay any dividends that are declared on MFC’s Series A and Series B preferred stock. Following the merger, you will not receive any cash dividends on the MFC common stock you receive unless and until MFC begins to pay cash dividends on that stock.

MFC’s debt obligations and expenses will limit its ability to pay cash dividends.

MFC’s payment obligations on the junior subordinated debentures it recently issued and on its other obligations will limit MFC’s future ability to pay cash dividends. Also, covenants contained in the documents relating to those junior subordinated debentures and MFC’s trust subsidiary’s preferred trust securities, and MFC’s guarantee of the subsidiary’s obligations under those trust securities, provide that, if MFC is in default under those documents, it may not pay any dividend on its capital stock. In the future, MFC may borrow additional funds, issue other debt instruments, or engage in other types of financing activities, in order to increase its capital and/or to provide funds that it can use to increase its or its bank subsidiaries’ capital. Covenants contained in a loan or financing agreement or other debt instruments could restrict or condition MFC’s payment of cash dividends based on various financial considerations or factors. Also, future expenses resulting from MFC’s other pending acquisitions or from planned expansions of its banking marketing related to those transactions could limit MFC’s ability to pay cash dividends. MFC cannot predict when or if it will begin to pay dividends on MFC common stock. (See “Market and Dividend Information” on page            , “Information About MFC—Recent Developments” on page            , “Supervision and Regulation—Payment of Dividends” on page            , and “Capital Stock of MFC—Description of Capital Stock” on page         .)

MFC’s Series A preferred stock and Series B preferred stock have certain preferences over MFC common stock.

In general, MFC’s outstanding shares of Series A preferred stock, and the shares of its Series B preferred stock to be issued to Cardinal’s shareholders in the merger, will have certain preferences over, or special terms that differ from, the shares of MFC common stock to be issued to Cardinal’s shareholders in the merger. Following the merger, MFC will not be able to declare or pay any cash dividend on MFC common stock during any calendar year unless and until there has been paid in full to the holders of MFC Series A preferred stock and Series B preferred stock (or set apart for purposes of payment) not less than a pro rata portion of the stated annual dividend on the preferred stock for that calendar year through the date on which MFC proposes to pay the cash dividend on MFC common stock.

In the event of a liquidation, dissolution or winding up of MFC, the holders of MFC Series A preferred stock and Series B preferred stock will be entitled to receive from MFC’s assets, before any distribution is made to the holders of MFC common stock, a stated amount for each share of preferred stock they hold, plus the amount of any dividend on that share that has been declared by MFC’s Board of Directors but has not yet been paid. (See “Capital Stock of MFC—Description of Capital Stock” on page         .)

In the future, MFC may issue additional shares of preferred stock that have certain preferences, including a dividend preference, over MFC common stock.

MFC’s Articles of Incorporation authorize it to issue up to 3,000,000 shares of preferred stock and authorize MFC’s Board of Directors to issue those shares from time to time, to create separate series of preferred stock within that class, and to determine the numbers of shares, designations, terms, relative rights, preferences and limitations of the preferred stock, or of shares within each series of preferred stock, at the time of issuance, all by its resolution and without any further shareholder approval. There currently are 419,243 outstanding shares of Series A preferred stock, and MFC expects to issue an aggregate of approximately 1,535,733 shares of Series B preferred stock in the merger. So, MFC will have approximately 1,045,024 additional authorized shares of preferred stock that could be issued by its Board of Directors in the future. (See “Capital Stock of MFC—Description of Capital Stock” on page         .)

Any shares of preferred stock issued by MFC from time to time in the future may have certain preferences over, or special terms that differ from, MFC common stock or other shares or series of MFC’s preferred stock, including, among other things:

•	the right to receive dividends (which may be cumulative or non-cumulative) at a stated rate before any dividend may be paid on MFC common stock or its other shares of preferred stock; and

•	the right to receive a stated distribution upon any liquidation of MFC before any distribution could be made to holders of MFC’s common stock or its other preferred stock.

Factors Relating to MFC Series B Preferred Stock

The terms of MFC Series B preferred stock will not require that MFC pay dividends to you.

The same factors that are described above with regard to restrictions on its ability to pay dividends on MFC common stock will restrict MFC’s ability to pay dividends on MFC Series B preferred stock. Although the proposed terms of MFC Series B preferred stock call for dividends payable at a stated annual rate, the payment of any dividend on that stock will be subject to its being declared by MFC’s Board of Directors from funds legally available. So, just as currently is the case with Cardinal common stock, Cardinal’s shareholders will not have a right to receive any dividend on MFC Series B preferred stock unless and until it has been declared by MFC’s Board, and MFC’s Board may, for any reason satisfactory to it, decline to declare a dividend during any calendar year on the preferred stock. Further, since the preferred stock will be “non-cumulative” on a year-to-year basis, any dividend not declared during one calendar year will not carry forward to any future calendar year. During a calendar year, MFC will not be permitted to pay any cash dividend on MFC common stock unless and until it has declared and paid in full, or set apart for payment, not less than a pro rata portion of the stated annual dividend on its Series A and Series B preferred stock for that year (but not for prior years) through the date on which it wishes to pay the cash dividend on the common stock. Further, if MFC pays a dividend on its Series A or Series B preferred stock, it also will have to pay or provide for the payment of a dividend on the other Series in an amount per share that bears the same proportionate relationship to the stated annual dividend on that other Series as the amount per share paid on the first Series bears to the stated annual dividend on that first Series. There is no assurance that MFC will have funds available to pay cash dividends on the Series A preferred stock or Series B preferred stock or that, even if funds are available, MFC will pay dividends in any particular amount or at any particular time, or that MFC will pay dividends at all. (See “Market and Dividend Information—Dividends” on page         and “Capital Stock of MFC—Description of Capital Stock” on page         .)

MFC will have the right to convert your Series B preferred stock into MFC common stock.

Following the merger, MFC may convert all or part of the shares of Series B preferred stock you hold into MFC common stock at any time if the market value of a share of MFC common stock is more than $28.00 and if, during the two preceding calendar quarters, MFC has paid cash dividends on MFC common stock at an annualized rate per share (between $0.55 and $0.68) to be determined at the time the merger is completed based on the number of shares of MFC common stock issued in the merger. If, in the future, MFC chooses to convert your Series B preferred stock, you would become the holder of MFC common stock rather than the Series B preferred stock you received in the merger. MFC common stock does not have a stated dividend rate, and the amounts of cash dividends paid on MFC common stock after a conversion may not be the same as those being paid on your MFC Series B preferred stock or on MFC common stock before the conversion. (See “Market and Dividend Information” on page        , and “Capital Stock of MFC—Description of Capital Stock” on page        .)

A conversion of your Series B preferred stock into MFC common stock will be treated as a taxable transaction.

A conversion of your MFC Series B preferred stock into MFC common stock (whether at the your option or at MFC’s option) will be treated for tax purposes as a sale or exchange of your MFC Series B preferred stock and will not be a tax-free transaction. The specific tax consequences of the transaction, including the amount and type of income generated to you, will vary depending upon your individual circumstances. (See “Certain Income Tax Consequences” on page         .)

There currently is no market for MFC’s Series B preferred stock and there may never be a market.

MFC Series B preferred stock to be issued to you will be a new series of preferred stock, and no shares of Series B preferred stock have yet been issued. There currently is no trading market for the Series B preferred stock, and there is no assurance that a trading market will develop in the future. MFC currently intends to apply for the Series B preferred stock to be traded on the The Nasdaq SmallCap Market after the merger is completed. However, while MFC’s management believes that the stock qualifies to be listed on that market, it has not yet filed an listing application and cannot assure you that its application, when filed, will be approved or, if its application is approved, when the stock will be listed on that market. Even if a market for the preferred stock were to develop in the future, there is no assurance that it would be sustained or active. So, in the future, you may not be able to sell your Series B preferred stock if you need cash for other purposes. (See “Market and Dividend Information—MFC’s Capital Stock” on page         .)

The absence of a trading market for Series B preferred stock likely would have an adverse effect on the resale value of shares of that stock. Even if a trading market were to develop in the future, there is no guarantee as to what the market value of Series B preferred stock would be. Future market prices of Series B preferred stock may be subject to significant fluctuations in response to prevailing interest rates, MFC’s future operating results and financial condition, the value of MFC common stock, the demand for the preferred stock, the market for similar securities, and general economic and market conditions.

In the future, MFC may issue additional shares of preferred stock that has preferences over MFC Series B preferred stock.

As described above on page          with respect to MFC common stock, MFC’s Articles of Incorporation authorize it to issue additional preferred stock from time to time and authorize MFC’s Board of Directors to create separate series of preferred stock and to determine the numbers of shares, designations, terms, relative rights, preferences and limitations of the preferred stock, or of shares within each series of preferred stock, at the time of issuance, all by its resolution and without any further shareholder approval. Just as any additional shares of preferred stock issued by MFC from time to time in the future may have certain preferences over, or special terms that differ from, MFC common stock, those additional shares of preferred stock also could have preferences over the Series B preferred stock issued to you in the merger.

Among the other things described above, those preferences and special terms might include the right to receive dividends (which may be cumulative or non-cumulative) at a stated rate before any dividend may be paid on MFC’s Series B preferred stock and the right to receive a stated distribution upon any liquidation of MFC before any distribution could be made to holders of Series B preferred stock. (See “Capital Stock of MFC—Description of Capital Stock” on page         .)

Factors Relating to MFC and the Banking Industry

MFC likely will need additional capital in the future.

Rapid growth in MFC’s assets resulting from its internal expansion and de novo branch offices has made it a challenge to maintain its and MountainBank’s capital ratios at desired levels. On June 30, 2002, and as a result of approximately $10 million in net proceeds from MFC’s sale of Series A preferred stock, and approximately $20 million in net proceeds from the sale of preferred trust securities by MFC’s trust subsidiary, during the first six months of 2002, MFC’s and MountainBank’s capital ratios were at levels that resulted in each of them being classified as “well capitalized” under federal bank regulatory guidelines. However, on December 31, 2001, before those transactions were completed, one of MountainBank’s capital ratios was at a level that resulted in its being classified as “adequately capitalized” rather than “well capitalized” and, on a consolidated basis, one of MFC’s capital ratios was below the minimum level required by the Federal Reserve Board’s separate guidelines for bank holding companies, which means that MFC was not “adequately capitalized” under the Federal Reserve’s standards and was in violation of the Federal Reserve’s capital requirements. Continued growth will again reduce MFC’s and MountainBank’s capital ratios if they do not continue to increase their capital.

On a pro forma basis, the merger will have a positive effect on MFC’s capital ratios as a result of Cardinal’s excess capital. However, the merger alone will not provide all the additional capital MFC will need in the future if it continues to grow as rapidly as it has in the past. In particular, if MFC’s proposed expansion of its banking market into South Carolina through its merger with TrustCo Holding, Inc. is successful, growth resulting from that market expansion could require that MFC increase its capital. If MFC was not able to increase its capital to support the level of its future growth, it could have to restrict the growth of its banking subsidiaries in order to continue to comply with bank regulatory guidelines. (See “Information About MFC—Recent Developments” on page          and “—Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page        , “Supervision and Regulation—Capital Adequacy” on page        , and “—Prompt Corrective Action” on page         .)

MFC may not be able to sustain its historical rate of growth.

MountainBank has grown rapidly since it first began operations during 1997, and that growth has been a significant factor in MountainBank’s profitability. However, future growth may be limited by various factors beyond MFC’s control, including the availability of sufficient operating capital, the size and economy of its banking markets and regulatory constraints. There is no assurance that, following the merger, MFC will be able to sustain its historical rate of growth, either through internal growth or through successful expansion of its banking markets, or that it will be able to maintain capital sufficient to support its continued growth.

MFC’s loan volume resulting from recent growth makes loan quality more difficult to control.

Although growth in earning assets is desirable in a bank, it can have adverse consequences if it is not well managed. For example, rapid increases in loans could result in future loan losses if a bank is not able to properly underwrite increasing volumes of loans as they are made and to adequately monitor a larger loan portfolio to detect and deal with loan problems as they occur. MFC has grown rapidly, and MountainBank’s loan portfolio has increased substantially within a relatively short period of time. Collection problems with some loans often do not arise until those loans have been in existence for a period of time, so MFC cannot assure you that it will not have collection problems in the future relating to loans included in the large amount of its loans that currently are performing according to their terms but which have been on its books for only a short period of time. (See “Information About MFC—Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page         .)

If it incurs credit losses, there is no assurance that MFC’s loan loss allowance will be adequate.

MFC uses underwriting procedures and criteria designed to minimize its loan delinquencies and losses, but the nature of lending is such that there is no assurance that all MFC’s borrowers will repay their loans, and banks routinely incur losses in their loan portfolios. Regardless of the underwriting criteria MFC uses, it will experience loan losses from time to time in the ordinary course of its business as a result of various factors beyond its control. These factors include, among other things, changes in market, economic, business or personal conditions, or other events (including changes in market interest rates), that affect the businesses or incomes of borrowers and their abilities to repay their loans and the value of properties that collateralize loans.

MFC maintains an allowance for loan losses based on its current judgments about the credit quality of its loan portfolio. In determining the amount of the allowance, MFC’s management and Board of Directors consider relevant internal and external factors that affect loan collectibility. However, if delinquency levels increase or MFC incurs future loan losses as a result of adverse general economic conditions or other factors, there is no assurance that its allowance for loan losses will be adequate to cover resulting losses. Even if the allowance is adequate, charging future loan losses against the allowance will mean that MFC will have to increase its provision to the allowance which will reduce its net income. So, without regard to the adequacy of MFC’s allowance, loan losses will have an adverse affect on its operating results and, depending on the size of those losses, the effect on its operating results could be material. (See “Information About MFC—Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page         .)

A significant portion of MFC’s loan portfolio is secured by real estate.

A significant percentage of MFC’s loan portfolio consists of loans secured by first or junior liens on real estate, and it has a significant amount of construction and development loans. So, future events or circumstances that adversely affect real estate values or the real estate market in MFC’s banking market would adversely affect its loan portfolio and the value of the collateral securing its real estate loans. A reduction in the value of MFC’s collateral for a loan could impair its ability to fully collect that loan if the borrower could not repay the loan and MFC had to foreclose on the collateral.

MFC’s reliance on time deposits could affect its liquidity and operating results.

Among other sources of funds, MFC relies heavily on deposits to provide funds with which to make loans and provide for its other liquidity needs. Because MFC’s loan demand has exceeded the rate at which it has been able to build core deposits, it has relied heavily on time deposits as a source of funds. Those deposits may not be viewed as being as stable as other types of deposits, and, in the future, those depositors may not renew their time deposits when they mature, or MFC may have to pay a higher rate of interest in order to keep those deposits or to replace them with other deposits or with funds from other sources. Not being able to keep or replace those deposits as they mature would adversely affect MFC’s liquidity. Paying higher deposit rates to keep or replace those deposits would have a negative effect on MFC’s interest margin and its operating results. (See “Information About MFC—Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page         .)

MFC’s Business is Highly Competitive.

Commercial banking in MFC’s banking market and in North Carolina as a whole is extremely competitive. Many of MountainBank’s competitors have greater resources, broader geographic markets, and higher lending limits than it does, and they can offer more products and services and better afford and make more effective use of media advertising, support services and electronic technology than it can. Although management of MFC believes that MountainBank’s growth during its early years of operation is an indication that it has competed effectively to date with other financial institutions in its banking markets, there is no assurance that it will be, or will continue to be, an effective competitor in the current or future financial services environment.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
AND OTHER MATTERS

This Joint Proxy Statement/Prospectus includes forward-looking statements. Those statements usually will contain words such as “may,” “will,” “believe,” “expect,” “likely,” “estimate,” or similar terms. Cardinal and MFC have based those forward-looking statements on their current expectations and projections about future events. The forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things, the factors discussed under the caption “Risk Factors” beginning on page         . Therefore, the events described in any forward-looking statements in this document might not occur, or they might occur in a different way than they are described in the statements.

In deciding how to vote on the Plan of Merger, you should rely only on the information contained in this document. All information in this document regarding Cardinal and Floyd has been furnished by Cardinal, and all information regarding MFC and MountainBank has been furnished by MFC. Cardinal and MFC have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this document is accurate as of any date other than the date on the front cover. MFC is not offering MFC common stock or Series B preferred stock to any person in any state where the offer or sale of the stock is not permitted.

THE SPECIAL MEETINGS OF SHAREHOLDERS

Special Meeting of Cardinal’s Shareholders

General. This Joint Proxy Statement/Prospectus is being furnished by Cardinal to its shareholders in connection with the solicitation by Cardinal’s Board of Directors of appointments of proxy for use at the Cardinal Special Meeting and at any adjournments of that meeting. The Cardinal Special Meeting will be held on [                ], [                ], 2002, at [        ] [        ].m. at [                ] located at [                    ] in Floyd, Virginia. This Joint Proxy Statement/Prospectus is being mailed to Cardinal’s shareholders on or about [                ], 2002.

Purpose of Cardinal Special Meeting. The purpose of the Cardinal Special Meeting is for Cardinal’s shareholders to consider and vote on a proposal to approve the Plan of Merger and the transactions described in it, including the merger of Cardinal into MFC and the conversion of the outstanding shares of Cardinal common stock into shares of MFC common stock and Series B preferred stock. A copy of the Plan of Merger is attached as Appendix A to this Joint Proxy Statement/ Prospectus and is incorporated by reference into this document. (See “The Merger” on page         .)

Solicitation and Voting of Proxies. A form of appointment of proxy is included with this Joint Proxy Statement/Prospectus which names Dorsey H. Thompson, R. Leon Moore and William R. Gardner, Jr. (the ”Cardinal Proxies”) to act as proxies and represent Cardinal’s shareholders at the Cardinal Special Meeting. Cardinal’s Board of Directors asks that each Cardinal shareholder sign and date an appointment of proxy and return it to Cardinal in the enclosed envelope.

If a Cardinal shareholder signs an appointment of proxy and returns it to Cardinal before the Cardinal Special Meeting, then the shares of Cardinal common stock held of record by that shareholder will be voted by the Cardinal Proxies according to the shareholder’s directions in the appointment of proxy. If a shareholder signs and returns an appointment of proxy but does not give any voting directions, then his or her shares will be voted by the Cardinal Proxies “FOR” approval of the Plan of Merger. Under Virginia law generally, no business may be brought before the Cardinal Special Meeting unless it is described in the notice of meeting that accompanies this Joint Proxy Statement/Prospectus, and Cardinal’s Board of Directors is not aware of any other business that will be brought before the Cardinal Special Meeting. But, if any other matter is properly presented for action by Cardinal’s shareholders, the enclosed form of appointment of proxy will authorize the Cardinal Proxies to vote shares of Cardinal common stock according to their best judgment.

The costs of soliciting appointments of proxy for the Cardinal Special Meeting, including costs of preparing and mailing this Joint Proxy Statement/Prospectus, will be shared by Cardinal and MFC based on their respective numbers of shareholders. In addition to solicitation by mail, appointments of proxy may be solicited personally or by telephone by Cardinal’s officers, employees and directors without additional compensation.

Revocation of Appointments of Proxy. A Cardinal shareholder who signs and returns an appointment of proxy can revoke it at any time before the voting takes place at the Cardinal Special Meeting either by filing with Cardinal’s Secretary a written instrument revoking it or a signed appointment of proxy dated as of a later date, or by attending the Cardinal Special Meeting and announcing an intention to vote in person.

Record Date. The close of business on [                ], 2002, is the record date for determining which Cardinal shareholders are entitled to receive notice of and to vote at the Cardinal Special Meeting. A shareholder must have been a record holder of Cardinal common stock on that date in order to be eligible to vote at the Cardinal Special Meeting.

Voting Securities. Cardinal’s voting securities are the outstanding shares of Cardinal common stock. There were 1,535,733 outstanding shares of Cardinal common stock on the record date. At the Cardinal

Special Meeting, shareholders may cast one vote for each share of Cardinal common stock they held of record on the record date on each matter to be voted on by shareholders.

On the record date, Cardinal’s directors and executive officers and their affiliates were entitled to vote an aggregate of 85,305 shares, or approximately 5.55%, of the outstanding shares of Cardinal common stock that may be voted at the Cardinal Special Meeting. Cardinal’s directors and executive officers are expected to vote their shares for approval of the Plan of Merger. Additional information regarding the beneficial ownership of Cardinal common stock by Cardinal’s directors, executive officers and principal shareholders is included in this Joint Proxy Statement/Prospectus under the caption “Information About Cardinal—Beneficial Ownership of Securities” on page         .

Votes Required for Approval. Under Virginia law, the affirmative vote of the holders of more than two-thirds of the outstanding shares of Cardinal common stock is required to approve the Plan of Merger. Abstentions and broker non-votes will have the same effect as votes against the Plan of Merger.

Special Meeting of MFC’s Shareholders

General. This Joint Proxy Statement/Prospectus is being furnished by MFC to its shareholders in connection with the solicitation by MFC’s Board of Directors of appointments of proxy for use at the MFC Special Meeting and at any adjournments of that meeting. The MFC Special Meeting will be held on [                ], [                ], 2002, at [        ] [        ].m. at [                        ] located at [                        ] in Hendersonville, North Carolina. This Joint Proxy Statement/ Prospectus is being mailed to MFC’s shareholders on or about [                ], 2002.

Purpose of MFC Special Meeting. The purpose of the MFC Special Meeting is for holders of MFC common stock to consider and vote on a proposal to approve the Plan of Merger and the transactions described in it, including the merger of Cardinal into MFC. A copy of the Plan of Merger is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated by reference into this document. (See “The Merger” on page         .)

Solicitation and Voting of Proxies. A form of appointment of proxy is included with this Joint Proxy Statement/Prospectus which names Gregory L. Gibson, Timothy W. Greene, and Sherrie B. Rogers (the “MFC Proxies”) to act as proxies and represent MFC’s shareholders at the MFC Special Meeting. MFC’s Board of Directors asks that each holder of MFC common stock sign and date an appointment of proxy and return it to MFC in the enclosed envelope.

If an MFC shareholder signs an appointment of proxy and returns it to MFC before the MFC Special Meeting, then the shares of MFC common stock held of record by that shareholder will be voted by the MFC Proxies according to the shareholder’s directions in the appointment of proxy. If a shareholder signs and returns an appointment of proxy but does not give any voting directions, then his or her shares will be voted by the MFC Proxies “FOR” approval of the Plan of Merger. Under North Carolina law generally, no business may be brought before the MFC Special Meeting unless it is described in the notice of meeting that accompanies this Joint Proxy Statement/Prospectus, and MFC’s Board of Directors is not aware of any other business that will be brought before the MFC Special Meeting. But, if any other matter is properly presented for action by MFC’s shareholders, the enclosed form of appointment of proxy will authorize the MFC Proxies to vote shares of MFC common stock according to their best judgment.

The costs of soliciting appointments of proxy for the MFC Special Meeting, including costs of preparing and mailing this Joint Proxy Statement/Prospectus, will be shared by Cardinal and MFC based on their respective number of shareholders. In addition to solicitation by mail, appointments of proxy may be solicited personally or by telephone by MFC’s officers, employees and directors without additional compensation.

Revocation of Appointments of Proxy. An MFC shareholder who signs and returns an appointment of proxy can revoke it at any time before the voting takes place at the MFC Special Meeting either by filing with MFC’s Secretary a written instrument revoking it or a signed appointment of proxy dated as of a later date, or by attending the MFC Special Meeting and announcing an intention to vote in person.

Record Date. The close of business on [                ], 2002, is the record date for determining which MFC shareholders are entitled to receive notice of and to vote at the MFC Special Meeting. A shareholder must have been a record holder of MFC common stock on that date in order to be eligible to vote at the MFC Special Meeting.

Voting Securities. MFC’s voting securities are the outstanding shares of MFC common stock. There were 3,138,027 outstanding shares of MFC common stock on the record date. At the MFC Special Meeting, shareholders may cast one vote for each share of MFC common stock they held of record on the record date on each matter to be voted on by shareholders. MFC’s Series A preferred stock is nonvoting stock, and holders of that stock are not entitled to vote on the Plan of Merger.

On the record date, MFC’s directors and executive officers and their affiliates were entitled to vote an aggregate of 476,835 shares, or approximately 15.2%, of the outstanding shares of MFC common stock that may be voted at the MFC Special Meeting, excluding the additional shares of MFC common stock that they could acquire upon the exercise of their stock options and the conversion of their shares of MFC Series A preferred stock. Those shares exclude certain additional shares that MFC’s directors and executive officers could acquire upon the exercise of stock options they hold or upon the conversion of shares of MFC Series A preferred stock that they own. MFC’s directors and executive officers are expected to vote their shares for approval of the Plan of Merger. Additional information regarding the beneficial ownership of MFC common stock by MFC’s directors, executive officers and principal shareholders is included in this Joint Proxy Statement/Prospectus under the caption “Information About MFC—Beneficial Ownership of Securities” on page         .

Votes Required for Approval. Under North Carolina law, the affirmative vote of the holders of at least a majority of the outstanding shares of MFC common stock is required to approve the Plan of Merger. Abstentions and broker non-votes will have the same effect as votes against the Plan of Merger.

THE MERGER

The following is a summary of information about the merger and certain of the important terms of the Plan of Merger. This summary is not intended to be a complete description of all facts or terms regarding the merger. For more information, you should carefully read the entire Plan of Merger.

General

At the Cardinal Special Meeting and the MFC Special Meeting, proposals will be introduced for Cardinal’s shareholders and MFC’s shareholders to approve the Plan of Merger. The Plan of Merger originally was entered into by Cardinal and MFC as of June 20, 2002, and amended as of September 25, 2002, and provides for Cardinal to be merged into MFC and for Cardinal’s outstanding shares of common stock to be converted into shares of MFC common stock and Series B preferred stock. A copy of the Plan of Merger is attached as Appendix A to this document.

The Merger

•	When the transactions described in the Plan of Merger become effective:

•	Cardinal will be merged into and its existence will be combined with that of MFC;

•	MFC will be the surviving company in the merger, and Cardinal will no longer exist as a separate company;

•	Floyd will become a wholly-owned subsidiary of MFC; and,

•
each outstanding share of Cardinal common stock held by Cardinal’s shareholders (other than shareholders who “dissent” as further described below) will be converted into the right to receive shares of both MFC common stock and MFC Series B preferred stock.

Following the merger, MFC will carry on its and Cardinal’s business under the supervision and regulation of the Board of Governors of the Federal Reserve System. MountainBank and Floyd will be separate wholly-owned subsidiaries of MFC and will carry on their banking business at each of their offices under the supervision and regulation of their respective state and federal banking regulators.

Conversion of Cardinal Common Stock

When the merger is completed, each outstanding share of Cardinal common stock held by a Cardinal shareholder (other than shareholders who “dissent”) automatically will be converted into the right to receive:

•	a number of shares of MFC common stock, calculated at the time the merger is completed as described below based on the “average market value” (as defined below) of MFC common stock at that time, and

•	one whole share of MFC Series B preferred stock with a $12.00 liquidation amount.

MFC Series B preferred stock to be issued to Cardinal’s shareholders will be a new series of MFC’s authorized preferred stock which is proposed to be created by MFC’s Board of Directors in connection with the merger. (See “Capital Stock of MFC—Description of Capital Stock” on page         .)

The number of shares of MFC common stock which Cardinal’s shareholders will receive for each of their shares of Cardinal common stock will be the number (rounded to four decimal places) equal to $12.00 divided by the “average market value” of MFC common stock.

The “average market value” of a share of MFC common stock will be the average of the closing per share trade prices of MFC common stock as reported on The Nasdaq SmallCap Market for the 20 trading days (on which trades of MFC common stock are reported) immediately preceding the business day prior to the closing date of the merger. However, for purposes of calculating the number of shares of MFC common stock that each Cardinal shareholder will receive, the average market value used in the calculation will not be less than a “floor” amount of $17.88 or more than a “ceiling” amount of $26.82.

The following table contains examples, based on various “average market values,” of the calculation of the numbers of shares of MFC common stock and Series B preferred stock that a Cardinal shareholder will receive in the merger for each of his or her shares of Cardinal common stock. The average market values used in the table are only examples which have been selected to help explain how the calculations will be made, and they may or may not approximate the actual average market value that will be used in the calculation. The average market value that actually will be used in the calculation will be determined based on trade prices of MFC common stock immediately prior to the closing of the merger, and it can not be determined until that time.

If the “average market value” of MFC common stock, as calculated at the time the merger is completed is:	Then each share of Cardinal common stock will be converted into:
	Number of shares of MFC common stock	Number of shares of MFC Series B preferred stock
$17.00	0.6711	1.0000
17.88 (the “floor”)	0.6711	1.0000
22.35	0.5369	1.0000
26.82 (the “ceiling”)	0.4474	1.0000
28.00	0.4474	1.0000

Between the highest and lowest amounts that will be used as the average market value for purposes of the calculation (the “ceiling” and the “floor”), the formula for determining the number of shares of MFC common stock to be received by each Cardinal shareholder is designed so that each shareholder receives one whole share of MFC Series B preferred stock having a liquidation amount of $12.00, and a number of shares of MFC common stock valued at $12.00 (based on the average market value of MFC common stock), for each share of Cardinal common stock. So, as the actual average market value increases or decreases between the highest and lowest amounts, the actual number of shares of MFC common stock to be issued for each share of Cardinal common stock will change, but the number of shares of MFC Series B preferred stock will remain fixed. As the average market value increases toward the “ceiling”amount, the number of shares of MFC common stock to be issued by MFC will decrease, and as the average market value decreases toward the “floor” amount, the number of shares to be issued by MFC will increase. However, once the average market value increases to the “ceiling” amount, or decreases to the “floor” amount, the number of shares of MFC common stock to be issued by MFC also will become fixed and will no longer change. So, as the average market value increases further above the “ceiling” amount, the number of shares of MFC common stock to be received by Cardinal shareholders will not change and, since those shares would have a higher average market value, each shareholder will receive MFC common stock valued at more than $12.00 for each of his or her shares of Cardinal common stock. On the other hand, as the average market value decreases further below the “floor” amount, the number of shares of MFC common stock to be received by Cardinal shareholders will not change and, since those shares would have a lower average market value, each shareholder will receive MFC common stock valued at less than $12.00 for each of his or her shares of Cardinal common stock. If the average market value of MFC common stock had been calculated on September 20, 2002, it would have been $24.83 (based on the average of the closing per share trade prices of MFC common stock on the OTC Bulletin Board for the previous 20 trading days), but it could be higher or lower than that amount at the time the merger is completed.

If there is a change in the number of outstanding shares of Cardinal common stock or MFC common stock before the merger as a result of a stock dividend, stock split, reclassification or other subdivision or combination of outstanding shares, then, to the extent that an adjustment in the numbers of shares of MFC common stock and Series B preferred stock into which each share of Cardinal common stock will be converted would be necessary in order to reflect the effect of the change, an appropriate and proportionate adjustment will be made. Neither Cardinal nor MFC currently have any plans that would result in any change in the outstanding shares of Cardinal common stock or MFC common stock which would result in that kind of adjustment.

Treatment of Fractional Shares

It is likely that the calculation of the number of shares of MFC common stock to be received by each Cardinal shareholder will result in a fraction of a share. However, no fraction of a share of MFC common stock, or any scrip or certificate representing any fractional share, will be issued to any Cardinal shareholder, and no right to vote or to receive any distribution will attach to any fractional share. If the conversion of a Cardinal shareholder’s Cardinal common stock otherwise would result in a fraction of a share of MFC common stock, then, after the merger, MFC will pay the shareholder cash (without interest) for that fraction. The amount of cash for each fraction will be calculated by multiplying that fraction by the average market value of a share of MFC common stock at the time the merger is completed. The average market value of a share of MFC common stock will be calculated in the same manner as is described above for determining the numbers of shares of MFC common stock to be issued to Cardinal’s shareholders, but the “ceiling” and “floor” amounts will not apply for purposes of determining the amount of cash to be paid for fractional shares.

Surrender and Exchange of Certificates

After the merger, the certificates that formerly represented shares of Cardinal common stock (“Old Certificates”) will represent only the right to receive certificates (“New Certificates”) evidencing the whole shares of MFC common stock and Series B preferred stock into which the shares of Cardinal common stock have been converted and cash for fractional shares. When the merger is completed, Cardinal’s stock transfer books will be closed and no further transfer of Cardinal common stock or of Old Certificates will be recognized or registered. As soon as possible after the merger, MFC will send transmittal forms to Cardinal’s former shareholders with instructions for forwarding their Old Certificates for surrender to an agent designated by MFC to act as its exchange agent. Upon proper surrender to MFC’s exchange agent by former Cardinal shareholders of their Old Certificates (together with properly completed transmittal forms), they will receive the New Certificates representing the whole shares of MFC common stock and Series B preferred stock into which their Cardinal common stock has been converted, together with a check for any fractional share to which they otherwise would be entitled. In the case of Cardinal’s shareholders who properly exercise their dissenters’ rights, the process for submitting Old Certificates and receiving cash for the “fair value” of their shares is described in this Joint Proxy Statement/Prospectus under the caption “Rights of Dissenting Shareholders—Rights of Cardinal Shareholders” on page         .

Until Old Certificates are surrendered to MFC’s exchange agent, they will be considered for all purposes to represent only the right of former Cardinal shareholders to receive the New Certificates evidencing the MFC common stock and Series B preferred stock into which their Cardinal common stock has been converted. However, after the merger, and regardless of whether they have surrendered their Old

Certificates, former Cardinal shareholders will be entitled to vote and to receive any dividends or other distributions (for which the record date is after the merger) on the numbers of whole shares of MFC common stock and Series B preferred stock into which their Cardinal common stock has been converted, but no dividends or other distributions actually will be paid to them unless and until their Old Certificates are physically surrendered to MFC’s exchange agent. Upon surrender and exchange of Old Certificates, MFC will pay the amount, without interest, of any dividends and other distributions which became payable on the shares of MFC common stock or Series B preferred stock represented by those Old Certificates after the merger but which have not been paid.

If a Cardinal shareholder’s Old Certificates have been lost, stolen or destroyed, that shareholder will be required to furnish to MFC evidence satisfactory to it of ownership of the Cardinal common stock evidenced by those Old Certificates and of the loss, theft or destruction of those certificates. MFC also may require the shareholder to furnish appropriate and customary indemnification (which may include an indemnity bond issued by a surety) in order to receive the New Certificates to which the shareholder is entitled.

Cardinal’s shareholders should not forward their Old Certificates to MFC or its exchange agent until they receive instructions to do so.

Effect of the Merger on Outstanding MFC Stock

The shares of MFC common stock that are held by MFC’s shareholders at the time the merger is completed will remain outstanding. The merger will not change the outstanding shares of MFC common stock or MFC’s outstanding Series A preferred stock and will not affect any rights of MFC’s current shareholders or require that they surrender their stock certificates. However, because MFC is expected to issue a minimum of approximately 687,087 and a maximum of approximately 1,030,630 new shares of MFC common stock and 1,535,733 shares of its Series B preferred stock to Cardinal’s shareholders, the merger will dilute the relative percent equity and voting interests of MFC’s current shareholders. Also, the Series B preferred stock to be issued to Cardinal’s shareholders will have certain preferences over MFC’s currently outstanding common stock with respect to dividends and in any liquidation. (See “Capital Stock of MFC—Description of Capital Stock.”) If the minimum number of shares of MFC common stock are issued, then it is expected that, following the merger, MFC’s current shareholders will hold approximately 70%, and Cardinal’s former shareholders will hold approximately 30%, of the total voting power represented by the outstanding shares of all classes and series of MFC’s voting stock. If the maximum number of shares of MFC common stock are issued, then, after the merger, the percentages of voting power represented by outstanding shares held by MFC’s current shareholders and Cardinal’s former shareholders would be approximately 65% and 35%, respectively.

Recommendation of Boards of Directors

Cardinal’s Board of Directors. Cardinal’s Board of Directors has approved the Plan of Merger and believes the merger is in the best interests of Cardinal and its shareholders. Cardinal’s Board of Directors recommends that Cardinal’s shareholders vote to approve the Plan of Merger.

MFC’s Board of Directors. MFC’s Board of Directors also has approved the Plan of Merger and believes the merger is in the best interests of MFC and its shareholders. MFC’s Board of Directors recommends that MFC’s shareholders vote to approve the Plan of Merger.

Reasons for the Merger

Cardinal.     In deciding to proceed with merger negotiations, Cardinal’s Board of Directors considered a number of factors. The Board evaluated the increasing difficulty of maintaining and improving Cardinal’s performance for its shareholders as an independent financial institution within its current banking market without expansion into nearby, highly competitive markets (an action the Board assessed to be costly and risky). In addition, the Board was concerned that the number of potential acquirers interested in smaller financial institutions focused on more rural environments, like Cardinal, had diminished and would diminish even further over time. The difficulty in attracting and retaining employees in light of the limited opportunities available at Cardinal, and management succession and retention issues, were other factors considered by Cardinal’s Board. The alleviation of the cost of imminently required information technology upgrades and other cost synergies in the backroom which could be achieved by an affiliation with a larger organization were matters which were reviewed. The limited nature of Floyd’s loan market and the desirability of a more varied loan customer base were also factors.

The Cardinal Board evaluated MFC as a merger candidate based not only on the Board’s evaluation of the merger consideration offered by MFC but also on its history, financial condition and historical operating performance, ownership profile, corporate structure, management, the nature of its banking business, asset quality, historical stock performance, branch locations, employee benefits, philosophy regarding expansion and growth as disclosed to it by MFC, and other factors. The Board also considered important MFC’s community banking focus and the retention of Floyd’s community banking status as part of the MFC organization, the enhanced opportunities for Cardinal management and employees to serve Floyd customers better and with more varied banking services and products as part of a larger organization and the impact for Floyd of MFC’s acquisition of CNB Holdings, Inc., in neighboring Pulaski, Virginia, which would involve the expansion of Floyd’s banking market, enhanced visibility, a larger regional banking franchise, and more locations and ATM’s for Floyd’s customers.

MFC.     MFC considers the markets in which MountainBank and Floyd operate to be very similar in demographic profile, geography and business composition. MFC’s management believes that Floyd will provide MFC an excellent platform for its entry into southwestern Virginia and with which to leverage Floyd’s existing customer base, branch network and reputation in order to expand its market in that area. MFC expects to expand Floyd’s market area during the first eighteen months of combined operations through de novo branching. The acquisition and planned expansion will accelerate MFC’s efforts to reach an asset size and shareholder base that it believes will provide increased liquidity to MFC’s shareholders. From an operational perspective, the combination of the two companies will enable each of them to accommodate larger credit facilities for customers and more readily service larger customer relationships. Finally, MFC expects to gain some operating efficiencies through combining the companies as operating duplications are eliminated.

Background of the Merger

From time to time in the previous two years, Cardinal received unsolicited inquiries from certain financial institutions regarding its interest in affiliating with them. Pursuant to authority granted to Mr. Moore by Cardinal’s Board of Directors, Cardinal’s President responded to these inquiries with Cardinal’s stated general policy of remaining an independent community banking institution and he reported back to the Board on the contacts as they occurred. During this period these inquiries never went further to the point of preliminary discussions regarding potential affiliation. However, at its December 19, 2001 Board meeting, the Cardinal Board of Directors reviewed Cardinal’s policy of independence in light of a number of developments. Principal among these developments were the deteriorating national and regional economy and the increasing difficulty of maintaining and improving Cardinal’s performance as a financial institution within its current trade area, without expansion into nearby, highly competitive markets. The Board assessed that this expansion would be costly and risky for Cardinal in light of the intense competitive environment. In addition, the number of potential acquirers interested in smaller financial institutions in largely rural markets, like Cardinal, had diminished and there was concern that it would diminish still further. The nature of Cardinal’s shareholder base, the difficulty in attracting qualified employees, and management retention and succession issues, were other factors which the Board considered in reviewing its stated policy of independence. At this meeting the Cardinal Board of Directors discussed these issues and authorized Mr. Moore to contact the financial institutions which had previously expressed interest in discussing a possible acquisition of Cardinal to determine the level of their current interest. In giving this authorization, the Board emphasized to Mr. Moore the importance of Cardinal shareholder interests, preserving the community bank/customer-oriented nature of Floyd and providing future employment opportunities for Cardinal employees.

Over the next several weeks, in accordance with the Board‘s direction, Mr. Moore ascertained that at that time there were three financial institutions which continued to have an interest in further preliminary discussions. One of these financial institutions was a large, regional financial institution, and the other two were smaller community-oriented banking companies. At the Cardinal Board meeting on January 9, 2002, Mr. Moore reported to the Board on the results of his inquiries and identified the three financial institutions which had expressed a continuing interest. Also, on January 25, 2002, President and Chief Executive Officer of MFC, which was not one of the financial institutions previously expressing an interest in Cardinal, contacted Mr. Moore and requested discussions about a possible affiliation. At the February 13, 2002, Board meeting, Mr. Moore discussed with the Cardinal Board the preliminary discussions that had taken place with the three original financial institutions as well as the initial interest expressed by MFC. Mr. Moore had further preliminary discussions with each of the three during February and early March 2002 to ascertain the nature and extent of their interests but without committing Cardinal to additional discussions with any of them. In late February 2002, Mr. Moore asked Scott & Stringfellow to provide assistance in analyzing the possible effects of an affiliation with each of the four identified prospective acquirers.

On March 2, 2002, Cardinal and MFC executed a Confidentiality Agreement to allow for the exchange of nonpublic information. Shortly thereafter, on March 4, 2002, the President and Chief Executive Officer of the large regional financial institution met with Cardinal‘s Board to discuss a potential acquisition. As a result of this meeting, Cardinal’s Board decided not to proceed with further discussions with that financial institution based on concern over preliminary indications of pricing and the Cardinal Board’s desire to continue its community banking orientation. On March 6, 2002, Mr. Moore contacted the President of a regional bank holding company similar in size to MFC which was one of those that had expressed a prior and continuing interest in Cardinal (the “Second Interested Party”). Each agreed that a combination appeared to provide significant benefits to both companies and that they should explore the possibilities further. Later in March, Mr. Moore had discussions with the Chief Executive Officer of the last of the three original financial institutions previously expressing an interest in Cardinal. After these discussions, this last financial institution decided not to proceed with further discussions with Cardinal based on the other financial institution‘s stated conclusion that it could not obtain the synergies required to make the acquisition of Cardinal financially attractive to it.

At the March 18, 2002, Board meeting, Mr. Moore reported on the status of these discussions and informed the Board that, as a result of his preliminary discussions, MFC and the Second Interested Party had indicated an interest in continuing with more serious discussions and he discussed each of them with the Board. Mr. Moore told the Board that Cardinal had executed a Confidentiality Agreement with MFC. The Board discussed again the concerns with remaining independent, including the concern over the ability to enhance shareholder value through growth within Cardinal’s current market, the cost of required information technology upgrades as well as management hiring and retention. No formal vote was taken, but an informal poll of the Board agreed that a merger with a community bank-oriented organization with larger resources was an appropriate means of addressing these concerns. The Board of Directors authorized Mr. Moore to have further discussions with the two institutions he had identified, without committing Cardinal to either of them, and to proceed with Scott & Stringfellow to assist Cardinal in this process. In late March and early

April, the executive committee of Cardinal’s Board of Directors and the executive committee of MFC and the Second Interested Party met separately. These meetings were held largely social, to introduce to each other the executive committees of the respective Boards. No material, substantive discussions occurred concerning the terms and conditions of a prospective affiliation. After the meetings, although Mr. Moore was familiar with both institutions from his experience in community banking, he proceeded to obtain further publicly available information concerning the two financial institutions as well as information and analysis from Scott & Stringfellow.

On March 28, 2002, further discussions were held between Mr. Moore and the President of the Second Interested Party concerning the structure of a possible acquisition of Cardinal, employee retention and the community-based nature of Floyd’s banking operations.

The executive committee of the Cardinal Board also held informal discussions concerning their results of these introductory meetings and the information Mr. Moore had obtained regarding each of the companies.

On April 8, 2002, MFC delivered to Cardinal a letter of interest outlining the general terms of its interest in acquiring Cardinal. Mr. Moore and MFC’s Chief Executive Officer agreed to defer further discussions regarding the letter of interest until the conclusion of Cardinal’s annual shareholder meeting.

On April 10, 2002, Cardinal and the Second Interested Party entered into a Confidentiality Agreement. Mr. Moore also had a discussion with the CEO of the Second Interested Party, similarly deferring further discussions. On April 24, 2002, Cardinal held its annual shareholder and Board meetings. There was no discussion of these matters at either of these meetings. Thereafter, Mr. Moore resumed his follow-up on the discussions that had taken place with MFC and the Second Interested Party. On May 9, 2002, Mr. Moore met with legal counsel to discuss the April 8, 2002 MFC letter of interest. Thereafter, discussions concerning the MFC letter of interest resumed between Mr. Moore and MFC’s Chief Executive Officer based on input from legal counsel and Scott & Stringfellow.

On May 13, 2002, the Second Interested Party delivered a letter of interest to Cardinal outlining the general terms and conditions of a potential acquisition for further discussion between the parties.

Mr. Moore then began analyzing the two letters of interest and contacted Scott & Stringfellow to provide assistance in this respect as well as to advise Cardinal’s Board on issues related to its continuing independence, the general bank merger environment, the appropriateness of the timing of Cardinal’s consideration of a merger and to analyze pricing, nature of the merger consideration, operations, future prospects and other aspects of a possible transaction with the two financial institutions.

On May 16, 2002, Mr. Moore learned that MFC had also initiated discussions concerning its potential acquisition of CNB Holdings, Inc. and its banking subsidiary, Community National Bank, in Pulaski, Virginia, a neighboring banking market. Mr. Moore then contacted MFC’s Chief Executive Officer on May 20, 2002. MFC’s Chief Executive Officer discussed with Mr. Moore certain aspects of the proposed CNB transaction under consideration, including, in the event of a successful MFC acquisition of both, the intended relationship between Floyd’s and CNB’s neighboring banking franchises, management synergies which were expected to be obtained, and related organizational matters of concern to Cardinal.

At the Cardinal Board meeting on May 22, 2002, Mr. Moore reported to the Board of Directors on the status of the discussions then underway with MFC and the Second Interested Party. Cardinal’s legal counsel and a representative from Scott & Stringfellow were also present. Mr. Moore outlined the terms set forth in each financial institution’s letter of interest, including the pricing under discussion, the nature of the merger consideration being discussed, differences in each of the potential acquirers and related matters. Mr. Moore reported to the Board on his discussions with the MFC’s Chief Executive Officer concerning MFC’s potential acquisition of CNB. Legal counsel was present to discuss legal issues the Board would need to consider in connection with the letters of interest received by Cardinal and the process the Board should follow in determining its responses. The Board discussed the issues associated with remaining independent versus affiliation with another financial institution. These matters included the nature of Floyd’s loan markets, the costs and risks associated with expansion into contiguous markets, the need to attract and retain qualified employees, the cost of upgrading Cardinal’s information systems and other factors which affected considerations of shareholder value in the context of remaining independent. The Board discussed matters related to the timing of an affiliation decision, such as consolidation among community and regional banks affecting the number and nature of potential future acquirers, as well as synergies in back room costs which could be enhanced in an acquisition.

The Board discussed its options concerning a response to one or both of the interested financial institutions. These options included stopping the process and remaining independent, negotiating further with one or both of the interested financial institutions, or signing one of the letters of interest before the Board. A representative of Scott & Stringfellow then reviewed with the Board the process that had been followed to date in obtaining the letters of interest. He discussed with the Board a detailed report concerning a comparison of the two letters of interest and of the potential acquirers, their history, financial condition and ratios, ownership profile, corporate structure, dividend history, the nature of their loan and deposit business, their loan portfolios, historical stock price performance, branch locations, operations, employee benefits, and philosophies regarding expansion and growth. He analyzed the relative prices under discussion, nature of the merger consideration, liquidity of the merger consideration, and taxable nature of each of the transactions under discussion. He reviewed future strategic issues associated with each. He provided peer comparisons and a combination analysis for each. He discussed Board representation at both the bank and holding company levels. He discussed the retention of Floyd’s charter and separate Board of Directors. He reported on current situations and trends in bank consolidation and the nature of and prospects for Cardinal as an independent financial institution. The Board authorized Mr. Moore to have further discussions with the Second Interested Party concerning its pricing and the nature of its merger consideration.

On May 23, 2002, Mr. Moore had further discussions with the President of the Second Interested Party concerning the issues raised by the Board with regard to its letter of interest. On May 24, 2002, the President of the Second Interested Party responded and reaffirmed the terms of the May 13, 2002 letter of interest but provided an optional, alternative mix of merger consideration which, however, reduced the price from the price set forth in the May 13, 2002 letter.

On May 24, 2002, Mr. Moore also had discussions with MFC’s Chief Executive Officer concerning its letter of interest. MFC agreed to make further changes to the letter of interest relating to price, the conversion feature of MFC’s Series B convertible preferred stock and representation on MFC’s Board of Directors.

On May 28, 2002, the Cardinal Board of Directors again met with its financial advisor who attended by conference phone. The Board reviewed a comparison of the revised letters of interest from each financial institution. Changes in MFC’s letter of interest, which the Board and Cardinal’s financial advisor considered advantageous to Cardinal and its shareholders, were discussed. The representative of Scott & Stringfellow discussed issues related to liquidity of merger consideration, tax consequences to shareholders, dividends, stock value and price dilution pertaining to each letter of interest. The Board discussed these and other matters in detail, including strategic and market expansion issues, operational and employee issues relative to each potential affiliation. The Board also discussed the importance of retaining Floyd’s community banking status. The Board discussed the beneficial impact for Floyd of MFC’s potential acquisition of CNB. These included synergies resulting from the expansion of Floyd’s banking market, enhanced visibility, a larger banking franchise, more locations and ATM’s for customers, cost savings and enhanced employee opportunities for both Cardinal and CNB. The Board then authorized Mr. Moore to execute a letter of interest with MFC reflecting the terms and conditions approved by the Board and to negotiate and, if negotiations were successful, to execute a definitive agreement with MFC consistent with the letter of interest.

On May 29, 2002, Mr. Moore consulted with Cardinal’s legal and financial advisors concerning the MFC letter of interest and on the same day Mr. Moore had further discussions with MFC’s Chief Executive Officer concerning certain terms of the letter of interest which Cardinal desired to be changed as a basis for further discussions. Late in the evening of May 29, 2002, Mr. Moore received proposed changes by MFC to its letter of interest, and he discussed them with Cardinal’s legal and financial advisors on the morning of May 30, 2002. Cardinal’s responses were then communicated to MFC’s counsel, and by mid-day on May 30, 2002, MFC had delivered to Cardinal a further revised letter of interest.

On May 30, 2002, Cardinal and MFC executed a letter of intent reflecting terms and conditions approved by Cardinal’s Board at its May 28 meeting.

During the first three weeks of June, Cardinal and MFC, with the assistance of their respective legal advisors, negotiated the terms of a definitive agreement. At Cardinal’s June 12, 2002 Board meeting, Mr. Moore affirmed to the Board that a letter of interest with MFC had been executed and he updated the Board on the status of Cardinal’s negotiations with MFC regarding a definitive agreement. He indicated that the negotiations were close to being successfully concluded. Cardinal and MFC executed the Plan of Merger as of June 20, 2002.

At its meeting on July 10, 2002, Cardinal Board reviewed with counsel the terms of the Plan of Merger, concluded that they were in accord with the letter of interest they had approved at their May 28, 2002 meeting and with the discussions they had previously had concerning it, and ratified its execution.

On September 19, 2002, representatives of MFC and Cardinal met to discuss amending the Plan of Merger to provide for certain clarifications and additions which had been under consideration. Pursuant to that meeting, on September 25, 2002, Cardinal’s Board of Directors met with its legal and financial advisors to review the proposed amendment. The first purpose of the amendment was to simplify the method of calculation of the number and the conversion terms of the shares of Series B preferred stock to be issued to Cardinal’s shareholders in the merger, without changing the value of the Series B preferred stock received by them. The second purpose of the proposed amendment was to establish that dividends must be paid on MFC Series B preferred stock at the same proportionate rate as they are paid on MFC Series A preferred stock. The third purpose was to extend dates specified in the Plan of Merger for the fulfillment of certain conditions in light of the delay in completing the transaction. After discussing the proposed amendment, the Board approved the amendment, and the amendment was executed by MFC and Cardinal on September 25, 2002.

Opinion of Cardinal’s Financial Advisor

General.     Cardinal has engaged Scott & Stringfellow as its financial advisor in connection with Cardinal’s consideration of the merger with MFC. Cardinal’s Board of Directors requested Scott & Stringfellow to render its opinion as to the fairness, from a financial point of view, of the consideration to be received by Cardinal’s shareholders in the merger. On June 20, 2002, Scott & Stringfellow delivered to Cardinal’s Board its written opinion that, as of that date, the consideration was fair, from a financial point of view, to Cardinal’s shareholders. Scott & Stringfellow has confirmed its June 20, 2002, opinion by delivering a second written opinion to Cardinal’s Board dated September 25, 2002, to the effect that, as of that date, the consideration was fair from a financial point of view to Cardinal’s shareholders. In addition, Scott & Stringfellow has reconfirmed its September 25, 2002 opinion by delivering a third written opinion to Cardinal’s Board, dated immediately prior to the date of this Joint Proxy Statement/Prospectus, to the effect that, as of the date thereof, the consideration was fair to Cardinal’s shareholders from a financial point of view.

Scott & Stringfellow is a regional investment banking firm and was selected by Cardinal based on the firm’s reputation and experience in investment banking, its extensive experience and knowledge of the Virginia banking market, its recognized expertise in the valuation of commercial banking businesses, and because of its familiarity with and prior work for Cardinal. Scott & Stringfellow, through its investment banking business, and specifically through its Financial Institutions Group, specializes in commercial banking institutions and is continually engaged in the valuation of those businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and other corporate transactions.

The full text of Scott & Stringfellow’s opinion dated September 25, 2002, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Appendix D to this Joint Proxy Statement/Prospectus. A description of the Scott & Stringfellow opinion set forth below. The summary is qualified in its entirety by reference to the full opinion attached to this document as Appendix D. The opinion is provided for the information of Cardinal’s shareholders because it reflects the opinion it provided to Cardinal’s Board in connection with the Board’s consideration of the merger. The opinion is not a recommendation to any Cardinal shareholder as to how he or she should vote at the Cardinal Special Meeting.

In developing its opinion, Scott & Stringfellow reviewed and analyzed:

•	the Plan of Merger, as amended;

•	this Joint Proxy Statement/Prospectus;

•	Cardinal’s audited financial statements for the three years ended December 31, 2001;

•	Cardinal’s unaudited financial statements for the six months ended June 30, 2002 and 2001, and other internal information relating to Cardinal prepared by Cardinal’s management;

•	information regarding the trading market for Cardinal common stock and MFC common stock and the price ranges within which those stocks have traded;

•	the relationship of prices paid to relevant financial data, such as net worth and earnings in certain bank and bank holding company mergers and acquisitions in recent years;

•	MFC’s annual reports to shareholders and its audited financial statements for the three years ended December 31, 2001; and

•	MFC’s unaudited financial statements for the six months ended June 30, 2002 and 2001, and other internal information relating to MFC prepared by MFC’s management.

Scott & Stringfellow also:

•
conducted other studies, analyses and investigations, particularly of the banking industry, and considered other information which it deemed appropriate, the material portion of which is described below;

•
took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally; and

•
discussed with members of management of Cardinal and MFC their past and current business operations, the background of the merger, the reasons and basis for the merger, results of regulatory examinations, and the business and future prospects of Cardinal and MFC individually and as a combined entity, as well as other matters relevant to its inquiry.

Scott & Stringfellow relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and discussed with it for purposes of its opinion. With respect to financial forecasts reviewed by Scott & Stringfellow in rendering its opinion, Scott & Stringfellow assumed that those financial forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the managements of Cardinal and MFC as to the future financial performance of Cardinal and MFC, respectively. Scott & Stringfellow did not make an independent evaluation or appraisal of the assets or liabilities of Cardinal and MFC, nor was it furnished with any such appraisal. No limitations were imposed by Cardinal’s Board of Directors or its management with respect to the investigations made or the procedures followed by Scott & Stringfellow in rendering its opinion.

In connection with rendering its June 20, 2002, opinion, Scott & Stringfellow performed a variety of financial analyses. Scott & Stringfellow evaluated the financial terms of the transaction using standard valuation methods, including stock trading history, comparable acquisition analysis, pro forma merger analysis, dividend discount analysis, and comparable company analysis, among others. The following is a summary of the material analyses presented by Scott & Stringfellow to Cardinal’s Board of Directors on June 20, 2002, in connection with its fairness opinion dated as of that date.

Summary of Proposal.    Scott & Stringfellow reviewed the terms of the Plan of Merger, including the consideration and the implied aggregate transaction value. Based on the Plan of Merger, each share of Cardinal common stock will be exchanged for MFC common stock and MFC Series B preferred stock having a combined value of $24.00, subject to certain adjustments. Scott & Stringfellow calculated the premium over the closing price of Cardinal common stock on May 28, 2002 (prior to the signing of a letter of intent), and the price to book and price to trailing twelve months’ earnings multiples for Cardinal based on that implied total transaction value. This analysis yielded a premium over the closing price of Cardinal common stock on May 28, 2002, of 45.4%, a price to book value multiple of 1.67x, and a price to trailing twelve months’ earnings multiple of 17.5x.

Comparable Acquisition Analysis.    Scott & Stringfellow reviewed ten merger transactions announced from January 1, 2001, to June 19, 2002, involving commercial banking institutions nationwide with assets between $175 and $300 million, a trailing 12-months’ return on average assets of between 1.0% and 1.5%, and an equity to assets ratio greater than 6.5% (the “Nationwide Transactions”) and nine merger transactions announced from January 1, 2000, to June 19, 2002, involving commercial banking institutions in Virginia (the “Virginia Transactions”).

Scott & Stringfellow compared the price to last twelve months’ earnings, price to book value, and price to normalized book value for the Nationwide Transactions and the Virginia Transactions to the proposed merger at the time it was announced. Scott & Stringfellow noted that Cardinal’s equity to asset ratio was significantly higher than the average for the Nationwide Transactions group and the Virginia Transactions group. In order to provide a more meaningful comparison of multiples of book value, Scott & Stringfellow normalized Cardinal’s equity to asset ratio to the average ratio for the respective groups and then calculated the corresponding transaction multiples. The results are reflected in the following table.

	MFC/Cardinal	Nationwide Transactions	Virginia Transactions
Deal price/LTM earnings	17.50x	15.97x	19.83x
Deal price/book value	1.67x	2.04x	2.13x
Deal price/normalized book value (with Cardinal equity to asset ratio normalized to average ratio for Nationwide Transactions group)	2.32x	2.04x	—
Deal price/normalized book value (with Cardinal equity to asset ratio normalized to average ratio for Virginia Transactions group)	1.92x	—	2.13x

Pro Forma Merger Analysis.    Scott & Stringfellow analyzed certain pro forma effects of the merger using the 2003 earnings estimates for Cardinal and MFC. In addition, Scott & Stringfellow utilized cost savings and revenue enhancement assumptions ranging from 15% to 37% of Cardinal’s non-interest expense. That range of cost savings was based upon Scott & Stringfellow’s judgment and experience in analyzing similar bank merger transactions. As reflected in the following table, this analysis indicated that the merger would be slightly dilutive to MFC’s 2003 GAAP earnings per share under the 15% and 37% scenarios. On a cash basis, the analysis indicated that the merger would be slightly accretive to MFC’s 2003 cash earning per share under the 15% and 37% scenarios. The merger would be accretive to MFC’s book value per share. The actual results achieved by MFC may vary from projected results.

	15%		37%
2003 EPS (dilution)	(4.9%	)	(0.5%	)
2003 cash EPS accretion	0.9%		5.2%
Book value accretion	19.4%		19.4%

Dividend Discount Analysis.    Scott & Stringfellow performed a dividend discount analysis to determine a range of present values per share of Cardinal common stock assuming Cardinal continued to operate as a stand-alone entity. To determine a projected dividend stream, Scott & Stringfellow assumed a dividend payout equal to 30% of Cardinal’s projected net income. The net income projections were developed using an earnings growth rate of 16% for 2002 and 10% thereafter. The “terminal value” of Cardinal common stock at the end of the period was determined by applying a range of price-to-earnings multiples (13.0x to 15.0x) to year 2006 projected earnings. The dividend stream and terminal values were discounted to present value using discount rates of 12% to 14%, which Scott & Stringfellow viewed as the appropriate discount rate range for a commercial bank with Cardinal’s risk characteristics.

As reflected in the following table, and based upon the above assumptions, the stand-alone value of Cardinal common stock ranged from approximately $17.37 to $21.49 per share.

	Terminal price / earnings multiple
Discount rate	13.0x	13.5x	14.0x	14.5x	15.0x
12.00%	$18.90	$19.55	$20.20	$20.84	$21.49
12.50%	$18.50	$19.13	$19.77	$20.40	$21.04
13.00%	$18.11	$18.73	$19.35	$19.97	$20.60
13.50%	$17.73	$18.34	$18.95	$19.56	$20.16
14.00%	$17.37	$17.96	$18.55	$19.15	$19.74

Analysis of Selected Comparable Companies.    Scott & Stringfellow analyzed the performance and financial condition of MFC relative to a selected group of 23 Virginia and North Carolina commercial banks (the “Regional Peer Group”) and 14 commercial banks that were started between January 1, 1995, and December 31, 1997, and that have assets greater than $100 million (the “Age Peer Group”). The financial ratios shown in the table below are as of March 31, 2002, and the market price multiples are based on market prices as of June 19, 2002.

	MFC		Regional Peer Group average		Age Peer Group average
Last 12 months net interest margin	3.94%		4.22%		3.79%
Last 12 months efficiency ratio	4.40%		58.82%		65.01%
Last 12 months core return on average assets	0.72%		1.19%		0.77%
Last 12 months core return on average equity	12.24%		12.67%		9.37%
Tangible equity / assets	6.93%		8.90%		7.72%
Equity / assets	7.35%		9.33%		7.98%
Nonperforming assets / assets	0.34%		0.36%		0.66%
Reserves / nonperforming assets	401.89%		303.52%		110.44%
Market price / last 12 months earnings	21.93	x	18.08	x	18.53	x
Market price / book value	2.16	x	2.06	x	1.53	x

Other Analyses.    Scott & Stringfellow also reviewed, among other things, selected investment research reports on and earnings estimates for Cardinal and MFC, and it analyzed available information regarding the ownership of MFC common stock. In addition, Scott & Stringfellow prepared an overview of MFC’s business, prepared a summary of the historical financial performance of MFC, summarized MFC’s financial goals and objectives, and, based on publicly available information, analyzed MFC’s deposit market share.

In connection with its opinion dated June 20, 2002, Scott & Stringfellow performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which those analyses were based and the factors considered in connection with them.

Miscellaneous.    The above summary includes all the material factors considered by Scott & Stringfellow in developing its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and such an opinion can not easily be described in a summary fashion. Accordingly, notwithstanding the separate factors discussed above, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. As a whole, these various analyses contributed to Scott & Stringfellow’s opinion that the consideration to be received by Cardinal’s shareholders for their Cardinal common stock is fair from a financial point of view to Cardinal’s shareholders.

Fees.    Pursuant to the engagement letter between Cardinal and Scott & Stringfellow, for its services Scott & Stringfellow will receive a fee equal to 1.00% of the total market value of the consideration received by Cardinal shareholders, which equates to a fee of approximately $375,000 and is contingent and payable at closing. In the past, Scott & Stringfellow has provided investment banking services to both Cardinal and MFC and it has received customary fees for those services. In the ordinary course of its business, Scott & Stringfellow may actively trade the equity securities of Cardinal and MFC for its own account or the account of its customers, and, accordingly, it may at any time hold a long or short position in the securities of either or both companies.

Opinion of MFC’s Financial Adviser

General.    MFC has engaged Carson Medlin to serve as its financial adviser and to render its opinion as to the fairness, from a financial point of view, of the consideration paid to Cardinal’s shareholders in the merger. MFC selected Carson Medlin as its financial adviser on the basis of Carson Medlin’s historical relationship with MFC and Carson Medlin’s experience and expertise in advising community banks in similar transactions. Carson Medlin is an investment banking firm which specializes in the securities of financial institutions located in the southeastern and western United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions.

Representatives of Carson Medlin participated in a meeting of MFC’s Board of Directors held on June 14, 2002, during which the terms of the Plan of Merger were discussed. At that meeting, Carson Medlin delivered its oral opinion to the effect that the consideration to be paid to Cardinal’s shareholders provided for in the Plan of Merger is fair, from a financial point of view, to MFC’s shareholders. Carson Medlin confirmed its oral opinion by issuing a written opinion as of June 20, 2002, the date of the Plan of Merger. Carson Medlin subsequently reconfirmed its June 20, 2002, opinion in writing by issuing a second opinion dated September 25, 2002, a copy of which is attached as Appendix E to this Joint Proxy Statement/Prospectus.

You should consider the following when reading the discussion of the Carson Medlin opinion in this document:

•
The summary of Carson Medlin’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix E to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Carson Medlin in connection with its opinion.

•
Carson Medlin’s opinion does not address the merits of the merger relative to other business strategies, whether or not considered by MFC’s Board of Directors, nor does it address the decision by MFC’s Board to proceed with the merger.

•	Carson Medlin’s opinion to MFC’s Board of Directors is not a recommendation to any MFC shareholder as to how he or she should vote at the MFC Special Meeting.

No limitations were imposed by MFC’s Board of Directors or its management with respect to the investigations made or the procedures followed by Carson Medlin in rendering its opinion.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Carson Medlin’s opinion.

In performing its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of MFC and Cardinal and may not be realized. Any estimates contained in Carson Medlin’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other. The relative importance or weight given to these analyses by Carson Medlin is not necessarily reflected by the order of presentation of the analyses below (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

Carson Medlin has relied, without independent verification, on the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of MFC or Cardinal, nor was it furnished with any appraisals.

Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or allowances for loan losses. It has not reviewed any individual credit files of MFC or Cardinal, and it has assumed that the allowances of MFC and Cardinal are in the aggregate adequate to cover potential losses. Carson Medlin’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinions, Carson Medlin made the following assumptions:

•	that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

•
that all material governmental, regulatory and other consents and approvals necessary for completion of the merger will be obtained without any adverse effect on MFC, Cardinal or on the anticipated benefits of the merger;

•	that MFC has provided it with all of the information prepared by MFC or its other representatives that might be material to Carson Medlin in its review; and

•
that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgement of MFC’s management as to MFC’s future operating and financial performance.

In connection with its opinion dated June 20, 2002, Carson Medlin reviewed:

•	the Plan of Merger;

•	MFC’s audited financial statements and annual reports on Form 10-KSB for the four years ended December 31, 2001;

•	Cardinal’s audited financial statements and annual reports on Form 10-KSB for the four years ended December 31, 2001;

•	MFC’s unaudited interim financial statements for the three months ended March 31, 2002;

•	Cardinal’s unaudited interim financial statements for the three months ended March 31, 2002; and

•	financial and operating information with respect to the business, operations and prospects of Cardinal and MFC.

In addition, Carson Medlin:

•	held discussions with members of managements of MFC and Cardinal regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	reviewed the historical market prices and trading activity for the common stocks of MFC and Cardinal;

•	compared the results of operations of MFC and Cardinal with those of certain financial institutions which it deemed to be relevant;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; and

•	conducted other studies, analyses, inquiries and examinations which Carson Medlin deemed appropriate.

The following is a summary of all material analyses performed by Carson Medlin in connection with its opinion provided to MFC’s Board of Directors as of June 20, 2002. The summary does not purport to be a complete description of the analyses performed by Carson Medlin.

Summary of Merger and Analysis.    Carson Medlin reviewed the terms of the proposed merger, including the form of consideration, the price per share of MFC common stock and the price to be paid to Cardinal’s shareholders in connection with the proposed merger. Under the terms of the Plan of Merger, Cardinal’s shareholders will receive MFC common stock having a market value of $12.00 and one share of MFC Series B preferred stock having a liquidation amount of $12.00 for each share of Cardinal common stock. Carson Medlin assumed, for purposes of its analysis, that the total consideration paid to Cardinal’s shareholders will have an equivalent value of $24.00 per share of Cardinal common stock. MFC will issue Series B preferred stock for 50% of the total consideration. The holder of each share of Series B preferred stock may elect to convert that share into 0.4286 of a share of MFC common stock at any time, and, subject to certain conditions relating to the market value of and dividends paid on MFC common stock, MFC may elect to convert each share of Series B preferred stock into 0.4286 of a share of MFC common stock at any time. The exchange ratio for Cardinal shareholders for the common stock will float between MFC common stock prices of $17.88 and $26.82 per share.

The following illustrates the collar mechanism over a range of MFC common stock prices.

COLLAR ANALYSIS
	MFC 20-day average price
	$17.88	$22.35	$26.82
Exchange ratio:
Common stock	0.6711	0.5369	0.4474
Preferred stock	1.0000	1.0000	1.0000
MFC shares issued:
Common stock	1,030,630	824,535	687,087
Preferred stock	1,535,733	1,535,733	1,535,733
Common stock issuable upon conversion of preferred stock	658,215	658,215	658,215

Carson Medlin calculated that the indicated consideration paid to Cardinal’s shareholders of $24.00 per share represented:

•	a 45% premium to Cardinal’s market value one week prior to announcement and a 54% premium to Cardinal’s market value three months prior to announcement;

•	167.7% of Cardinal’s stated book value at March 31, 2002;

•	17.5 times Cardinal’s earnings for the trailing twelve months ended March 31, 2002;

•	22.8% of Cardinal’s total deposits at March 31, 2002;

•	an 11.0% premium on Cardinal’s core deposits at March 31, 2002; and

•	20.0% of Cardinal’s total assets at March 31, 2002.

Financial Impact Analysis.    Carson Medlin calculated the pro forma impact of the merger on MFC’s cash basis earnings per share based on earnings estimates for MFC and Cardinal as supplied by the management of each of the companies and estimated by Carson Medlin. The pro forma impact included the after tax benefits from certain cost savings and revenue enhancements related to the merger and excluded merger-related charges. Carson Medlin calculated that the pro forma fully diluted cash basis earnings per share would result in dilution of 2.7% to MFC’s estimated 2003 cash basis earnings per share for the first full year following the merger at the MFC mid point stock price of $22.35 per share and 0% in 2004. The transaction is expected to be accretive to stated book value per share by 15.6%, assuming full conversion of all preferred stock. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Industry Comparative Analysis.    In connection with rendering its opinion, Carson Medlin compared selected operating results of both MFC and Cardinal to those of 53 publicly-traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the Southeastern Independent Bank Review, a proprietary research publication prepared by Carson Medlin quarterly since 1991. The banks reviewed by Carson Medlin range in asset size from $163 million to $2.5 billion and in shareholders’ equity from approximately $13 million to $175 million. Carson Medlin considers this group of financial institutions more comparable to MFC and Cardinal than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, and asset quality of MFC and Cardinal to these financial institutions. Carson Medlin noted the following performance based on results at or for the three months ended March 31, 2002 (most recent available):

	MFC	Cardinal	Average for peer group
Return on average assets	1.05%	1.19%	1.14%
Return on average equity	15.02%	10.18%	12.66%
Net interest margin	4.53%	3.51%	4.29%
Equity to assets	7.35%	11.90%	8.97%
Efficiency ratio	48.63%	46.96%	61.82%
Non-performing assets (defined as 90 days past due, nonaccrual loans and other real estate) to total loans, net of unearned income and other real estate	0.42%	1.05%	0.96%
Price to book value (on May 29, 2002)	191.8%	115.0%	183.0%
Price to trailing 12 months earnings (on May 29, 2002)	19.5 x	12.0 x	16.7 x

Comparable Transaction Analysis.    Carson Medlin reviewed certain information related to all merger transactions nationally since January 1, 2001, involving commercial banks and all transactions since January 1, 2001, with banks having assets of $250 million or less. In evaluating these transactions, Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices at the time of announcement to the stated book value, earnings, total and core deposits and total assets of the acquired institutions, both for the merger and the comparable transactions. This comparison is summarized below.

COMPARABLE TRANSACTIONS ANALYSIS (AVERAGE VALUES)

			Comparable transactions
	The merger		All transactions		Banks less than $250 million in assets
Price to stated equity	168%		188%		166%
Price to trailing 12-months’ earnings	17.5	x	14.5	x	16.3	x
Price to total deposits	22.8%		19.8%		17.0%
Price to total assets	11.0%		10.2%		7.8%
Core deposit premium	20.0%		16.3%		14.5%

No company or transaction used in Carson Medlin’s analyses is identical to MFC, Cardinal or the proposed merger. Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of MFC and other factors that could affect the value of the companies to which they have been compared.

Present Value Analysis.    Carson Medlin calculated the present value of Cardinal assuming that Cardinal remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of Cardinal’s future growth of assets, earnings and dividends and assumed a terminal price to earnings multiples from 16 to 20 times. These values were then discounted to present value utilizing discount rates of 14% to 16%. These rates were selected because, in Carson Medlin’s experience, they represent the rates that investors in securities such as Cardinal’s common stock would demand in light of the potential appreciation and risks.

PRESENT VALUE ANALYSIS (Dollars in millions)

	Price to earnings basis
	16x	17x	18x	19x	20x
14.0%	$19.38	$20.48	$21.57	$22.67	$23.76
15.0%	18.59	19.64	20.69	21.73	22.78
16.0%	17.83	18.84	19.84	20.85	21.85

On the basis of these assumptions, Carson Medlin calculated that the present value of Cardinal as an independent bank ranged from $17.83 per share to $23.76 per share. The consideration to be paid to Cardinal shareholders is $24.00 per share, which is just above the high end of the range indicated under the present value analysis.

Carson Medlin also calculated the present value of Cardinal assuming terminal price to book value multiples from 160% to 200%. The present value of Cardinal as an independent bank ranged from $18.18 per share to $24.23 per share. The consideration to be paid to Cardinal shareholders is $24.00 per share, which is just below the high end of the range indicated under the present value analysis.

	Price to book value basis
	160%	170%	180%	190%	200%
14.0%	$19.76	$20.87	$21.99	$23.11	$24.23
15.0%	18.95	20.02	21.09	22.16	23.23
16.0%	18.18	19.20	20.23	21.25	22.27

Carson Medlin noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates.

Historical Stock Performance Analysis.    Carson Medlin reviewed and analyzed the historical trading prices and volumes of MFC common stock and Cardinal common stock over recent periods. Carson Medlin noted that, like many financial institution stocks, Cardinal’s common stock peaked in mid-1998 and declined thereafter until early 2001. Cardinal’s stock traded at $17.40 per share on May 29, 2002, just prior to the merger announcement. MFC’s stock began trading in early 1998 and saw steady increase until the beginning of 2001, when the stock began to appreciate more rapidly. MFC’s stock traded at $22.25 just prior to the merger announcement. Both MFC’s and Cardinal’s stock trading volume has been very modest over the period analyzed with MFC averaging just over 500 shares per day, while Cardinal has averaged just under 500 shares per day.

Carson Medlin compared the recent trading prices of MFC’s and Cardinal’s stock to the recent market values of the comparable financial institutions. This comparison shows that MFC currently trades, and has traded over the period examined, at a premium based on earnings and book value multiples compared to the banks reviewed by Carson Medlin. Cardinal currently trades, and has historically traded, at a discount based on these valuation multiples. At May 29, 2002, MFC traded at 192% of book value and Cardinal traded at 115% of book value, compared to 183% for the peer group. On a price to trailing earnings basis, MFC common stock traded at 19.5 times and Cardinal common stock traded at 12.0 times, compared to the peer group average of 16.7 times.

Miscellaneous.    The opinions expressed by Carson Medlin were based upon market, economic and other relevant considerations as they existed and could be evaluated as of the dates of the opinions. Events occurring after the date of issuance of the opinions, including but not limited to changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of MFC or Cardinal, could materially affect the assumptions used in preparing the opinions.

In connection with its updated opinion delivered immediately prior to the date of this Joint Proxy Statement/Prospectus, Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its June 20, 2002, opinion by performing procedures to update certain of its analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith.

Fees.    MFC paid Carson Medlin a fee of $25,000 upon the delivery of its initial fairness opinion. MFC also has agreed to reimburse Carson Medlin for its out-of-pocket expenses incurred in connection with its engagement and to indemnify Carson Medlin and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws. Carson Medlin has in the past provided certain investment banking services to MFC and has received compensation for those services, and it may provide services to MFC, and receive compensation for those services in the future, including during the period prior to completion of the merger.

Required Shareholder Approvals

Cardinal’s Shareholders.    Under Virginia law, the Plan of Merger must be approved by the holders of more than two-thirds of the outstanding shares of Cardinal common stock in order for the merger to be completed.

MFC’s Shareholders.    Under North Carolina law, the Plan of Merger must be approved by the holders of at least a majority of the outstanding shares of MFC common stock in order for the merger to be completed. MFC Series A preferred stock is non-voting stock, and the approval of the holders of that stock is not required in order to complete the merger.

Required Regulatory Approvals

The merger is subject to approval by the Board of Governors of the Federal Reserve System and by the Virginia State Corporation Commission/Bureau of Financial Institutions. The Plan of Merger provides that Cardinal’s and MFC’s respective obligations to complete the merger are conditioned on receipt of all required regulatory approvals of the transactions described in the Plan of Merger. Applications for those regulatory approvals currently are being prepared for filing. While there is no assurance that all regulatory approvals will be received, management of Cardinal and MFC currently are not aware of any reason, condition or circumstance that might lead to a denial of their applications.

Conduct of Business Pending the Merger

The Plan of Merger provides that, during the period from the date of the Plan of Merger to the time the merger is completed, and except as otherwise permitted by the Plan of Merger or consented to by MFC, Cardinal and Floyd each will:

•	among various other things:

•
conduct its business in the usual manner, preserve its organizations intact, keep available the services of its present officers, employees and agents, and preserve relationships with its customers and others it does business with;

•	maintain its properties and assets in customary repair, order and condition, and continue to maintain in force its current insurance coverage;

•	maintain its books and records in the usual, regular and ordinary manner;

•	comply with laws, ordinances, regulations and standards that apply to its business; and,

•	not change its loan underwriting policies and procedures;

•
periodically provide MFC with various information regarding its business and operations, and promptly advise MFC of any actual or prospective material change in its financial condition, business or affairs;

•
immediately before the merger, make accruals or accounting entries or create reserves on its books, or make additional provisions to its allowance for loan losses, that MFC considers necessary, appropriate or desirable in anticipation of the merger, and charge-off loans that MFC considers to be losses or believes should be charged-off under generally accepted accounting principles, banking regulations or MFC’s loan administration policies and procedures; and

•	review its credit files and correct any documentation and compliance deficiencies.

Additionally, the Plan of Merger provides that, between the date of the Plan of Merger and the time the merger is completed, neither Cardinal nor Floyd may, among various other things (and with certain exceptions):

•
amend its Articles of Incorporation or Bylaws, make any changes in its capital stock, issue any additional capital stock or other securities, grant options to purchase its capital stock or other securities, or purchase or redeem any of its outstanding shares;

•	make any changes in its accounting methods, practices or procedures, or in the nature of its business or the manner in which it does business;

•
enter into or adopt any employment or compensation agreement or any bonus or other employee benefit plan or arrangement, or, except in accordance with its customary salary administration and review procedures, increase the compensation of, or pay any bonuses or additional compensation to, its officers, directors, employees or consultants;

•	acquire or merge with, or acquire substantially all the assets of, any other company;

•
agree to buy or sell any real property or, above certain amounts, any personal property, or mortgage, pledge or otherwise subject to a lien any of its tangible assets, or, except in the ordinary course of business, incur any indebtedness;

•
waive or compromise any rights in its favor of any substantial value, except for money or money’s worth, or waive or compromise any rights in its favor with respect to its officers, directors, shareholders or members of their families; or

•	assume or become liable for certain obligations, or enter into certain types of contracts, described in the Plan of Merger or other than in the ordinary course of business.

Dividends

The Plan of Merger provides that, before the merger, Cardinal may not declare or pay any cash dividend or make any other distributions on Cardinal common stock, other than the $0.20 per share cash dividend paid during June 2002 and, unless the merger previously has been completed, a cash dividend during December 2002 in an amount not to exceed $0.24 per share. However, the aggregate amount of cash dividends declared by Cardinal during 2002 may not exceed 105% of the aggregate amount of dividends it declared during 2001.

Prohibition on Solicitation

The Plan of Merger provides that, except under certain circumstances, Cardinal may not:

•
encourage, solicit or attempt to initiate discussions, negotiations or offers with or from any other person relating to a merger or other acquisition of Cardinal or Floyd or the purchase or acquisition of any Cardinal common stock or all or any significant part of Cardinal’s or Floyd’s assets, or provide assistance to any person in connection with such an offer;

•
except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning Cardinal or Floyd or their business, or give any other person access to Cardinal’s or Floyd’s properties, facilities, books or records; or

•	enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

Accounting Treatment

The merger will be treated as a “purchase” under generally accepted accounting principles. Under the purchase method of accounting, when the merger is completed Cardinal’s consolidated assets and liabilities will be recorded at their respective fair values and added to those of MFC. The excess of the cost over the fair value of the assets acquired will be recorded as goodwill on MFC’s books. MFC’s financial statements after the merger will reflect the consolidated assets and liabilities of Cardinal, but MFC’s financial statements will not be restated retroactively to reflect Cardinal’s historical financial position or results of operations.

All unaudited pro forma condensed combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the purchase method to account for the merger. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair values of Cardinal’s tangible and identifiable intangible assets and liabilities. In addition, the pro forma condensed combined financial information in this document has been prepared based on estimates of merger-related charges and adjustments. Those charges and adjustments are subject to final decisions related to combining Cardinal and MFC. Accordingly, the final purchase accounting adjustments and merger-related charges may be materially different from the estimated amounts used in preparing the unaudited pro forma condensed combined financial information presented in this document. Any decrease in the net fair value of Cardinal’s assets and liabilities as compared to the information shown in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.

Certain Income Tax Consequences

Cardinal’s Shareholders.    MFC and Cardinal have received a written opinion (the “Tax Opinion”) from MFC’s legal counsel, Ward and Smith, P.A., to the effect that the merger will be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code (the “Tax Code”). The following discussion summarizes MFC’s and Cardinal’s understanding of the material federal income tax consequences of the merger as described in the Tax Opinion that generally will apply to holders of Cardinal common stock.

The Tax Opinion and this summary do not cover all aspects of federal income taxation that may apply to Cardinal’s shareholders, and they do not cover the tax consequences of the merger under state, local or other tax laws. Also, each Cardinal shareholder’s individual or special circumstances may affect the tax consequences of the merger to that shareholder, and the Tax Opinion and this summary do not cover those matters. So, Cardinal’s shareholders should consult with their own tax advisors in order to make an evaluation of the federal, state or local tax consequences of the merger based on their particular individual circumstances and, among other things, the tax return reporting requirements, the application and effect of federal, foreign, state, local and other tax laws on them individually, and the implications of any proposed changes in the tax laws.

Cardinal’s shareholders should be aware that Cardinal and MFC will not request or obtain a ruling from the Internal Revenue Service (the “IRS”) regarding the tax consequences of the merger, and the Tax Opinion will not be binding on the IRS. There is no assurance that in the future the IRS will not disagree with or take a position contrary to that set forth in the Tax Opinion on any particular aspect of the tax consequences of the merger. If the IRS was to take a position contrary to the Tax

Opinion and was to prevail in that position, that could result in adverse tax consequences to Cardinal’s shareholders.

The Tax Opinion and this summary are based on currently existing provisions of the Tax Code, existing and proposed Treasury Regulations issued under the Tax Code, and current administrative rulings and court decisions, all of which are subject to change. Any such change could be retroactive and cause the tax consequences of the merger to Cardinal’s shareholders to be different from those described in the Tax Opinion.

Subject to the limitations and qualifications referred to above and in the Tax Opinion, the Tax Opinion states, among other things, that:

•
The merger of Cardinal with and into MFC, and the issuance of MFC common stock and Series B preferred stock in exchange for Cardinal common stock in connection with the merger as described in the Plan of Merger, will be a tax-free reorganization under Section 368(a) of the Tax Code;

•
Cardinal’s shareholders who receive MFC common stock and Series B preferred stock in exchange for their Cardinal common stock in the merger and do not exercise dissenters’ rights will not recognize any gain or loss on the receipt of MFC common stock and Series B preferred stock (except to the extent that they receive cash in lieu of fractional shares);

•
The aggregate basis of the MFC common stock and Series B preferred stock received by a Cardinal shareholder in the merger will be the same as the aggregate basis of the shares of Cardinal common stock surrendered by that shareholder in exchange for the MFC common stock and Series B preferred stock (excluding fractional shares for which cash is received);

•
The holding period of the MFC common stock and Series B preferred stock received by Cardinal’s shareholders in the merger will include the period for which the Cardinal common stock surrendered in exchange for the MFC common stock and Series B preferred stock was considered to have been held, provided that the Cardinal common stock is held as a capital asset at the time the merger is completed; and

•
Neither MFC nor Cardinal will recognize gain or loss solely as a result of the merger, except that gain or loss may be recognized on the recapture of tax attributes, including but not limited to the recapture of bad debt reserves.

In general, cash received by Cardinal’s shareholders who exercise dissenters’ rights under Virginia law, or in exchange for fractional shares of MFC common stock, will be treated as amounts distributed in redemption of their shares, the federal income tax consequences of which will be governed by Section 302 of the Tax Code. However, it is possible that Section 302 of the Tax Code will not apply, in which case the cash received could be treated as a dividend pursuant to Section 301 of the Tax Code. The tax consequences of cash received, whether treated as a dividend or as received in exchange for stock, will vary depending upon the individual circumstances of the shareholder.

MFC Series B preferred stock received by Cardinal shareholders in the merger may be considered “Section 306 stock” for purposes of the Tax Code. In that case, certain dispositions of the MFC Series B preferred stock by a former Cardinal shareholder after the merger may generate some ordinary income to that shareholder, even if the stock is held as a capital asset, depending on the amount of gain in the MFC Series B preferred stock and the formula applied by the IRS in these situations.

Under the proposed terms of MFC’s Articles of Incorporation relating to MFC Series B preferred stock, following the merger, each share of MFC Series B preferred stock may be converted into 0.4286 of a share of MFC common stock at the option of the shareholder who owns that share or, under certain circumstances, at MFC’s option. Any such conversion will be treated for tax purposes as a sale or exchange of the MFC Series B preferred stock by the shareholder for MFC common stock and will not be a tax-free transaction. The specific tax consequences of the transaction, including the amount and type of income generated to the shareholder, will vary depending upon the individual circumstances of the shareholder.

Cardinal’s shareholders are urged to consult with their own tax advisors regarding the specific tax consequences to them of the merger and the exchange of their Cardinal common stock for MFC common stock and Series B preferred stock, a disposition of the MFC Series B preferred stock they receive in the merger, a conversion of the MFC Series B preferred stock they receive in the merger into shares of MFC common stock and/or of exercising their dissenters’ rights.

MFC’s Shareholders.    In general, management of MFC believes that cash received by holders of MFC Series A preferred stock who exercise dissenters’ rights under North Carolina law will be treated as amounts distributed in redemption of their shares, the federal income tax consequences of which will be governed by Section 302 of the Tax Code. However, it is possible that Section 302 of the Tax Code will not apply, in which case the cash received could be treated as a dividend pursuant to Section 301 of the Tax Code. The tax consequences of cash received by holders of MFC Series A preferred stock who exercise dissenters’ rights, whether treated as a dividend or as received in exchange for stock, will vary depending upon the individual circumstances of the shareholder. However, MFC has not obtained a tax opinion from any tax professional regarding the tax consequences to an MFC shareholder who exercises dissenters’ rights as to his or her MFC Series A preferred stock. Holders of MFC Series A preferred stock who intend to exercise dissenters’ rights are urged to consult with their own tax advisors regarding the specific tax consequences to them of exercising those rights.

Conditions to the Merger

Completion of the merger is subject to various conditions described in the Plan of Merger, including:

•	approval of the Plan of Merger by Cardinal’s and MFC’s shareholders;

•	receipt of all required regulatory approvals, and MFC’s approval of any conditions or requirements imposed on it or Cardinal by any regulatory agency as a condition to approval of the merger;

•	receipt of the Tax Opinion;

•
receipt by Cardinal of the Cardinal Fairness Opinion, and receipt by MFC of the MFC Fairness Opinion, and, prior to completion of the merger, receipt of confirmations that the Cardinal Fairness Opinion and the MFC Fairness Opinion remain in effect;

•
final approval by MFC’s Board of Directors of an appropriate amendment to MFC’s Articles of Incorporation to authorize the MFC Series B preferred stock to be issued to Cardinal’s shareholders and the filing of that amendment with the North Carolina Secretary of State; and

•	approval by Cardinal’s and MFC’s respective legal counsel of the form and substance of all legal matters related to the merger.

Additionally, under the Plan of Merger, Cardinal’s and MFC’s separate obligations to complete the merger are subject to various other conditions, including:

•	performance by the other party of its various covenants, agreements and conditions in the Plan of Merger;

•	absence of any breach of any of the other party’s representations or warranties in the Plan of Merger;

•	compliance by the other party with all laws and regulations that apply to the merger and other transactions described in the Plan of Merger;

•
receipt of agreements from persons who are “affiliates” of Cardinal and certain of their related parties regarding restrictions on the MFC common stock and Series B preferred stock they receive for their Cardinal common stock (see “—Restrictions on MFC Stock Received by Certain Persons” on page         ); and

•	receipt of a written opinion of the other party’s legal counsel as to various matters.

Waiver; Amendment of the Merger Agreement

Any term or condition of the Plan of Merger (except as to matters of shareholder and regulatory approvals and other approvals required by law) may be waived in writing, either in whole or in part, by Cardinal or MFC if its Board of Directors determines that the waiver would not adversely affect its interests or the interests of its shareholders. The Plan of Merger may be amended, modified or supplemented at any time or from time to time before the merger, and either before or after its approval by Cardinal’s and MFC’s shareholders, by an agreement in writing approved by a majority of the Boards of Directors of Cardinal and MFC. Approval of the Plan of Merger by Cardinal’s and MFC’s shareholders will authorize Cardinal’s and MFC’s respective Boards of Directors to grant any waiver, or to agree to any amendment, modification or supplement, as described above. However, following approval of the Plan of Merger by Cardinal’s or MFC’s shareholders, the Boards of Directors may not amend the Plan of Merger to change the numbers of shares of MFC common stock and Series B preferred stock into which shares of Cardinal common stock will be converted at the time the merger is completed unless that change also is approved by those shareholders.

Termination of the Merger Agreement

Before the merger is completed, the Plan of Merger may be terminated by the mutual agreement of Cardinal and MFC. The Plan of Merger also may be terminated by either Cardinal or MFC alone, by action of its Board of Directors, if among other things:

•	any of the conditions to its obligations have not been satisfied in all material respects or effectively waived by it in writing by January 31, 2003;

•	the other party has violated or failed to fully perform any of its obligations, covenants or agreements under the Plan of Merger in any material respect;

•
any of the other party’s representations or warranties were false or misleading in any material respect when made, or any event or development occurs, or any condition or circumstance exists, which has caused or, with the lapse of time or otherwise, might cause any of the other party’s representations or warranties to become false or misleading in any material respect;

•
the other party’s special meeting of shareholders is not held by January 15, 2003, or if Cardinal’s shareholders do not approve the Plan of Merger at the Cardinal Special Meeting, or MFC’s shareholders do not approve the Plan of Merger at the MFC Special Meeting; or,

•	the merger does not become effective on or before February 28, 2003, or by a later date agreed upon in writing by Cardinal and MFC.

Additionally, before the merger is completed, MFC can terminate the Plan of Merger if, it discovers certain types of title or structural defects or environmental problems relating to Cardinal’s and Floyd’s properties.

Closing Date and Effective Time

After all conditions described in the Plan of Merger have been satisfied, the closing of the merger will be held on a date agreed upon by Cardinal and MFC after the expiration of the waiting periods required following receipt of approval of the merger by the Board of Governors of the Federal Reserve System. The merger will become effective on the date and time specified in Articles of Merger filed by MFC with the North Carolina Secretary of State and Virginia State Corporation Commission (or, if a time is not specified, then at the time the Articles of Merger are filed and, in the case of Cardinal, when a certificate of merger is issued by the Virginia State Corporation Commission). Although there is no assurance as to whether or when the merger will occur, it currently is expected that it will become effective during the fourth quarter of 2002.

Interests of Certain Persons With Respect to the Merger

As further described below, members of Cardinal’s management and Board of Directors have certain interests and will receive certain benefits in the merger that are in addition to their interests as shareholders of Cardinal generally.

Election of Cardinal’s Directors as Directors of MFC and MountainBank.    The Plan of Merger provides that, within ten business days after the merger is completed, MFC’s and MountainBank’s Boards of Directors will increase their numbers of members and, if they remain directors of Cardinal at that time, R. Leon Moore will be appointed to serve as a director of MFC for a term of office extending to the next annual meeting of MFC’s shareholders at which its directors are elected, and Mr. Moore and a second director of Cardinal to be mutually agreed upon by MFC and Cardinal’s Boards of Directors will be appointed to serve as directors of MountainBank. The remaining members of Cardinal’s Board of Directors (who also serve as directors of Floyd) will continue to serve as directors of Floyd after the merger. For their services as directors, MFC’s and MountainBank’s directors currently receive a monthly retainer of $100 and fees of $900 for attendance at each Board meeting and $150 for attendance at each meeting of a committee on which they serve. Additionally, members of the Executive Committee receive a $500 monthly retainer but are not compensated for attendance at meetings of that committee. Cardinal and Floyd currently pay their directors a fee of $275 for attendance at each Board meeting and $75 for attendance at each meeting of a committee on which they serve. It currently is expected that Floyd’s directors will continue to receive compensation at substantially the same level after the merger. (See “Information About MFC—Directors’ Compensation” on page        , and “Information About Cardinal—Directors’ Compensation” on page         .)

Mr. Moore’s continued service as a director of MFC will be subject to MFC’s normal nomination and election process. After the merger, MFC will own all the outstanding shares of Floyd’s and MountainBank’s voting stock, so the continued service of their directors, including Cardinal’s directors who remain as directors of Floyd or who are appointed as directors of MountainBank, will be subject to their reelection by MFC as the subsidiary banks’ sole shareholder.

Employment of Cardinal’s President.    In order to assure itself of his assistance and continued services after the merger, MFC has agreed to enter into an employment agreement with Mr. Moore (substantially in the form attached as an exhibit to the Plan of Merger) providing for him to continue to be employed as Chairman, President and Chief Executive Officer of Floyd and to serve as an Executive Vice President of MFC. The proposed agreement provides for Floyd to pay Mr. Moore an initial base salary of $200,000 per year for an initial term of three years which, absent notice from either party, will be extended by one additional year at the end of the first two years and on each anniversary date after that. During the term of employment, Mr. Moore will be eligible to receive incentive compensation comparable to MFC’s other officers in similar positions and to participate in all other employee benefit plans that are made available to MFC’s and Floyd’s other employees, and MFC will assume Cardinal’s obligations to Mr. Moore under his existing deferred compensation plan and supplemental retirement plan. (See “Information About Cardinal—Executive Compensation” on page         .) Additionally, the agreement provides that, after the

merger, MFC will grant an option to Mr. Moore under the terms of MFC’s existing employee stock option plan to purchase 10,000 shares of MFC common stock at a price equal to the market value of that stock on the date of grant.

The employment agreement will contain a covenant in which Mr. Moore agrees that, for a specified period following any termination of his employment with Floyd for any reason, and in return for a one-time payment of $150,000 to be made at the time the employment agreement is signed, he will not “compete” (as defined in the agreement) against MFC in Floyd County, Virginia, or any contiguous county or other county in which MFC maintains a business office at the time of termination of his employment.

Other Employees.    Each of Floyd’s other employees at the time the merger is completed may choose to continue as an employee of Floyd. However, the employment of each Floyd employee (other than Mr. Moore) will be on the same “at-will” basis as it was before the merger, and neither Floyd nor MFC will have an obligation to continue to employ any employee of Floyd for any particular term or length of time after the merger. Each Floyd employee will be employed in a position, at a location within Floyd’s branch system, and for a rate of compensation, to be determined from time to time in the ordinary course of Floyd’s business.

Employee Benefits.    Floyd’s employees who remain employees of Floyd after the merger (including Mr. Moore) will be entitled to continue to participate in all employee benefit plans provided by Floyd before the merger (other than Floyd’s defined benefit pension plan which will be terminated) and to participate in any employee benefits offered by MFC generally to the employees of MountainBank and for which Floyd does not offer a comparable plan. In the case of plans provided by Floyd before the merger for which MFC offers a comparable plan, the plan that is determined to be the most advantageous to Floyd’s employees will be the plan to be offered to Floyd employees.

Each Floyd employee’s participation in each plan will be on the same basis, and subject to the same eligibility and vesting requirements and other conditions, restrictions and limitations, as generally are in effect and applicable to other employees of Floyd or MountainBank, as the case may be. In the case of any MFC employee benefit plan offered to Floyd’s employees after the merger, Floyd’s employees will be given credit for their years of service with Floyd before the merger for purposes of their participation.

Directors’ and Officers’ Indemnification and Liability Insurance.    As a result of the merger, MFC will become responsible for Cardinal’s obligations under Virginia law and Cardinal’s Articles of Incorporation to indemnify Cardinal’s directors and officers for liabilities arising out of their status as directors and officers before the merger. Cardinal and MFC have agreed that, if it can be purchased at a reasonable cost (to be determined by MFC), then immediately before the merger is completed Cardinal will purchase “tail” coverage for the maximum term available under, and in the same amount of coverage as is provided by, Cardinal’s directors’ and officers’ liability insurance policy.

Restrictions on MFC Stock Received by Certain Persons

Under the federal Securities Act of 1933 (the “1933 Act”) certain restrictions will apply to the shares of MFC common stock and Series B preferred stock received in the merger by persons who are considered to be “affiliates” of Cardinal or MFC before the merger. The effect of these restrictions will be that, for a period of two years after the merger, those persons may not resell or transfer any MFC common stock or Series B preferred stock they receive in the merger unless (i) the resale or transfer has been registered by MFC under the 1933 Act, (ii) the resale or transfer is made in compliance with the Securities and Exchange Commission’s Rule 145 under the 1933 Act (which permits sales under certain circumstances), or (iii) another exemption from the registration requirements of the 1933 Act is available for that resale or transfer. Rule 145 is the method used most commonly by affiliates of acquired companies to resell securities they receive in transactions similar to the merger.

The above restrictions are expected to apply to Cardinal’s and MFC’s directors and executive officers (and to any relative or spouse of any such person or any relative of any such spouse, any of whom live in the same home as such person, and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest), and may apply to any current shareholder of Cardinal or MFC who owns an amount of stock sufficient to be considered to “control” Cardinal or MFC or who otherwise is an “affiliate” of Cardinal or MFC.

In the case of persons who become affiliates of MFC in connection with or at any time following the merger, similar restrictions will apply to all shares of MFC common stock and Series B preferred stock held by those persons (whether or not those shares were received in the merger). Those restrictions will continue in effect for as long as those persons continue to be affiliates of MFC.

MFC will give instructions to its stock transfer agent to restrict the transfer of shares of MFC common stock and Series B preferred stock held by its and Cardinal’s affiliates, and the certificates evidencing the MFC common stock and Series B preferred stock held by affiliates will contain an appropriate legend pertaining to these restrictions. MFC is under no obligation to register the resale or transfer of MFC common stock or Series B preferred stock by its or Cardinal’s affiliates or to take any other action necessary in order to make an exemption from the registration requirements of the 1933 Act available to its or Cardinal’s affiliates.

As a condition to completion of the merger, each Cardinal shareholder who is considered by MFC to be an affiliate of Cardinal (including each Cardinal director, executive officer and principal shareholder), or who is expected to become an affiliate of MFC in connection with the merger, and each of those persons’ related parties who are covered by these restrictions on resale, must execute and deliver to MFC a written agreement to the effect that they will not offer, sell, pledge, transfer or otherwise dispose of any MFC common stock or Series B preferred stock received in connection with the merger except in compliance with the restrictions.

Expenses

The Plan of Merger provides that Cardinal and MFC each will pay its own legal, accounting and financial advisory fees and all its other costs and expenses (including all filing fees, printing and mailing costs and travel expenses) incurred or to be incurred in connection with the performance of its obligations under the Plan of Merger or otherwise in connection with the merger. The costs of preparing, printing and distributing this Joint Proxy Statement/Prospectus will be divided between Cardinal and MFC based on their respective numbers of shareholders. Total estimated expenses associated with the merger are expected to amount to approximately $1.0 million, net of income tax effect.

RIGHTS OF DISSENTING SHAREHOLDERS

Rights of Cardinal Shareholders

Under Article 15 of the Virginia Stock Corporation Act (“Article 15”), current holders of Cardinal common stock who object to the Plan of Merger may “dissent” and become entitled to be paid the fair value of their shares of Cardinal common stock if the merger is completed. The following is only a summary of the rights of a dissenting Cardinal shareholder. If you intend to exercise your right to dissent (your “Dissenters’ Rights”), you should carefully review the following summary and comply with all requirements of Article 15. A copy of Article 15 is attached as Appendix B to this document and is incorporated into this discussion by reference. You also should consult with your attorney. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS’ RIGHTS WILL BE FURNISHED BY CARDINAL TO YOU.

If you intend to exercise Dissenters’ Rights, you should be aware that cash paid to you likely will result in your receipt of taxable income. (See “The Merger—Certain Income Tax Consequences” on page         .)

Article 15 provides in detail the procedure which you must follow if you wish to exercise Dissenters’ Rights. In summary, to exercise Dissenters’ Rights:

•
you must deliver (personally or by mail) to Cardinal before the vote on the Plan of Merger is taken at the Cardinal Special Meeting, written notice of your intent to demand payment for your shares if the merger is completed (a “Notice of Intent”); and

•	you must not vote your shares in favor of the Plan of Merger at the Cardinal Special Meeting.

In other words, you do not have to vote against the Plan of Merger, or even vote at all, in order to exercise Dissenters’ Right, but you may not vote in favor of the Plan of Merger, and in all cases you must give the required written notice. Your failure to satisfy these requirements will result in your not being entitled to exercise Dissenters’ Rights and receive payment for your shares under Article 15. Even if you vote against the Plan of Merger (either in person or by appointment of proxy), you still have to send the required Notice of Intent in order to exercise Dissenters’ Rights. You should remember that, as described under the caption “The Cardinal Special Meeting—Solicitation and Voting of Proxies” on page        , if you return a signed appointment of proxy but fail to provide instructions as to the manner in which your shares are to be voted, you will be considered to have voted in favor of the Plan of Merger and you will not be able to assert Dissenters’ Rights. If you do not return a proxy card or otherwise vote at all at the Cardinal Special Meeting, you will not be treated as waiving your Dissenters’ Rights as long as you have given the required Notice of Intent as described above.

If you intend to dissent, your Notice of Intent should be mailed or delivered to Cardinal’s President, R. Leon Moore, at Cardinal’s corporate office at 101 Jacksonville Circle (Post Office Box 215 in Floyd, Virginia 24091, or it may be hand delivered to the President of Cardinal at the Cardinal Special Meeting (before the voting begins). Notice of Intent is effective at the earliest of the following: (i) when received by Cardinal at its address prior to the Cardinal Special Meeting; (ii) five days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed to Cardinal at its address prior to the Cardinal Special Meeting; or (iii) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and if the receipt is signed by or on behalf of Cardinal prior to the Cardinal Special Meeting.

If you deliver a Notice of Intent, do not vote in favor of the Plan of Merger, and the Plan of Merger is approved by Cardinal’s shareholders at the Cardinal Special Meeting (or at any adjournment of the meeting), then, within ten days following the effective date of the merger, Cardinal will send you a written notice (a “Dissenters’ Notice”), by first-class mail, postage prepaid, to your address shown in Cardinal’s current record of shareholders, as long as you have satisfied the requirements to exercise Dissenters’ Rights. The Dissenters’ Notice will include another copy of Article 15 and will:

•
include a form you can use for demanding payment that will include the date of the first announcement to news media or to Cardinal’s shareholders of the terms of the merger (the “Announcement Date”) and will require you to certify whether you acquired beneficial ownership of your shares of Cardinal common stock before or after that date;

•	state where your payment demand must be sent, and where and when your share certificates must be deposited; and

•	specify a date by which Cardinal must receive your payment demand (which may not be fewer than 30 nor more than 60 days after the date the Dissenters’ Notice is mailed).

After receipt of the Dissenters’ Notice, you must deliver to Cardinal a written demand for payment (a “Payment Demand”) and deposit your share certificates with Cardinal by the date set forth in and in accordance with the terms and conditions of the Dissenters’ Notice and certify whether you acquired beneficial ownership of your shares of Cardinal common stock before or after the Announcement Date. Otherwise, you will not be entitled to payment for your shares under Article 15. If you deliver a Payment Demand, certify your beneficial ownership as required, and deposit your share certificates as required by the Dissenters’ Notice, you will retain all other rights as a shareholder except as canceled or modified by completion of the Merger.

Within 30 days after receipt of your Payment Demand, MFC will pay you (provided that you have satisfied all requirements to exercise Dissenters’ Rights) the amount MFC estimates to be the fair value of your shares, plus interest accrued to the date of payment. MFC’s payment will be accompanied by:

•	certain of MFC’s most recent available financial statements;

•	an explanation of how MFC estimated the fair value of your shares and how the interest was calculated;

•	a statement of your right to demand payment if you are not satisfied with the payment; and

•	another copy of Article 15, and a statement of your rights if you are dissatisfied with MFC’s payment.

However, unless you were the beneficial owner of your shares of Cardinal common stock on the Announcement Date as set forth in the Dissenters’ Notice, MFC may elect to withhold payment.

After the merger is complete, to the extent MFC elected to withhold payment for after-acquired shares, MFC will estimate the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. MFC’s payment offer will be accompanied by:

•	an explanation of how MFC estimated the fair value of your shares and how the interest was calculated; and

•	a statement of your rights if you are dissatisfied with MFC’s payment offer.

If you believe that the amount paid by MFC, or the amount of MFC’s payment offer, as described above is less than the fair value of your shares of Cardinal common stock or that the interest due is incorrectly calculated, then you may notify MFC in writing of your own estimate of the fair value of your shares of Cardinal common stock and the amount of interest due and may demand payment of your estimate (less any payment you received) or that you reject MFC’s payment offer (a “Further Payment Demand”). In any such event, if you fail to take any such action within the 30 days after MFC makes or offers payment for your shares, you will be deemed to have waived your rights under Article 15.

If you have taken all required actions and your demand for payment remains unsettled, MFC will file a lawsuit within 60 days after receiving the Payment Demand and petition the circuit court to determine the fair value of the shares and accrued interest. If MFC does not begin the action within the 60 day period, it will pay each dissenter whose demand remains unsettled the amount demanded. In the court proceeding described above, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In addition, MFC will make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter made a party to the proceeding must be served with a copy of the complaint and will be entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, to exceed the amount paid by MFC, or for the value, plus accrued interest, of his after-acquired shares for which MFC elected to withhold payment.

The court will determine the cost of any court proceeding, including reasonable compensation and reimbursement of expenses for appraisers appointed by the court. Those costs will be assessed against MFC unless the court determines that some or all of the dissenters did not act in good faith in demanding payment, in which event the court may assess costs against those dissenters. The court may assess the fees and expenses of experts against MFC if it finds that it did not substantially comply with the requirements of the statutes, and against any party who did not act in good faith in asserting or defending against dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award counsel fees, to be paid out of the amounts awarded the dissenters who were benefitted. If a dissenter must bring an action against MFC to require it to pay the amount MFC estimates to be the fair value of the dissenter’s shares, plus interest, the court will assess costs against MFC unless some or all of the dissenters acted in bad faith, in which case the court may assess such costs as it determines to be equitable against the dissenters.

Article 15 contains certain additional provisions and requirements that apply in the case of dissents by nominees who hold shares for others, and by beneficial owners whose shares are held in the names of other persons.

Rights of MFC Shareholders

Under Article 13 of the North Carolina Business Corporation Act (“Article 13”), current holders of MFC Series A preferred stock who object to the Plan of Merger may “dissent” and become entitled to be paid the fair value of their shares of MFC Series A preferred stock if the merger is completed. The following is only a summary of the rights of a dissenting MFC shareholder. If you intend to exercise your right to dissent (your “Dissenters’ Rights”), you should carefully review the following summary and comply with all requirements of Article 13. A copy of Article 13 is attached as Appendix C to this document and is incorporated into this discussion by reference. You also should consult with your attorney. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS’ RIGHTS WILL BE FURNISHED BY MFC TO YOU.

Under Article 13, MFC’s shareholders do not have dissenters rights as to any of their shares of MFC common stock.

Article 13 provides in detail the procedure which you must follow if you wish to exercise Dissenters’ Rights. In summary, to exercise Dissenters’ Rights:

•
you must give to MFC, and MFC must actually receive, before the vote on the Plan of Merger is taken at the MFC Special Meeting, written notice of your intent to demand payment for your shares if the merger is completed (a “Notice of Intent”); and

•	you must not vote your shares in favor of the Plan of Merger at the MFC Special Meeting.

In other words, you do not have to vote against the Plan of Merger, or even vote at all, in order to exercise Dissenters’ Right, but you may not vote in favor of the Plan of Merger, and in all cases you must give the required written notice. Your failure to satisfy these requirements will result in your not being entitled to exercise Dissenters’ Rights and receive payment for your shares under Article 13. Even if you vote against the Plan of Merger (either in person or by appointment of proxy), you still have to send the required Notice of Intent in order to exercise Dissenters’ Rights. You should remember that, as described under the caption “The MFC Special Meeting—Solicitation and Voting of Proxies” on page            , if you return a signed appointment of proxy but fail to provide instructions as to the manner in which your shares are to be voted, you will be considered to have voted in favor of the Plan of Merger and you will not be able to assert

Dissenters’ Rights. If you do not return a proxy card or otherwise vote at all at the MFC Special Meeting, you will not be treated as waiving your Dissenters’ Rights so long as you have given the required Notice of Intent as described above.

If you intend to dissent, your Notice of Intent should be mailed or delivered to MFC’s Chief Executive Officer, Gregory L. Gibson, at MFC’s corporate office at 201 Wren Drive in Hendersonville, North Carolina 28792, or it may be hand delivered to the President of MFC at the MFC Special Meeting (before the voting begins). In order for a Notice of Intent sent by mail to be effective, it must actually be received by MFC at its address prior to the MFC Special Meeting. A Notice of Intent which is hand delivered must be received prior to the vote on the Plan of Merger at the MFC Special Meeting.

If you deliver a Notice of Intent and the Plan of Merger is approved by MFC’s shareholders at the MFC Special Meeting (or at any adjournment of the meeting), then, within ten days following that approval, MFC will send you a written notice (a “Dissenters’ Notice”), by registered or certified mail, return receipt requested, so long as you have satisfied the requirements to exercise Dissenters’ Rights. The Dissenters’ Notice will include a copy of Article 13 and will:

•	include a form you can use for demanding payment, and state where your payment demand must be sent, and where and when your share certificates must be deposited; and

•	specify a date by which MFC must receive your payment demand (which may not be fewer than 30 nor more than 60 days after the date the Dissenters’ Notice is mailed).

After receipt of the Dissenters’ Notice, you must deliver to MFC a written demand for payment (a “Payment Demand”) and deposit your share certificates with MFC by the date set forth in and in accordance with the terms and conditions of the Dissenters’ Notice. Otherwise, you will not be entitled to payment for your shares under Article 13. If you deliver a Payment Demand and deposit your share certificates as required by the Dissenters’ Notice, you will retain all other rights as a shareholder until those rights are canceled or modified by completion of the merger.

As soon as the merger is completed, or within 30 days after receipt of your Payment Demand (whichever is later), MFC will pay you (provided that you have satisfied all requirements to exercise Dissenters’ Rights) the amount MFC estimates to be the fair value of your shares, plus interest accrued to the date of payment. MFC’s payment will be accompanied by:

•	certain of MFC’s most recent available financial statements;

•	an explanation of how MFC estimated the fair value of your shares and how the interest was calculated; and

•	a copy of Article 13, and a statement of your rights if you are dissatisfied with MFC’s payment.

If the Merger is not completed within 60 days after the date set for you to demand payment and deposit your share certificates, MFC must return your deposited certificates, and if the merger is completed later, MFC must send you a new Dissenters’ Notice and repeat the Payment Demand procedures described above.

If you believe that the amount paid by MFC as described above is less than the fair value of your shares of MFC Series A preferred stock or that the interest due is incorrectly calculated, or if MFC fails to make payment to you within 30 days after receipt of your Payment Demand, or if MFC fails to complete the merger and does not return your deposited certificates within 60 days after the date set for demanding payment, then you may notify MFC in writing of your own estimate of the fair value of your shares of MFC Series A preferred stock and the amount of interest due and may demand payment of your estimate (a

“Further Payment Demand”). In any such event, if you fail to take any such action within the 30 days after MFC makes payment for your shares or fails to perform timely, you will be deemed to have waived your rights under Article 13 and to have withdrawn your dissent and demand for payment.

If you have taken all required actions and your demand for payment remains unsettled, you may file a lawsuit within 60 days after the earlier of the date of MFC’s payment or the date of your Further Payment Demand (where the shareholder is dissatisfied with MFC’s payment or MFC has failed to make payment or MFC has failed to return your stock certificates). If you take no action within that 60-day period, you will be deemed to have withdrawn your dissent and demand for payment. In the court proceeding described above, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value, and it has discretion to make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter made a party to the proceeding must be served with a copy of the complaint and will be entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, to exceed the amount paid by MFC. Court costs, appraisal, and counsel fees may be assessed by the court as it deems equitable.

Article 13 contains certain additional provisions and requirements that apply in the case of dissents by nominees who hold shares for others, and by beneficial owners whose shares are held in the names of other persons.

MARKET AND DIVIDEND INFORMATION

Cardinal’s Capital Stock

Cardinal common stock is traded on the OTC Bulletin Board under the trading symbol “CDBK.” The following table lists high and low published prices of Cardinal common stock, as reported on the OTC Bulletin Board, and the amount of cash dividend declared on Cardinal common stock, during each calendar quarter since January 1, 2000. All prices are as reported on the OTC Bulletin Board and reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

		Price
Year	Quarterly period	High	Low	Cash Dividend
2000	First quarter	$12.25	$12.25
	Second quarter	10.33	10.33	$.55
	Third quarter	10.50	10.50
	Fourth quarter	11.33	11.33	.63
2001	First quarter	13.33	12.00
	Second quarter	15.00	12.67	.19
	Third quarter	15.25	13.00
	Fourth quarter	16.00	15.00	.23
2002	First quarter	17.00	14.80
	Second quarter	23.00	15.25	.20
	Third quarter (through September 20, 2002)	23.30	22.50

On May 29, 2002 (the day before the merger was publicly announced), the closing price of Cardinal common stock was $17.40. On September 20, 2002, the closing price of Cardinal common stock was $23.00.

On the [                ], 2002, record date for the Cardinal Special Meeting, there were approximately [                ] holders of record of Cardinal common stock.

MFC’s Capital Stock

Market Prices. MFC first issued MFC common stock during March 2001, in exchange for the outstanding shares of MountainBank’s common stock in connection with MFC’s initial incorporation as MountainBank’s parent holding company. MFC common stock currently is traded on the OTC Bulletin Board under the trading symbol “MBFC,” but it has been approved for trading on The Nasdaq SmallCap Market beginning September 30, 2002. Prior to the organization of MFC, MountainBank’s common stock also was traded on the OTC Bulletin Board.

The following table lists high and low published prices of MFC common stock for each calendar quarter since April 1, 2001, and, prior to that, the high and low published prices for MountainBank’s common stock for each calendar quarter since January 1, 2000.

		Price
Year	Quarterly period	High	Low
2000	First quarter	$17.60	$11.60
	Second quarter	15.51	12.00
	Third quarter	17.11	15.20
	Fourth quarter	20.50	15.20
2001	First quarter	24.80	16.80
	Second quarter	31.50	21.00
	Third quarter	31.00	24.00
	Fourth quarter	24.75	20.00
2002	First quarter	23.00	16.88
	Second quarter	26.50	19.75
	Third quarter (through September 20, 2002)	26.45	23.00

On May 29, 2002 (the day before the merger was publicly announced), the closing price of MFC common stock was $22.25. On September 20, 2002, the closing price of MFC common stock was $24.77.

On the [                ], 2002, record date for the MFC Special Meeting, there were approximately [        ] holders of record of MFC common stock.

MFC Series B preferred stock to be issued to Cardinal’s shareholders will be a new series of preferred stock. No shares of MFC Series B preferred stock have yet been issued, and there currently is no market or any quoted prices for that stock. MFC currently intends to apply for the Series B preferred stock to be listed on The Nasdaq SmallCap Market. However, while management of MFC believes that the stock qualifies to be listed on that market, it has not yet filed a listing application and cannot assure you that its application, when filed, will be approved or, if its application is approved, when the stock will be listed on that market.

Dividends. MFC has not yet paid any cash dividends on MFC common stock. Under the proposed terms of MFC Series B preferred stock, holders of the stock will be entitled to receive stated cash dividends from MFC at an annual rate of $0.60 per share, and no more, subject to declaration by MFC’s Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on the Series B preferred stock will not be cumulative on a year-to-year basis. Dividends will be payable as they are declared by MFC’s Board of Directors at such time or times as it elects, and no holder of Series B preferred stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. No dividend may be declared or paid during any calendar year on MFC common stock unless and until there has been paid in full to the holders of Series B preferred stock (or set apart for purposes of payment), without preference or priority as between those shares or, except as described below with respect to MFC Series A preferred stock, any other series of preferred stock, not less than a pro rata portion of the stated annual dividend on the Series B preferred stock for that calendar year (but not for prior years) through the date on which MFC proposes to pay the cash dividend on MFC common stock. Further, MFC will not be permitted to pay a dividend on its Series A or Series B preferred stock unless it also pays or provides for the payment of a dividend on the other Series in an amount per share that bears the same proportionate relationship to the stated annual dividend on that other Series as the amount per share proposed to be paid on the first Series bears to the stated annual dividend on that Series. Shares of Series B preferred stock may not participate in dividends paid with respect to any other class or series of MFC’s capital stock. (See “Capital Stock of MFC—Description of Capital Stock” on page     .)

MFC is a holding company and, currently, its sole source of funds with which it could pay dividends to its shareholders is dividends it receives from MountainBank. Following the merger, dividends from Floyd and, if MFC’s merger with CNB Holdings, Inc. is completed, from Community National Bank, also will be a source of funds with which MFC could pay dividends to its shareholders. However, MFC has not yet paid any cash dividends on MFC common stock, and, following the merger, the ability of MFC’s banking subsidiaries to pay dividends to MFC will depend on their respective earnings and financial condition, capital requirements, general economic conditions, compliance with requirements of their respective regulators, and other factors. MFC expects that, for the foreseeable future, profits resulting from the operations of its banking subsidiaries will be retained by the subsidiaries as additional capital to support their operations and growth and that any dividends paid by the subsidiaries to MFC will be limited to amounts needed by MFC to pay its separate expenses, to make required payments on MFC’s debt obligations, and to pay any dividends that are declared on MFC’s outstanding Series A and Series B preferred stock.

MFC’s ability to pay dividends on either MFC common stock or Series B preferred stock also will be subject to its Board of Directors’ evaluation of separate factors relating to MFC, including MFC’s earnings and financial condition, capital requirements, debt service requirements, and regulatory restrictions applicable to bank holding companies. Covenants contained in the documents relating to the issuance of MFC’s junior subordinated debentures and its trust subsidiary’s preferred trust securities, and MFC’s guarantee of the subsidiary’s obligations under those trust securities, provide that, if MFC is in default under those documents, it may not pay any dividend on its capital stock. In the future, MFC may borrow additional funds, issue debt instruments, issue and sell additional shares of preferred stock, or engage in other types of financing activities, in order to increase its capital and/or to provide funds that it can use to increase its bank subsidiaries’ capital. Covenants contained in a loan or financing agreement or other debt instruments could restrict or condition MFC’s payment of cash dividends based on various financial considerations or factors. Additionally, if MFC creates and issues shares of other series of preferred stock, the terms of any such stock likely would require that stated periodic dividends be paid on the preferred stock before any cash dividends could be paid on MFC common stock, and any such additional preferred stock could require that stated periodic dividends be paid on that stock before any cash dividends could be paid on MFC’s other series of preferred stock, including its Series B preferred stock. Following the merger, you will not receive any cash dividends on the MFC common stock you receive until MFC begins to pay cash dividends on that stock, and there is no assurance that, for the foreseeable future, MFC will have funds available to pay cash dividends on MFC common stock or Series B preferred stock, or that, even if funds are available, it will pay dividends in any particular amount or at any particular time, or that it will pay dividends at all. (See “Supervision and Regulation—Payment of Dividends” on page            , “Capital Stock of MFC—Description of Capital Stock” on page         and “—Differences in Capital Stock of MFC and Cardinal” on page         .)

CAPITALIZATION

The following table sets forth:

•	MFC’s unaudited historical consolidated capitalization on June 30, 2002;

•	Cardinal’s unaudited historical consolidated capitalization on June 30, 2002; and

•	MFC’s unaudited pro forma consolidated capitalization as of June 30, 2002, assuming the merger had been completed on that date (with no shareholder of Cardinal or MFC exercising dissenters’ rights).

This unaudited financial information is based on and should be read in conjunction with MFC’s and Cardinal’s audited consolidated financial statements and unaudited interim consolidated financial statements, together with the related financial statement footnotes, and the Unaudited Pro Forma Condensed Combined Financial Statements, and related notes and assumptions, which are included in this Joint Proxy Statement/Prospectus under the captions “Consolidated Financial Statements of MountainBank Financial Corporation” on page F-1, “Consolidated Financial Statements of Cardinal Bankshares Corporation” on page F-37, and “Unaudited Pro Forma Condensed Combined Financial Statements” on page F-67.

	At June 30, 2002 (Unaudited)
	MFC (actual)	Cardinal (actual)	Pro forma combined(2)
	(In thousands)
Long-term obligations qualifying as regulatory capital:
Variable rate non-cumulative trust preferred securities issued by MountainBank Capital Trust I and maturing June 30, 2032	$20,000	$—	$20,000

Shareholders’ equity:
Preferred stock(1)(3)	10,062	—	28,491
Common stock(4)	12,530	15,357	15,472
Surplus(4)	18,751	2,925	34,236
Retained earnings	6,748	3,871	6,748
Accumulated other comprehensive income	(41)	273	(41)

Total shareholders’ equity	$48,050	$22,426	$84,906

Total long-term obligations qualifying as regulatory capital and shareholders’ equity	$68,050	$22,426	$104,906

(1)
Cardinal’s Articles of Incorporation provide for the issuance of only common stock. MFC’s Articles of Incorporation provide for the issuance of up to 10,000,000 shares of common stock and up to 3,000,000 shares of preferred stock and authorize MFC’s Board of Directors to issue shares of the preferred stock from time to time, in one or more series, and to fix and determine the relative rights and preferences of each series of shares at the time of issuance without the approval of MFC’s shareholders. (See “Capital Stock of MFC—Description of Capital Stock” on page         .)

(2)	Pro forma combined numbers have been calculated assuming that the merger became effective on June 30, 2002.
(3)	Pro forma combined preferred stock assumes the issuance of 1,535,733 shares of MFC Series B preferred stock having a liquidation amount of $12.00 per share.
(4)	Pro forma combined common stock and surplus amounts assume the issuance of 735,616 shares of MFC common stock in the merger (based on an assumed “average market value” of MFC common stock of $25.05).

INFORMATION ABOUT MFC

General

Business.    MFC is a bank holding company that was organized under North Carolina law during January 2001. It is the parent company of MountainBank, and its primary business activity is its investment in and managing the business of MountainBank. MountainBank is a North Carolina-chartered bank which first began banking operations during June 1997. Its deposits are insured by the FDIC’s Bank Insurance Fund. MFC and MountainBank each is headquartered in Hendersonville, North Carolina, and they are engaged in a general, community-oriented commercial and consumer banking business. On June 30, 2002, MFC had total consolidated assets of approximately $692.0 million, total consolidated loans of approximately $562.7 million, total consolidated deposits of approximately $573.5 million, and total consolidated shareholders’ equity of approximately $48.1 million. MFC’s and MountainBank’s headquarters are located at 201 Wren Drive, Hendersonville, North Carolina 28792, and their telephone number at that address is (828) 693-7376.

The Reorganization.    MFC was organized by the directors of MountainBank for the sole purpose of becoming MountainBank’s parent holding company. On March 30, 2001, MFC and MountainBank completed a share exchange in which each outstanding share of MountainBank’s common stock was exchanged for one share of MFC common stock, and MountainBank became MFC’s wholly-owned subsidiary. MountainBank’s shareholders had approved that reorganization on February 20, 2001.

Banking Offices.    MountainBank has 16 full-service banking offices located in the towns of Hendersonville (two offices) and Fletcher (Henderson County), Columbus and Tryon (Polk County), Forest City and Lake Lure (Rutherford County), Asheville (two offices) and Weaverville (Buncombe County), Waynesville (Haywood County), Marion (McDowell County), Morganton (Burke County), Bakersville and Spruce Pine (Mitchell County) and Burnsville (Yancey County), North Carolina.

MountainBank’s wholly-owned subsidiary, MountainBanc Mortgage Corporation, maintains one mortgage brokerage office in Greenwood, South Carolina, but it also operates in North Carolina through certain of MountainBank’s banking offices in North Carolina.

Services.    MountainBank’s operations are primarily retail oriented and directed toward individuals and small- and medium-sized businesses located in its banking markets. The majority of its customers are residents of or do business in its banking markets, but it also makes loans to and has deposit relationships with individuals and business customers in areas outside its immediate banking market (including northwestern South Carolina). MountainBank also solicits deposits on the Internet through its own website (www.mountainbank.net) and through BankRate.com. It provides most traditional commercial, consumer and mortgage banking services, but its principal activities are the taking of demand and time deposits and the making of consumer, commercial and mortgage loans. Its primary source of revenue is interest income derived from its lending activities.

Banking Market.    MountainBank’s current primary banking market consists of Henderson, Rutherford, McDowell, Haywood, Polk, Buncombe, Mitchell, Burke and Yancey Counties, which are situated in the mountains and foothills of western North Carolina.

Competition.    MountainBank competes for deposits in its banking market with other commercial banks, savings banks and other thrift institutions, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, MountainBank competes with all other financial institutions and with consumer finance companies, mortgage companies and other lenders. Commercial banking in MountainBank’s banking market and in North Carolina as a whole is extremely competitive. North Carolina is home to two of the largest commercial banks in the United States, each of which has branches located in MountainBank’s banking market, and numerous other commercial banks, thrift institutions and credit unions also have offices in its banking market.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of MountainBank’s competitors have greater resources, broader geographic markets, more extensive branch networks, and higher lending limits, than it does. They also can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than MountainBank can. In terms of assets, MountainBank is larger than Cardinal, but there is no assurance that it will be or continue to be an effective competitor in its banking market. However, management believes that community banks can compete successfully by providing personalized service and making timely, local decisions, and that further consolidation in the banking industry is likely to create additional opportunities for community banks to capture deposits from affected customers who may become dissatisfied as their financial institutions grow larger. Also, it believes that the continued growth of MountainBank’s banking market affords an opportunity to capture new deposits from new residents.

In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking, a North Carolina commercial bank may be required to compete not only with other North Carolina-based financial institutions, but also with out-of-state financial institutions which may acquire North Carolina institutions, establish or acquire branch offices in North Carolina, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general. To counter MountainBank’s competitive disadvantages, it tries to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions locally. It also depends on its reputation as a community bank in its banking market and its involvement in the communities it serves, the experience of its senior management team, and the quality of its associates. Management believes that these factors aid in MountainBank’s growth and are a major factor in furthering its ability to respond more efficiently to its customers’ needs.

Employees.    On June 30, 2002, MountainBank employed 161 full-time employees (including its executive officers) and 21 part-time employees. It is not a party to any collective bargaining agreement with its employees, and it considers its relations with its employees to be good. MFC has no separate employees of its own.

Legal Proceedings.    From time to time MFC and MountainBank may become involved in legal proceedings occurring in the ordinary course of their businesses. However, subject to the uncertainties inherent in any litigation, there currently are no pending or threatened proceedings that management of MFC believes are likely to result in a material adverse change in MFC’s consolidated financial condition or operations.

Properties.    MFC owns no real property. MountainBank owns the real property associated with its Weaverville, North Carolina, banking office, and MountainBank leases the facilities housing its and MFC’s headquarters, each of its other banking offices, and its administration/operations facility. On June 30, 2002, MFC’s consolidated investment in premises and banking equipment (cost less accumulated depreciation) was approximately $8.2 million. (See “—Transactions with Management” on page         .)

Consolidated Financial Statements

MFC’s audited consolidated financial statements as of and for the years ended December 31, 2001, 2000 and 1999, and its unaudited consolidated interim statements of condition, statements of income, and statements of cash flows, as of and for the six-month periods ended June 30, 2002 and 2001, are included in this Joint Proxy Statement/Prospectus under the caption “Consolidated Financial Statements of MountainBank Financial Corporation” on page F-1.

Recent Developments

Acquisition of CNB Holdings, Inc.    MFC has entered into an agreement to merge with CNB Holdings, Inc. (“CNB”). CNB is headquartered in Pulaski, Virginia, and is the bank holding company for Community National Bank which operates two banking offices in Pulaski. On June 30, 2002, CNB’s unaudited interim consolidated financial statements reflected approximately $60.1 million in assets, $33.8 million in total loans, $52.2 million in deposits, and $7.6 million in shareholders’ equity.

The transaction is structured whereby CNB’s shareholders will receive a combination of MFC common stock and cash (approximately 50% each) valued at approximately $13.50 for each of their shares of CNB common stock, with the actual number of shares of MFC common stock to be issued for each CNB share to be based on the market value of MFC common stock immediately prior to consummation of that merger. That transaction is subject to the approval of CNB’s shareholders, receipt of required state and federal bank regulatory approvals, and other contingencies customary in merger transactions. Subject to those contingencies, it is expected that the transaction will be consummated as soon as possible following MFC’s merger with Cardinal.

Acquisition of TrustCo Holding, Inc.    MFC has entered into an agreement to acquire TrustCo Holding, Inc. (“TrustCo”) which is headquartered in Greenville, South Carolina, and is the parent company of Trust Company of the South (“TCOS”), a South Carolina-chartered trust company, and Asset Management of the South, a South Carolina corporation that is a registered investment advisor. On June 30, 2002, TrustCo’s unaudited interim consolidated financial statements reflected approximately $225,000 in assets and $206,000 in shareholders’ equity. On the same date, TCOS and Asset Management of the South had an aggregate of approximately $62 million in funds under management.

The transaction is structured whereby TrustCo will be merged into MFC and MFC will issue an aggregate of 72,000 shares of MFC common stock in exchange for TrustCo’s outstanding common stock. The transaction is subject to the approval of TrustCo’s 24 shareholders, consummation of MFC’s acquisition of CNB described above, receipt of required state and federal bank regulatory approvals, and other contingencies customary in similar transactions. Subject to those contingencies, it is expected that the transaction will be consummated as soon as possible following MFC’s merger with CNB.

MFC is acquiring TrustCo to facilitate the expansion of its banking market into South Carolina. South Carolina law currently will not permit MountainBank to establish de novo branches in that state, and MFC has not identified an existing commercial bank in South Carolina that it can, or is willing to, acquire in order to expand its market. In conjunction with its acquisition of TrustCo, applications are being filed to convert TCOS into a national bank with full banking powers. Subject to approval of those applications, and following MFC’s merger with CNB (as further described above), MFC expects to merge TCOS into Community National Bank which would then exist as a wholly-owned national bank subsidiary of MFC with offices in Virginia and South Carolina. Community National Bank likely will then be merged into MountainBank which MFC expects will begin to establish branch offices in South Carolina.

Issuance of Trust Preferred Securities.    On June 27, 2002, a newly-formed business trust subsidiary of MFC, MountainBank Capital Trust I, privately sold $20.0 million in preferred trust securities.

The proceeds from that sale, together with the proceeds from the Trust’s sale of all its common securities to MFC, were used to purchase an aggregate of $20.6 million in junior subordinated debentures issued by MFC. The debentures call for interest payable quarterly at a floating annual rate equal to the three-months’ LIBOR plus 3.65%, with principal payable in full on June 30, 2032. Substantially all the proceeds from the transaction are being counted as “Tier 1” capital on MFC’s books and have been or will be used by MFC to pay the outstanding balance of a term loan (approximately $5.0 million), to fund cash payment to the shareholders of CNB Holdings, Inc. in connection with MFC’s merger with that company (approximately $7.7 million), and to supplement its and its banking subsidiaries’ capital and for other general corporate purposes in support of their continued operations and growth. (See “Capitalization” on page         and “Supervision and Regulation—Capital Requirements” on page         .)

Other Available Information

MFC is subject to the informational requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and it files reports and other information, including annual reports, quarterly reports and proxy statements, with the Securities and Exchange Commission (the “SEC”) under the 1934 Act. MFC’s SEC file number is 000-32547. You may read and copy any reports, proxy statements and other information filed by MFC with the SEC at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. The SEC also maintains in Internet website that contains, reports, proxy statements and other information that MFC files electronically. The address of the SEC’s website is http://www.sec.gov.

The following documents filed by MFC with the SEC under the 1934 Act are incorporated into this Joint Proxy Statement/Prospectus by reference:

•	MFC’s Annual Report on Form 10-KSB for the year ended December 31, 2001, as amended by Form 10-KSB/A dated April 29, 2002;

•	MFC’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002, and June 30, 2002; and,

•	MFC’s Current Reports on Form 8-K filed on January 14, 2002 (as amended by Form 8-K/A filed on March 13, 2002), and on May 31, 2002, June 27, 2002, and July 23, 2002.

Some important business and financial information about MFC is included in the reports listed above. Copies of those reports are available without charge to Cardinal’s and MFC’s shareholders upon written or oral request to MFC’s Chief Financial Officer, Gregory L. Gibson, at MountainBank Financial Corporation, 201 Wren Drive, Hendersonville, North Carolina 28792, telephone (828) 693-7376. To obtain delivery of copies of the information before the date of the Cardinal Special Meeting and the MFC Special Meeting, requests must be made by [                ], 2002, which is the date five days before the date of the meetings.

This Joint Proxy Statement/Prospectus is part of a registration statement MFC has filed with the SEC and it does not contain all the information included in the registration statement. You should review the registration statement for further information regarding MFC, the merger, and MFC common stock and Series B preferred stock.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis is provided to assist in the understanding and evaluation of MFC’s financial condition and its results of operations. The following discussion should be read in conjunction with MFC’s financial statements and related notes which also are included in this proxy statement/prospectus.

Table 1. Net Interest Income and Average Balances (dollars in thousands)

	Year Ended December 31, 2001			Year Ended December 31, 2000			Year Ended December 31, 1999
	Average Balance	Interest Inc/Exp	Yield/ Cost	Average Balance	Interest Inc/Exp	Yield/ Cost	Average Balance	Interest Inc/Exp	Yield/ Cost
Interest earning assets:
Interest bearing deposits with other depositories	$5,018	$242	4.82%	$8,144	$505	6.20%	$4,778	258	5.39%
Investment Securities	40,634	2,272	5.59%	27,436	1,865	6.80%	9,178	513	5.59%
Federal funds sold	7,801	286	3.67%	3,944	241	6.11%	6,473	331	5.11%
Loans	315,378	27,106	8.59%	136,846	13,210	9.65%	63,396	5,650	8.91%

Total interest-earning assets	368,831	29,906		176,370	15,821		83,825	6,752

Yield on average interest-earning assets			8.11%			8.97%			8.05%

Noninterest-earning assets:
Cash and due from banks	4,939			5,024			2,993
Property and equipment	3,071			1,886			1,336
Interest receivable and other	3,605			1,839			729

Total noninterest-earning assets	11,615			8,749			5,058

Total assets	$380,446			$185,119			$88,883

Interest-bearing liabilities:
Demand deposits	$18,433	206	1.12%	$11,174	152	1.36%	$6,324	111	1.76%
Savings deposits	49,112	1,672	3.40%	38,241	1,750	4.58%	27,927	1,274	4.56%
Time deposits	234,739	13,404	5.71%	104,427	6,894	6.60%	36,822	2,059	5.59%
Obligation under capital lease	749	56	7.48%	776	68	8.76%	794	62	7.81%
FHLB advances	18,823	864	4.59%	—	—	—	—	—	—
Notes payable	5,502	223	4.05%	—	—	—	—	—	—
Fed funds purchased/ repurchase agreements	4,999	196	3.92%	2,586	152	5.88%	1,444	55	3.81%

Total interest-bearing liabilities	332,357	16,621		157,204	9,016		73,311	3,561

Cost on average interest-bearing liabilities			5.00%			5.74%			4.86%

Noninterest bearing liabilities:
Demand deposits	23,241			11,079			5,629
Interest payable and other	5,096			2,036			1,654

Total noninterest-bearing liabilities	28,337			13,115			7,283

Total liabilities	360,694			170,319			80,594
Stockholders’ equity	19,752			14,800			8,289

Total liabilities and stockholders’ equity	$380,446			$185,119			$88,883

Net interest income		$13,285			$6,805			$3,191

Net yield on interest-earning assets			3.60%			3.86%			3.81%

Table 2.    Rate/Volume Variance Analysis (dollars in thousands)

	2001 Compared to 2000			2000 Compared to 1999
	Interest Income/ Interest Expense Variance	Variance Attributable To		Interest Income/ Interest Expense Variance	Variance Attributable To
		Rate	Volume		Rate	Volume
Interest-earning assets:
Interest bearing deposits in other Depositories	$(263)	$(69)	$(194)	$247	$66	$181
Investments securities	407	(492)	899	1,352	332	1,020
Federal funds sold	45	(190)	235	(90)	39	(129)
Loans	13,896	(3,343)	17,239	7,560	1,013	6,547

Total	$14,085	(4,094)	18,179	9,069	1,450	7,619

Interest-bearing liabilities:
Demand deposits	54	(44)	98	41	(45)	86
Savings deposits	(78)	(578)	500	476	8	468
Time deposits	6,510	(2,089)	8,599	4,835	1,055	3,780
Obligation under capital lease	(12)	(10)	(2)	6	7	(1)
Federal funds purchased/Repurchase agreements	44	(98)	142	97	54	43
FHLB advances	864	—	864	—	—	—
Notes payable	223	—	223	—	—	—

Total	7,605	(2,819)	10,424	5,455	1,079	4,376

Net interest income	$6,480	$(1,275)	$7,755	$3,614	$371	$3,243

Analysis of Financial Condition.     Average earning assets have increased 105.5% from 2000 to 2001. Average earning assets represented 96.9% of total average assets at December 31, 2001 compared to 95.3% at the end of 2000. With the exception of interest bearing deposits in other depositories, all categories of average assets increased during 2001. Average loans increased $178.5 million or 130.5% over 2000. The following table illustrates the growth of various balance sheet components.

Table 3.    Average Asset Mix (dollars in thousands)

	For the Year Ended December 31, 2001		For the Year Ended December 31, 2000
	Average Balance	%	Average Balance	%
Earning assets:
Loans, net	$315,378	82.90%	$136,846	73.92%
Investment securities	40,634	10.68%	27,436	14.82%
Federal funds sold	7,801	2.05%	3,944	2.13%
Interest bearing deposits with depositories	5,018	1.32%	8,144	4.40%

Total earning assets	368,831	96.95%	176,370	95.27%

Non-earning assets:
Cash and due from banks	4,939	1.29%	5,024	2.72%
Property and equipment	3,071	0.81%	1,886	1.02%
Other assets	3,605	0.95%	1,839	0.99%

Total non-earning assets	11,615	3.05%	8,749	4.73%

Total assets	$380,446	100.00%	$185,119	100.00%

During 2001, average net loans represented 82.90% of total average assets compared to 73.92% for fiscal 2000. Loan production continued at a rapid pace during 2001 and as a result, loan assets comprised a larger percentage of the total asset base for the year. It is management’s continued intent to grow MFC’s balance sheet by first growing its loan portfolio, rather than growing its liability base first and investing in lower yielding assets until loans can be produced. Management believes this to be the most cost effective strategy for profitable growth. Management does expect internally generated loan growth to moderate in 2002 as credit standards and underwriting criteria are tightened somewhat, in light of current economic conditions. However, as MFC’s geographic market area continues to expand, access to high quality loans is expected to continue to drive overall growth.

Net Interest Income.    MFC’s primary source of income is net interest income. It is defined as the difference between income generated by the earning assets less expense incurred on its interest bearing liabilities. Table 1 summarizes the major components of net interest income for the years ended December 31, 2001, 2000 and 1999. Compared with 2000, net interest income nearly doubled during 2001, increasing 95.2% or $6.5 million, principally as a result of overall growth of MFC’s balance sheet. During 2001, net interest income increased primarily as a result of overall increases in balance volume. During the period, both asset yields and liability costs declined along with the general decline experienced in interest rates over the course of the year. Asset yields fell 86 basis points while liability costs declined 74 basis points resulting in a decrease in MFC’s net interest margin of 26 basis points. The decline in net interest margin was considered by management to be more correlated to liability pricing than asset pricing. With interest rates at their lowest point in decades, deposit rates became increasingly difficult to lower during the year and still retain these deposits. Accordingly, deposit rates declined less than asset yields and adversely impacted margins. This was mitigated to some degree by adjusting MFC’s asset mix and increasing the percentage of earning assets comprised of the highest yielding asset class, loans. During 2001, 82.9% of MFC’s average assets were invested in loan assets as compared with 73.9% on average during 2000. Management began to diversify MFC’s funding sources during 2001. In addition to retail deposits generated through its branch network, management added wholesale deposits and FHLB advances to MFC’s menu of funding sources. These wholesale sources of funding allow for greater flexibility in managing MFC’s liability structure as well as providing additional tools for interest rate management.

Provision for Credit Losses and Asset Quality.    As a result of the continued rapid growth of MFC’s loan portfolio, MFC’s provision for loan losses remains one of its largest ongoing expenses. During 2001, MFC provided $3.3 million for possible loan losses. This compares with $1.9 million provided during 2000 and $826 thousand provided in 1999. These provisions, made to MFC’s allowance for credit losses to provide for possible future losses are charged directly against MFC’s current earnings. On at least a quarterly basis, management and the Board of Directors evaluates the allowance for loan losses to determine its adequacy to meet any known or anticipated future losses based on current and projected conditions. Factors considered in determining the adequacy of the allowance include the estimated collectability of past due loans, the volume of new loans, composition of the loan portfolio, industry standards and current as well as projected economic conditions. Specific reserves for individual loans are established in addition to the basic reserve as deemed necessary based on evaluation of individual credits. MFC’s loan portfolio is beginning to become more seasoned and historical trends are beginning to provide more pertinent data for evaluation. However, with continued growth and expansion into new markets, estimates of future portfolio performance remain quite subjective. Therefore, while it is the opinion of management and the Board of Directors that MFC’s allowance for loan losses is adequate to absorb any anticipated loan losses as of the report date, no assurances can be made that any future losses may not be significant and may require additional provisions. At December 31, 2001, 2000 and 1999, MFC’s allowance for loan losses totaled $7.1 million, $3.0 million and $1.2 million, respectively, representing 1.45%, 1.50% and 1.39% of gross loans. Excluding sold mortgage loans and government guaranteed loans in the portfolio at December 31, 2001, MFC’s allowance totaled 1.50% of loans.

During 2001, MFC experienced limited, but increased loan losses as compared to prior years. Total loans charged off or charged down amounted to $490 thousand, comprised of $287 thousand in consumer loans, $104 thousand in commercial loans and $99 thousand in real estate loans. Recoveries for the year amounted to $15 thousand, resulting in net charge-offs of $475 thousand for the year. The most significant charge-offs experienced during the year were two credits to two separate borrowers, each in the amount of $30 thousand that were written off. At December 31, 2001, no credit relationships were identified as having significant risk for material loss. While MFC has experienced limited credit losses to date, the rapid growth of it’s loan portfolio, unknown future economic conditions and industry standards indicate future credit losses are to be expected in the normal course of business. It is management’s intent to control and limit such losses through adherence to current policies and procedures which are intended to maintain a high level of credit quality.

Other Income.    In addition to net interest income, MFC derives revenues from a variety of financial products and services offered to its customer base. The majority of noninterest income results from origination fees and released service rights on sold mortgage loans, from service charges on deposit accounts including charges for insufficient funds, check sales, and fees charged for nondeposit services and from premiums generated through the sale of credit related insurance products. Additionally, MFC may sell various assets from time to time including loans or securities which may produce either gains or losses when sold. During 2001, these transactions resulted in non-recurring gains totaling $286 thousand, as compared with $151 thousand recorded as a result of similar transactions during 2000. Table 4 describes non-interest income for the years ended December 31, 2001, 2000 and 1999.

Table 4. Sources of Noninterest Income (dollars in thousands)

	For the periods ended December 31,
	2001	2000	1999
Service charges on deposit accounts	$940	$461	$231
Fees on mortgage loans sold	1,435	499	493
Gains on sale of assets	286	151	—
Other service charges and fees	128	60	35
Other income	205	147	23

	$2,994	$1,318	$782

Non-interest Expense.    The major components of non-interest expense for the years ended December 31, 2001, 2000 and 1999 are as follows:

Table 5. Sources of Noninterest Expense (dollars in thousands)

	For the periods ended December 31,
	2001	2000	1999
Salary and benefits	$4,793	$2,417	$1,397
Occupancy expenses	571	316	210
Furniture/equipment expenses	662	349	196
Professional service fees	658	148	145
Data and credit card processing fees	521	298	206
Advertising and business promotion	416	222	117
Printing and related supplies	301	108	95
Other expenses	1,284	721	454

	$9,206	$4,579	$2,820

Management calculates MFC’s overhead efficiency ratio as noninterest expense divided by adjusted total revenue (net interest income before provision for loan losses plus noninterest income). Management places significant importance on this ratio, as it is the primary measurement used to determine the efficiency of MFC’s overall operation. During 2001, this ratio increased fractionally to 56.55% as compared with 56.37% in 2000. Additional costs associated with the opening of new offices, acquiring MountainBanc Mortgage, Inc. and costs associated with the acquisition of First Western Bank adversely impacted this ratio. Management believes this ratio can be reduced further, however, reductions are expected to be more difficult over the near term due to continued growth expectations and other possible business combinations.

Loans.    Average net loans totaled $315.4 million during the year ended December 31, 2001, representing an increase of 130.5% as compared with 2000. Management intends to continue the growth of high quality loan assets to the extent possible as dictated by MFC’s capital. With continued expansion of MFC’s geographic market area, aggressive marketing efforts and the strong acceptance of MFC within the communities it serves, management expects loan growth, and consequently, MFC’s overall growth, to continue at a relatively rapid rate yet somewhat slower than in prior years.

The majority of growth in MFC’s loan portfolio has been centered in real estate and commercial loans. These loans comprised approximately 92% of the total loan portfolio at December 31, 2001. The amount of loans outstanding by type at December 31, 2001 and December 31, 2000 and the maturity distribution for variable and fixed rate loans as of December 31, 2001 are presented in Tables 6 and 7, respectively.

Table 6. Loan Portfolio Summary (dollars in thousand)

	December 31, 2001		December 31, 2000
	Amount	%	Amount	%
Construction and development	$89,587	18.25%	$32,602	16.27%
1-4 family residential	99,227	20.21%	36,963	18.45%
Farmland	1,959	0.40%	385	0.19%
Nonfarm, nonresidential	177,319	36.11%	78,489	39.17%
Multifamily residential	4,326	0.88%	596	0.30%

Total real estate	372,418	75.85%	149,035	74.38%
Loans to finance agricultural production	403	0.08%	996	0.50%
Commercial and industrial	81,388	16.58%	29,381	14.66%
Consumer	31,005	6.31%	20,968	10.46%
Other	5,771	1.18%	—	—%

Total	$490,985	100.0%	$200,380	100.00%

Table 7. Maturity and Repricing Schedule of Loans (dollars in thousands)

	Commercial Financial and Agricultural	Residential Real Estate		Total
			Others	Amount	%
Fixed rate loans:
Three months or less	$10,829	$2,573	$3,128	$16,530	3.37%
Over three months to twelve months	40,127	3,101	2,651	45,879	9.34%
Over one year to five years	159,359	27,211	21,299	207,869	42.34%
Over five years	40,497	29,632	2,588	72,717	14.81%

Total fixed rate loans	$250,812	$62,517	$29,666	$342,995	69.86%

	Commercial Financial and Agricultural	Residential Real Estate		Total
			Others	Amount	%
Variable rate loans:
Three months or less	$107,918	$26,112	$2,802	$136,832	27.87%
Over three months to twelve months	15	1,649	—	1,664	0.34%
Over one year to five years	545	8,949	—	9,494	1.93%
Over five years	—	—	—	—	—

Total variable rate loans	$108,478	$36,710	$2,802	$147,990	30.14%

Total loans:
Three months or less	$118,747	$28,685	$5,930	$153,362	31.24%
Over three months to twelve months	40,142	4,750	2,651	47,543	9.68%
Over one year to five years	159,904	36,160	21,299	217,363	44.27%
Over five years	40,497	29,632	2,588	72,717	14.81%

Total loans	$359,290	$99,227	$32,468	$490,985	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, MFC’s loan portfolio yielded 8.59% during 2001 as compared to an average yield of 9.65% during 2000.

Investment Securities.    MFC uses its investment portfolio as a tool to provide liquidity, manage interest rate risk and provide supplemental earnings. During the later half of 2001, management was able to begin increasing the percentage of floating rate loans within MFC’s loan portfolio. By the end of 2001, this ratio had been successfully increased from approximately 32% of total loans to approximately 40%. Management began this process in anticipation of a stabilizing interest rate environment and projected increases in rates over the next four to six quarters. Management has continued to focus on maintaining the majority of its investment securities in floating rate instruments to aid in mitigating interest rate risk associated with the fixed rate component of MFC’s loan portfolio, and accordingly, has been willing to accept somewhat lower investment yields for shorter duration within the investment portfolio.

With MFC’s rapid growth since its inception and with continuing growth expected by management, the need to manage liquidity through the investment portfolio has been acknowledged by classifying all of its investment securities as available for sale. Accordingly, these securities may be sold from time to time to increase liquidity or re-balance the interest rate sensitivity profile of MFC’s balance sheet as deemed necessary. Table 8 presents the investment portfolio at December 31, 2001 by major type of investments and maturity ranges. At December 31, 2001, the market value of the investment portfolio was $45.4 million, representing market appreciation of $96 thousand as compared to book value at that date. At December 31, 2000 the market value of the investment portfolio was $35.9 million.

Table 8. Investment Securities (dollars in thousands)

December 31, 2001, Available for Sale

	In One Year or Less	Through Five Years	One Year Through Ten Years	After Five After Ten Years	Total	Market Value
Investment securities:
U.S. Government agencies	$3,628	$3,549	$—	$—	$7,177	$7,162
U.S. Government agency pools (MBS)	—	188	1,584	21,860	23,632	23,709
Municipals	597	3,124	—	—	3,721	3,755
U.S. Government agency
Preferred stock	—	—	—	7,830	7,830	7,830
Restricted equity securities	—	—	—	2,931	2,931	2,931

Total	$4,225	$6,861	$1,584	$32,621	$45,291	$45,387

Weighted average yields:
U.S. Government agencies	6.84%	5.72%	—%	—%	6.29%
U.S. Government agencies pools (MBS)	—%	5.94%	6.34%	5.63%	5.68%
Municipals (tax equivalent)	4.86%	5.24%	—%	—%	5.18%
U.S. Government agencies Preferred Stock	—%	—%	—%	2.74%	2.74%
Restricted equity securities	—%	—%	—%	5.57%	5.57%

Consolidated	4.08%	5.51%	6.34%	4.93%	5.22%

December 31, 2000, Available for Sale

	In One Year or Less	Through Five Years	One Year Through Ten Years	After Five After Ten Years	Total	Market Value
Investment securities:
U.S. Government agencies	$—	$—	$—	$9,385	$9,385	$9,344
U.S. Government agency pools (MBS)	—	—	—	25,006	25,006	25,260
Municipals	—	814	—	—	814	812
Restricted equity securities	—	—	—	453	453	453

Total	$—	$814	$—	$34,844	$35,658	$35,869

Weighted average yields:
U. S. Treasury Note	—%	—%	—%	—%	—%
U.S. Government agencies	—%	—%	—%	6.86%	6.86%
Municipals (tax equivalent)	—%	—%	—%	6.64%	6.64%
U.S. Government agencies	—%	7.32%	—%	—%	7.32%
pools (MBS)	—%	—%	—%	5.57%	5.57%

Consolidated	—%	7.32%	—%	6.69%	6.70%

Average overnight investments totaled $12.8 million or 3.37% of average assets for the year ended December 31, 2001. At December 31, 2000, overnight investments totaled $12.1 million. Federal funds sold and interest bearing deposits with banks represent the most liquid portion of MFC’s invested funds and generally the lowest yielding portion of earning assets. Management expects to maintain overnight and other short term investments at levels sufficient to meet liquidity demands, but at relatively low levels so as to maximize MFC’s earning potential.

Deposits.    The primary goal of MFC’s expansion of its geographic market area is the ability to attract and access additional deposits. Retail deposits gathered through MFC’s branch network continues to be its principal source of funding, although during fiscal 2000 wholesale funding sources were added to MFC’s funding mix. Management considers acquisition of core deposits as one of the most fundamental sources of increased franchise value and intends to continue to expand both MFC’s geographic markets and further penetrate its current markets. Management believes that generation of quality loan assets can be materially impacted by the level of service provided to the customer, but that a significant portion of depositors are viewed as more rate sensitive than service oriented. Therefore MFC’s primary advertising and mass media marketing efforts are geared toward attracting deposits and it remains MFC’s primary deposit gathering strategy to provide these customers with both competitive rates and exceptional service.

Due to the popularity of MFC’s primary market area as a favored retirement destination, a higher percentage of its certificates of deposit are concentrated in CDs over $100 thousand as compared to peer institutions. Due to the market demographics within MFC’s primary area of operations, management generally differentiates little between jumbo CDs and smaller denomination certificates in projecting retention rates for certificates. During 2001, certificates of deposit comprised 72.1% of MFC’s average deposit base as compared with 63.3% during 2000. One of management’s stated goals for fiscal 2002 is to increase the volume of non-CD deposits as a ratio of total deposits. Management expects to substantially increase the actual dollar amount of these deposits during the next year, however, depending on the funding requirements dictated by net loan growth, a reduction in non-CD deposits to total deposits may be nominal until total balance sheet growth moderates further.

Average deposits for the year ended December 31, 2001 totaled $325.5 million as compared with $164.9 million for the same period in 2000. MFC’s percentage of interest bearing deposits decreased slightly to 92.9% from 93.3% in 2000. Management desires to decrease this ratio further as additional emphasis is placed on the cross-selling of demand deposit accounts and increasing MFC’s account per customer ratio. Demand deposits are generally considered the most difficult deposit accounts to acquire, however, management remains intent on emphasizing acquisition of demand deposits as one of MFC’s primary goals. Therefore, it is anticipated that the percentage of interest bearing deposits will continue to trend downward slowly. Average deposits for the periods ended December 31, 2001 and December 31, 2000 are summarized in Table 9 below.

Table 9. Deposit Mix (dollars in thousands)

	December 31, 2001		December 31, 2000
	Average Balance	%	Average Balance	%
Interest-bearing deposits:
NOW Accounts	$18,433	5.66%	$11,174	6.78%
Money Market	45,651	14.02%	36,221	21.96%
Savings	3,461	1.06%	2,020	1.22%
Certificates of deposit	234,739	72.12%	104,427	63.32%

Total interest-bearing deposits	302,284	92.86%	153,842	93.28%
Noninterest-bearing deposits	23,241	7.14%	11,079	6.72%

Total deposits	$325,525	100.00%	$164,921	100.00%

At December 31, 2001, certificates of deposit denominated in amounts of $100 thousand or more totaled $120.5 million as compared with $66.4 million at December 31, 2000. This represents an increase of $54.1 million. The percentage of total deposits represented by these certificates decreased to 25.8% at December 31, 2001 as compared with 28.5% at December 31, 2000. Table 10 provides maturity information relating to Certificates of Deposit of $100,000 or more at December 31, 2001 and 2000.

Table 10. Large time deposit maturities

Analysis of time deposits of $100,000 or more at December 31, 2001 and 2000 (dollars in thousands):

	2001	2000
Remaining maturity of three months or less	$49,645	$23,220
Remaining maturity over three through twelve months	65,848	38,379
Remaining maturity over twelve months	5,019	4,788

Total time deposits of $100,000 or more	$120,512	$66,387

Capital Adequacy.    With MFC’s rapid growth, capital acquisition has become one of its primary challenges and constraints during 2001. Capital was increased during 2001 by $18.9 million or 104.0% primarily through retention of earnings, acquisition of First Western Bank and through the issuance of Preferred Stock. At December 31, 2001, approximately $2.2 million in Preferred Stock had been issued which represented stock sold in the first two weeks of the offering. Upon closing this Preferred Stock offering in early March 2002, nearly $9.0 million had been generated from this offering.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. For MFC, risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2001 MFC’s Tier 1 risk-weighted capital ratio and total capital ratio were 6.75% and 8.01%, respectively. With the inclusion of the Preferred Stock sold during the first quarter of 2002, these two ratios would have increased to 8.10% and 9.35%, respectively for MFC.

MountainBank also has capital ratio constraints with which to comply. These ratios are slightly different than those required at the parent company level. At December 31, 2001, MountainBank’s capital ratios were as follows. Tier I leverage ratio, 8.43%, Tier I risk-based capital ratio, 7.62% and total risk-based ratio, 8.87%. These capital ratios were sufficient at December 31, 2001 to classify MFC as “adequately capitalized” in accordance with the FDIC’s regulatory capital rules. To be classified as well capitalized on the same measurement date, MFC’s total risk based capital ratio would have had to be 10% or greater. At December 31, 2001 MFC had 2,593,916 shares of common stock outstanding that were held by approximately 2,800 stockholders.

Nonperforming and Problem Assets.    Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management’s intent with regard to maintaining a high level of credit quality is to identify, quantify and assesses these risks and to manage them effectively. MFC’s internal credit underwriting policies and procedures are designed to provide a high level of credit quality while allowing the lending function to be responsive to the needs of its customers. These policies and procedures include officer and customer limits, periodic loan documentation review, on-going credit review and follow up on exceptions to credit policies.

Nonperforming assets at December 31, 2001 and 2000 are analyzed in Table 11.

Table 11. Nonperforming Assets (dollars in thousands)

	December 31,
	2001	2000
Nonaccrual loans	$1,528	$266
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned	—	—

	$1,528	$266

Nonaccrual loans comprised .31% and .13% of outstanding gross loans at December 31, 2001 and 2000, respectively.

Liquidity and Interest Rate Sensitivity.    Liquidity is defined as MFC’s ability to meet all short-term demands for funds on a timely basis. Such demands include funding of loans and other asset purchases or originations, reduction or liquidation of deposit accounts by customers and principal and interest payments on debt of both Community and its parent company. Liquidity at Community level is provided by cash flows from maturing investments, loan payments and maturities, federal funds sold, and unpledged investment securities. Liquidity may also be provided through accumulation of core deposits, increasing large denomination certificates from both retail and wholesale sources, federal fund lines from correspondent banks, borrowings from the Federal Home Loan Bank as well as the Federal Reserve Bank and also the ability to generate funds through the issuance of long-term debt and equity. With the proportional increase in loans, MountainBank’s liquidity ratio was reduced during 2001. However, management has established additional upstream lines of credit and believes that current liquidity levels are satisfactory to meet known and anticipated liquidity needs.

MFC strives to limit the effect of changes in interest rates on both MFC’s net interest income as well as the market value of its assets and liabilities while maximizing net interest income under these constraints. Interest rate risk management aims to manage the pricing and duration of assets and liabilities so that the effects of interest rate changes do not result in wide fluctuations of either MFC’s net interest income or the market values of assets and liabilities. Next to credit risk, interest rate risk is considered one of the more significant risks requiring on-going monitoring and management. Interest rate risk is defined as the effect that changes in interest rates would have on net interest income as interest-sensitive assets and liabilities either reprice or mature. Management attempts to correlate the repricing of MFC’s portfolios of earning assets and interest-bearing liabilities so as to afford protection from significant erosion of net interest margin resulting from changes in interest rates. Table 12 shows the sensitivity of MFC’s balance sheet at December 31, 2001 and is not necessarily indicative of the position on other dates. On that date, MFC appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates).

Matching sensitive positions alone does not ensure MFC has limited interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are matched.

Table 12. Interest Rate Sensitivity (dollars in thousands)

	December 31, 2001 Asset and Liability Maturities and Repricings
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Earning assets:
Loans	$153,362	$47,543	$218,662	$72,717	$492,284
Investments	14,637	3,476	15,311	11,964	45,388
Interest bearing deposits with banks	525	—	—	—	525
Federal Funds Sold	—	—	—	—	—

Total	$168,524	$51,019	$233,973	$84,681	$538,197

Interest-bearing deposits:
NOW accounts	$31,638	$—	$—	$—	$31,638
Money market	67,201	—	—	—	67,201
Savings	7,765	—	—	—	7,765
Certificates of Deposit	128,767	179,173	10,593	1,182	319,715
Repurchase agreements/Fed funds purchased	5,240	—	—	—	5,240
Other	7,750	—	—	36,869	44,619

Total	$248,361	$179,173	$10,593	$38,051	$476,178

Interest sensitivity gap	$(79,837)	$(128,154)	$223,380	$46,630	$62,019
Cumulative interest sensitivity gap	$(79,837)	$(207,991)	$15,389	$62,019	$62,019
Ratio of sensitive assets to sensitive liabilities	67.85%	28.47%	2,208.75%	222.55%	113.02%
Cumulative ratio of sensitive assets to sensitive liabilities	67.85%	51.35%	103.51%	113.02%	113.02%

Table 13. Key Financial Ratios.

	December 31, 2001	December 31, 2000	December 31, 1999
Return on average assets	0.66%	0.57%	0.37%
Return on average equity	12.71%	7.14%	3.93%
Equity to assets	6.62%	7.03%	8.04%

Changes in Financial Condition June 30, 2002 Compared with December 31, 2001.    MFC’s growth continued during the second quarter of 2002, albeit at a slower pace than that which was experienced through portions of 2001. Asset growth for the quarter amounted to $80.1 million or 13.1%, bringing total asset growth for the first six months of 2002 to $130.9 million or 23.3%. This level of growth is within management’s plan for internal growth for fiscal 2002. Management expects internal growth rates comparable to those experienced during the first six months of the year to continue through the remainder of 2002. However, if general economic conditions in MFC’s primary market areas decline from current levels, asset growth may slow further. In any event, with the anticipated closing of the recently announced mergers with Cardinal Bankshares Corporation and CNB Holdings, Inc., management expects MFC’s total assets to exceed $1 billion by the end of 2002.

During the first six months of 2002, earning assets increased $122.0 million, or 22.7%. Loans continue to represent MFC’s single largest class of earning assets. During the first six months of 2002, outstanding loans increased $71.8 million, or 14.6%. Cash and cash equivalents (Federal funds sold and deposits with banks) increased substantially from $10.7 million at December 31, 2001 to $63.0 million at June 30, 2002, an increase of $52.3 or 488.8%. Several events transpired which resulted in increased levels of cash and cash equivalents at the end of the second quarter. Two new branch offices were brought into full production during the quarter. This coupled with deposit acquisition campaigns executed during the quarter and the funding of $20 million in Trust Preferred securities at the end of June resulted in the substantial increase reported in the period. Management expects to convert this excess liquidity into loans and investments during the third quarter to improve the yield on these assets. In conjunction with the overall growth of MFC’s balance sheet, investment securities increased $7.6 million or 21.9% during the first six months of 2002 from $34.6 million to $42.2 million.

Deposits increased $106.0 million, or 22.7%, from December 31, 2001 to June 30, 2002. Noninterest-bearing demand deposits increased $7.7 million, or 18.7%, over the same period. Management has established a goal of increasing demand, NOW, savings and money market totals as a percent of total deposits over fiscal 2002. As a result, NOW’s increased during the first six months of 2002 in the amount of $25.3 million or 80.0% and savings and money market deposit accounts increased $5.1 million or 6.9%. Certificates of deposit increased $67.8 million or 21.2% during the period.

MFC’s long-term debt increased by $13.5 million during the first six months of the year. As noted above, MFC completed its first issuance of Trust Preferred securities in late June 2002 in the amount of $20 million. This issuance is accounted for as long-term debt in the accompanying financial statements, however, for regulatory capital purposes, the majority of this issuance is considered Tier I capital with the remainder qualifying as Tier II capital. A portion of the proceeds of this issuance amounting to $5 million was used to extinguish MFC’s existing debt with a correspondent institution. The remaining long-term debt reported on MFC’s balance sheet represents long-term borrowings by MountainBank from the Federal Home Loan Bank of Atlanta. MFC’s equity increased $11.0 million during the first six months of 2002, principally through MFC’s issuance of an additional $7.8 million in Preferred Stock as noted above. The Series A Preferred Stock offering that was begun in the later part of December 2001was concluded during the period, bringing the total outstanding amount of Series A Preferred Convertible Stock to $10.1 million. The remaining increase in equity resulted from retention of earnings and exercise of stock options.

Liquidity, Interest Rate Sensitivity, Capital Adequacy and Market Risks.    The objectives of MFC’s liquidity management policy include providing adequate funds to meet the needs of depositors and borrowers at all times, as well as providing funds to meet the basic needs for on-going operations of MFC and regulatory requirements. Management’s goal is to maintain sufficient liquidity for these purposes while limiting the market volatility of MFC’s available for sale securities portfolio and returning a positive spread to the Federal funds rate over time. At June 30, 2002, MFC’s liquidity position was significantly higher than at December 31, 2001 or March 31, 2002 and was deemed adequate by management to meet all known liquidity demands.

Management and the Board of Directors view the monitoring and managing of MFC’s asset/liability position to be of strategic importance. Managing interest rate risk, net interest margin and the overall leverage of MFC’s balance sheet becomes increasingly important as MFC continues to grow and expand into other markets. As MFC’s growth begins to slow as a percentage of its existing balance sheet, it is management’s goal to increase transactional deposits and reduce, to a degree, MFC’s reliance on certificates of deposit. Over time, this process should enhance MFC’s interest margin and allow for additional flexibility in managing overall funding costs. However, management expects to continue to have deposits more heavily weighted toward certificates of deposit for the foreseeable future.

MFC uses several modeling techniques to measure interest rate risk. Its primary method is the simulation of net interest income under varying interest rate scenarios. Management believes this methodology is preferable in that it takes into account the pricing strategies management would undertake in response to rate changes, whereas other methods such as interest rate shock analysis do not take these into consideration.

Periodically, MFC also utilizes traditional gap analysis to measure interest rate sensitivity. Gap analysis measures the difference or gap between the volume of interest-earning assets and interest-bearing liabilities repricing over a specific time period. This method, however, addresses only the magnitude of funding mismatches and does not address the magnitude or relative timing of rate changes and is not considered as accurate as MFC’s simulation model. MFC’s balance sheet remains asset-sensitive over the short term (approximately one year), and then shifts to liability-sensitive in future periods. The result of this is that in the near term, more assets than liabilities are subject to immediate repricing as market rates change. Because most of MFC’s securities portfolio, all overnight investments and approximately one-third of its loan portfolio bear variable rates, they reprice more rapidly than rate sensitive interest-bearing deposits. During periods of rising rates, this results in increased net interest income. However, in periods of sustained rising rates, the fixed rate component of MFC’s loan portfolio would begin to negatively impact net interest income after the first year of such conditions and would result in lower net interest income as compared with a flat rate scenario. The opposite would be expected during periods of declining rates.

While MFC’s balance sheet has continued to grow over the first six months of 2002, management has begun to shorten the overall duration of the balance sheet. This is being initiated in anticipation of the possibility of rising interest rates over the next eighteen to twenty-four months. However, at June 30, 2002, MFC’s mix of rate-sensitive assets and liabilities had not changed sufficiently to result in a material change in its interest rate sensitivity as compared to that reported at December 31, 2001.

At June 30, 2002, MFC’s equity to assets ratio was 6.94%. Additionally, risk based capital ratios for MFC and MountainBank were as follows. MFC’s Tier I Leverage and Risk Based capital ratios along with its Total Risk Based capital ratio were 9.55%, 10.39% and 12.48%, respectively. For MountainBank, Tier I Leverage and Risk Based capital ratios were 8.37% and 9.12% and its Total Risk Based capital ratio was 10.37%. The Preferred Stock issuance conducted by MFC during the first six months of 2002 enhanced total and primary equity ratios for both MFC and MountainBank. It is expected that this issuance will be sufficient to support MFC’s projected 2002 growth. At June 30, 2002, both MFC’s and MountainBank equity exceeded the minimum requirements of a “well capitalized” institution as defined by federal banking regulations.

Results of Operations for the Three-Month Periods Ended June 30, 2002 and 2001.    Net interest income increased $3.5 million or 118.2% over the second quarter of 2001. Total interest income increased $3.7 million or 52.5% from $7.1 million for the three months ended June 30, 2001 to $10.9 million for the three months ended June 30, 2002. This change reflects increases in the average balances of interest-earning assets along with a decrease in the yield on average interest-earning assets. Average earning assets increased $280 million while yields decreased 153 basis points from 8.67% to 7.14%. Interest and fees on loans increased $3.9 million or 61.1% from $6.4 million to $10.3 million as a result of a $271 million or 97.8% increase in average loans outstanding from $278 million to $549 million. Interest on securities, fed funds sold and interest on deposits with other banks decreased $122 thousand, $8 thousand and $94 thousand respectively, partially offset by increases of $23 thousand in dividends and $16 thousand in other income. These decreases in interest income on securities, federal funds sold and deposits with other banks can be attributed to excess cash being used to fund loan growth during the period. Interest expense increased $257 thousand or 6.1% from $4.2 million for the three months ended June 30, 2001 to $4.4 million for the three months ended June 30, 2002. This increase was the result of higher volumes of interest-bearing liabilities combined with a decrease in the average cost of funds. Average interest-bearing liabilities increased $249 million from $287 million to $536 million while the cost of funds decreased 253 basis points from 5.85% to 3.32%.

The provision for loan losses for the three-month period ended June 30, 2002 was $950 thousand compared to $865 thousand for the three-month period ended June 30, 2001.

Other income increased $947 thousand or 188.1% from $503 thousand for the three months ended June 30, 2001 to $1.4 million for the same period in 2002. The increase was attributable to higher service charges and fees earned on deposit accounts, mortgage origination income and other service charges and fees. The increase in service charges on deposit accounts can be attributed to a higher number of deposit accounts compared to the same period in 2001 in addition to the offering of a new checking account overdraft product that was introduced during the fourth quarter of 2001. The increase in other service charges and fees can be attributed primarily to increases in commissions on the sale of credit life & accident & health insurance commissions.

Other expenses increased $2.1 million or 102.3% from 2.1 million to $4.2 million for the three months ended June 30, 2002 compared to the same period in the prior year. The increase in non-interest expenses is attributed to increases in salaries and wages of $1.0 million or 94.6% as well as increases in occupancy expense of $298 thousand or 100.3%. These increases were primarily a result of MFC’s continued expansion both through de novo branching and through the acquisition of First Western Bank, which is reflected only in 2002 expense totals. Other expenses increased $792 thousand or 115.7% primarily due to increases in telecom, data processing and professional services, the majority of which were associated with expansion of MFC’s branch banking network. These increases were also due to the overall expansion of MFC’s business locations and volume.

Income before income taxes totaled $2.7 million for the three-month period ended June 30, 2002 representing an increase of $2.2 million or 441.3% compared to $502 thousand for the comparable period in 2001. Income tax expense for the second quarter totaled $1.0 million compared to $210 thousand during the same period in 2001, an increase of $838 thousand or 399.2%. MFC’s net income for the quarter increased to $1.7 million as compared with $292 thousand, an increase of $1.4 million or 471.6%.

Results of Operations for the Six-Month Periods Ended June 30, 2002 and 2001.    Net interest income increased $7.3 million or 134.2% over the first six months of 2001. Total interest income increased $8.3 million or 63.8% from $13.1 million for the six months ended June 30, 2001 to $21.4 million for the six months ended June 30, 2002. This change reflects increases in the average balances of interest-earning assets along with a decrease in the yield on average interest-earning assets. Average earning assets increased $251 million while yields decreased 148 basis points from 8.86% to 7.38%. Interest and fees on loans increased $8.7 million or 74.7% from $11.7 million to $20.4 million as a result of a $281 million or 112.8% increase in average loans outstanding from $250 million to $531 million. Interest on securities, fed funds sold and interest on deposits with other banks decreased $225 thousand, $91 thousand and $144 thousand respectively, partially offset by increases of $41 thousand in dividends and $32 thousand in other income. These decreases in interest income on securities, federal funds sold and deposits with other banks resulted from reallocation of cash from short-term investments to MFC’s loan portfolio. Interest expense increased $1.1 million or 14.0% from $7.7 million for the six months ended June 30, 2001 to $8.7 million for the six months ended June 30, 2002. This increase was the result of higher volumes of interest-bearing liabilities combined with a decrease in the average cost of funds. Average interest-bearing liabilities increased $252 million from $260 million to $512 million while the cost of funds decreased 251 basis points from 5.95% to 3.44%.

During the first six months of 2002, MFC provided $2.3 million for possible loan losses as compared to $1.5 million for the six-month period ended June 30, 2001. Management determines the adequacy of MFC’s allowance for loan losses based on a number of factors including reviewing and evaluating its loan portfolio in order to identify potential problem loans, credit concentrations and other risk factors connected to the loan portfolio as well as current and projected economic conditions locally and nationally. Upon loan origination, management evaluates the relative quality of each loan and assigns a corresponding loan grade. All loans are periodically reviewed to determine both the initial and ongoing accuracy of these loan grades. The loan grading system assists management in determining the overall risk in the loan portfolio.

Management realizes that general economic trends greatly affect loan losses and no assurances can be made that further charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period or that further evaluation of the loan portfolio based on conditions then prevailing may not require sizable additions to the allowance, thus necessitating similarly sizable charges to operations. As a result of management’s assessment of general economic conditions and specific economic conditions in the markets in which MFC operates, MFC’s provision for loan losses was increased by more than 50% as compared with the same period during 2001, increasing $758 thousand to $2.3 million. While a portion of this increase was attributable to increased loan volume, a sizeable portion of this increase resulted from management’s assessment of a weak economy and the additional risk to the loan portfolio presented by such an economy. Accordingly, management has deemed it prudent to increase MFC’s ratio of allowance for loan losses to loans in the event the domestic economy does not recover during 2002. Consequently, management has increased this ratio by 17 basis points during the first six months of 2002, from 1.45% to 1.62%.

Due in large part to the weakened economy, MFC’s non-performing assets increased from $1.5 million at December 31, 2001 to $4.5 million at June 30, 2002. While this increase of $3 million is substantial, $2.5 million of the increase is attributable to one relationship that was placed on non-accruing status during the second quarter. This client is an operating company and the credit is secured by real estate. Management views this to be a work out situation and has made a special allocation to this credit in its calculation of the adequacy of the allowance for loan losses at June 30, 2002. Currently, management believes any potential losses associated with this credit to be adequately covered by MFC’s allowance without need for material additional provisions. Loans past due 30 to 89 days were reduced from $4.6 million at December 31, 2001 to $4.0 million at June 30, 2002 and represented 0.70% of gross loans at the end of the second quarter.

Non-interest income increased $2.0 million or 227.51% from $870 thousand for the six months ended June 30, 2001 to $2.8 million for the same period in 2002. The increase was attributable to higher service charges and fees earned on deposit accounts, increased fees associated with additional mortgage origination volume, gain on sale of securities, and other service charges and fees. The increase in service charges on deposit accounts can be attributed to a higher number of deposit accounts compared to the same period in 2001 in addition to the offering of a new checking account overdraft product that was introduced during the fourth quarter of 2001. MFC’s securities portfolio was restructured during the first six months of 2002, resulting in gains on the sale of securities in the amount of $249 thousand. The increase in other service charges and fees can be attributed primarily to increases in commissions on the sale of credit life & accident & health insurance commissions.

Other expenses increased $4.3 million or 121.0% from $3.6 million to $7.9 million for the six months ended June 30, 2002 compared to the same period in the prior year. The increase in other expenses can be attributed to increases in salaries and wages, occupancy expense and other expenses. Salaries and wages expense and occupancy expense increased primarily due to the continued expansion of MFC. Other expenses increased $1.6 million or 135.3% primarily due to increases in telecom, data processing and professional services. These increases were also due to the overall expansion of MFC’s business locations and volume.

Income before income taxes was $5.4 million for the six-month period ended June 30, 2002 compared to $1.2 million for the comparable period in 2001, representing an increase of $4.2 million or 342.0%. Income tax expense amounted to $2.2 million for the six months ended June 30, 2002 compared to $420 thousand during the same period in 2001 and MFC’s net income for the period increased $2.4 million or 302.3% to $3.2 million from $797 thousand.

Beneficial Ownership of Equity Securities

The following table describes the beneficial ownership of MFC’s equity securities as of September 20, 2002, by its current directors and certain of its executive officers, individually, and by all MFC’s current directors and executive officers as a group. On that date, no person was known to management of MFC to beneficially own more than 5% of any class or series of MFC’s equity securities with the exception of Boyd L. Hyder who is listed in the table.

	Amount and nature of beneficial ownership(1)(2)
	Common Stock				Series A Preferred Stock
		Percent of Class(3)
Name of beneficial owner	Number of shares	Current	Adjusted for minimum	Adjusted for maximum	Number of shares	Percent of class(4)
William A. Banks	13,408	0.43%	0.35%	0.32%	0	—
William H. Burton III	65,790	2.08%	1.71%	1.57%	10,500	2.50%
J. W. Davis	78,600	2.47%	2.03%	1.86%	0	—
Kenneth C. Feagin	40,057	1.27%	1.04%	0.96%	0	—
Danny L. Ford	50,840	1.61%	1.32%	1.21%	5,000	1.19%
Gregory L. Gibson	13,110	0.42%	0.34%	0.31%	0	—
Boyd L. Hyder	146,402	4.58%	3.81%	3.46%	40,000	9.54%
J. Edward Jones	24,216	0.77%	0.63%	0.58%	5,000	1.19%
Ronald R. Lamb	25,741	0.82%	0.67%	0.62%	0	—
H. Steve McManus	116,620	3.68%	3.03%	2.78%	20,000	4.77%
Van F. Phillips	75,426	2.39%	1.97%	1.80%	4,000	0.95%
Vincent K. Rees	24,480	0.77%	0.64%	0.58%	0	—
Catherine H. Schroader	83,205	2.63%	2.16%	1.98%	5,685	1.36%
Maurice A. Scott	63,382	2.00%	1.65%	1.51%	20,000	4.77%
All current directors and executive officers as a group (14 people)	821,277	23.58%	19.70%	18.20%	110,185	26.28%

(1)
Except as otherwise noted, and to the best knowledge of MFC, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. The listed shares include the following numbers of shares of MFC common stock with respect to which the individuals named and included in the group have shared voting and investment power: Mr. Banks—2,774; Mr. Burton—7,566; Mr. Ford—18,720; Mr. Hyder—374; Mr. Lamb—5,070; Mr. McManus—12,150; Mr. Phillips—56,925; Mr. Rees—1,080; Ms. Schroader—26,352; Mr. Scott—300; and all persons included in the group—131,311. The listed shares also include the following numbers of shares of MFC common stock that could be acquired by the individuals named and included in the group pursuant to currently exercisable stock options and with respect to which shares they may be deemed to have investment power only: Mr. Banks—7,860; Mr. Burton—19,002; Mr. Davis—46,200; Mr. Feagin—19,177; Mr. Ford—14,240; Mr. Gibson—

9,360; Mr. Hyder—13,390; Mr. Jones—11,154; Mr. Lamb—10,580; Mr. McManus—5,180; Mr. Phillips—7,860; Mr. Rees—23,400; Ms. Schroader—22,239; Mr. Scott—2,578; and all persons included in the group—212,220. Additionally, the listed shares include the following numbers of shares of MFC common stock that could be acquired by the individuals named and included in the group upon the conversion of shares of MFC Series A preferred stock they currently hold and with respect to which shares they may be deemed to have investment power only: Mr. Burton—12,600; Mr. Ford—6,000; Mr. Hyder—48,000; Mr. Jones—6,000; Mr. McManus—24,000; Mr. Phillips—4,800; Ms. Schroader—6,822; Mr. Scott—24,000; and all persons included in the group—132,222.

(2)
MFC Series A preferred stock is non-voting stock. Except as otherwise noted, and to the best knowledge of MFC, the individuals named and included in the group exercise sole investment power with respect to all listed shares of MFC Series A preferred stock. The listed shares include the following numbers of shares with respect to which the individuals named and included in the group have shared voting and investment power: Mr. Burton—10,500; Ms. Schroader—5,685; and all persons included in the group—16,185.

(3)
In the case of MFC common stock, “Current” percentages are calculated based on 3,138,027 total outstanding shares plus, for each named individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group pursuant to currently exercisable stock options and/or upon the conversion of outstanding shares of MFC Series A preferred stock that they hold. “Adjusted” percentages are calculated based on the minimum (3,825,114) and maximum (4,168,657) numbers of shares of MFC common stock that are expected to be outstanding following the merger (based on the minimum and maximum numbers of new shares expected to be issued in the merger) plus, for each named individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group pursuant to their currently exercisable stock options and/or upon the conversion of their shares of MFC Series A preferred stock.

(4)	In the case of MFC Series A preferred stock, percentages are calculated based on 419,243 total outstanding shares.

Board of Directors

Current Board of Directors.    MFC’s Bylaws provide for a Board of Directors made up of not less than eight nor more than 20 directors. The Board may set and change the number of directors from time to time within those limits. The Board is divided into three classes and directors are elected to staggered three-year terms. The terms of directors in one class expire each year and directors in that class are elected for new three-year terms. The twelve current members of MFC’s Board of Directors are listed in the following table.

Name and age	Positions with MFC and MountainBank	First elected/ current term expires (1)	Principal occupation and business experience
William A. Banks (78)	Director	2002 / 2005	President, BanCo Lumber, Inc. (logging/lumber manufacturing); co-owner, Mountain Air Country Club

William H. Burton III (48)	Director	1997 / 2003	President and Chief Executive Officer, Café Enterprises, Inc. (regional restaurant company)

J. W. Davis (2) (55)	President, Chief Executive Officer, and Director	1997 / 2004	Executive officer of MFC and MountainBank

Kenneth C. Feagin (47)	Director	1997 / 2005	President, Ken Feagin Truck & Trailer Sales; Partner, Martin-Feagin Ford Lincoln Mercury; formerly, partner and owner, Bryan Easler Ford (1980 - 2001) (automobile dealerships)

Danny L. Ford (54)	Director	1999 / 2004	Self-employed cattle rancher; formerly, head football coach, University of Arkansas (1993 - 1997) and Clemson University (1978 - 1989)

Boyd L. Hyder (60)	Chairman	1997 / 2003	President and owner, B&A Hyder Trucking, Inc. (trucking company)

J. Edward Jones (68)	Director	1998 / 2005	President, Sutherland Insurance & Realty Company (general insurance and real estate)

Name and age	Positions with MFC and MountainBank	First elected/ current term expires(1)	Principal occupation and business experience
Ronald R. Lamb (67)	Director	1997 / 2004	Owner, Lamb Fruit Co., Inc. and Ottanola Farms (apple production and sales)
H. Steve McManus (60)	Director	2000 / 2004
President, Beacon Food Services, Inc. (restaurant), McManus Development LLC, and Moon McManus Developers LLC (residential real estate developers); formerly, Chief Executive Officer, Hardee’s Food Systems, Inc. (1995 - 1997)

Van F. Phillips (50)	Director	2002 / 2005	Vice President, Great Meadows, Inc. (real estate development); general partner, Spruce Pine Shopping Center, Ltd.
Catherine H. Schroader (66)	Director	1997 / 2003	Co-owner and manager, Schroader’s Honda, Inc. (motorcycle dealership)
Maurice A. Scott (57)	Director	1997 / 2003	Retired; previously, Plant Manager, Monsanto Company (chemical manufacturer) (1981 - 1997)

(1)
“Year first elected” refers to the year in which each individual first took office as a director of MFC or, if before MFC’s incorporation during 2001, as a director of MountainBank. With the exception of Mr. Banks and Mr. Phillips, each person first became a director during January 2001 at the time MFC was incorporated, and each of them previously served, and continues to serve, as a director of MountainBank. Mr. Banks and Mr. Phillips previously served as directors of First Western Bank and were appointed to serve as directors of MFC following and pursuant to the agreement pertaining to MFC’s acquisition of that bank.

(2)	Mr. Davis’ employment agreement with MountainBank provides that he be nominated each year for election as a director.

Appointment of Cardinal’s Directors as Directors of MFC and MountainBank.    The Plan of Merger provides that, if they remain directors of Cardinal at the time the merger is completed, R. Leon Moore, Cardinal’s current Chairman, President and Chief Executive Officer, will be appointed to serve as a director of MFC, and Mr. Moore and one other director of Cardinal to be mutually agreed upon by Cardinal’s and MFC’s Boards of Directors will be appointed to serve as directors of MountainBank. (See “The Merger—Interests of Certain Persons With Respect to the Merger” on page          and “Information About Cardinal—Board of Directors” on page         .)

Directors’ Compensation

Director Fees.    MFC’s directors also serve as directors of MountainBank. Each director currently receives a monthly retainer of $100 plus a fee of $900 for attendance at each meeting of MFC’s or MountainBank’s Board of Directors and $150 for attendance at each meeting of a Board committee. Members of the Executive Committee receive a monthly retainer of $500 and are not compensated for attendance at Committee meetings. Other than meeting fees, directors do not receive any additional or separate compensation for their services as MFC’s directors.

Director Stock Options.    Since MountainBank was organized during 1997, options have been granted to its non-employee directors under its 1997 Director Stock Option Plan which was approved by MountainBank’s shareholders during 1998. When MFC’s reorganization became effective and it became MountainBank’s parent company during 2001, MFC assumed the Plan and MountainBank’s obligations under all outstanding options and converted the options into options to purchase MFC common stock. Additionally, the former directors of First Western Bank who became MFC’s directors held options previously granted by that bank under its separate plans which MFC assumed and converted into options to purchase MFC common stock when that bank was merged into MountainBank effective December 31, 2001. The numbers of shares of MFC common stock covered by options currently held by MFC’s non-employee directors are as follows: Mr. Banks—7,860; Mr. Burton—24,344; Mr. Feagin—24,698; Mr. Ford—17,522; Mr. Hyder—21,110; Mr. Jones—15,463; Mr. Lamb—15,260; Mr. McManus—15,541; Mr. Phillips—7,860; Ms. Schroader—26,704; and Mr. Scott—7,735.

Executive Officers

MFC’s and MountainBank’s executive officers are listed below.

J. W. Davis, age 55, serves as MFC’s and MountainBank’s President and Chief Executive Officer. He was first employed by MountainBank’s organizers during 1996 to coordinate and direct its initial organization, and he was elected President when MountainBank began operations during 1997. Previously, Mr. Davis was employed for 15 years with NationsBank (now Bank of America) where he held various positions, the most recent of which was Senior Vice President and Regional Executive for that bank’s western South Carolina branches. He has a total of 33 years of banking experience.

Vincent K. Rees, age 34, has served as MountainBank’s Chief Lending Officer since it began operations during 1997, and he was elected Executive Vice President of MountainBank during 1999. He previously was employed for seven years by NationsBank (now Bank of America) where he served as Vice President and in various positions in branch management, credit analysis, and consumer and commercial lending. Mr. Rees has a total of 13 years of banking experience.

Gregory L. Gibson, age 45, serves as MFC’s and MountainBank’s Executive Vice President and Chief Financial Officer. He became a full-time employee of MountainBank during 2000, having previously served as its Chief Financial Officer on a part-time basis since 1999. From 1997 until he was employed by MountainBank, Mr. Gibson operated his own public accounting and financial institutions consulting firm (which MountainBank retained to provide it with financial consulting services) and, from 1994 to 1997, he was employed as Senior Vice President of Bank of Mecklenburg, Charlotte, North Carolina. Mr. Gibson is a certified public accountant and has 22 years of experience in the banking industry, having served as an executive officer of six community banks and bank holding companies.

Executive Compensation

Cash Compensation.    The following table shows the cash and certain other compensation received or deferred by MFC’s and MountainBank’s named executive officers for the years indicated. Executive officers are compensated by MountainBank for their services as its officers and employees, and they receive no additional cash compensation from MFC for their services as officers of the holding company.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long term compensation
Name and principal position(s)	Year	Salary(1)	Bonus	Other annual compensation(2)	Securities underlying options(3)	All other compensation(4)
J. W. Davis (5) President and Chief Executive Officer	2001 2000 1999	$163,750 144,000 128,000	$135,000 75,000 25,000	0 0 0	0 15,000 0	$13,450 5,500 4,100

Name and principal position(s)	Year	Salary(1)	Bonus	Other annual compensation(2)	Securities underlying options(3)	All other compensation(4)
Vincent K. Rees Executive Vice President and Chief Lending Officer	2001 2000 1999	94,479 78,333 65,625	70,000 35,000 11,500	0 0 0	0 9,000 0	2,716 1,961 1,640
Gregory L. Gibson (6) Executive Vice President and Chief Financial Officer	2001 2000 1999	90,000 81,667 59,583	67,500 0 0	0 0 0	0 9,000 9,000	0 0 0

(1)	Includes amounts of salary deferred at each officer’s election under MountainBank’s Section 401(k) plan.
(2)
In addition to compensation paid in cash, MFC’s and MountainBank’s executive officers receive certain personal benefits. The value of non-cash benefits received by each named officer during 2001 did not exceed 10% of his cash compensation.

(3)	As adjusted for stock dividends and splits since the dates the options were granted.
(4)
For 2001, consists of, for Mr. Davis, MountainBank’s $5,250 contribution to the Section 401(k) plan for his account and $8,200 in director fees, and for Mr. Rees, MountainBank’s contribution to the Section 401(k) plan for his account.

(5)
Mr. Davis serves as President and Chief Executive Officer of MountainBank pursuant to an employment agreement which provides for a term of three years (which, absent notice of non-renewal from either party, is extended by one additional year on each anniversary date of the agreement), annual base salary, an annual bonus, and certain other benefits. In the event there is a “change in control” (as defined in the agreement) of MountainBank which is not approved by at least two-thirds of its directors who are not affiliated with the acquiring person, or if, following any approved change in control, and without his consent, Mr. Davis is required to move his residence or principal job location more than 50 miles from Hendersonville, his salary or benefits are reduced, or his responsibilities or authority are reduced below the level associated with his current position, then he may terminate his employment and be entitled to continue to receive salary, bonuses and employee benefits for a period of three years. The agreement may be terminated by MountainBank for “just cause” (as defined in the agreement).

(6)	Mr. Gibson was employed on a part-time basis during 1999.

Employee Stock Options.    Since MountainBank was organized during 1997, options have been granted to its executive officers pursuant to its 1997 Employee Stock Option Plan which was approved by shareholders during 1998. When MFC became the parent company of MountainBank on March 30, 2001, it assumed the Plan and MountainBank’s obligations under all outstanding options and converted the options into options to purchase MFC common stock. The following table contains information regarding all options held on December 31, 2001, under the Plan by the executive officers named in the Summary Compensation Table above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options on December 31, 2001(2)		Value of unexercised in-the-money options on December 31, 2001(2)(3)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
J. W. Davis	(1)	—	37,560	20,640	$504,125	$191,731
V. K. Rees	(1)	—	19,080	11,520	253,815	102,873
G. L. Gibson	(1)	—	7,128	13,032	69,834	100,618

(1)	No options were exercised during 2001.
(2)
All share and dollar amounts have been adjusted, or calculated based on a market value or exercise price that has been adjusted, for the six-for-five stock split which was effected in the form of a 20% stock dividend on March 11, 2002.

(3)
Represents the aggregate fair market value on December 31, 2001, of shares underlying options held on that date, minus the aggregate exercise or purchase price of those shares. On September 6, 2002, the numbers of shares underlying exercisable and unexercisable options, and the values of the exercisable and unexercisable options, respectively, based on the then current last known sales price per share of MFC common stock, were: Mr. Davis—46,200 and 12,000 shares, and $768,072 and $107,040; Mr. Rees—23,400 and 7,200 shares, and $386,712 and $64,224; and Mr. Gibson—9,360 and 10,800 shares, and $122,242 and $110,304.

Transactions with Management

MountainBank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of its and MFC’s directors and executive officers and their associates. All loans included in those transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans do not involve more than the normal risk of collectibility or present other unfavorable features.

During 1997, and in connection with MountainBank’s initial organization, its Chairman, Boyd L. Hyder, constructed and leased to the bank its main banking and executive offices in Hendersonville, North Carolina. The lease agreement calls for an initial term of 20 years (with two five-year renewal options) and current rental payments of $6,700 per month (with rent adjustments each five years based on the consumer price index). Before entering into the lease arrangement, MountainBank’s Board of Directors obtained an independent estimate of the rental value of the building and compared the terms of the lease to lease terms on comparable properties.

Additionally, during 1998, MountainBank entered into a lease agreement with Mr. Hyder for approximately 2,400 square feet of space that is used as the bank’s administration/operations facility. The lease agreement provides for an initial term of five years (with one five-year renewal option) and rental payments of $1,050 per month. During 2000, the space leased was increased to approximately 4,800 square feet and, during 2001, the leased space again was increased to approximately 6,800 square feet. The lease agreements for that additional space call for initial terms of ten years (with one five-year renewal option) and aggregate additional rental payments of $4,600 per month. Also during 2001, Mr. Hyder leased a building to MountainBank for use as a new branch office. The terms of that lease call for an initial term of ten years (with three five-year renewal options) and current lease payments of $2,400 per month (with a 15% adjustment after the first five years and a renegotiated rental for each renewal period).

Van F. Phillips, MFC’s director who formerly served as Chairman of First Western Bank, is a general partner in a partnership that leased property to First Western Bank during 1997 for use as a branch office. MountainBank assumed the lease during 2001 in connection with MFC’s acquisition of First Western Bank. The lease agreement calls for a current remaining term of approximately 18 months (with one three-year renewal option) and rental payments of $3,000 per month.

INFORMATION ABOUT CARDINAL

General

Business.    Cardinal is a Virginia stock corporation that is registered with the Federal Reserve Board and the Virginia Bureau of Financial Institutions as a bank holding company and is the parent company of Floyd. Floyd is a Virginia-chartered commercial bank that first began banking operations during 1951. Its deposits are insured by the Bank Insurance Fund of the FDIC. On June 30, 2002, Cardinal’s unaudited interim consolidated financial statements reflected total assets of approximately $182.9 million, total loans of approximately $110.3, total deposits of approximately $159.9 million, and total shareholders’ equity of approximately $22.4 million.

Floyd is a community-oriented financial institution which offers a variety of financial services to meet the needs of the communities it serves. Its operations are primarily retail oriented and directed to individuals and small- to medium-sized businesses located in its market area. The majority of Floyd’s loan customers are also depositors. While its deposits and loans are derived primarily from customers in Floyd County, it also makes loans and has deposit relationships with individual and business customers in other parts of its trade area (including the Virginia counties of Roanoke, Montgomery and Carroll, and the City of Roanoke). Floyd currently does not accept deposits over the Internet. Floyd provides most traditional commercial and consumer banking services, including personal and commercial checking and savings account, money market accounts, certificates of deposit, individual retirement accounts and related business and individual banking services. It has a diversified loan portfolio including residential and agricultural loans and commercial loans to small- and medium-sized businesses, and it makes various consumer-type loans to individuals, including installment loans and equity lines of credit. It has a loan concentration relating to customers who are bed and breakfast owners and operators. Floyd’s primary source of revenue is interest income it derives from its lending activities.

Floyd has one wholly owned subsidiary, FBC, Inc., the assets and operations of which consist primarily of annuity sales and minority interests in two title insurance companies, Virginia Title Center, LLC and Virginia Bankers Insurance Center, LLC. FBC also has an interest in BA Investment Services, LLC, which provides investment services to customers of its bank members.

Cardinal’s principal executive offices and Floyd’s main banking office are located at 101 Jacksonville Circle, Floyd, Virginia 24091, and its telephone number is (540) 745-4191.

Banking Offices.    In addition to Floyd’s main office in Floyd (Floyd County), Virginia, it operates four branch offices in Virginia, including offices in Christiansburg (Montgomery County), Hillsville (Carroll County), Willis (Floyd County), and the City of Roanoke (Roanoke County).

Banking Market.    Floyd’s principal banking market consists of the area immediately surrounding its banking offices, including Floyd County and portions of Carroll and Montgomery Counties, as well as the City of Roanoke, and is located in the southwestern portion of Virginia approximately 30 miles north of Virginia’s border with North Carolina’s border and approximately 60 miles east of the border with West Virginia.

Competition.    Floyd competes for deposits in its banking market with other commercial banks, savings banks and other thrift institutions, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, Floyd competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders.

Although there are only two commercial banks (including Floyd) which operate in Floyd County, commercial banking in the Floyd’s overall banking market (which is served by a number of locally owned community banks, statewide banking organizations and southeast regional banks) and in Virginia as a whole is extremely competitive. Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of Floyd’s competitors have greater resources, broader geographic markets and higher lending limits than Floyd, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than Floyd can. To counter these competitive disadvantages, Floyd depends on its reputation as a community bank in its local market, its direct customer contact, its ability to make credit and other business decisions locally, its personalized service, and its historical relationships in the community.

In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking, a Virginia commercial bank may be required to compete not only with other Virginia-based financial institutions, but also with out-of-state financial institutions which may acquire Virginia institutions, establish or acquire branch offices in Virginia, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general. In terms of assets, Floyd is one of the smaller commercial banks in Virginia, and there is no assurance that Floyd will be or continue to be an effective competitor in the current financial services environment.

Employees.    On June 30, 2002, Floyd had 64 full-time employees (including its executive officer) and two part-time employees. Cardinal has no employees of its own. Floyd and its employees are not parties to any collective bargaining agreement, and it considers its relations with its employees to be good.

Legal Proceedings.    From time to time, Floyd may become involved in legal proceedings occurring in the ordinary course of its banking business. However, subject to the uncertainties inherent in any litigation, Cardinal’s management believes there currently are no pending or threatened proceedings that are reasonably likely to result in a material adverse change in Cardinal’s consolidated financial condition or operations.

Properties.    Cardinal’s principal offices are located in a three-story brick building in Floyd, Virginia, which contains approximately 21,200 square feet and which is owned by Floyd and serves as its main banking office. Floyd also owns an adjacent three-story brick building which serves as a conference and training facility and contains space for expansion.

Floyd owns the facilities housing its Hillsville and Roanoke, Virginia, branch offices. Floyd’s Willis and Christiansburg, Virginia, branch offices are located in facilities which it leases.

On June 30, 2002, Cardinal’s consolidated investment in premises and banking equipment (cost less accumulated depreciation) was approximately $2.3 million.

Consolidated Financial Statements

Cardinal’s audited consolidated financial statements as of and for the years ended December 31, 2001, 2000 and 1999, and its unaudited consolidated interim statements of condition, statements of income, and statements of cash flows, as of and for the six-month periods ended June 30, 2002 and 2001, are included in this Joint Proxy Statement/Prospectus under the caption “Consolidated Financial Statements of Cardinal Bankshares Corporation” on page F-37.

Other Available Information

Cardinal is subject to the informational requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and it files reports and other information, including annual reports, quarterly reports and proxy statements, with the SEC under the 1934 Act. Cardinal’s SEC file number is 000-28780. You may read and copy any reports, proxy statements and other information filed by Cardinal with the SEC at the SEC’s public reference facilitie at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. The SEC also maintains in internet site that contains, reports, proxy statements and other information that MFC files electronically. The address of the SEC’s website is http://www.sec.gov.

The following documents filed by Cardinal with the SEC under the 1934 Act are incorporated into this Joint Proxy Statement/Prospectus by reference:

•	Cardinal’s Annual Report on Form 10-KSB filed for the year ended December 31, 2001;

•	Cardinal’s Quarterly Reports on Form 10-QSB filed for the quarters ended March 31, 2002, and June 30, 2002; and,

•	Cardinal’s Current Reports on Form 8-K dated May 31, 2002, and June 24, 2002.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis is provided to assist in the understanding and evaluation of Cardinal’s financial condition and its results of operations. The following discussion should be read in conjunction with Cardinal’s consolidated financial statements and related notes which also are included in this proxy statement/prospectus.

Table 1.    Net Interest Income and Average Balances (thousands).

	2001			2000			1999
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest earning assets:
Deposit in other banks	$678	$49	7.23%	$394	$24	6.09%	$3,944	$197	4.99%
Taxable investment securities	30,732	1,998	6.50%	35,992	2,400	6.67%	30,676	1,904	6.21%
Nontaxable investment securities	18,938	947	5.00%	20,139	960	4.77%	16,848	773	4.59%
Federal funds sold	7,644	277	3.62%	4,503	275	6.11%	9,633	479	4.97%
Loans, net	105,209	9,384	8.92%	86,386	8,006	9.27%	84,920	7,707	9.08%

Total interest-earning assets	163,201	12,655		147,414	11,665		146,021	11,060

Yield on average interest-earning assets			7.75%			7.91%			7.57%

Noninterest-earning assets:
Cash and due from banks	4,509			2,472			2,579
Premises and equipment	2,534			2,513			2,398
Interest receivable and other	3,356			7,299			5,629

Total noninterest-earning assets	10,399			12,284			10,606

Total assets	$173,600			$159,698			$156,627

Interest-bearing liabilities:
Demand deposits	$10,513	$204	1.94%	$10,673	249	2.33%	$10,180	240	2.36%
Savings deposits	20,195	619	3.07%	20,614	688	3.34%	18,945	569	3.00%
Time deposits	101,292	5,647	5.57%	90,912	5,045	5.55%	89,764	4,794	5.34%
Other borrowings	164	4	2.44%	—	—	0.00%	—	—	0.00%

Total interest-bearing liabilities	132,164	6,474		122,199	5,982		118,889	5,603

Cost on average interest-bearing liabilities			4.90%			4.90%			4.71%

Noninterest-bearing liabilities
Demand deposits	19,020			17,518			18,669
Interest payable and other	1,463			1,372			1,269

Total noninterest-bearing liabilities	20,483			18,890			19,938

Total liabilities	152,647			141,089			138,827
Stockholders’ equity	20,953			18,609			17,800

Total liabilities and stockholders’ equity	$173,600			$159,698			$156,627

Net interest income		$6,181			$5,683			$5,457

Net yield on interest-earning assets			3.79%			3.86%			3.74%

Net Interest Income.    Net interest income, the principal source of earnings, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Table 1 summarizes the major components of net interest income for the past three years and also provides yields and average balances.

Net interest income increased in 2001 to $6.2 million compared to $5.7 million in 2000 and $5.5 million in 1999. The increase in loan volume and decrease in interest expense resulted in the net increases. Competition for deposits and loans continue to be a major factor in net margins as does predatory pricing and competition from unregulated organizations. In 2001, the Federal Reserve cut the federal funds interest rate ten times totaling 4.5 percent. As a result, the net interest margin for 2001 decreased by 7 basis points to 3.79% compared to 3.86% for 2000 and 3.74% for 1999. The effects of changes in volumes and rates on net interest income in 2001 compared to 2000, and 2000 compared to 1999 are shown in Table 2.

Interest income for 2001 increased $1 million to $12.7 million from $11.7 million in 2000. Interest income in 1999 totaled $11.1 million.

Interest expense increased by $492,000 in 2001 to $6.5 million from $6.0 million in 2000 and $5.6 million in 1999. The increase in 2001 from 2000 was due to an increase in deposits. Interest paid on time deposits, which make up the largest portion of interest-bearing deposits, increased $602,000, or 11.9% from 2000 to 2001.

Table 2.    Rate/Volume Variance Analysis (thousands)

	Interest Income/ Expense Variance	Variance Attributed To		Interest Income/ Variance Expense	Variance Attributed To
		Rate	Volume		Rate	Volume
Interest-earning assets:
Deposits in other banks	$25	$(49)	$74	$(173)	$4	$(177)
Taxable investment securities	(402)	(125)	(277)	496	166	330
Nontaxable investment securities	(13)	(5)	(8)	187	36	151
Federal funds sold	2	(191)	193	(204)	52	(256)
Loans	1,378	(348)	1,726	299	166	133

Total	990	(718)	1,708	605	424	181

Interest-bearing liabilities:
Demand deposits	(45)	(41)	(4)	9	(3)	12
Savings deposits	(69)	(54)	(15)	119	69	50
Time deposits	602	26	576	251	190	61
Other borrowings	4	4	—	—	—	—

Total	492	(65)	557	379	256	123

Net interest income	$498	$(653)	$1,151	$226	$168	$58

Provision for Loan Losses.    The allowance for loan losses is established to provide for potential losses in Cardinal’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for any potential losses. The factors considered in making this decision are the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook.

In 2001, management decreased the provision for loan loss reserve from $500,000 in 2000 to $442,000 in 2001. The provision for loan losses was $141,721 in 1999. Cardinal’s allowance for loan losses as a percentage of gross loans at the end of 2001 was 1.1% as compared to 1.2% in 2000. When compared to the most recent available peer bank information as of September 30, 2001 the allowance for loan losses as percentage of total loans at the end of 2001 was in the top 10% of all peer banks.

Additional information is contained in Tables 12, 13 and 14, and is discussed in Nonperforming and Problem Assets.

Other Income.    Noninterest income consists of revenues generated from a broad range of financial services and activities. Service charges on deposit accounts including charges for insufficient funds items and fees charged for nondeposit services makeup the majority of noninterest income. Noninterest income also includes fees charged for services such as safe deposit box rental fees, letters of credit fees, and gains realized on the sale of securities. Noninterest income totaled $511,000 in 2001, an increase of 14.0% from the $449,000 recorded in 2000. Noninterest income in 1999 totaled $376,000. The primary sources of noninterest income for the past three years are summarized in Table 3.

Table 3. Sources of Noninterest Income (thousands)

	2001	2000	1999
Service charges on deposit accounts	$281	$233	$200
Other service charges and fees	77	59	47
Safe deposit box rent	36	35	33
Gain on the sale of securities	44	—	5
Other income	73	122	91

Total noninterest income	$511	$449	$376

Other Expense.    Noninterest expense for 2001 increased by $221,000 or 6.7% to $3.5 million. Noninterest expense in 2000 was $3.3 million and $3.1 million in 1999 (see Table 4). The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 53.1% in 2001, 53.9% in 2000 and 52.8% in 1999.

Table 4 provides a further breakdown of noninterest expense for the past three years.

Table 4. Sources on Noninterest Expense (thousands)

	2001	2000	1999
Salaries and wages	$1,571	$1,504	$1,340
Employee benefits	589	519	574

Total personnel expense	2,160	2,023	1,914
Occupancy expense	205	196	163
Furniture and equipment	318	315	283
Printing and supplies	46	55	56
FDIC deposit insurance	27	28	16
Professional services	91	113	123
Postage	82	74	78
Telephone	57	47	61
Courier fees	51	45	37
Education and seminars	13	16	7
Travel expense	9	7	9
Director fees and expense	46	45	43
Advertising and public relations	24	34	33
Insurance expense	32	40	30
Capital stock tax	108	99	96
Outside services	18	43	30
Other real estate expense, net	7	1	(9)
Real estate loan servicing fee	20	16	13
Other operating expense	214	110	93

Total noninterest expense	$3,528	$3,307	$3,076

Income Taxes.    Income tax expense is based on amounts reported in the statements of income (after adjustments for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future Federal income tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Income tax expense (substantially all Federal) was $632,000 in 2001, $499,000 in 2000 and $650,000 for 1999 representing 23.2%, 21.4% and 24.8% of income before income taxes, respectively. Tax expense increased $133,000 or 26.7% from 2000 to 2001.

Cardinal’s deferred income tax benefits and liabilities result primarily from temporary differences (discussed above) in provisions for credit losses, valuation reserves, depreciation, deferred compensation, deferred income, pension expense, and investment security discount accretion.

Net deferred income tax benefits of approximately $367,000 and $509,000 at December 31, 2001 and 2000, respectively, are included in other assets. At December 31, 2001, $103,000 of the total deferred tax asset is applicable to unrealized appreciation on investment securities available for sale.

Earning Assets.    In 2001, average earning assets increased $15.8 million from the 2000 average of $147.4 million. Total average earning assets represented 94.0% of total average assets in 2001 compared to 92.3% in 2000. Increases in average loans and average investment securities accounted for an overall increase in total average earning assets of 8.7%. Average federal funds sold accounted for 4.4% of total average assets compared to 2.8% in 2000. Average interest bearing bank balances accounted for 0.4% of total average assets compared to 0.2% in 2000. Average loans accounted for 60.6% of total average assets in 2001 compared to 54.1% in 2000. For 1999, average net loans represented 54.2% of average assets. A summary of average assets for the past three years is shown in Table 5.

Table 5. Average Asset Mix (thousands)

	2001		2000		1999
	Average Balance	%	Average Balance	%	Average Balance	%
Earning assets:
Loans, net	$105,209	60.60	$86,386	54.09	$84,920	54.22
Investment securities	49,670	28.61	56,131	35.15	47,524	30.34
Federal funds sold	7,644	4.40	4,503	2.82	9,633	6.15
Interest-bearing bank balances	678.40		394	0.25	3,944	2.52

Total earning assets	163,201	94.01	147,414	92.31	146,021	93.23

Nonearning assets:
Cash and due from banks	4,509	2.60	2,472	1.55	2,579	1.65
Premises and equipment	2,534	1.46	2,513	1.57	2,398	1.53
Other assets	3,356	1.93	7,299	4.57	5,629	3.59

Total nonearning assets	10,399	5.99	12,284	7.69	10,606	6.77

Total assets	$173,600	100.00	$159,698	100.00	$156,627	100.00

Loans.    Average net loans totaled $105.2 million during 2001, an increase of $18.8 million or 21.8% more than 2000. A significant portion of the loan portfolio, 91.6%, is made up of loans secured by various types of real estate. Total loans secured by 1-4 family residential properties represented 26.5% of total loans at the end of 2001 while nonfarm/nonresidential properties make up 49.1%.

Cardinal makes both consumer and commercial loans to all neighborhoods within its market area, including the low- and moderate-income areas. The market area is generally defined to be all or portions of the Floyd, Roanoke, Montgomery and Carroll Counties of Virginia and the Cities of Roanoke and Radford, Virginia. Cardinal places emphasis on consumer based installment loans and commercial loans to small and medium sized businesses. Predatory pricing and competition from unregulated organizations have also been a factor when generating new loans. The amounts of loans outstanding by type at year-end 2001 and 2000, and the maturity distribution of variable and fixed rate loans as of year-end 2001 are presented in Table 6 and Table 7, respectively.

Table 6. Loan Portfolio Summary (thousands)

	December 31, 2001		December 31, 2000
	Amount	%	Amount	%
Construction and development	$13,263	11.54	$7,621	8.10
Farmland	4,156	3.62	3,877	4.12
1-4 family residential	30,475	26.53	29,095	30.93
Multifamily residential	842	0.73	829	0.89
Nonfarm, nonresidential	56,446	49.13	40,807	43.38

Total real estate	105,182	91.55	82,229	87.42
Agricultural	1,069	0.93	964	1.02
Commercial and industrial	3,791	3.30	3,250	3.46
Consumer	3,998	3.48	5,802	6.17
Other	404	0.35	550	0.58
Leases	447	0.39	1,271	1.35

Total	$114,891	100.00	$94,066	100.00

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 8.9% in 2001 compared to an average yield of 9.3% in 2000.

Table 7. Maturity Schedule of Loans (thousands)

	2001
	Commercial Finanical and Agricultural	Construction and Development	Others	Total
				Amount	%
Fixed rate loans:
Three months or less	$819	$250	$566	$1,635	1.42%
Over three months to twelve months	1,637	1,300	1,833	4,770	4.15%
Over twelve months to three years	3,288	—	4,183	7,471	6.50%
Over three years to five years	3,890	—	1,966	5,856	5.10%
Over five years to fifteen years	2,749	—	3,956	6,705	5.84%
Over fifteen years	155	1,417	469	2,041	1.78%

Total fixed rate loans	12,538	2,967	12,973	28,478	24.79%

Variable rate loans:
Three months or less	8,774	6,218	5,456	20,448	17.80%
Over three months to twelve months	9,324	—	4,001	13,325	11.60%
Over twelve months to three years	21,044	2,057	9,864	32,965	28.69%
Over three years to five years	10,811	2,021	4,970	17,802	15.49%
Over five years to fifteen years	1,873	—	—	1,873	1.63%
Over fifteen years	—	—	—	—	0.00%

Total variable rate loans	51,826	10,296	24,291	86,413	75.21%

Total loans:
Three months or less	9,593	6,468	6,022	22,083	19.22%
Over three months to twelve months	10,961	1,300	5,834	18,095	15.75%
Over twelve months to three years	24,332	2,057	14,047	40,436	35.19%
Over three years to five years	14,701	2,021	6,936	23,658	20.59%
Over five years to fifteen years	4,622	—	3,956	8,578	7.47%
Over fifteen years	155	1,417	469	2,041	1.78%

Total loans	$64,364	$13,263	$37,264	$114,891	100.00%

Investment Securities.    Cardinal uses its investment portfolio to provide liquidity for unexpected deposit decreases or increased loan generation, to meet Cardinal’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, U.S. Government agencies, Mortgage Backed Securities and State and local bond issues. All securities are high quality and high grade. Management views the investment portfolio as a source of income, and purchases securities with the intent of retaining them until maturity. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time, management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at the end of 2001 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the earlier of the contractual maturity or the call date, if any. At December 31, 2001, the market value of the investment portfolio was $45.3 million, representing a $590,000 unrealized appreciation above amortized cost. This compared to a market value of $57.5 million and a $15,000 million depreciation below amortized cost a year earlier.

Table 8. Investment Securities (thousands)

	Amortized Cost Due
	In One Year or Less	After One Through Five Yrs.	After Five Through Ten Yrs.	After Ten Years	Restricted Equity Securities	Total	Market Value
December 31, 2001
Investment securities:
US Government Agencies and Mortgage Backed Securities	$724	$2,176	$1,116	$15,906	$—	$19,922	$20,197
State and political subs.	685	7,347	7,644	4,721	—	20,397	20,668
Other	500	505	—	1,279	—	2,284	2,328
Restricted Equity Securities	—	—	—	—	2,126	2,126	2,126

Total	$1,909	$10,028	$8,760	$21,906	$2,126	$44,729	$45,319

Weighted average yields:
U.S. Government agencies and Mortgage Backed Securities	5.88%	5.98%	5.92%	6.45%	0.00%
States and political subs.	4.62%	4.61%	4.70%	5.29%	0.00%
Other	7.71%	6.04%	0.00%	6.65%	0.00%
Restricted Equity Securities	0.00%	0.00%	0.00%	0.00%	5.96%
Consolidated	5.90%	4.99%	4.85%	6.21%	5.96%	5.63%

	Book Value	Market Value
December 31, 2000
Investment securities:
U.S. Government agencies and Mortgage Backed Securities	$35,182	$34,978
States and political subdivisions	20,200	20,394
Other	1,488	1,483
Restricted Equity Securities	6.31	631

Total	$57,501	$57,486

Deposits.    Cardinal relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less certificates of deposits in denominations of $100,000 or more) are the primary funding source. Cardinal’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. Cardinal’s management must continuously monitor market pricing, competitor’s rates, and internal interest rate spreads to maintain Cardinal’s growth and profitability. Cardinal attempts to structure rates so as to promote deposit and asset growth while at the same time increasing overall profitability of Cardinal.

Average total deposits for the year ended December 31, 2001 amounted to $151.0 million which was an increase of $11.3 million, or 8.1% over 2000. The percentage of Cardinal’s average deposits that are interest-bearing remained at 87.4% in 2001 and 2000. Average demand deposits which earn no interest increased to $19.0 million in 2001 from $17.5 million in 2000. Average deposits for the past three years are summarized in Table 9.

Table 9. Deposit Mix (thousands)

	2001		2000		1999
	Average Balance	%	Average Balance	%	Average Balance	%
Interest-bearing deposits:
NOW accounts	$10,513	6.96	$10,673	7.64	$10,180	7.40
Money Market	6,163	4.08	5,842	4.18	3,323	2.42
Savings	14,032	9.29	14,772	10.57	15,622	11.36
Small denomination certificates	77,663	51.43	73,696	52.75	73,980	53.78
Large denomination certificates	23,629	15.65	17,216	12.32	15,784	11.47

Total interest-bearing deposits	132,000	87.41	122,199	87.46	118,889	86.43

Noninteresting-bearing deposits	19,020	12.59	17,518	12.54	18,669	13.57

Total deposits	$151,020	100.00	$139,717	100.00	$137,558	100.00

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $6.4 million or 37.3%, in 2001. Much of the increase in large certificates of deposit is from local government funds. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Table 10 provides maturity information relating to Certificate of Deposits of $100,000 or more at December 31, 2001.

Table 10. Large Time Deposit Maturities (thousands)

Analysis of time deposits of $100,000 or more at December 31, 2001:
Remaining maturity of three months or less	$4,546
Remaining maturity over three through twelve month	14,324
Remaining maturity over twelve months	7,672

Total time deposits of $100,000 or more	$26,542

Capital Adequacy.    Stockholders’ equity increased 9.0% from $19.7 million at December 31, 2000 to $21.5 million at December 31, 2001. The increase was primarily a result of earnings partially offset by dividends and an increase in the market value of available for sale securites. Average shareholders’ equity as a percentage of average total assets amounted to 12.1% in 2001 and 11.7% in 2000.

Cardinal announced a 3-for-1 stock split, effected in the form of a dividend, to be distributed to all stockholders of record as of April 25, 2001.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common shareholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8%. As of December 31, 2001 Floyd has a ratio of Tier 1 capital to risk-weighted assets of 10.3% and a ratio of total capital to risk-weighted assets of 11.3%. These ratios continue to be equal to or above most of our peer group.

Table 11. Year-End Risk-Based Capital (thousands)

	2001		2000
	Consolidated	Bank of Floyd	Consolidated	Bank of Floyd
Tier I capital	$21,262	$12,457	$19,981	$13,813
Qualifying allowance for loan losses (limited to 1.25% of risk-weighted assets)	1,302	1,277	1,135	1,109

Total regulatory capital	$22,564	$13,734	$21,116	$14,922

Total risk-weighted assets	$123,078	$121,464	$105,081	$103,116

Tier I as a percent of risk-weighted assets	17.3%	10.3%	19.0%	13.4%
Total regulatory capital as a percent of risk-weighted assets	18.3%	11.3%	20.1%	14.5%
Leverage ratio*	11.6%	7.0%	12.6%	8.7%

*	Tier I capital divided by average total assets for the quarter ended December 31.

In addition, a minimum leverage ratio of Tier I capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator’s evaluation of Floyd’s overall safety and soundness. As of December 31, 2001, Floyd had a ratio of year-end Tier I capital to average total assets for the fourth quarter of 2001 of 7.0%. Table 11 sets forth summary information with respect to Cardinal and Floyd’s capital ratios at December 31, 2001. All capital ratio levels indicate that Cardinal is well capitalized.

At December 31, 2001 Cardinal had 1,535,733 shares of common stock outstanding which were held by approximately 600 shareholders of record.

Nonperforming and Problem Assets.    Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. Cardinal attempts to use shorter-term loans and, although a portion of the loans have been made based upon the value of collateral, it tries to rely primarily on the cash flow of the borrower as the source of repayment rather than the value of the collateral.

Cardinal also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

Nonperforming assets at December 31, 2001 and 2000 are analyzed in Table 12.

Table 12. Nonperforming Assets

	2001	2000
Non-accrual loans	$16,972	$216,551
Loans past due 90 days or more	636,392	333,931
Foreclosed properties	52,028	293,651

	$705,392	$844,133

Nonperforming assets at year-end 2001 were 0.6% of loans outstanding and 0.9% at year-end 2000.

The allowance for loan losses is maintained at a level adequate to absorb potential losses. Some of the factors which management considers in determining the appropriate level of the allowance for loan losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market areas that Cardinal serves. Bank regulators also periodically review Cardinal’s loans and other assets to assess their quality. Credits deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 13.

Table 13. Loan Losses

	2001	2000	1999
Allowance for loan losses, beginning	$1,133,993	$1,661,521	$1,668,201
Provision for loan losses, added	442,000	500,000	141,721
Loans charged off	(483,907)	(1,085,500)	(161,873)
Recoveries of loans previously charged off	208,062	57,972	13,472

Net charge-offs	(275,845)	(1,027,528)	(148,401)

Allowance for loan losses, ending	$1,300,148	$1,133,993	$1,661,521

Net loan charge-offs as a percentage of average loans were 0.3% in 2001, 1.2% in 2000 and 0.2% in 1999. Gross charge-offs during 2001 totaled $483,907 and consisted mostly of leases. Recoveries during 2001 totaled $208,062.

The loan portfolio also included loans to various borrowers (watch loans) at year-end for which management had concerns about the ability of the borrowers to continue to comply with present loan repayment terms, and which could result in some or all of these loans being uncollectible. Management monitors these loans carefully and has provided for these loans in the allowance for loan losses.

The allowance for loan losses was approximately $1.3 million, or 1.1% of gross loans outstanding at December 31, 2001, an increase of $166,000 above the 1.2% reserve at December 31, 2000. Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however, consider the allowance for loan losses to be adequate at December 31, 2001.

The allocation of the reserve for loan losses is detailed in Table 14 below:

Table 14. Allocation of the Reserve for Loan Losses

	2001		2000		1999
Balance at end of period applicable to	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)
Commercial, financial and agricultural	$693	56.02	$358	50.96	$427	50.85
Real estate, construction	118	11.54	—	8.10	—	3.82
Real estate, mortgage	384	28.22	475	32.84	681	33.68
Installment loans to individuals, other	43	3.83	44	6.75	113	7.47
Leases	62	0.39	257	1.35	441	4.18

Total	$1,300	100.00	$1,134	100.00	$1,662	100.00

(1)	Represents the percentage of loans in each category to the total loans outstanding.

Liquidity and Interest Rate Sensitivity.    The principal goals of Cardinal’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect Cardinal from wide fluctuations in its net interest income which could result from interest rates changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal funds lines from correspondent banks, borrowings from the Federal Reserve Bank and the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) is considered to be adequate by management.

Table 15. Interest Rate Sensitivity (thousands)

	December 31, 2001 Maturities/Repricing
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Earnings Assets:
Loans	$22,083	$18,095	$64,094	$10,619	$114,891
Investments	335	1,574	10,028	30,666	42,603
Interest-bearing deposits with other banks	196	—	—	—	196
Federal funds sold	18,990	—	—	—	18,990

Total	$41,604	$19,669	$74,122	$41,285	$176,680

Interest-bearing deposits:
NOW accounts	$12,524	$—	$—	$—	$12,524
Money market	7,733	—	—	—	7,733
Savings	15,383	—	—	—	15,383
Certificates of deposit	19,908	52,758	35,047	7	107,720

Total	$55,548	$52,758	$35,047	$7	$143,360

Interest sensitivity gap	$(13,944)	$(33,089)	$39,075	$41,278	$—
Cumulative interest sensitivity gap	$(13,944)	$(47,033)	$(7,958)	$33,320	$33,320
Ratio of sensitivity gap to total earning assets	(7.9%)	(18.7%)	22.1%	23.4%	0.0%
Cumulative ratio of sensitivity gap to total earning assets	(7.9%)	(26.6%)	(4.5%)	18.9%	18.9%

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 shows the sensitivity of Cardinal’s balance sheet on December 31, 2001. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2001, Cardinal appeared to be liability-sensitive with interest-bearing liabilities exceeding earning assets, subject to changes in interest rates, for the first twelve months. Included in the interest-bearing liabilities subject to interest rate changes within three months are NOW accounts and savings accounts which historically have not been as interest-sensitive as other types of interest-bearing deposits. Cardinal appears to be asset-sensitive after the first twelve months.

Matching sensitive positions alone does not ensure that Cardinal has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Table 16. Key Financial Ratios

	2001	2000	1999
Return on average assets	1.2%	1.1%	1.3%
Return on average equity	10.0%	9.8%	11.1%
Average equity to average assets	12.1%	11.7%	11.4%

Changes in Financial Condition at June 30, 2002.    Cardinal earned $1,206,839 or $0.79 basic net income per share for the six months ended June 30, 2002 compared to $1,031,187 or $0.67 basic net income per share for the same period in 2001. Total interest income of $5,902,251 less interest expense of $2,692,549 resulted in net interest income of $3,209,702 for the six months, an increase of 9.2% over the first half of 2001. Provision for loan losses charged to operations was $270,000 for the six months ending June 30, 2002 compared to $255,000 in the same period of 2001. Noninterest income and expenses amounted to $313,291 and $1,640,380, respectively for the first six months of 2002 and $302,505 and $1,360,187 for the same period in 2001.

Total assets at June 30, 2002 were $182,853,077 compared to $185,797,743 at December 31, 2001. The decrease in assets was primarily due to the $4,394,892 decrease in net loans.

Net income for the quarter ended June 30, 2002 increased 33.5% over the same period in 2001. Lower interest rates resulted in less interest expense and a higher net interest income of $1,669,293 as compared to $1,506,399 for the quarter ended June 30, 2001.

Noninterest income decreased during the second quarter of 2002, amounting to $165,216 compared to $171,328 for the second quarter of 2001. Noninterest expense increased $19,607.

Loans.    At June 30, 2002, gross loans totaled $110,339,735 and represented 60.3% of total assets compared to $114,506,641 or 61.6% of total assets at December 31, 2001. The loan-to-deposit ratios for June 30, 2002 and December 31, 2001 was 69.0% and 70.0%, respectively.

Allowance for Loan Losses.    The allowance for loan losses was $1,528,134 or 1.38% of outstanding loans at June 30, 2002 compared to $1,300,148 or 1.14% of outstanding loans at December 31, 2001.

The allowance for loan losses represents management’s estimate of an amount adequate to provide for potential losses inherent in the loan portfolio. The adequacy for loan losses and the related provision are based upon management’s evaluation of the risk characteristics of the loan portfolio under current economic conditions with consideration to such factors as financial condition of the borrowers, collateral values, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, and delinquency trends. Management believes that the allowance for loan losses is adequate.

While management uses all available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Various regulatory agencies, as an integral part of their examination process, periodically review Cardinal’s allowance for loan losses. Such agencies may require Cardinal to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Deposits.    Total deposits decreased from $163,467,575 at December 31, 2001 to $159,904,478 at June 30, 2002, a decrease of $3,563,097 or 2.1%. As of June 30, 2002, Cardinal had $22,474,508 in time deposits of $100,000 or more.

Stockholders’ Equity and Capital Adequacy.    Total stockholders’ equity was $22,425,862 at June 30, 2002, compared to $21,454,297 at December 31, 2001, an increase of $971,565. The increase is attributed to net earnings of $1,206,839, dividends of $307,147 paid, and the change in the unrealized appreciation on available for sale securities of $71,873.

Cardinal’s regulators define risk-based capital guidelines as “core,” or Tier 1 capital, and “supplementary,” or Tier 2 capital. Core capital consists of common stockholders’ equity while “supplementary,” or Tier 2 capital, consists of the allowance for loan losses, subject to certain limitations. These amounts are referred to collectively as total qualifying capital. Banks are expected to meet a minimum ratio of total qualifying capital to risk adjusted assets of 8.0%. Floyd’s risk-based capital ratio exceeded 11% at June 30, 2002.

In addition to the risk-based capital guidelines mentioned above, banking regulatory agencies have adopted leverage capital ratio requirements. The leverage ratio—or core capital to assets ratio—works in tandem with the risk-based capital guidelines. The minimum leverage ratios range from three to five percent. At June 30, 2002, the Floyd’s leverage capital ratio was in excess of 7%.

Management is not presently aware of any current recommendations to Cardinal by regulatory authorities, which if they were to be implemented, would have a material effect on Cardinal’s liquidity, capital resources, or operations.

Interest Rate Risk Management.    Interest rate risk is the sensitivity of interest income and interest expense to changes in interest rates. Management continues to structure its assets and liabilities in an attempt to protect net interest income from large fluctuations associated with changes in interest rates.

Forward-Looking Statements.    This document contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in the interest rate environment, management’s business strategy, national, regional, and local market conditions and legislative and regulatory conditions.

Readers should not place undue reliance on forward-looking statements, which reflect management’s view only as to the date hereof. Cardinal undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Liquidity.    The liquidity of a bank measures its access to or ability to raise funds. Sustaining adequate liquidity requires a bank to ensure the availability of funds to satisfy reserve requirements, loan demand, deposit withdrawals, and maturing liabilities while funding asset growth and producing appropriate earnings. Liquidity is provided through maturities and repayments of loans and investments, deposit growth, and access to sources of funds other than deposits, such as the federal funds market or other borrowing sources. Cardinal’s primary liquid assets are Cash and due from banks, Interest-bearing deposits with banks, Federal funds sold and Investment securities. At June 30, 2002, the ratio of liquid assets to total deposits was 41.2% compared to a ratio of 41.6% at December 31, 2001.

Beneficial Ownership of Equity Securities

Principal Shareholders.    The following table describes the beneficial ownership of Cardinal common stock as of September 20, 2002, by the only person known to Cardinal’s management to beneficially own more than 5% of the total outstanding shares of Cardinal common stock.

Name of beneficial owner	Amount and nature of beneficial ownership(1)	Percentage of class(2)
Joseph H. Conduff Floyd, Virginia	146,736	9.55%

(1)	The listed shares include 17,175 shares held by Mr. Conduff’s spouse and as to which he may be deemed to have shared voting and investment power.
(2)	Calculated based on 1,535,733 total outstanding shares.

Management.    The following table describes the beneficial ownership of Cardinal common stock as of September 20, 2002, by Cardinal’s current directors and Chief Executive Officer, individually, and by all its current directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership(1)	Percentage of class(2)
K. Venson Bolt	8,868	0.58%
Joseph H. Conduff, Jr.	31,473	2.05%
William R. Gardner, Jr.	1,320	0.09%
C. W. Harman	6,102	0.40%
Kevin D. Mitchell	20,910	1.36%
R. Leon Moore	7,905	0.51%
Dorsey H. Thompson	8,727	0.59%
All directors and executive officers as a group (7 persons)	85,305	5.55%

(1)
Except as noted below, and to the best knowledge of Cardinal, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. Individuals named and included in the group exercise shared voting and investment power with respect to certain of the listed shares held by or jointly with family members as follows: Mr. Bolt—528 shares; Mr. Conduff—3,691 shares; Mr. Harmon—4,758 shares; Mr. Mitchell—6,258 shares; Mr. Moore—4,819 shares; Mr. Thompson—2,838 shares; and all individuals included in the group—23,492 shares.

(2)	Calculated based on 1,535,733 total outstanding shares.

Board of Directors

Cardinal’s Bylaws provide that its Board of Directors will consist of not less than six nor more than 12 members and authorize its Board of Directors to set and change the actual number of Cardinal’s directors from time to time within those limits. Cardinal’s directors are elected each year for one-year terms. The seven current members of Cardinal’s Board of Directors are listed in the following table.

Name and age	Positions with Cardinal and Floyd	Year first elected (1)	Principal occupation and business experience
K. Venson Bolt (76)	Vice Chairman	1974	Farming

Joseph H. Conduff, Jr. (43)	Director	2002	Dentist

William R. Gardner, Jr. (59)	Director	1991	Director of Pupil Personnel, Floyd County Public Schools

C. W. Harman (78)	Director	1988	Retired farmer and merchant

Kevin D. Mitchell (63)	Director	1976	Dairy farming

R. Leon Moore (60)	Chairman, President and Chief Executive Officer	1989	Cardinal’s and Floyd’s executive officer

Dorsey H. Thompson (72)	Director	1973	Farming

(1)
“Year first elected” refers to the year in which each individual first took office as a director of Cardinal or, if before Cardinal’s incorporation during 1996, as a director of Floyd. With the exception of Mr. Conduff, each person first became a director of Cardinal during March 1996 at the time Cardinal was incorporated, and each of them previously served, and continues to serve, as a director of Floyd.

The Plan of Merger provides that R. Leon Moore (who is named in the table above) will be appointed to serve as a director of MFC after the merger, and that Mr. Moore and an additional Cardinal director to be named by Cardinal’s and MFC’s Boards of Directors will be appointed to serve as directors of MountainBank. Each of Cardinal’s current directors will continue to serve as directors of Floyd after the merger. (See “The Merger—Interests of Certain Persons With Respect to the Merger” on page     .)

Directors’ Compensation

Directors’ Fees.     Cardinal’s directors also serve as directors of Floyd. Each director currently receives a fee of $275 for attendance at each meeting of Cardinal’s or Floyd’s Board of Directors and $75 for attendance at each meeting of a Board committee. Other than meeting fees, directors do not receive any additional or separate compensation for their services as Cardinal’s directors.

Deferred Income Agreements.     In connection with their service as directors of Floyd, certain of Cardinal’s and Floyd’s current and former directors are parties to deferred income agreements entered into with Floyd during 1986. Under those agreements, the directors become entitled to receive monthly payments from Floyd for a period of ten years after they reach certain ages specified in the agreements or, if earlier, their deaths. Benefits under the agreements are funded with the cash value of and death benefits under life insurance policies purchased and owned by Floyd. Cardinal’s current directors who are parties to those agreements, and the amounts of their respective monthly payments, are as follows: K. Venson Bolt—$131; Kevin D. Mitchell—$707; and Dorsey H. Thompson—$289. Payments currently are being made to Messrs. Bolt and Thompson under their agreements, but payments have not yet begun under Mr. Mitchell’s agreement.

Executive Compensation

Cash Compensation.    The following table shows cash and certain other compensation paid to or deferred by Cardinal’s Chief Executive Officer for the years indicated.

SUMMARY COMPENSATION TABLE

Annual Compensation
Name and principal position	Year	Salary (1)	Bonus	Other annual compensation (2)	All other compensation (3)
R. Leon Moore President and Chief Executive Officer	2001 2000 1999	$155,000 125,000 115,000	$-0- -0- -0-	$-0- -0- -0-	$4,395 3,500 3,500

(1)	Includes amounts of salary deferred at Mr. Moore’s election under Cardinal’s Section 401(k) plan and under a separate deferred compensation arrangement.
(2)
In addition to compensation paid in cash, Cardinal’s executive officers receive certain personal benefits. The value of those non-cash benefits received each year by Mr. Moore did not exceed 10% of his cash compensation.

(3)	The amount listed for 2001 consists of Cardinal’s $270 matching contribution on behalf of Mr. Moore to the Section 401(k) savings plan and $4,125 in directors’ fees paid to Mr. Moore.

Employment Agreement.    R. Leon Moore serves as Chairman, President and Chief Executive Officer of Cardinal and Floyd pursuant to an employment agreement entered into during February 2001 for a term of five years. The agreement, as amended during March 2002, provides for base salary of $155,000 per year (subject to annual review), participation in all incentive compensation, retirement plans and other employee benefit plans provided by Cardinal and Floyd to their employees, and participation in Floyd’s Supplemental Executive Retirement Plan further described below. Additionally, under a deferred compensation arrangement between Cardinal and Mr. Moore, he may elect annually to defer receipt of all or a portion of his compensation. The deferred compensation is invested for his benefit by a trustee and distributed to him later under certain circumstances. In connection with the merger, Mr. Moore’s employment agreement will be terminated and replaced by the new employment agreement between him, MFC and Floyd, and MFC will become responsible for Cardinal’s obligations under the deferred compensation arrangement. (See “The Merger—Interests of Certain Persons With Respect to the Merger” on page         .)

Pension Plan.    The following table shows, for various numbers of years of service and levels of compensation, the estimated benefits payable to a participant at normal retirement age under Floyd’s qualified defined benefit pension plan (the “Pension Plan”) based on federal tax laws currently in effect.

Final average compensation	Years of service
	10 years	15 years	20 years	25 years	30 years	35 years	40 years
$50,000	$8,186	$12,279	$16,372	$20,465	$22,683	$24,901	$24,901
75,000	13,561	20,342	27,122	33,903	37,871	41,839	41,839
100,000	18,936	28,404	37,872	47,340	53,058	58,776	58,776
125,000	24,311	36,467	48,622	60,778	68,246	75,714	75,714
150,000	29,686	44,529	59,372	74,215	83,433	92,651	92,651
175,000	35,061	52,592	70,122	87,653	98,621	109,589	109,589
200,000	40,436	60,654	80,872	101,090	113,808	126,526	126,526

Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. Those benefits will be actuarially increased or decreased if benefit payments begin after or before age 65. A participant’s annual compensation covered by the Pension Plan includes base salary, overtime and regular bonuses. A participant’s benefits are based on his or her years of service and “final average compensation,” which is the participant’s highest average covered compensation for any five consecutive years during his or her last ten complete calendar years as a Pension Plan participant. However, under current tax laws, $200,000 is the maximum amount of annual compensation for 2002 that can be included for purposes of calculating a participant’s final average compensation, and the maximum annual benefit that may be paid to a retiring participant is $160,000. In the case of participants who begin receiving benefits before or after age 65, the maximum permitted benefit amount is actuarially adjusted. The maximum years of credited service which may be counted in calculating benefits under the Pension Plan is 35 years.

The credited years of service and final average compensation as of January 1, 2002, for Cardinal’s Chief Executive Officer, R. Leon Moore, under the Pension Plan were 14 years and $116,697, respectively. The Pension Plan will be terminated in connection with the merger.

Supplemental Executive Retirement Plan.    Cardinal’s Chief Executive Officer, R. Leon Moore, participates in a Supplemental Executive Retirement Plan (the “SERP”) established by Floyd during 2002. Under the SERP, Mr. Moore will receive monthly payments of $3,750 for a period of 20 years following retirement from his employment with Floyd after his “normal retirement date” of January 1, 2007. The retirement benefit under the SERP becomes vested at the rate of 20% per year, but immediately becomes 100% vested if Mr. Moore dies or becomes disabled prior to his normal retirement date or if there is a “change in control” of Floyd. Upon Mr. Moore’s death before retirement or after he has begun receiving payments, his benefits will be paid to his estate or designated beneficiary. The merger will be a change in control of Floyd that causes Mr. Moore’s retirement benefit to become 100% vested.

Transactions with Management

Floyd has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of its current directors, executive officers and principal shareholders, and their associates. All loans included in those transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans do not involve more than the normal risk of collectibility or present other unfavorable features.

SUPERVISION AND REGULATION

The business and operations of MFC, MountainBank, Cardinal and Floyd are subject to extensive federal and state governmental regulation and supervision. The following is a summary of some of the basic statutes and regulations that apply to MFC, MountainBank, Cardinal and Floyd, but it is not a complete discussion of all the laws that affect their businesses.

Regulation of MFC and Cardinal

MFC and Cardinal each is a bank holding company registered with the Federal Reserve Board (the”FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). They are subject to supervision and examination by, and the regulations and reporting requirements of, the FRB. Under the BHCA, a bank holding company’s respective activities are limited to banking, managing or controlling banks, or engaging in any other activities which the FRB determines to be closely related and a proper incident to banking or managing or controlling banks.

The BHCA prohibits bank holding companies from acquiring direct or indirect control of more than 5.0% of the outstanding voting stock, or substantially all of the assets, of any financial institution, or merging or consolidating with another bank holding company or savings bank holding company, without prior approval of the FRB. Additionally, the BHCA prohibits bank holding companies from engaging in, or acquiring ownership or control of more than 5.0% of the outstanding voting stock of any company engaged in, a nonbanking activity unless that activity is determined by the FRB to be closely related and a proper incident to banking. In approving an application to engage in a nonbanking activity, the FRB must consider whether that activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

There are a number of obligations and restrictions imposed by law on a bank holding company and its insured bank subsidiaries that are designed to minimize potential loss to depositors and the FDIC insurance funds. For example, if a bank holding company’s insured bank subsidiary becomes “undercapitalized,” the bank holding company is required to guarantee (subject to certain limits) the subsidiary’s compliance with the terms of any capital restoration plan filed with its federal banking agency. Also, a bank holding company is required to serve as a source of financial strength to its bank subsidiaries and to commit resources to support those banks in circumstances where it otherwise might not do so, absent such policy. Under the BHCA, the FRB may require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary if the FRB determines that the activity or control constitutes a serious risk to the financial soundness and stability of a bank subsidiary of the bank holding company.

Regulation of MountainBank and Floyd

MountainBank and Floyd each is an insured, state-chartered bank. Floyd is a member of the Federal Reserve System, while MountainBank is a non-member bank. Their deposits are insured by the FDIC’s Bank Insurance Fund, and they are subject to supervision and examination by, and the regulations and reporting requirements of, the FRB and the Virginia State Corporation Commission/Bureau of Financial Institutions (the “Virginia Bureau”) in the case of Floyd, and the FDIC and the North Carolina Commissioner of Banks (the “North Carolina Commissioner”) in the case of MountainBank, which are their primary federal and state banking regulators.

As insured banks, MountainBank and Floyd each is prohibited from engaging as a principal in an activity that is not permitted for national banks unless (i) the FDIC determines that the activity would pose no significant risk to the deposit insurance fund and (ii) the bank is, and continues to be, in compliance with all applicable capital standards. Insured banks also are prohibited from directly acquiring or retaining any equity investment of a type or in an amount not permitted for national banks.

Floyd’s and MountainBank’s respective state banking regulators regulate all areas of Floyd’s and MountainBank’s business, including reserves, loans, mergers, the payment of dividends, and other aspects of their operations. Their respective federal and state banking regulators conduct regular examinations of the banks they supervise, and the banks must furnish periodic reports to their respective regulators containing detailed financial and other information regarding their affairs. The federal and state banking regulators have broad powers to enforce laws and regulations that apply to the banks they supervise and to require corrective action of conditions that affect their safety and soundness. Among others, these powers include issuing cease and desist orders, imposing civil penalties, removing officers and directors, and the ability otherwise to intervene in the operation and management of the banks if examinations of and reports filed by the banks reflect the need to do so.

The business of both Floyd and MountainBank is influenced by prevailing economic conditions and governmental policies, both foreign and domestic, and by the monetary and fiscal policies of the FRB. The actions and policy directives of the FRB determine to a significant degree the cost and the availability of funds obtained from money market sources for lending and investing and also influence, directly and indirectly, the rates of interest paid by commercial banks on their time and savings deposits. The nature and impact on Floyd and MountainBank of future changes in economic conditions and monetary and fiscal policies are not predictable.

Gramm-Leach-Bliley Act

The federal Gramm-Leach-Bliley Act (the “GLB Act”) adopted by Congress during 1999 has dramatically changed various federal laws governing the banking, securities and insurance industries. The GLB Act has expanded opportunities for banks and bank holding companies to provide services and engage in other revenue-generating activities that previously were prohibited to them.

The GLB Act permits bank holding companies to become “financial holding companies” and, in general, (i) expands opportunities to affiliate with securities firms and insurance companies; (ii) overrides certain state laws that would prohibit certain banking and insurance affiliations; (iii) expands the activities in which banks and bank holding companies may participate; (iv) requires that banks and bank holding companies engage in some activities only through affiliates owned or managed in accordance with certain requirements; (v) reorganizes responsibility among various federal regulators for oversight of certain securities activities conducted by banks and bank holding companies; and (vi) requires banks to adopt and implement policies and procedures for the protection of the financial privacy of their customers, including procedures that allow customers to elect that certain financial information not be disclosed to certain persons. Neither MFC nor Cardinal has chosen to become a “financial holding company” and engage in newly authorized activities under the GLB Act.

The GLB Act has expanded opportunities for MFC, MountainBank, Cardinal and Floyd to provide other services and obtain other revenues in the future but, at present, it has not had a significant effect on their operations as they are presently conducted. However, this expanded authority also may present each of them with new challenges as their larger competitors are able to expand their services and products into areas that are not feasible for smaller, community oriented financial institutions. The economic effects of the GLB Act on the banking industry, and on competitive conditions in the financial services industry generally, may be profound.

Payment of Dividends

Under federal law, MountainBank and Floyd, as insured banks, each is prohibited from making any capital distributions, including paying a cash dividend, if it is, or after making the distribution it would become, “undercapitalized” as that term is defined in the Federal Deposit Insurance Act (the “FDIA”). Additionally, if in the opinion of the FDIC an insured bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the FDIC may require, after notice and hearing, that the bank cease and desist from that practice. The federal banking agencies have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. (See “—Prompt Corrective Action” below.) The federal agencies have issued policy statements which provide that insured banks generally should only pay dividends out of current operating earnings, and under the FDIA no dividend may be paid by an FDIC-insured bank while it is in default on any assessment due the FDIC. The payment of dividends by MountainBank and Floyd also may be affected or limited by other factors, such as requirements that their regulators have authority to impose on them to maintain their capital above regulatory guidelines.

Under North Carolina banking law, a bank may pay dividends only from its undivided profits. If a bank’s surplus is less than 50% of its paid-in capital stock, it may not declare a cash dividend until it has transferred from undivided profits to surplus 25% of its undivided profits or any lesser percentage that may be required to restore its surplus to an amount equal to 50% of its paid-in capital stock. However, no cash dividends may be paid at any time by a bank when it is insolvent or when payment of a dividend would render it insolvent or be contrary to its Articles of Incorporation. Additionally, there are statutory provisions regarding the calculation of undivided profits from which dividends may be paid.

Under Virginia banking law, Floyd is permitted to pay dividends out of its “net undivided profits” after providing for all expenses, losses, interest and taxes accrued or due by the bank. In addition, a deficit in capital originally paid in must be restored to its initial level and no dividend can be paid which would impair the bank’s paid-in capital. The Virginia Bureau also has the authority to limit the payment of dividends by a Virginia bank if its determines the limitation is in the public interest and is necessary to ensure the bank‘s financial soundness. In addition, as a state member bank of the Federal Reserve system, Floyd must obtain FRB approval before declaring dividends that would exceed the bank’s retained net profits for the current and two preceding years less any required transfers to surplus or a fund to retire preferred stock.

MFC is authorized to pay dividends such as are declared by its Board of Directors, provided that no such distribution results in its insolvency on a going concern or balance sheet basis. However, since MFC’s only source of funds with which it could pay dividends to its shareholders would be dividends it receives from MountainBank, MFC’s ability to pay dividends effectively is subject to the same limitations that apply to MountainBank.

Capital Adequacy

MFC, MountainBank, Cardinal and Floyd each is required to comply with the capital adequacy standards established by the FRB in the case of MFC and Cardinal, and by the FDIC in the case of MountainBank and Floyd. The FRB and the FDIC have promulgated risk-based capital and leverage capital guidelines for determining the adequacy of the capital of a bank holding company or a bank, and all applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance with these capital requirements.

Under the risk-based capital measure, the minimum ratio (“Total Capital Ratio”) of an entity’s total capital (“Total Capital”) to its risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets (“Tier 1 Capital”). The remainder (“Tier 2 Capital”) may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves. On June 30, 2002, MountainBank’s and Floyd’s Total Capital Ratios, at 10.37% and 12.84%, respectively, and their ratios of Tier 1 Capital to risk-weighted assets (“Tier 1 Capital Ratio”), at 9.12% and 11.57%, respectively, were above the minimum required levels under the FDIC’s standards. On the same date, MFC’s and Cardinal’s Total Capital Ratios, at 12.48% and 19.42%, respectively, and their Tier 1 Capital Ratios, at 10.39% and 18.17%, respectively, were above minimum required levels under the FRB’s standards. A bank or bank holding company that does not satisfy minimum capital requirements may be required to adopt and implement a plan acceptable to its federal banking regulator to achieve an adequate level of capital.

Under the leverage capital measure, the minimum ratio (the “Leverage Capital Ratio”) of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, is 3.0% for entities that meet certain specified criteria, including having the highest regulatory rating. All others generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimum. The FDIC’s guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets, and the FDIC has indicated that it will consider a bank’s “Tangible Leverage Ratio” (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. On June 30, 2002, MFC’s and MountainBank’s Leverage Capital Ratios were 9.55% and 8.37% respectively, which exceeded the required minimum levels. On the same date, Cardinal’s and Floyd’s Leverage Capital Ratios were 11.88% and 7.47%, respectively, which also exceeded the required minimum levels.

You should note that a bank’s capital category is determined solely for the purpose of applying “prompt corrective action” rules adopted by the various federal banking regulators, and they do not necessarily constitute an accurate representation of a bank’s overall financial condition or prospects for other purposes. (See “—Prompt Corrective Action” below.) A failure to meet capital guidelines could subject a bank holding company or bank to a variety of enforcement remedies under those rules, including the issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed on FDIC-insured banks that fail to meet applicable capital requirements.

The FRB and the FDIC also consider interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of an entity’s capital adequacy. The bank regulatory agencies’ methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against their exposure to losses resulting from that risk. The regulators also require banks to incorporate market risk components into their risk-based capital. Under these market risk requirements, capital is allocated to support the amount of market risk related to a bank’s trading activities.

Prompt Corrective Action

Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized”). The regulators are required to take certain mandatory supervisory actions, and they are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of any actions taken will depend upon the capital category in which an institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulators to appoint a receiver or conservator for an institution that is critically undercapitalized.

Under the final agency rules implementing the prompt corrective action provisions, an institution is deemed to be “well capitalized” if it (i) has a Total Capital Ratio of 10.0% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater, and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency. An institution is considered to be “adequately capitalized” if it has a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater. A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0%, is considered to be “undercapitalized.” A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0%, is considered to be “significantly undercapitalized,” and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.” For purposes of the regulation, the term “tangible equity” includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

An institution that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” is required to submit an acceptable capital restoration plan to its federal banking agency. An “undercapitalized” institution also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any “undercapitalized” depository institution to take any of the actions it is required to or may take with respect to a “significantly undercapitalized” institution as described above if it determines that those actions are necessary to carry out the purpose of the law. On June 30, 2002, MountainBank and Floyd each had the requisite capital levels to qualify as “well capitalized.”

Reserve Requirements

Pursuant to regulations of the FRB, all FDIC-insured banks must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $5.5 million of transaction accounts, but reserves equal to 3.0% must be maintained on the aggregate balances of those accounts between $5.5 million and $42.8 million, and reserves equal to 10.0% must be maintained on aggregate balances in excess of $42.8 million. Those percentages are subject to adjustment by the FRB. Because required reserves must be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the bank’s interest-earning assets.

FDIC Insurance Assessments

The FDIC currently uses a risk-based assessment system that takes into account the risks attributable to different categories and concentrations of assets and liabilities for purposes of calculating deposit insurance assessments to be paid by insured banks. The risk-based assessment system categorizes banks as “well capitalized,” “adequately capitalized” or “undercapitalized.” These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including banks that are “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” for prompt corrective action purposes. Banks also are assigned by the FDIC to one of three supervisory subgroups within each capital group, with the particular supervisory subgroup to which a bank is assigned being based on a supervisory evaluation provided to the FDIC by the bank’s primary federal banking regulator and information which the FDIC determines to be relevant to the bank’s financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the bank’s state supervisor). A different insurance assessment rate (ranging from zero to 31 basis points) applies to each of the nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups). A bank’s assessment rate is determined based on the capital category and supervisory subgroup to which it is assigned.

A bank’s deposit insurance may be terminated by the FDIC upon a finding that the bank has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

The FDIC is charged with the responsibility of maintaining the adequacy of the Bank Insurance Fund and the Savings Association Insurance Fund, and the amounts paid by banks for deposit insurance is influenced not only by the bank’s capital category and supervisory subgroup but also by the adequacy of the insurance funds at any time. FDIC insurance assessments could be increased substantially in the future if the FDIC finds such an increase to be necessary in order to adequately maintain the insurance funds.

Community Reinvestment

Under the Community Reinvestment Act (“CRA”), as implemented by regulations of the federal bank regulatory agencies, an insured bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for banks, nor does it limit a bank’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the federal bank regulatory agencies, in connection with their examination of insured banks, to assess the banks’ records of meeting the credit needs of their communities, using the ratings of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance,” and to take that record into account in its evaluation of certain applications by those banks. All insured banks are required to make public disclosure of their CRA performance ratings. MountainBank and Floyd each received a “satisfactory” rating in its most recent CRA examination.

CAPITAL STOCK OF MFC

Description of Capital Stock

Authorized Capital.    MFC’s authorized capital stock currently consists of 10,000,000 shares of $4.00 par value common stock, of which 3,138,027 shares were issued and outstanding on September 20, 2002, and 3,000,000 shares of no par value preferred stock, of which 419,243 shares were issued and outstanding on September 20, 2002, in the form of MFC Series A preferred stock. Shares of MFC common stock and preferred stock represent equity interests in MFC and are not deposits or savings accounts and are not obligations of or guaranteed by MFC or MountainBank. They are not insured by the FDIC or any other government agency and are subject to investment risk, including the possible loss of principal.

Preferred Stock Charter Provision.    MFC’s Articles of Incorporation authorize MFC to issue up to 3,000,000 shares of no par value preferred stock and authorize MFC’s Board of Directors to issue those shares from time to time, to create separate series of preferred stock within that class, and to determine the numbers of shares, designations, terms, relative rights, preferences and limitations of the preferred stock, or of shares within each series of preferred stock, at the time of issuance, all by its resolution and without any further shareholder approval. MFC Series B preferred stock to be issued to Cardinal’s shareholders will be a new series of MFC’s authorized preferred stock which is proposed to be created by MFC’s Board of Directors as described above in connection with the merger by an amendment to MFC’s Articles of Incorporation that will become effective immediately prior to the time the merger is completed. The text of the proposed amendment is included as Addendum B to the Plan of Merger which is attached as Appendix A to this Joint Proxy Statement/Prospectus.

Shares of other preferred stock issued by MFC from time to time may have certain preferences over, or special terms that differ from, MFC common stock or other shares or series of preferred stock (including MFC Series A preferred stock and Series B preferred stock). Among other things, those preferences and special terms might include:

•	the right to receive dividends (which may be cumulative or noncumulative) at a stated rate before any dividend could be paid on MFC common stock or other preferred stock;

•	the right to receive a stated distribution upon any liquidation of MFC before any distribution could be made to holders of MFC common stock or other preferred stock;

•	if they are voting shares, special voting rights, including rights to vote as a separate group or class in matters submitted for a vote of MFC’s shareholders;

•	terms providing for the conversion of shares of preferred stock into shares of MFC common stock, either automatically or at the option of the holders of the preferred stock, at specified rates; and

•
terms providing for the redemption of shares of preferred stock, either at the option of MFC or the holders of those shares or both, or upon the happening of a specified event, and, if they are redeemable, the redemption prices, conditions and times upon which redemption may take place.

Additional shares of preferred stock may be issued in the future from time to time, in one or more series, in connection with a variety of types of transactions, including without limitation, public offerings or private sales of shares to increase MFC’s capital or in connection with acquisitions by MFC of other financial institutions or other business entities. The shares issued in each separate transaction may all be of one series, or the Board of Directors may establish a separate series of shares for each separate transaction. At the time each series is established, the Board of Directors would determine the number of shares in that series and the terms, relative rights, preferences and limitations of shares within that series. The terms and preferences of shares included in each separate series of preferred stock could differ materially. The Board of Directors will have broad discretion with respect to designating and establishing the number, terms, relative rights, preferences and limitations of MFC’s preferred stock and of each separate series of preferred stock.

The ability of MFC’s Board of Directors to issue series of preferred stock and to determine the relative rights, preferences and limitations of shares within each series, all without the approval of MFC’s shareholders, could be used by the Board as, or have the effect of, an “anti-takeover” device or a deterrent to an acquisition or change in control of MFC, whether or not such a transaction was favored by MFC’s shareholders.

Voting Rights.    Holders of MFC common stock are entitled to one vote per share held of record on all matters submitted to a vote of MFC’s shareholders.

MFC Series A preferred stock is non-voting stock, and the holders of those shares are not entitled to vote on any matter submitted to a vote of MFC’s shareholders.

The proposed terms of MFC Series B preferred stock to be issued to Cardinal’s shareholders provide that the holders of those shares will be entitled to 0.4286 of a vote per share held of record on all matters submitted to a vote of MFC’s shareholders.

Except to the extent required by North Carolina law, holders of MFC’s common stock and Series A preferred stock do not, and holders of Series B preferred stock will not, have the right to vote as separate classes.

The North Carolina Control Share Acquisition Act, in general, provides that shares of voting stock of a corporation (to which that Act applies) acquired in a “control share acquisition” (“Control Shares”) will have no voting rights unless those rights are granted by resolution adopted by the holders of at least a majority of the outstanding shares of the corporation entitled to vote in the election of directors, excluding shares held by the person who has acquired or proposes to acquire the Control Shares and excluding shares held by any officer or director who is also an employee of the corporation. “Control Shares” are defined as shares of a corporation acquired by any person which, when added to the shares already owned by that person, would entitle the person (except for the application of the Act) to voting power in the election of directors equal to or greater than (i) one-fifth of all voting power, (ii) one-third of all voting power, or (iii) a majority of all voting power. “Control share acquisition” means the acquisition by any person of beneficial ownership of Control Shares with certain exceptions, including an acquisition pursuant to certain agreements of merger or consolidation to which the corporation is a party, and purchases of shares directly from the corporation.

Election of Directors.    MFC’s Bylaws provide that its Board of Directors is divided into three classes and its directors are elected to staggered three-year terms. The terms of directors in one class expire each year, and directors in that class are elected for new three-year terms. The effect of staggered terms is that only approximately one-third of MFC’s directors are elected each year. Since it would take longer for someone who is attempting to acquire control of MFC to replace MFC’s directors through the normal election process, under some circumstances staggered terms may be used as, or have the effect of, an “anti-takeover” device or a deterrent to an acquisition or change in control of MFC, whether or not such a transaction was favored by MFC’s shareholders.

Charter Amendments.    Subject to certain conditions, an amendment to MFC’s charter, including an amendment to increase or change MFC’s authorized capital stock, may be effected if the amendment is recommended to MFC’s shareholders by the Board of Directors and if the votes cast by shareholders in favor of the amendment exceed the votes cast opposing the amendment.

Merger, Share Exchange, Sale of Assets and Dissolution.    In general, North Carolina law requires that any merger, share exchange, voluntary liquidation or transfer of substantially all the assets (other than in the ordinary course of business) of a business corporation be recommended to its shareholders by its board of directors and be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of its voting stock.

However, under the North Carolina Shareholder Protection Act, the affirmative vote of the holders of 95% of MFC’s outstanding voting shares (voting as a single class, but excluding shares owned by an “interested shareholder”) is required to approve certain business combinations between MFC and an entity which owns more than 10% of MFC’s voting shares.

Dividends.    Holders of MFC common stock are entitled to dividends if and when declared by MFC’s Board of Directors from funds legally available, whether in cash or in stock. (See “—Differences in Capital Stock” below.)

The terms of MFC Series A preferred stock provide for stated cash dividends at an annual rate of $1.44 per share, and no more, subject to declaration by MFC’s Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on the Series A preferred stock are not cumulative on a year-to-year basis and are payable only as they are declared by MFC’s Board of Directors at such time or times as it elects, and no holder of Series A preferred stock has any right to receive any dividend unless and until that dividend has been declared by the Board of Directors.

The proposed terms of MFC Series B preferred stock to be issued to Cardinal’s shareholders provide for stated cash dividends at an annual rate of $ 0.60 per share, and no more, subject to declaration by MFC’s Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on MFC Series B preferred stock will not be cumulative on a year-to-year basis and will be payable only as they are declared by MFC’s Board of Directors at such time or times as it elects, and no holder of Series B preferred stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors.

Stated annual dividends on MFC Series A preferred stock and Series B preferred stock may be declared and paid in increments during each calendar year. No dividend may be declared or paid during any calendar year on MFC common stock unless and until there has been paid in full to the holders of Series A preferred stock and Series B preferred stock (or set apart for purposes of payment), without preference or priority as between those shares or, except as provided below, any other series of preferred stock, not less than a pro rata portion of the stated annual dividend on that preferred stock for that calendar year (but not for prior years) through the date on which MFC proposes to pay the cash dividend on MFC common stock. Further, MFC will not be permitted to pay a dividend on either its Series A or Series B preferred stock unless it also pays or provides for the payment of a dividend on the other Series in an amount per share that bears the same proportionate relationship to the stated annual dividend on that other Series as the amount per share proposed to be paid on the first Series bears to the stated annual dividend on that Series. Shares of Series A preferred stock and Series B preferred stock may not participate in dividends paid with respect to any other class or series of MFC’s capital stock.

Conversion Rights of Preferred Stock.    The holder of a share of MFC Series A preferred stock has the right and option of converting it into MFC common stock at the rate of one whole share of common stock for each one whole share of Series A Preferred Stock. After two years following the date of issuance of MFC Series A preferred stock, if the “market value” of a share of MFC common stock is more than $28.80, MFC will have the right and option of converting all or a portion of the outstanding shares of Series A preferred stock into MFC common stock at the rate of one whole share of MFC common stock for each one whole share of Series A preferred stock. For purposes of conversion by MFC, the market value of a share of MFC common stock will be the average of the reported closing prices for MFC common stock for the 30 trading days immediately preceding the date on which MFC gives the required written notice of conversion.

The proposed terms of MFC Series B preferred stock provide that a holder of that stock will have the right and option of converting it into MFC common stock at any time at the rate of 0.4286 of a share of common stock for each one whole share of Series B preferred stock. Subject to the satisfaction of the two conditions described below, MFC also will have the right and option of converting all or a portion of the outstanding shares of Series B preferred stock into MFC common stock at the rate of 0.4286 of a share of common stock for each one whole share of Series B preferred stock. MFC may convert all or part of the Series B preferred stock at any time when:

•	the “market value” (as defined below) of a share of MFC common stock is more than $28.00 (the “Target Price”), and if,

•
during the two preceding calendar quarters, MFC shall have paid cash dividends on MFC common stock at an annualized rate per share (the “Target Dividend”) at which a Cardinal shareholder who had received cash dividends at that rate for an entire year on a number of shares of MFC common stock equal to:

•	the total number of shares of MFC common stock he or she originally received in the merger (whether or not the shareholder still holds any or all of those shares of MFC common stock), plus the total number of the shares into which the shares of MFC Series B preferred stock he or she originally received in the merger were convertible (whether or not the shareholder still holds all those shares of MFC Series B preferred stock), would have received dividends in an aggregate amount equal to or more than the cash dividends that he or she would receive, at the stated dividend rate of $0.60 per share, over a period of one year on the total number of shares of MFC Series B preferred stock he or she originally received in the merger.

The Target Dividend will be based on the number of shares of MFC common stock issued to Cardinal’s shareholders in the merger for each of their shares of Cardinal common stock. That number will depend on the average market value of MFC common stock and it cannot be determined until immediately before the merger is completed. Likewise, the exact Target Dividend cannot be determined until immediately before the merger is completed. The following table lists what the Target Dividend would be based on the numbers of shares of MFC common stock that are expected to be issued in the merger for each share of Cardinal common stock at the various average market values used in the table on page [] to show the calculation of the exchange ratio in the merger.

If the “average market value” of MFC common stock, as calculated at the time the merger is completed is:	Then the “Target Dividend” will be:
$17.00	$0.55
17.88 (the “floor”)	0.55
22.35	0.62
26.82 (the “ceiling”)	0.68
28.00	0.68

The following example shows how the Target Dividend will be calculated. If a Cardinal shareholder holds 500 shares of Cardinal common stock, and if the average market value of MFC common stock is $22.35 at the time it is calculated immediately before the merger is completed, then, as shown on the table that appears on page        , for those 500 shares of Cardinal common stock the shareholder will receive:

•	268 shares of MFC common stock (calculated at an exchange rate of 0.5369 of a share of MFC common stock for each one share of Cardinal common stock), and

•
500 shares of MFC Series B preferred stock that could be converted into 214 shares of MFC common stock (calculated at the conversion rate of 0.4286 of a shares of MFC common stock for each one share of MFC Series B preferred stock).

Since annual dividends at the stated dividend rate of $0.60 per share on the shareholder’s MFC Series B preferred stock would be $300, MFC would have to have paid dividends on MFC common stock during the preceding two quarters at an annualized rate of $0.62 per share in order for the shareholder to have received $300 in dividends over the course of a year on 482 shares of MFC common stock (the total of the 268 shares he or she originally received in the merger and the 214 shares into which the shares of Series B preferred stock he or she originally received in the merger).

When it is determined, the Target Dividend will be stated as a specific annualized dividend amount per share of MFC common stock in the provisions of MFC’s Articles of Incorporation pertaining to the conversion of MFC Series B preferred stock.

For purposes of conversion of shares by MFC, the “market value” of a share of MFC common stock will be the average of the closing prices for MFC common stock for the 20 trading days on which trades of MFC common stock are reported immediately preceding the date on which MFC gives written notice of conversion.

If a holder of a share of Series A preferred stock or Series B preferred stock desires to convert it into MFC common stock, or if MFC desires to convert that share into MFC common stock, then, not less than 30 days in advance of the desired conversion date, the holder must give to MFC, or MFC must give to the holder, as the case may be, written notice of intent to convert which must state the date on which the conversion will be effective (the “Conversion Date”). The notice period for holders of Series A preferred stock and Series B preferred stock may be shortened under some circumstances.

In the case of a conversion of Series A preferred stock or Series B preferred stock, after giving the required notice of conversion by the holder or MFC, and prior to the Conversion Date, the holder must surrender to MFC the certificates evidencing all shares of the preferred stock to be converted. However, the holder’s failure to surrender the certificates will not affect or delay the conversion becoming effective. On the Conversion Date (or, if the Conversion Date specified in the notice is a date other than a regular business day of MFC, on MFC’s next regular business day), the holder will be deemed to become the holder of record of the shares of MFC common stock into which the holder’s preferred stock is converted, and the preferred stock being converted will be deemed to have been canceled and to no longer be outstanding. Following the Conversion Date, the holder’s certificate or certificates formerly evidencing the holder’s preferred stock which has been converted will evidence only the holder’s right to receive from MFC certificates evidencing the MFC common stock into which that preferred stock has been converted, and MFC will issue to the holder certificates evidencing the appropriate number of shares of MFC common stock as promptly thereafter as practicable. However, until the holder has surrendered to MFC the certificates formerly evidencing the holder’s preferred stock that has been converted, MFC, at its option, will not be required to deliver to the holder certificates evidencing the shares of MFC common stock into which the holder’s preferred stock has been converted, and MFC may withhold any dividend or other distribution payable on those shares of MFC common stock, until such time as the holder’s certificates have been surrendered or otherwise accounted for to MFC’s satisfaction.

In the case of a conversion at the election of MFC of less than all of the then outstanding shares of Series A preferred stock or Series B preferred stock, the shares to be converted may be chosen by MFC randomly, proportionately, or in such other manner as MFC’s Board of Directors, at its sole discretion, considers reasonable and appropriate and, when made, the Board of Directors’ determination shall be final.

Liquidation.    Holders of MFC common stock are entitled, upon a liquidation, dissolution or winding up of MFC, to participate ratably in the distribution of assets legally available for distribution to holders of common stock.

Holders of MFC Series A preferred stock are entitled, upon a liquidation, dissolution or winding up of MFC, without preference or priority as between those shares or other series of preferred stock, but before any distribution of assets to holders of MFC common stock, to receive from MFC’s assets available for distribution to shareholders, for each share held, an amount equal to $24.00 plus the amount of any dividend on that share which has been declared by MFC’s Board of Directors but has not yet been paid. That distribution will be considered full payment to the holder of that share, and the holder will not participate with the holders of any other class or series of MFC’s capital stock in the distribution of any of MFC’s additional assets.

The proposed terms of MFC Series B preferred stock provide that a holder of that stock will be entitled, upon a liquidation, dissolution or winding up of MFC, without preference or priority as between those shares or other series of preferred stock, but before any distribution of assets to holders of MFC common stock, to receive from MFC’s assets available for distribution to shareholders, for each share held, an amount equal to $12.00 plus the amount of any dividend on that share which has been declared by MFC’s Board of Directors but has not yet been paid. That distribution will be considered full payment to the holder of that share, and the holder will not participate with the holders of any other class or series of MFC’s capital stock in the distribution of any of MFC’s additional assets.

Anti-dilutive Adjustments.    Various of the terms of MFC Series A preferred stock and Series B preferred stock (including the “Target Value” and the “Target Dividend” on the Series B preferred stock and the number of shares of MFC common stock into which each share of Series B preferred stock may be converted) will be adjusted in the event of (i) any dividend payable by MFC in shares of MFC common stock or in shares of that series of preferred stock, (ii) any recapitalization, reclassification, split, reverse split, consolidation or combination of the outstanding shares of MFC common stock or shares of that series of preferred stock, or (iii) an exchange of the outstanding shares of MFC common stock or shares of that series of preferred stock for a different number or class of shares of stock or other securities of MFC in connection with a merger, statutory share exchange or other reorganization of or involving MFC and in which MFC is the surviving or resulting corporation. Following the occurrence of one of the above events, the stated annual dividend rate, the liquidation amount, the number and/or type of shares of MFC common stock or other securities into which the shares of preferred stock may be converted, the “Target Price,” the “Target Dividend,” and/or any other terms of the Series A preferred stock or Series B preferred stock will be proportionately adjusted, effective on the date of any such event, in such a manner and to such an extent as MFC’s Board of Directors, at its sole discretion, determines to be reasonable and appropriate. Any such adjustment will be made with the purpose of causing the terms of outstanding shares of Series A preferred stock or Series B preferred stock, and the rights of the holders of that stock and of MFC following the event, to be substantially equivalent to those terms and rights prior to the event. When made, MFC’s Board of Directors’ determinations with respect to which specific terms of the preferred stock are to be adjusted and the manner and extent of any such adjustment will, absent manifest error, be final, conclusive and binding on all persons.

Miscellaneous.    Holders of MFC common stock and Series A preferred stock do not have, and holders of MFC Series B preferred stock proposed to be issued to Cardinal’s shareholders will not have, preemptive rights to acquire other or additional shares which might be issued by MFC in the future or any redemption or sinking fund rights. First-Citizens Bank & Trust Company currently serves as the registrar and transfer agent for MFC common stock and Series A preferred stock, and it will serve in the same capacity with respect to MFC Series B preferred stock.

“Anti-takeover” Charter Provisions.    MFC’s Articles of Incorporation and Bylaws contain certain provisions that could be considered to be “anti-takeover” in nature and, under some circumstances, may be used as, or have the effect of, a deterrent to an acquisition or change in control of MFC, whether or not such a transaction was favored by MFC’s shareholders.

Cardinal’s Articles of Incorporation authorize it to issue only common stock. As described above, MFC’s Articles of Incorporation authorize MFC’s Board of Directors to issue preferred stock from time to time in separate series and to determine the numbers of shares, designations, terms, relative rights, preferences and limitations of the preferred stock within each series at the time of issuance, all by its resolution and without any shareholder approval. The purpose of that charter provision is to permit MFC to issue stock having terms that accommodate specific market conditions, or the facts and circumstances of specific financing or acquisition opportunities, rather than to provide a method by which the Board can resist a proposed change of control or acquisition of MFC by another entity. However, the Board’ authority could be used to resist an attempted take-over of MFC. For example, the issuance to a group that is friendly to MFC’s management of shares of a series of preferred stock having group or other special voting rights, or certain other preferential terms, could give that group effective control over the election of MFC’s directors and could deter or discourage efforts by another group or company to acquire control of MFC.

Cardinal’s directors are elected each year to one-year terms of office. As described above, MFC’s Bylaws provide that its Board of Directors is divided into three classes and its directors are elected to staggered three-year terms. The terms of directors in one class expire each year, and directors in that class are elected for new three-year terms. The primary purpose of that provision is to encourage continuity on MFC’s Board of Directors rather than to establish barriers to a change of control or acquisition of MFC by another entity. However, because only approximately one-third of MFC’s directors are elected each year, it would take longer for someone who is attempting to acquire control of MFC to replace MFC’s directors through the normal election process and, for that reason, could deter or discourage efforts by another group or company to acquire control of MFC.

Differences in Capital Stock of MFC and Cardinal

General.    Upon completion of the Merger, Cardinal’s shareholders will receive MFC common stock and Series B preferred stock for their Cardinal common stock and will become shareholders of MFC. Certain legal distinctions exist between owning Cardinal common stock and owning MFC common stock or Series B preferred stock.

Cardinal is a Virginia corporation, and the rights of the holders of Cardinal common stock are governed by its Articles of Incorporation and by Chapter 9 of Title 13.1 of the Code of Virginia (“Chapter 9”). MFC is a North Carolina business corporation, and the rights of the holders of MFC common stock and Series B preferred stock are governed solely by its Articles of Incorporation and Chapter 55 of the North Carolina General Statutes (“Chapter 55”). There are differences in Chapter 9 and Chapter 55. Also, Cardinal’s shareholders currently hold only common stock, while, after the merger is completed, they will hold a combination of common stock and preferred stock. Therefore, in some ways, the rights of Cardinal’s shareholders are different from the rights they will have as holders of MFC common stock and Series B preferred stock. While it is not practicable to describe all differences, those basic differences which MFC’s and Cardinal’s managements believe will have the most significant effect on the rights of Cardinal’s shareholders when they become MFC shareholders are discussed below.

The following is only a general summary of certain differences in the rights of holders of MFC common stock and Series B preferred stock and those of holders of Cardinal common stock. Cardinal’s shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as a shareholder which will result from the merger.

Issuance of Preferred Stock.    Cardinal’s Articles of Incorporation authorize it to issue only common stock. In addition to MFC common stock, MFC’s Articles of Incorporation authorize it to issue up to 3,000,000 shares of preferred stock and authorize MFC’s Board of Directors to issue those shares from time to time, to create separate series of preferred stock within that class, and to determine the numbers of shares, designations, terms, relative rights, preferences and limitations of the preferred stock, or of shares within each series of preferred stock, at the time of issuance, all by its resolution and without any further shareholder approval. There currently are 419,243 outstanding shares of Series A preferred stock, and MFC expects to approximately 1,535,733 shares of Series B preferred stock in the merger. So, MFC will have approximately 1,045,024 additional authorized shares of preferred stock that could be issued by its Board of Directors in the future.

Any shares of preferred stock issued by MFC from time to time in the future may have certain preferences over, or special terms that differ from, MFC common stock or other shares or series of MFC’s preferred stock, including, among other things:

•	the right to receive dividends (which may be cumulative or non-cumulative) at a stated rate before any dividend may be paid on MFC common stock or its other shares of preferred stock; and

•	the right to receive a stated distribution upon any liquidation of MFC before any distribution could be made to holders of MFC’s common stock or its other preferred stock.

Without an amendment to its Articles of Incorporation approved by Cardinal’s shareholders, Cardinal could not issue any shares of stock that had preferences over Cardinal common stock.

Merger, Share Exchange, Sale of Assets or Dissolution.    Pursuant to Chapter 9, Cardinal may not merge, consolidate or engage in a share exchange with, or sell substantially all of its assets to, any other entity, or be dissolved, without the prior approval of the holders of at least two-thirds of its outstanding shares.

Under Chapter 55, only a majority of the votes entitled to be cast by the holders of MFC’s voting stock is required in order for MFC to merge or engage in a share exchange with, or sell substantially all its assets to, any other entity, or be dissolved.

Amendment of Articles of Incorporation.    Chapter 9 generally requires that any proposed amendment to Cardinal’s Articles of Incorporation be approved by the holders of more than two-thirds of all the votes entitled to be cast by each voting group of Cardinal’s shareholder entitled to vote.

Under Chapter 55, only a majority of the votes entitled to be cast by the holders of MFC’s voting stock is required in order to approve an amendments to MFC’s Articles of Incorporation.

Limitations on or Elimination of Director Liability.    Chapter 9 provides that, in any proceeding brought by or in the right of a corporation, or by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the corporation’s Articles of Incorporation or, if approved by its shareholders, in the corporation’s bylaws, as a limitation on or elimination of the liability of the officer or director, or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under Chapter 9 or a corporation’s Articles of Incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. Cardinal’s Articles of Incorporation do not eliminate or specify a lesser cap on officers and directors liability for monetary damages as permitted by Chapter 9. They do provide for indemnification to directors, officers and employees to the maximum extent permitted under Chapter 9.

Under Chapter 55, a corporation’s Articles of Incorporation may include a provision which, subject to certain limitations, limits or eliminates the liability of its directors (but not its officers) arising out of actions, whether by or in the right of the corporation or otherwise, for monetary damages for breach of any of their duties as directors. However, such a provision will not affect a director’s liability for (i) acts or omissions that the director knew or believed were clearly in conflict with the best interests of the corporation, (ii) unlawful distributions by the corporation, or (iii) a transaction in which the director derived an improper personal benefit, or (iv) acts or omissions occurring before the date the provision becomes effective. MFC’s Articles of Incorporation provides that, to the fullest extent permitted by Chapter 55 as it exists or may be amended, no person who is serving or who has served as a director of MFC shall be personally liable to MFC or any of its shareholders or otherwise for monetary damages for breach of any duty as a director. Similar to Cardinal’s Articles of Incorporation, MFC’s Bylaws provide for indemnification to its directors and officers to the maximum extent permitted under Chapter 55.

Appraisal Rights and Rights of Dissenting Shareholders.    Under Chapter 9, a shareholder of a corporation participant in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the “fair value” of his or her shares, as determined by a court, in lieu of the consideration he or she would otherwise receive in the transaction. However, Chapter 9 provides that holders of shares of a Virginia corporation which has shares listed on a national securities exchange or which has at least 2,000 record shareholders are not entitled to dissenters’ rights unless certain requirements are met. Because Cardinal has fewer than 2,000 record shareholders, shareholders of Cardinal generally have rights to dissent from mergers, consolidations and certain other corporate transactions to which Cardinal is a party.

The provisions of Chapter 55 are similar to those of Article 9. However, because there are more than 2,000 record holders of MFC common stock, MFC’s shareholders do not have to dissent from mergers, consolidations and other corporate transactions to which MFC is a party. Holders of MFC Series B preferred stock will have rights of dissent unless and until shares of that series of stock are held by more than 2,000 shareholders.

INDEMNIFICATION OF MFC’S DIRECTORS AND OFFICERS

General

Permissible Indemnification.    In the case of a North Carolina corporation, Chapter 55 allows the corporation, by charter, bylaw, contract, or resolution, to indemnify or agree to indemnify its officers, directors, employees, and agents and any person who is or was serving at the corporation’s request as a director, officer, employee, or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities as summarized herein. Any provision in a corporation’s charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

The corporation may indemnify such person against liability expenses incurred only where such person conducted himself or herself in good faith and reasonably believed (i) in the case of conduct in his or her official corporate capacity, that his or her conduct was in the corporation’s best interests, and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

Mandatory Indemnification.    Unless limited by the corporation’s charter, Chapter 55 requires a North Carolina corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

Advance for Expenses.    Expenses incurred by a director, officer, employee, or agent of a North Carolina corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced, unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

Court-Ordered Indemnification.    Unless otherwise provided in the corporation’s charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Parties Entitled to Indemnification.    Chapter 55 defines “director” to include former directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

Indemnification by MFC

MFC’s and MountainBank’s Bylaws provide for indemnification of their directors and officers to the fullest extent permitted by North Carolina law and require their respective Boards of Directors to take all actions necessary and appropriate to authorize such indemnification.

Under North Carolina law, a corporation also may purchase insurance on behalf of any person who is or was a director or officer against any liability arising out of his status as such. MFC and MountainBank currently maintain a directors’ and officers’ liability insurance policy and its coverage is applicable to all their directors and officers.

LEGAL MATTERS

The validity of the MFC common stock and Series B preferred stock to be issued in connection with the merger is being passed upon for MFC by Ward and Smith, P.A., Raleigh, North Carolina. Certain legal matters relating to the merger will be passed upon for Cardinal by Flippin, Densmore, Morse & Jessee, Roanoke, Virginia.

EXPERTS

The consolidated financial statements of MFC as of December 31, 2001, 2000 and 1999, and for the years then ended, which are included in this Joint Proxy Statement/Prospectus, have been audited by Larrowe & Company PLLC, independent accountants, as indicated in their report which is included herein.

The consolidated financial statements of Cardinal as of December 31, 2001, 2000 and 1999, and for the years then ended, which are included in this Joint Proxy Statement/Prospectus, have been audited by Larrowe & Company PLLC, independent accountants, as indicated in their report which is included herein.

PROPOSALS FOR ANNUAL MEETINGS OF SHAREHOLDERS

Cardinal Annual Meeting

If the merger is completed, then Cardinal will not have a 2003 annual meeting of shareholders. However, in the event that the merger is not completed, Cardinal currently expects that its next annual meeting of shareholders would be held during April 2003. Any proposal of a Cardinal shareholder intended to be presented for action at that annual meeting would have to have been received by Cardinal in writing at its main office in Floyd, Virginia, no later than November 25, 2002, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy distributed by Cardinal in connection with that meeting.

In order for a proposal to be included in Cardinal’s proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of Cardinal Stock entitled to be voted on that proposal at its annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the SEC.

If Cardinal has a 2003 annual meeting, then written notice of a shareholder proposal intended to be presented at that meeting, but which is not intended to be included in Cardinal’s proxy statement and form of appointment of proxy, must be received by Cardinal at its main office in Floyd, Virginia, no later than February 8, 2003, in order for that proposal to be considered timely received for purposes of the discretionary authority of the proxies at that meeting to vote on other matters presented for action by shareholders at the meeting.

In all events, shareholder proposals (whether or not intended to be included in Cardinal’s proxy statement) must comply with the applicable requirements of Cardinal’s Bylaws. Those requirements include provisions relating to the content and timing of advance notice which must be given to Cardinal of any shareholder proposal or nomination.

MFC Annual Meeting

MFC expects that its next annual meeting of shareholders will be held during June 2003. Any proposal of an MFC shareholder intended to be presented for action at that annual meeting would have to have been received by MFC in writing at its main office in Hendersonville, North Carolina, no later than January 15, 2002, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy distributed by MFC in connection with that meeting.

In order for a proposal to be included in MFC’s proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of MFC’s securities entitled to be voted on that proposal at its annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the SEC.

Written notice of a shareholder proposal that is intended to be presented at MFC’s 2003 annual meeting, but which is not intended to be included in MFC’s proxy statement and form of appointment of proxy, must be received by MFC at its main office in Hendersonville, North Carolina, no later than March 31, 2003, in order for that proposal to be considered timely received for purposes of the discretionary authority of the proxies at that meeting to vote on other matters presented for action by shareholders at the meeting.

CONSOLIDATED FINANCIAL STATEMENTS OF
MOUNTAINBANK FINANCIAL CORPORATION

Index to Consolidated Financial Statements
Page
Audited Consolidated Financial Statements
Independent Auditors’ Report	F-2
Consolidated Balance Sheets — December 31, 2001 and 2000	F-3
Consolidated Statements of Income — For the years ended December 31, 2001, 2000 and 1999	F-4
Consolidated Statements of Changes in Stockholders’ Equity — For the years ended December 31, 2001, 2000 and 1999	F-5
Consolidated Statements of Cash Flows — For the years ended December 31, 2001, 2000 and 1999	F-6
Notes to Consolidated Financial Statements	F-8

Unaudited Interim Consolidated Financial Statements
Consolidated Balance Sheets — June 30, 2002 (Unaudited) and December 31, 2001	F-31
Consolidated Statement of Income — For the six and three months ended June 30, 2002 and June 30, 2001 (Unaudited)	F-32
Consolidated Statements of Changes in Stockholders’ Equity — For the two years ended December 31, 2001 and 2000, and the six months ended June 30, 2002 (Unaudited)	F-33
Consolidated Statements of Cash Flows — For the six months ended June 30, 2002 and 2001 (Unaudited)	F-34
Notes to Consolidated Financial Statements (Unaudited)	F-35

Independent Auditor’s Report

Board of Directors and Stockholders
MountainBank Financial Corporation

We have audited the accompanying consolidated balance sheets of MountainBank Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MountainBank Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia
February 1, 2002, except for Note 21, as to which
the date is March 20, 2002

MOUNTAINBANK FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000

	2001	2000
Assets
Cash and due from banks	$10,125,801	$7,797,745
Interest bearing deposits with banks	524,767	3,667,612
Federal funds sold	—	9,220,000
Investment securities available for sale	34,626,207	35,415,821
Restricted equity securities	10,761,398	453,300
Loans, net of allowance for loan losses $7,113,269 in 2001 and $3,006,842 in 2000	483,871,913	197,372,973
Property and equipment, net	7,203,652	2,322,157
Accrued income	3,248,609	2,007,804
Intangible assets, net	2,820,307	—
Other assets	7,940,308	851,608

Total assets	$561,122,962	$259,109,020

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$41,187,520	$15,531,055
Interest-bearing deposits	426,319,154	217,807,421

Total deposits	467,506,674	233,338,476
Federal funds purchased and securities sold under agreements to repurchase	5,239,949	3,145,147
Short-term debt	1,250,000	—
Long-term debt	42,633,140	—
Obligations under capital lease	735,567	759,804
Accrued interest payable	4,778,290	2,840,440
Other liabilities	1,963,950	814,734

Total liabilities	524,107,570	240,898,601

Commitments and contingencies
Stockholders’ equity
Preferred stock, no par value; 3,000,000 shares authorized; 92,667 shares issued and outstanding in 2001 and no shares issued or outstanding in 2000	2,224,008	—
Common stock, $4 par value; 10,000,000 shares authorized; 3,112,699 and 1,871,938 shares issued and outstanding in 2001 and 2000, respectively	12,450,796	7,487,752
Surplus	18,584,215	9,400,906
Retained earnings	3,692,648	1,182,510
Accumulated other comprehensive income (loss)	63,725	139,251

Total stockholders’ equity	37,015,392	18,210,419

Total liabilities and stockholders’ equity	$561,122,962	$259,109,020

See Notes to Consolidated Financial Statements

MOUNTAINBANK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 2001, 2000, and 1999

	2001	2000	1999
Interest and dividend income
Loans and fees on loans	$27,105,680	$13,210,158	$5,649,738
Federal funds sold	286,189	241,412	331,405
Investment securities, taxable	1,697,706	1,840,309	510,255
Investment securities, nontaxable	76,220	6,708	—
Deposit with banks	242,369	504,981	257,071
Dividends	411,883	17,541	3,160
Other	86,356	—	—

Total interest and dividend income	29,906,403	15,821,109	6,751,629

Interest expense
Deposits	15,281,358	8,795,951	3,444,426
Federal funds purchased and securities sold under agreements to repurchase	196,202	152,766	54,853
Other borrowed funds	1,143,869	67,720	61,968

Total interest expense	16,621,429	9,016,437	3,561,247

Net interest income	13,284,974	6,804,672	3,190,382
Provision for loan losses	3,347,000	1,905,000	826,500

Net interest income after provision for loan losses	9,937,974	4,899,672	2,363,882

Noninterest income
Service charges on deposit accounts	940,333	460,984	230,715
Mortgage origination income	1,434,726	499,212	493,077
Gain on sale of loans	164,667	150,977	—
Net realized gain (loss) on sale of securities	121,112	—	—
Other service charges and fees	127,951	60,240	35,018
Other income	205,580	146,514	22,893

Total noninterest income	2,994,369	1,317,927	781,703

Noninterest expense
Salaries and employee benefits	4,792,855	2,416,831	1,396,715
Occupancy	570,935	315,702	209,841
Equipment	662,481	348,619	196,212
Data processing	521,239	298,178	157,521
Amortization of intangible assets	18,266	—	—
Other general and administrative	2,640,630	1,199,182	859,468

Total noninterest expense	9,206,406	4,578,512	2,819,757

Income before income taxes	3,725,937	1,639,087	325,828
Income tax expense	1,215,799	583,118	—

Net income	$2,510,138	$1,055,969	$325,828

Basic earnings per share	$1.11	$.52	$.22

Diluted earnings per share	$1.01	$.48	$.19

Weighted average shares outstanding	2,256,780	2,041,711	1,524,865

See Notes to Consolidated Financial Statements

MOUNTAINBANK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the years ended December 31, 2001, 2000 and 1999

	Stock			Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)
	Preferred	Common	Surplus			Total
Balance, December 31, 1998	$—	$3,657,830	$2,695,579	$(199,287)	$22,461	$6,176,583
Comprehensive income
Net income	—	—	—	325,828	—	325,828
Net change in unrealized appreciation on investment securities available for sale	—	—	—	—	(81,542)	(81,542)

Total comprehensive income						244,286
Shares issued	—	1,121,735	2,627,813	—	—	3,749,548
Stock options exercised	—	28,635	23,880	—	—	52,515
Stock split, effected in the form of a dividend	—	961,530	(961,530)	—	—	—
Fractions redeemed	—	—	(440)	—	—	(440)

Balance, December 31, 1999	—	5,769,730	4,385,302	126,541	(59,081)	10,222,492
Comprehensive income
Net income	—	—	—	1,055,969	—	1,055,969
Net change in unrealized appreciation on investment securities available for sale	—	—	—	—	198,332	198,332

Total comprehensive income						1,254,301
Fractional shares purchased	—	(323)	323	—	—	—
Shares sold	—	1,705,325	5,005,128	—	—	6,710,453
Stock options exercised	—	13,020	10,153	—	—	23,173

Balance, December 31, 2000	—	7,487,752	9,400,906	1,182,510	139,251	18,210,419
Comprehensive income
Net income	—	—	—	2,510,138	—	2,510,138
Net change in unrealized appreciation on investment securities available for sale	—	—	—	—	(75,526)	(75,526)

Total comprehensive income						2,434,612
Shares sold	2,224,008	—	—	—	—	2,224,008
Shares issued to acquire PremierMortgage Associates, Inc.	—	80,000	220,000	—	—	300,000
Shares issued to acquire First Western Bank	—	2,751,364	11,005,456	—	—	13,756,820
Stock options exercised	—	56,548	32,985	—	—	89,533
Stock split, effected in the form of a dividend	—	2,075,132	(2,075,132)	—	—	—

Balance, December 31, 2001	$2,224,008	$12,450,796	$18,584,215	$3,692,648	$63,725	$37,015,392

See Notes to Consolidated Financial Statements

MOUNTAINBANK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2001, 2000, and 1999

	2001	2000	1999
Cash flows from operating activities
Net income	$2,510,138	$1,055,969	$325,828
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	501,854	298,096	185,897
Provision for loan losses	3,347,000	1,905,000	826,500
Deferred income taxes	(1,051,748)	(536,147)	(97,591)
Net realized gains (losses) on securities	(121,112)	—	—
Accretion of discount on securities, net of amortization of premiums	5,544	(33,062)	(5,570)
Changes in assets and liabilities:
Accrued income	(820,255)	(1,183,402)	(473,653)
Other assets	(282,764)	(18,298)	(110,778)
Accrued interest payable	1,623,009	2,013,733	269,138
Other liabilities	(717,434)	587,219	94,703

Net cash provided by operating activities	4,994,232	4,089,108	1,014,474

Cash flows from investing activities
Net (increase) decrease in federal funds sold	9,220,000	(7,650,000)	(1,250,000)
Net (increase)decrease in interest-bearing deposits with banks	3,142,845	7,592,546	(11,260,158)
Purchases of investment securities	(48,053,773)	(24,435,517)	(14,923,637)
Sales of investment securities	34,310,826	—	500,000
Maturities of investment securities	12,712,832	7,624,252	1,764,056
Net increase in loans	(208,389,931)	(110,779,605)	(41,717,141)
Purchases of property and equipment	(1,372,115)	(984,132)	(532,842)
Acquisition of First Western Bank	2,931,515	—	—
Acquisition of PremierMortgage Associates, Inc.	3,959	—	—
Investment in BOLI	(4,900,000)	—	—

Net cash used in investing activities	(200,393,842)	(128,632,456)	(67,419,722)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	14,455,004	8,748,989	2,090,510
Net increase in interest-bearing deposits	148,302,466	110,703,326	61,435,915
Net increase in federal funds purchased and securities sold under agreements to repurchase	1,180,892	1,877,625	663,000
Net increase in debt	31,500,000	—	—
Repayment of obligations under capital lease	(24,237)	(20,680)	(22,124)
Proceeds from the issuance of common stock, net	89,533	6,733,626	3,801,623
Proceeds from issuance of preferred stock	2,224,008	—	—

Net cash provided by financing activities	197,727,666	128,042,886	67,968,924

Net increase in cash and cash equivalents	2,328,056	3,499,538	1,563,676
Cash and cash equivalents, beginning	7,797,745	4,298,207	2,734,531

Cash and cash equivalents, ending	$10,125,801	$7,797,745	$4,298,207

Supplemental disclosures of cash flow information
Interest paid	$14,998,420	$7,002,704	$3,292,109

Income taxes paid	$2,611,852	$620,965	$90,843

See Notes to Consolidated Financial Statements

MOUNTAINBANK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
For the years ended December 31, 2001, 2000, and 1999

Schedule of non-cash investing and financing transactions:

	2001	2000	1999
Acquisition of PremierMortgage Associates, Inc.
Assets acquired:
Property and equipment, net	$4,011	$—	$—
Goodwill	292,259	—	—

	296,270	—	—

Liabilities assumed
Other liabilities	229	—	—

	229	—	—

Net non-cash assets acquired	$296,041	$—	$—

Payment for net assets acquired
Cash paid at closing	$—	$—	$—
Less cash acquired at closing	3,959	—	—

	(3,959)	—	—
Notes issued to stockholders of acquired corporation	—	—	—
Stock issued to stockholders of acquired corporation	300,000	—	—

	$296,041	$—	$—

Acquisition of First Western Bank
Assets acquired:
Investment securities	$8,487,236	$—	$—
Loans, net of allowance for loan losses $1,230,596	80,520,861	—	—
Property and equipment, net	4,007,223	—	—
Other assets	1,217,563	—	—
Acquired loan write-up	935,147	—	—
Core deposit intangible	2,546,314	—	—

	97,714,344	—	—

Liabilities assumed
Deposits	70,902,369	—	—
Federal funds purchased and securities sold under agreements to repurchase	913,910	—	—
Borrowings	12,750,000	—	—
Other liabilities	2,181,261	—	—
Acquired deposit valuation	508,359	—	—
Debt valuation allowance	(366,860)	—	—

	86,889,039	—	—

Net non-cash assets acquired	$10,825,305	$—	$—

Payment for net assets acquired
Cash paid at closing	$—	$—	$—
Less cash acquired at closing	2,931,515	—	—

	(2,931,515)	—	—
Notes issued to stockholders of acquired corporation	—	—	—
Stock issued to stockholders of acquired corporation	13,756,820	—	—

	$10,825,305	$—	$—

See Notes to Consolidated Financial Statements

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Organization and Summary of Significant Accounting Policies

Organization

MountainBank Financial Corporation (the Company) was incorporated as a North Carolina corporation on January 10, 2001 to acquire the stock of MountainBank (the Bank). The Bank was acquired by the Company on March 30, 2001.

MountainBank was organized and incorporated under the laws of the State of North Carolina on June 25, 1997 and commenced operations on June 26, 1997. The Bank currently serves nine western North Carolina counties and surrounding areas through fourteen full service banking offices. As a state chartered bank which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

MountainBanc Mortgage Corporation was organized and incorporated under the laws of the State of North Carolina on July 19, 2001. MoutainBanc Mortgage Corporation operates as a wholly-owned subsidiary of MountainBank and provides mortgage banking services to its customers in North and South Carolina. MountainBanc Mortgage Corporation commenced operations on October 1, 2001.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank and MountainBanc Mortgage. All material intercompany transactions and balances have been eliminated in consolidation.

Business segments

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers the materiality of a potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially all of the Bank’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the retirement, manufacturing and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank’s allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.

Trading securities

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities held to maturity

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. All securities held by the Bank at December 31, 2001 and 2000 were classified as available for sale.

Securities available for sale

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans held for sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Property and equipment

Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	5-40
Furniture and equipment	3-10

For assets recorded under the terms of capital leases, the present value of future minimum lease payments is treated as cost.

Foreclosed properties

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Stock-based compensation

The Bank accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Bank is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic earnings per share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted earnings per share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive income

Annual comprehensive income reflects the change in the Bank’s equity during the year arising from transactions and events other than investment by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholder’s equity rather than as income or expense.

Financial instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:    The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest-bearing deposits with banks:    Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Available-for-sale and held-to-maturity securities:    Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Mortgage loans held for sale:    Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans receivable:    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities:    The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term borrowings:    The carrying amounts of short-term debt approximate their fair values.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-term borrowings:    The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowings arrangements.

Other liabilities:    For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Note 2.    Business Combinations

On October 1, 2001, the Company acquired PremierMortgage Associates, Inc. in exchange for 20,000 shares of MountainBank Financial Corporation common stock in a transaction valued at $300,000. In conjunction with the acquisition, PremierMortgage Associates, Inc. was merged as a subsidiary of MountainBank and was renamed MountainBanc Mortgage Corporation.

On December 31, 2001, the Company acquired First Western Bank in exchange for 687,841 shares of MountainBank Financial Corporation common stock valued at $13,756,820. In conjunction with the acquisition, First Western Bank was merged with and into the Company’s subsidiary, MountainBank.

The acquisitions were accounted for as purchase transactions and accordingly the results of operations attributable to the acquired companies are included in the consolidated financial statements only from the dates of acquisition. The excess of purchase price over fair value of net tangible and identified intangible assets acquired will be evaluated annually for impairment and written down as those values become impaired. Identified intangible assets will be amortized over their expected useful life. The acquisitions are summarized as follows:

	First Western Bank	PremierMortgage Associates, Inc.
Purchase price	$13,756,820	$300,000

Loans, net	81,456,008	—
Investment securities	8,487,236	—
Identified intangible assets	2,546,314	—
Other assets	8,156,301	7,970
Deposits	(71,410,728)	—
Other liabilities	(15,478,311)	(229)

Net tangible and identified intangible assets acquired (at fair market value)	13,756,820	7,741

Excess of purchase price over net tangible and identified intangible assets acquired (at fair market value)	$—	$292,259

Results of operations for the years ending December 31, 2001 and 2000, as if the combination had occurred on January 1, 2000, are summarized below, for the acquisition of First Western Bank.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	MountainBank Financial Corporation & Subsidiaries	First Western Bank	Adjustments	Pro Forma Combined
2001
Interest income	$29,906	$6,237	$281	$36,424
Interest expense	16,621	2,665	—	19,286

Net interest income	13,285	3,572	281	17,138
Provision for credit loss	3,347	905	—	4,252
Other income	2,994	771	—	3,765
Other expense	9,206	4,303	133	13,642

Income before income taxes	3,726	(865)	148	3,009
Income taxes (benefit)	1,216	(294)	58	980

Net income (loss)	$2,510	$(571)	$90	$2,029

	MountainBank Financial Corporation & Subsidiaries	First Western Bank	Adjustments	Pro Forma Combined
2000
Interest income	$15,821	$4,968	$281	$21,070
Interest expense	9,016	2,242	—	11,258

Net interest income	6,805	2,726	281	9,812
Provision for credit loss	1,905	199	—	2,104
Other income	1,318	612	—	1,930
Other expense	4,579	3,049	133	7,761

Income before income taxes	1,639	90	148	1,877
Income taxes (benefit)	583	(349)	514	748

Net income (loss)	$1,056	$439	$(366)	$1,129

Note 3.    Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,508,000 and $336,000 for the periods including December 31, 2001 and 2000, respectively.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4.    Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amounts of securities (all available-for-sale) and their approximate fair values at December 31 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2001
Available for sale
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government agency securities	7,176,546	—	14,678	7,161,868
State and municipal securities	3,720,981	40,356	6,240	3,755,097
Mortgage-backed securities	23,632,128	239,091	161,977	23,709,242
Restricted equity securities	10,761,398	—	—	10,761,398

	$45,291,053	$279,447	$182,895	$45,387,605

2000
Available for sale
U.S. Treasury securities	$—	$—	$—	$—
U.S. Government agency securities	9,385,060	21,397	62,487	9,343,970
State and municipal securities	813,947	547	2,793	811,701
Mortgage-backed securities	25,005,827	268,965	14,642	25,260,150
Restricted equity securities	453,300	—	—	453,300

	$35,658,134	$290,909	$79,922	$35,869,121

Investment securities with amortized cost of approximately $13,000,000 and $7,000,000 at December 31, 2001 and 2000, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

There were no realized gains or losses on the sale or maturity of investment securities for the periods ended December 31, 2000 and 1999.

Gross realized gains and losses for the year ended December 31, 2001 are as follows:

2001
Realized gains, available for sale securities	$121,112
Realized losses, available for sale securities	—

$121,112

The scheduled maturities of investment securities (all available for sale) at December 31, 2001 were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$4,224,757	$4,227,610
Due after one year through five years	6,860,536	6,877,122
Due after five years through ten years	1,584,350	1,584,350
Due after ten years	21,860,012	21,937,125
Restricted equity securities	10,761,398	10,761,398

	$45,291,053	$45,387,605

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5.    Loans Receivable

The major components of loans in the balance sheets at December 31, 2001 and 2000 are as follows (in thousands):

	2001	2000
Commercial	$81,388	$29,381
Real estate:
Construction and land development	89,587	32,602
Residential, 1-4 families	99,227	36,971
Residential, 5 or more families	4,326	596
Farmland	1,959	385
Nonfarm, nonresidential	177,319	78,493
Agricultural	403	996
Consumer	32,468	20,968
Other	5,607	—

	492,284	200,392
Unearned loan origination fees, net of costs	(1,299)	(12)

	490,985	200,380
Allowance for loan losses	(7,113)	(3,007)

	$483,872	$197,373

Note 6.    Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses is as follows:

	2001	2000	1999
Balance, beginning	$3,006,842	$1,247,068	$751,816
Provision charged to expense	3,347,000	1,905,000	826,500
Recoveries of amounts charged off	15,173	4,800	630
Amounts charged off	(486,342)	(150,026)	(331,878)
Allowance of acquired bank at date of acquisition	1,230,596	—	—

Balance, ending	$7,113,269	$3,006,842	$1,247,068

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of information pertaining to impaired loans at December 31:

		2001	2000
Impaired loans without a valuation allowance		$—	$—
Impaired loans with a valuation allowance		1,711,740	79,945

Total impaired loans		$1,711,740	$79,945

Valuation allowance related to impaired loans		$805,530	$60,516

	2001	2000	1999
Average investment in impaired loans	$532,276	$21,393	$142,117

Interest income recognized for the year	$181,436	$492	$2,432

Interest income recognized on a cash basis for the year	$120,576	$492	$2,432

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

Note 7.    Property and Equipment

Components of property and equipment

Components of property and equipment and total accumulated depreciation at December 31, 2001 and 2000 are as follows:

	2001	2000
Land, buildings and improvements	$5,070,719	$1,221,110
Furniture and equipment	3,285,603	1,751,863

Property and equipment, total	8,356,322	2,972,973
Less accumulated depreciation	1,152,670	650,816

Property and equipment, net of depreciation	$7,203,652	$2,322,157

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capital lease

The Bank leases its primary banking office under the provisions of an agreement with the Chairman of the Bank’s Board of Directors which is accounted for as a capital lease. Minimum lease payments relating to the building have been capitalized as its cost. The lease calls for monthly payments of $6,700 per month for the first five years of the term with five-year segment adjustments based on changes in the CPI, and expires June 30, 2017. The lease also provides the Bank an option for two consecutive five-year renewal periods at the expiration of the original 20 year term. The banking office under capital lease at December 31, 2001 has a cost of $836,883, accumulated amortization of $189,044 and a net book value of $647,839. Amortization relating to the leased property is included in depreciation expense.

The future minimum lease payments under capital lease and the net present value of the future minimum lease payments at December 31, 2001 and 2000 are as follows:

	2001	2000
Total minimum lease payments	$1,246,200	$1,326,600
Amount representing interest	(510,633)	(566,796)

Obligation under capital lease	$735,567	$759,804

Operating leases

The Bank leases nine branch facilities under agreements accounted for as operating leases. These leases will expire between March 2003 and August 2008.

The Bank also leases a branch and its operations center under agreements accounted for as operating leases with the Chairman of the Bank’s Board of Directors. These leases will expire December 31, 2003 and April 30, 2011, respectively. The monthly lease payments are $4,600 and $2,500.

Rental expense under operating leases was $307,104, $168,141 and $103,539 for 2001, 2000 and 1999, respectively. Future minimum commitments under noncancellable leases are as follows:

	Operating Leases	Capital Leases
2002	$291,840	$80,400
2003	255,190	80,400
2004	191,400	80,400
2005	145,350	80,400
2006	74,000	80,400
Thereafter	227,800	844,200

	$1,185,580	$1,246,200

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8.    Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $120,512,039 and $66,386,988, respectively.

At December 31, 2001, the scheduled maturities of time deposits are as follows:

2002	$308,452,044
2003 through 2004	10,089,864
2005 through 2007	1,172,987
2008 through 2011	10,108

$319,725,003

Note 9.    Short-term Debt

Short-term debt consists of securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2001 and 2000 and for the periods then ended is summarized below:

	2001	2000
Outstanding balance at December 31	$6,489,949	$3,145,147

Year-end weighted average rate	1.93%	5.98%

Daily average outstanding during the period	$5,373,631	$2,069,879

Average rate for the period	3.65%	5.89%

Maximum outstanding at any month-end during the period	$10,840,114	$3,267,082

The Bank has established various credit facilities to provide additional liquidity if and as needed. These consist of unsecured lines of credit in the aggregate amount of $7,000,000 and secured lines of credit of approximately $35,000,000.

Note 10.    Long-term Debt

Components of long-term debt at December 31, 2001 are as follows:

Federal Home Loan Bank advances	$36,500,000
Banker’s Bank notes payable	6,500,000
Debt valuation allowance resulting from merger	(366,860)

$42,633,140

The advances from the Federal Home Loan Bank of Atlanta consist of two separate notes which bear interest, adjustable monthly, at fixed rates of 4.25% and 4.53%. The notes mature October 3, 2011 and April 18, 2011, respectively.

The notes payable to the Banker’s Bank also consist of two separate notes which bear interest at Wall Street Journal Prime minus one (3.75% at December 31, 2001). Both notes mature March 31, 2008.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11.    Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2001		December 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$10,126	10,126	$7,798	$7,798
Interest-bearing deposits	525	525	3,668	3,668
Federal funds sold	—	—	9,220	9,220
Securities, available-for-sale	34,626	34,626	35,416	35,416
Restricted equity securities	10,761	10,761	453	453
Loans, net of allowance for loan losses	483,872	492,331	197,373	197,317
Financial liabilities
Deposits	467,507	464,777	233,338	228,522
Short-term debt	6,490	6,490	3,145	3,145
Long-term debt	43,369	45,868	760	760
Off-balance-sheets assets (liabilities)
Commitments to extend credit and standby letters of credit	—	—	—	—

Note 12.    Earnings per Share

The following table details the computation of basic and diluted earnings per share for the periods ended December 31, 2001, 2000 and 1999:

	2001	2000	1999
Net income (loss) (income available to common shareholders)	$2,510,138	$1,055,969	$325,828

Weighted average common shares outstanding	2,256,780	2,041,711	1,524,865
Effect of dilutive securities, options	216,560	195,434	138,482

Weighted average common shares outstanding, diluted	2,473,340	2,237,145	1,663,347

Basic earnings per share	$1.11	$.52	$.22

Diluted earnings per share	$1.01	$.48	$.19

Note 13.    Stock Options

The Bank maintains a qualified incentive stock option plan which reserves up to 224,502 shares for the benefit of certain of the Bank’s employees. Options granted under this plan are exercisable at no less than fair market value of the Bank’s common stock at the date of grant, vest according to the terms of each particular grant and expire in no more than ten years.

The Bank also maintains a non-qualified stock option plan which reserves up to 224,502 shares for purchase by directors. Options granted under this plan are exercisable at no less than fair market value of the Bank’s common stock at the date of grant, vest according to the terms of each particular grant and expire in no more than ten years.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity under Bank plans during the periods ended December 31, 2001, 2000 and 1999 is summarized below:

	Qualified Plan		Non-Qualified Plan
	Available For Grant	Granted	Available For Grant	Granted
Balance, December 31, 1998	21,384	50,424	14,111	52,595
Granted	(22,388)	22,388	(14,111)	14,111
Exercised	—	(432)	—	(5,295)
Forfeited	1,004	(1,004)	—	—
Stock split	—	14,275	—	12,282

Balance, December 31, 1999	—	85,651	—	73,693
Amendment to plan	63,268	—	63,268	—
Granted	(51,864)	51,864	(63,268)	63,268
Exercised	—	(2,201)	—	—
Forfeited	4,260	(4,260)	—	—
Stock split	3,916	32,764	—	34,240

Balance, December 31, 2000	19,580	163,818	—	171,201
Relationship changes	—	47,333	—	68,750
Granted	—	—	—	—
Exercised	—	(1,967)	—	(12,170)
Forfeited	4,595	(4,595)	—	—
Stock split	4,835	40,918	—	45,556

Balance, December 31, 2001	29,010	245,507	—	273,337

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Additional information related to options for the periods ended December 31, 2001, 2000 and 1999 is detailed below:

	2001	2000	1999
Outstanding options:
Weighted average exercise price, beginning of the year	$8.78	$6.49	$5.14
Weighted average exercise price, end of the year	$11.17	$8.78	$6.49
Range of exercise prices:
From	$5.09	$5.09	$5.09
To	$18.33	$13.33	$11.12
Weighted averaged remaining contractual life in months	75	100	101
Exercisable options outstanding at December 31:
Number	349,687	213,964	106,944
Weighted average exercise price	$10.18	$5.97	$5.45
Weighted average exercise price of options:
Granted during the year	$—	$13.33	$10.08
Exercised during the year	$5.28	$5.93	$5.09
Forfeited during the year	$12.30	$8.98	$7.26
Expired during the year	$—	$—	$—
Grant-date fair value:
Options granted during the year	$—	$918,778	$296,010
Significant assumptions used in determining fair value of options granted:
Risk-free interest rate	—	5.25%	6.0%
Expected life in years	—	10	10
Expected dividends	—	—	—
Expected volatility	—	0.85%	1.40%
Results of operations:
Compensation cost recognized in income for all stock-based compensation awards	$—	$—	$—

Pro forma net income, based on SFAS No. 123	$2,510,138	$449,576	$29,818

Pro forma earnings per common share, based on SFAS No. 123	$1.11	$0.22	$0.02

Note 14.    Benefit Plans

Defined contribution plans

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees at least 21 years of age who have completed three months of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank may make additional contributions at the discretion of the Board of Directors. The Bank contribution was approximately $33,330, $24,572, and $13,629 for 2001, 2000 and 1999, respectively.

Cafeteria plan

The Bank adopted a cafeteria plan on December 18, 2000 which provides its employees with a choice between compensation and certain qualified benefit plans including medical reimbursement, group accident and health insurance, dependent care assistance, and group term life insurance. The Company’s only expense relating to this plan relates to administration costs.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15.    Income Taxes

Current and deferred income tax components

The components of income tax expense are as follows:

	2001	2000	1999
Current	$2,267,547	$1,119,265	$211,233
Deferred	(1,051,748)	(490,229)	(97,591)
Deferred tax asset valuation allowance change	—	(45,918)	(113,642)

	$1,215,799	$583,118	$—

Rate reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

	2001	2000	1999
Tax at statutory federal rate	$1,266,819	$557,290	$110,782
State income tax, net of federal benefit	196,000	80,818	2,945
Tax exempt income	(138,306)	(6,033)	—
Other	(108,714)	(3,039)	(85)
Deferred tax asset valuation allowance change	—	(45,918)	(113,642)

	$1,215,799	$583,118	$—

Deferred income tax analysis

The significant components of net deferred tax assets (primarily Federal) at December 31, 2001 and 2000, are summarized as follows:

	2001	2000
Deferred tax assets
Allowance for loan losses	$2,475,876	$903,761
Pre-opening expenses	31,421	37,171
Net operating losses of acquired company	260,324	—
Accrued expenses	26,392	—
Other	8,170	—

Deferred tax asset	2,802,183	940,932

Deferred tax liabilities
Net unrealized appreciation on securities available for sale	(32,828)	(71,736)
Other securities basis adjustment	(414,439)	—
Purchase accounting adjustments	(336,033)	—
First Home Loan Bank stock dividends	(50,544)	—
Depreciation	(80,168)	(50,895)
Accretion of bond discount	(33,430)	(6,143)

Deferred tax liabilities	(947,442)	(128,774)

Net deferred tax asset	$1,854,741	$812,158

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16.    Commitments and Contingencies

Litigation

In the normal course of business the Bank is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial instruments with off-balance-sheet risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments (approximately) at December 31, 2001 and 2000, is as follows:

	2001	2000
Commitments to extend credit	$74,678,000	$39,351,000
Standby letters of credit	5,294,000	1,498,000

	$79,972,000	$40,849,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of credit risk

Substantially all of the Bank’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 5. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $4,000,000. Although the Bank has a reasonably diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions in and around its market area. A significant amount of the real estate loans set forth in Note 5 are secured by commercial real estate. In addition, the Bank has a loan concentration relating to customers who are in the business of land development and loans secured by commercial real estate. Total loans to this industrial group amounted to approximately $242,500,000 at December 31, 2001 and $84,500,000 at December 31, 2000.

The Bank from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other commitments

The Bank has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Bank obligations in the event of merger or acquisition.

Note 17.    Regulatory Restrictions

Dividends

The Company’s dividend payments are made from dividends received from the Bank. The Bank, as a North Carolina chartered bank, may pay dividends only out of its undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $4,143,000 at December 31, 2001. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2001.

Capital requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the Bank met the criteria to be considered adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company and Bank’s actual capital amounts and ratios are also presented in the table (in thousands).

	Actual		Required For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
December 31, 2001:
Total Capital (to Risk-Weighted Assets)
Consolidated	$40,570	8.0%	≥	$40,542	≥	8.0%	≥	$50,677	≥	10.0%
MountainBank	$44,842	8.9%	≥	$40,443	≥	8.0%	≥	$50,554	≥	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$34,230	6.8%	≥	$20,271	≥	4.0%	≥	$30,406	≥	6.0%
MountainBank	$38,507	7.6%	≥	$20,222	≥	4.0%	≥	$30,332	≥	6.0%
Tier I Capital (to Average Assets)
Consolidated	$34,230	7.5%	≥	$18,269	≥	4.0%	≥	$22,836	≥	5.0%
MountainBank	$38,507	8.4%	≥	$18,269	≥	4.0%	≥	$22,836	≥	5.0%

December 31, 2000:
Total Capital (to Risk-Weighted Assets)
Consolidated	$20,693	9.9%	≥	$16,741	≥	8.0%	≥	$20,926	≥	10.0%
MountainBank	$20,693	9.9%	≥	$16,741	≥	8.0%	≥	$20,926	≥	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$18,072	8.6%	≥	$8,371	≥	4.0%	≥	$12,556	≥	6.0%
MountainBank	$18,072	8.6%	≥	$8,371	≥	4.0%	≥	$12,556	≥	6.0%
Tier I Capital (to Average Assets)
Consolidated	$18,072	7.6%	≥	$9,565	≥	4.0%	≥	$11,956	≥	5.0%
MountainBank	$18,072	7.6%	≥	$9,565	≥	4.0%	≥	$11,956	≥	5.0%

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 18.    Transactions with Related Parties

Loans

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

	2001	2000
Balance, beginning	$3,339,372	$2,048,318
New loans	6,385,798	2,103,478
Repayments	(4,883,707)	(812,424)
Relationship changes	2,643,238	—

Balance, ending	$7,484,701	$3,339,372

Building lease

The Bank has entered into certain lease agreements with the Chairman of the Bank’s Board of Directors for the rental of bank buildings and office space for bank operations. (See also Note 7).

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 19.    Parent Company Financial Information

Balance Sheet December 31, 2001

2001
Assets
Cash due from banks	$2,231,055
Investment in affiliate bank at equity	41,292,006
Other assets	164,253

Total assets	$43,687,314

Liabilities
Long-term debt	$6,500,000
Interest payable	69,080
Other liabilities	102,842

Total liabilities	6,671,922

Stockholders’ equity
Preferred stock	2,224,008
Common stock	10,375,664
Surplus	20,659,347
Retained earnings	3,692,648
Accumulated other comprehensive income	63,725

Total stockholders’ equity	37,015,392

Total liabilities and stockholders’ equity	$43,687,314

Statement of Income
For the year ended December 31, 2001
2001
Income
Dividends from affiliate bank	$—
Other income	—

—

Expenses
Professional fees	112,824
Interest	223,420
Other expenses	155,637

Total expenses	491,881

Income before tax benefit and equity in undistributed income of affiliate	(491,881)
Income tax (expense) benefit	(160,977)

Income before equity in undistributed income of affiliate	(330,904)
Equity in undistributed income of affiliate	2,841,042

Net income	$2,510,138

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows
For the year ended December 31, 2001
2001
Cash flows from operating activities
Net income	$2,510,138
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in equity in undistributed income of affiliate	(2,841,042)
Net change in other assets	(164,253)
Net change in interest payable	69,080
Net change in other liabilities	102,842

Net cash provided by operating activities	(323,235)

Cash flows from investing activities,
Investment in affiliate	(6,248,369)
Increase in long-term debt	6,500,000

Net cash provided by investing activities	251,631

Cash flows from financing activities
Preferred stock issued	2,224,008
Common stock issued	78,651

Net cash used by financing activities	2,302,659

Net increase in cash and cash equivalents	2,231,055
Cash and cash equivalents, beginning	—

Cash and cash equivalents, ending	$2,231,055

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 20.    Quarterly Data

	Years Ended December 31,
	2001				2000
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$7,868	$8,969	$7,125	$5,944	$5,266	$4,311	$3,505	$2,739
Interest expense	(4,013)	(4,947)	(4,182)	(3,479)	(3,146)	(2,441)	(1,926)	(1,503)

Net interest income	3,855	4,022	2,943	2,465	2,120	1,870	1,579	1,236
Provision for loan losses	(1,150)	(705)	(865)	(627)	(610)	(510)	(395)	(390)

Net interest income, after provision for loan losses	2,705	3,317	2,078	1,838	1,510	1,360	1,184	846
Noninterest income (charges)	1,339	784	504	367	382	295	273	368
Noninterest expenses	(3,254)	(2,382)	(2,080)	(1,490)	(1,436)	(1,208)	(1,073)	(862)

Income before income taxes	790	1,719	502	715	456	447	384	352
Provision for income taxes	(167)	(629)	(210)	(210)	(222)	(140)	(108)	(113)

Net income	$623	$1,090	$292	$505	$234	$307	$276	$239

Earnings per common share:
Basic	$0.27	$0.48	$0.13	$0.23	$0.11	$0.14	$0.14	$0.13

Diluted	$0.24	$0.45	$0.12	$0.20	$0.10	$0.13	$0.13	$0.12

Note 21.    Subsequent Events

On February 18, 2002, the Company effected a six-for-five stock split of the Company’s common stock increasing the number of shares of common stock from 2,593,916 to 3,112,699. All references to the number of common shares and per share amounts in the financial statements have been restated as appropriate to reflect the effect of the split, for all periods presented. Additionally, common stock and surplus have been restated at December 31, 2001 to reflect the stock split.

On December 17, 2001, the Company’s stockholders approved an amendment to its articles of incorporation which authorized the Company to issue up to 3,000,000 shares of preferred stock. Following the approval and pursuant to that charter amendment, the Company’s Board of Directors created a series of preferred stock consisting of 450,000 shares of non-cumulative, convertible preferred stock. At December 31, 2001, the Company had sold 92,667 of those shares at a price of $24.00 per share providing capital of $2,224,008. At March 20, 2002, an additional 267,091 shares had been sold representing additional capital of $6,410,184.

MOUNTAINBANK FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS
June 30, 2002 (Unaudited) and December 31, 2001 (Audited)

	June 30, 2002	December 31, 2001
Assets
Cash and due from banks	$19,004,272	$10,125,801
Interest bearing deposits with banks	36,389,577	524,767
Federal funds sold	7,644,000	—
Investment securities available for sale	42,203,711	34,626,207
Restricted equity securities	9,888,700	10,761,398
Loans, net of allowance for loan losses $9,116,693 at June 30, 2002 and $7,113,269 at December 31, 2001	553,627,652	483,871,913
Property and equipment, net	8,169,761	7,203,652
Accrued income	3,869,502	3,248,609
Intangible assets, net	2,654,779	2,820,307
Other assets	8,550,295	7,940,308

Total assets	$692,002,249	$561,122,962

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$48,878,534	$41,187,520
Interest-bearing deposits	524,621,656	426,319,154

Total deposits	573,500,190	467,506,674
Federal funds purchased and securities sold under agreements to repurchase	7,662,644	5,239,949
Short-term debt	—	1,250,000
Long-term debt	56,171,757	42,633,140
Obligations under capital lease	722,752	735,567
Accrued interest payable	3,846,223	4,778,290
Other liabilities	2,048,230	1,963,950

Total liabilities	643,951,796	524,107,570

Commitments and contingencies
Stockholders’ equity
Preferred stock, no par value; 3,000,000 shares authorized; 419,243 and 92,667 shares issued and outstanding at June 30, 2002 and December 31, 2001, respectively	10,061,832	2,224,008
Common stock, $4 par value; 10,000,000 shares authorized; 3,132,586 and 3,112,699 shares issued and outstanding at June 30, 2002 and December 31, 2001, respectively	12,530,344	12,450,796
Surplus	18,750,989	18,584,215
Retained earnings	6,747,751	3,692,648
Accumulated other comprehensive income (loss)	(40,463)	63,725

Total stockholders’ equity	48,050,453	37,015,392

Total liabilities and stockholders’ equity	$692,002,249	$561,122,962

MOUNTAINBANK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED
For the three and six months ended June 30, 2002 and June 30, 2001

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Interest and dividend income
Loans and fees on loans	$10,340,460	$6,418,697	$20,391,658	$11,671,352
Federal funds sold	89,932	97,909	98,183	189,403
Investment securities, taxable	331,488	438,303	739,681	965,177
Investment securities, nontaxable	958	15,778	25,003	24,719
Deposit with banks	1,379	95,111	2,781	146,905
Dividends	83,040	59,959	112,737	72,130
Other	15,925	—	31,850	—

Total interest and dividend income	10,863,182	7,125,757	21,401,893	13,069,686

Interest expense
Deposits	3,938,600	3,794,146	7,618,458	7,205,011
Federal funds purchased and securities sold under agreements to repurchase	19,678	55,814	61,019	109,328
Other borrowed funds	481,241	332,403	1,052,915	346,612

Total interest expense	4,439,519	4,182,363	8,732,392	7,660,951

Net interest income	6,423,663	2,943,394	12,669,501	5,408,735
Provision for loan losses	950,000	865,000	2,250,000	1,492,000

Net interest income after provision for loan losses	5,473,663	2,078,394	10,419,501	3,916,735

Noninterest income
Service charges on deposit accounts	612,490	202,590	1,104,627	351,475
Mortgage origination income	611,064	189,506	1,176,218	320,351
Gain on sale of loans	3,683	—	248,828	—
Other service charges and fees	222,576	110,984	320,208	198,338

Total noninterest income	1,449,813	503,080	2,849,881	870,164

Noninterest expense
Salaries and employee benefits	2,135,865	1,097,811	4,094,118	1,860,573
Occupancy expense	595,403	297,299	1,069,102	550,548
Other expense	1,477,054	684,748	2,726,833	1,158,847

Total noninterest expense	4,208,322	2,079,858	7,890,053	3,569,968

Income before income taxes	2,715,154	501,616	5,379,329	1,216,931
Income tax expense	1,048,298	210,000	2,173,298	420,000

Net income	1,666,856	291,616	3,206,031	796,931
Preferred stock dividends declared	150,928	—	150,928	—

Net income available to common stockholders	$1,515,928	$291,616	$3,055,103	$796,931

Basic earnings per share	$0.49	$0.13	$0.98	$0.35

Diluted earnings per share	$0.43	$0.11	$0.83	$0.31

Weighted average shares outstanding	3,125,237	2,248,153	3,118,652	2,248,153

MOUNTAINBANK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the two years ended December 31, 2001 and 2000 (audited) and the six months ended June 30, 2002 (unaudited)

	Stock
	Preferred	Common	Surplus	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 1999	$—	$5,769,730	$4,385,302	$126,541	$(59,081)	$10,222,492
Comprehensive income
Net income	—	—	—	1,055,969	—	1,055,969
Net change in unrealized appreciation on investment securities available for sale	—	—	—	—	198,332	198,332

Total comprehensive income						1,254,301
Fractional shares purchased	—	(323)	323	—	—	—
Shares sold	—	1,705,325	5,005,128	—	—	6,710,453
Stock options exercised	—	13,020	10,153	—	—	23,173

Balance, December 31, 2000	—	7,487,752	9,400,906	1,182,510	139,251	18,210,419
Comprehensive income
Net income	—	—	—	2,510,138	—	2,510,138
Net change in unrealized appreciation on investment securities available for sale	—	—	—	—	(75,526)	(75,526)

Total comprehensive income						2,434,612
Shares sold	2,224,008	—	—	—	—	2,224,008
Shares issued to acquire PremierMortgage Associates, Inc.	—	80,000	220,000	—	—	300,000
Shares issued to acquire First Western Bank	—	2,751,364	11,005,456	—	—	13,756,820
Stock options exercised	—	56,548	32,985	—	—	89,533
Stock split, effected in the form of a dividend	—	2,075,132	(2,075,132)	—	—	—

Balance, December 31, 2001	2,224,008	12,450,796	18,584,215	3,692,648	63,725	37,015,392
Comprehensive income
Net income	—	—	—	3,206,031	—	3,206,031
Net change in unrealized appreciation on investment securities available for sale	—	—	—	—	(104,188)	(104,188)

Total comprehensive income						3,101,843
Dividends paid				(150,928)		(150,928)
Shares sold	7,837,824	—	—	—	—	7,837,824
Stock options exercised	—	82,616	177,142	—	—	259,758
Dissenters’ shares	—	(1,800)	(7,889)	—	—	(9,689)
Fractional shares purchased		(1,268)	(2,479)			(3,747)

Balance, June 30, 2002	$10,061,832	$12,530,344	$18,750,989	$6,747,751	$(40,463)	$48,050,453

MOUNTAINBANK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
For the six months ended June 30, 2002 and 2001

	June 30, 2002	June 30, 2001
Cash flows from operating activities
Net income	$3,206,031	$796,931
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	648,516	225,844
Provision for loan losses	2,250,000	1,492,000
Net realized gains (losses) on securities	(248,828)	—
Accretion of discount on securities, net of amortization of premiums	5,088	(39)
Changes in assets and liabilities
Accrued income	(620,893)	(506,023)
Other real estate owned	(333,821)	—
Other assets	(197,631)	(541,868)
Accrued interest payable	(932,067)	2,639,509
Other liabilities	(28,031)	258,445

Net cash provided by operating activities	3,748,364	4,364,799

Cash flows from investing activities
Net (increase) decrease in federal funds sold	(7,644,000)	(819,000)
Net (increase) decrease in interest-bearing deposits with banks	(35,864,810)	(18,532,083)
Purchases of investment securities	(28,876,521)	(17,316,055)
Maturities of investment securities	4,955,908	8,374,506
Sales of investment securities	17,276,824	—
Net increase in loans	(72,005,739)	(119,833,029)
Purchases of property and equipment	(1,449,097)	(734,783)

Net cash used in investing activities	(123,607,435)	(148,860,444)

Cash flows from financing activities
Net increase in demand, NOW and savings deposits	38,145,598	23,538,705
Net increase in time deposits	67,847,918	88,854,550
Net increase in federal funds purchased and securities sold under agreements to repurchase	2,422,695	458,338
Net (decrease) increase in notes payable	(6,500,000)	5,000,000
Net (decrease) increase in FHLB advances	(1,250,000)	25,000,000
Net increase in trust preferred debt	20,000,000	—
Repayment of obligations under capital lease	(12,815)	(11,818)
Proceeds from the exercise of stock options	259,758	9,252
Proceeds from the issuance of preferred stock, net	7,837,824	—
Fractional shares purchased	(3,747)	—
Purchase of dissenter’s common stock shares	(9,689)	—

Net cash provided by financing activities	128,737,542	142,849,027

Net increase in cash and cash equivalents	8,878,471	(1,646,618)
Cash and cash equivalents, beginning	10,125,801	7,797,745

Cash and cash equivalents, ending	$19,004,272	$6,151,127

Supplemental disclosures of cash flow information
Interest paid	$9,664,459	$5,021,442

Income taxes paid	$2,173,298	$420,000

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2002

Note 1.    Organization and Summary of Significant Accounting Policies

Organization

MountainBank Financial Corporation (the “Company”) was incorporated on January 10, 2001 by the Board of Directors of MountainBank (the “Bank”) for the sole purpose of acquiring the Bank and serving as the Bank’s parent bank holding company. Prior to its acquisition of the Bank, the company conducted no business or operations other than those activities related to the acquisition. On March 30, 2001, the Company acquired the Bank under North Carolina law and in accordance with the terms of an Agreement and Plan of Reorganization and Share Exchange dated January 11, 2001. The Company is regulated by the Federal Reserve of Richmond.

On December 31, 2001, the Company acquired First Western Bank, located in Burnsville, N.C. and merged it into MountainBank (“the Bank”). The first quarter of 2002 represented the initial reporting period of operations for the combined banks. Accordingly, operating results for the first six months of 2002 includes combined operations of both banks, whereas results for the first six months of 2001 include only operations of MountainBank.

MountainBank is a state chartered, full service commercial banking institution, insured by the FDIC and incorporated under the laws of North Carolina. The Bank currently operates sixteen full service banking offices located in nine western North Carolina counties as well as a mortgage brokerage operation headquartered in Greenwood, S.C. The Bank is subject to regulation by the FDIC and the North Carolina State Banking Commission. As MountainBank Financial Corporation is a single bank holding company, much of the following discussion relates both to the Company and the Bank and the following discussion will speak to both entities interchangeably.

Basis of Presentation

The financial statements as of June 30, 2002 and for the periods ended June 30, 2002 and 2001 have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the information furnished in these interim financial statements reflects all adjustments necessary to present fairly the Company’s financial position, results of operations, cash flows and changes in shareholders’ equity for such interim periods. Management believes that all interim period adjustments are of a normal recurring nature. These financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto as of December 31, 2001, included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

Statements in this report as to the Company’s projections for expansion, capital expenditures, earnings and other such issues as well as for future financial or economic performance of the Company are “forward looking” statements, and are being provided in reliance upon the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results or events to differ materially from those projected, estimated, assumed or anticipated in any such forward looking statements include changes in general economic conditions in the Company’s markets, loan losses, including loan losses resulting from adverse economic conditions, increased competition, any loss of the Company’s key management personnel, changes in governmental regulations and other factors.

The accounting and reporting policies of the Company follow generally accepted accounting principles and general practices within the financial services industry.

The accounting policies followed are set forth in Note 1 to the Company’s 2001 Financial Statements incorporated in its 2001 Form 10-KSB.

Commitments and Other Contingencies

In the normal course of business there are various commitments and contingent liabilities such as commitments to extend credit, which are not reflected on the financial statements. Management does not anticipate any significant losses to result from these transactions. The unfunded portion of loan commitments and standby letters of credit as of June 30, 2002 was approximately $82.7 million.

MOUNTAINBANK FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
June 30, 2002

Properties and Equipment

Company properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over periods of two to thirty-five years for capital leases and leasehold improvements and from two to twenty years for furniture and equipment.

Note 2.    Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the year. Diluted net income per share reflects the potential dilution that could occur if the Corporation’s potential common stock and contingently issuable shares, which consist of dilutive stock options and Series A Preferred Convertible stock, had been issued.

The numerators of the basic net income per share computations are the same as the numerators of the diluted net income per share computations for all periods presented.

The effect of potential common stock is excluded from the computation of diluted earnings per common share in periods in which the effect would be antidilutive. A reconciliation of the basic average common shares outstanding to the diluted average common shares outstanding is as follows:

	Six Months Ended June 30,
	2002	2001
Basic weighted average number of common shares outstanding	$3,118,652	$2,248,153
Dilutive effect arising from potential common stock	766,668	295,776

Dilutive weighted average number of common shares outstanding	$3,885,320	$2,543,929

Note 3.    Recent Developments

During the second quarter of 2002, the Company announced agreements to acquire two bank holding companies in Virginia, Cardinal Bankshares Corporation, located in Floyd, Virginia and CNB Holdings, Inc., located in Pulaski, Virginia. The Company reported the execution of these merger agreements via filings on Form 8-K on May 31, 2002 and June 27, 2002, respectively. Additionally, on July 23, 2002, the Company filed a Form 8-K regarding the signing of a merger agreement with TrustCo Holding, Inc., located in Greenville, South Carolina. TrustCo Holding, Inc. is the parent company for Trust Company of the South, a non-depository Trust Company and Asset Management of the South, a Registered Investment Advisory company. Management expects all of these mergers to be completed in the fourth quarter of 2002.

CONSOLIDATED FINANCIAL STATEMENTS OF
CARDINAL BANKSHARES CORPORATION

Independent Auditor’s Report

Board of Directors and Stockholders
Cardinal Bankshares Corporation
Floyd, Virginia

We have audited the consolidated balance sheets of Cardinal Bankshares Corporation and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Bankshares Corporation and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia
January 8, 2002

CARDINAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000

	2001	2000
Assets
Cash and due from banks	$3,986,448	$2,631,298
Federal funds sold	18,990,000	4,475,000
Investment securities available for sale	23,651,152	37,320,415
Investment securities held to maturity	19,255,289	19,351,824
Restricted equity securities	2,125,700	630,700
Loans, net of allowance for loan losses $1,300,148 in 2001 and $1,133,993 in 2000	113,206,493	92,601,863
Property and equipment, net	2,302,243	2,486,648
Accrued income	1,070,693	1,288,241
Foreclosed assets	58,428	428,151
Other assets	1,151,297	2,025,775

Total assets	$185,797,743	$163,239,915

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$20,107,070	$18,346,247
Interest-bearing deposits	143,360,505	124,687,105

Total deposits	163,467,575	143,033,352
Accrued interest payable	297,772	272,507
Other liabilities	578,099	255,968

Total liabilities	164,343,446	143,561,827

Commitments and contingencies
Stockholders’ equity
Common stock, $10 par value; 5,000,000 shares authorized; 1,535,733 and 511,911 shares issued in 2001 and 2000, respectively	15,357,330	5,119,110
Surplus	2,925,150	2,925,150
Retained earnings	2,971,630	11,764,483
Accumulated other comprehensive income	200,187	(130,655)

Total stockholders’ equity	21,454,297	19,678,088

Total liabilities and stockholders’ equity	$185,797,743	$163,239,915

See Notes to Consolidated Financial Statements

CARDINAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2001, 2000, and 1999

	2001	2000	1999
Interest income
Loans and fees on loans	$9,384,232	$8,006,427	$7,706,722
Federal funds sold and securities purchased under agreements to resell	276,908	275,431	479,205
Investment securities:
Taxable	1,998,473	2,399,775	1,903,517
Exempt from federal income tax	946,426	959,891	773,233
Deposits with banks	49,077	23,866	197,294

Total interest income	12,655,116	11,665,390	11,059,971

Interest expense
Deposits	6,470,821	5,982,589	5,603,020
Borrowings	3,644	—	—

Total interest expense	6,474,465	5,982,589	5,603,020

Net interest income	6,180,651	5,682,801	5,456,951
Provision for loan losses	442,000	500,000	141,721

Net interest income after provision for loan losses	5,738,651	5,182,801	5,315,230

Noninterest income
Service charges on deposit accounts	281,096	232,631	199,928
Other service charges and fees	77,038	58,655	47,445
Net realized gains on sales of securities	44,365	—	4,768
Other income	108,923	157,268	123,814

Total noninterest income	511,422	448,554	375,955

Noninterest expense
Salaries and employee benefits	2,160,400	2,023,207	1,913,979
Occupancy	204,673	196,274	162,744
Equipment	318,065	314,546	282,646
Foreclosed assets, net	6,924	1,198	(8,928)
Other general and administrative	838,022	771,657	725,891

Total noninterest expense	3,528,084	3,306,882	3,076,332

Income before income taxes	2,721,989	2,324,473	2,614,853
Income tax expense	631,614	498,535	649,720

Net income	$2,090,375	$1,825,938	$1,965,133

Basic earnings per share	$1.36	$1.22	$1.28

Weighted average shares outstanding	1,535,733	1,500,927	1,535,403

See Notes to Consolidated Financial Statements

CARDINAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years ended December 31, 2001, 2000 and 1999

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 1998	5,119,110	$2,925,150	$9,123,733	$153,132	$17,321,125
Comprehensive income
Net income	—	—	1,965,133	—	1,965,133
Net change in unrealized appreciation on investment securities available for sale, net of taxes of $(491,019)	—	—	—	(953,154)	(953,154)

Total comprehensive income					1,011,979
Dividends paid ($1.11 per share)	—	—	(568,147)	—	(568,147)
Common stock purchased	(4,300)	—	(18,385)	—	(22,685)
Common stock reissued	2,900	—	12,425	—	15,325

Balance, December 31, 1999	5,117,710	2,925,150	10,514,759	(800,022)	17,757,597
Comprehensive income
Net income	—	—	1,825,938	—	1,825,938
Net change in unrealized appreciation on investment securities available for sale, net of taxes of $344,826	—	—	—	669,367	669,367

Total comprehensive income					2,495,305
Dividends paid ($1.18 per share)	—	—	(582,014)	—	(582,014)
Common stock purchased	(200,640)	—	(584,763)	—	(785,403)
Common stock reissued	202,040	—	590,563	—	792,603

Balance, December 31, 2000	5,119,110	2,925,150	11,764,483	(130,655)	19,678,088
Comprehensive income
Net income	—	—	2,090,375	—	2,090,375
Net change in unrealized appreciation on investment securities available for sale, net of taxes of $170,434	—	—	—	330,842	330,842

Total comprehensive income					2,421,217
Dividends paid ($0.42 per share)	—	—	(645,008)	—	(645,008)
Stock split, effected in the form of a dividend	10,238,220	—	(10,238,220)	—	—

Balance, December 31, 2001	$15,357,330	$2,925,150	$2,971,630	$200,187	$21,454,297

See Notes to Consolidated Financial Statements

CARDINAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2001, 2000, and 1999

	2001	2000	1999
Cash flows from operating activities
Net income	$2,090,375	$1,825,938	$1,965,133
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	249,571	240,968	190,905
Accretion of discount on securities, net of amortization of premiums	(9,223)	42,974	55,795
Provision for loan losses	442,000	500,000	141,721
Deferred income taxes	(36,389)	211,026	15,762
Net realized (gains) losses on securities	(44,365)	—	(4,768)
Deferred compensation and pension expense	6,155	(7,740)	(154,782)
Changes in assets and liabilities:
Accrued income	217,548	(115,126)	(188,658)
Other assets	1,110,155	(998,809)	(26,954)
Accrued interest payable	25,265	35,432	(3,634)
Other liabilities	315,976	(74,441)	(143,878)

Net cash provided by operating activities	4,367,068	1,660,222	1,846,642

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits	—	2,000,000	5,100,000
Net (increase) decrease in federal funds sold	(14,515,000)	2,500,000	4,850,000
Purchases of investment securities	(10,265,901)	(11,236,812)	(27,768,647)
Sales of available for sale securities	1,000,000	—	493,672
Maturities of investment securities	22,091,564	7,237,933	14,725,892
Net (increase) decrease in loans	(21,046,630)	(5,672,938)	(2,017,140)
Purchases of property and equipment	(65,166)	(290,192)	(721,860)
Sales of property and equipment	—	6,931	260,293

Net cash used in investing activities	(22,801,133)	(5,455,078)	(5,077,790)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	1,760,823	1,563,008	1,229,371
Net increase in interest-bearing deposits	18,673,400	1,662,680	3,367,233
Dividends paid	(645,008)	(582,014)	(568,147)
Common stock purchased	—	(785,403)	(22,685)
Common stock reissued	—	792,603	15,325

Net cash provided by financing activities	19,789,215	2,650,874	4,021,097

Net increase (decrease) in cash and cash equivalents	1,355,150	(1,143,982)	789,949
Cash and cash equivalents, beginning	2,631,298	3,775,280	2,985,331

Cash and cash equivalents, ending	$3,986,448	$2,631,298	$3,775,280

Supplemental disclosures of cash flow information
Interest paid	$6,449,200	$5,947,157	$5,606,654

Income taxes paid	$401,986	$389,838	$639,555

Supplemental disclosure of noncash investing activities
Other real estate acquired in settlement of loans	$—	$256,000	$—

See Notes to Consolidated Financial Statements

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Organization and Summary of Significant Accounting Policies

Organization

Cardinal Bankshares Corporation (the Company) was incorporated as a Virginia corporation on March 12, 1996 to acquire the stock of The Bank of Floyd (the Bank). The Bank was acquired by the Company on June 30, 1996.

The Bank of Floyd and its wholly-owned subsidiary, FBC, Inc., are incorporated and operate under the laws of the Commonwealth of Virginia. As a state chartered Federal Reserve member, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and the Federal Reserve. The Bank serves the counties of Floyd, Carroll, Montgomery, and Roanoke, Virginia and the City of Roanoke, Virginia, through five banking offices. FBC, Inc.’s assets and operations consist primarily of annuity sales and minority interests in an insurance company and a title insurance company.

The accounting and reporting policies of the Company, the Bank and FBC, Inc. follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank and FBC, Inc. All material intercompany accounts and transactions are eliminated in consolidation.

Business Segments

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

The majority of the Company’s loan portfolio consists of loans in Southwest Virginia. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but is influenced by the agricultural, textile and governmental segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company’s allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates.

Securities Available for Sale

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Property and Equipment

Land is carried at cost. Bank premises, furniture and equipment are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimate useful lives:

Years
Buildings and improvements	20-40
Furniture and equipment	5-20

Foreclosed Properties

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is in excess of 36 months.

Pension Plan

The Bank maintains a noncontributory defined benefit pension plan covering all employees who meet eligibility requirements. To be eligible, an employee must be 21 years of age and have completed one year of service. Plan benefits are based on final average compensation and years of service. The funding policy is to contribute the maximum deductible for Federal income tax purposes.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred taxes assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earning per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares. For the years presented, the Company has no potentially dilutive securities outstanding.

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Financial Instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

The Bank does not utilize interest-rate exchange agreements or interest-rate futures contracts.

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:    The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest-bearing deposits with banks:    Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Available-for-sale and held-to-maturity securities:    Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable:    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities:    The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term and long-term debt:    The carrying amounts of short-term debt approximate their fair values. The fair values for long-term debt are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms.

Other liabilities:    For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2.    Restrictions on Cash and Due from Banks

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $857,000 and $786,000 for the two week periods including December 31, 2001 and 2000, respectively.

Note 3.    Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their approximate fair values at December 31 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2001
Available for sale
U.S. Government agency securities	$2,849,932	$51,285	$—	$2,901,217
State and municipal securities	1,480,062	18,951	33,378	1,465,635
Mortgage-backed securities	16,733,624	270,454	47,282	16,956,796
Other securities	2,284,219	64,847	21,562	2,327,504

	$23,347,837	$405,537	$102,222	$23,651,152

Held to maturity
State and municipal securities	$18,916,524	$386,268	$100,192	$19,202,600
Mortgaged-backed securities	338,765	497	—	339,262

	$19,255,289	$386,765	$100,192	$19,541,862

Restricted equity securities	$2,125,700	$—	$—	$2,125,700

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2000
Available for sale
U.S. Government agency securities	$16,049,846	$46,039	$92,548	$16,003,337
State and municipal securities	1,220,166	12,966	—	1,233,132
Mortgage-backed securities	18,760,636	130,225	290,272	18,600,589
Other securities	1,487,729	8,451	12,823	1,483,357

	$37,518,377	$197,681	$395,643	$37,320,415

Held to maturity
State and municipal securities	$18,979,534	$268,037	$87,237	$19,160,334
Mortgaged-backed securities	372,290	2,084	—	374,374

	$19,351,824	$270,121	$87,237	$19,534,708

Restricted equity securities	$630,700	$—	$—	$630,700

Investment securities with amortized cost of approximately $10,500,00 and $8,500,000 at December 31, 2001 and 2000, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 2001, 2000 and 1999 are as follows:

	2001	2000	1999
Realized gains, available for sale securities	$44,365	$—	$4,768
Realized losses, available for sale securities	—	—	—

	$44,365	$—	$4,768

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The scheduled maturities of debt securities available for sale and held to maturity at December 31, 2001, were as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$897,104	$920,549	$1,012,834	$1,017,357
Due after one year through five years	3,237,830	3,300,553	6,790,149	6,970,893
Due after five years through ten years	1,937,387	1,926,317	6,822,197	6,938,062
Due after ten years	17,275,516	17,503,733	4,630,109	4,615,550

	$23,347,837	$23,651,152	$19,255,289	$19,541,862

Note 4.    Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 2001 and 2000 are as follows (in thousands):

	2001	2000
Commercial	$3,791	$3,250
Real estate:
Construction and land development	13,263	7,621
Residential, 1-4 families	30,475	29,095
Residential, 5 or more families	842	829
Farmland	4,156	3,877
Nonfarm, nonresidential	56,446	40,807
Agricultural	1,069	964
Consumer	3,998	5,802
Other	851	1,821

	114,891	94,066
Unearned net loan origination costs, net of fees	(385)	(330)
Allowance for loan losses	(1,300)	(1,134)

	$113,206	$92,602

Note 5.    Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2001	2000	1999
Balance, beginning	$1,133,993	$1,661,521	$1,668,201
Provision charged to expense	442,000	500,000	141,721
Recoveries of amounts charged off	208,062	57,972	13,472
Amounts charged off	(483,907)	(1,085,500)	(161,873)

Balance, ending	$1,300,148	$1,133,993	$1,661,521

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of information pertaining to impaired loans at December 31:

		2001	2000
Impaired loans without a valuation allowance		$—	$31,388
Impaired loans with a valuation allowance		685,327	1,198,067

Total impaired loans		$685,327	$1,229,455

Valuation allowance related to impaired loans		$495,358	$448,119

	2001	2000	1999
Average investment in impaired loans	$630,918	$1,100,376	$1,130,732

Interest income recognized for the year	$57,452	$97,728	$204,905

Interest income recognized on a cash basis for the year	$35,094	$98,925	$170,798

The Company is not committed to lend additional funds to debtors whose loans have been modified.

Note 6.    Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2001 and 2000, are as follows:

	2001	2000
Land	$377,612	$377,612
Bank premises	2,683,472	2,654,830
Furniture and equipment	2,027,700	1,998,186

	5,088,784	5,030,628
Less accumulated depreciation	(2,786,541)	(2,543,980)

	$2,302,243	$2,486,648

The Bank is currently leasing two of its branch banking facilities under agreements accounted for as operating leases. These leases commenced April 1, 1997 and February 1, 2000, will expire March 31, 2003 and February 28, 2002, and call for monthly lease payments of $125 and $625, respectively. Rental expense for 2001, 2000 and 1999 was $9,000, $8,375 and $1,500, respectively.

Note 7.    Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $26,541,713 and $19,326,898, respectively. At December 31, 2001, the scheduled maturities of time deposits are as follows:

2002	$72,666,947
2003	16,226,413
2004	9,658,324
2005	5,642,806
2006	3,518,744
Thereafter	7,000

$107,720,234

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8.    Debt

The Bank has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $10,250,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $22,000,000. Additional amounts are available from the Federal Home Loan Bank, with additional collateral. At December 31, 2001 and 2000, there were no amounts outstanding under these agreements.

Note 9.    Employee Benefit Plan

The Bank has a qualified noncontributory, defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan’s funded status as of December 31, 2001 and 2000.

	2001	2000
Change in benefit obligation
Benefit obligation at beginning of year	$1,540,962	$1,385,807
Service cost	117,380	101,451
Interest cost	115,135	103,498
Plan participants’ contributions	—	—
Amendments	—	—
Actuarial (gain) loss	(102,417)	(3,457)
Acquisition	—	—
Benefits paid	(6,476)	(46,337)

Benefit obligation at end of year	$1,664,584	$1,540,962

Change in plan assets
Fair value of plan assets at beginning of year	$1,584,841	$1,234,391
Actual return on plan assets	(223,333)	185,534
Acquisition	—	—
Employer contribution	111,323	211,253
Plan participants’ contributions	—	—
Benefits paid	(6,476)	(46,337)

Fair value of plan assets at end of year	$1,466,355	$1,584,841

Change in prepaid (accrued) benefit cost
Prepaid (accrued) benefit cost, beginning	$(169,729)	$(286,029)
Contributions	111,323	211,253
Pension cost	(92,143)	(94,953)

Prepaid (accrued) benefit cost, ending	$(150,549)	$(169,729)

Funded status	$(198,229)	$43,879
Unrecognized transitional net assets	(32,229)	(36,257)
Unrecognized prior service cost	59,792	65,771
Unrecognized net actuarial (gain) loss	20,117	(243,122)

Prepaid (accrued) benefit cost	$(150,549)	$(169,729)

Weighted-average assumptions as of December 31
Discount rate	7.5%	7.5%
Expected return on plan assets	9.0%	9.0%
Rate of compensation increase	5.0%	5.0%

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2001	2000	1999
Components of net periodic benefit cost
Service cost	$117,380	$101,451	$101,604
Interest cost	115,135	103,498	95,711
Return on plan assets	223,333	(185,534)	(145,755)
Originating unrecognized asset gain (loss)	(360,970)	74,962	54,148
Amortization	1,951	1,951	1,951
Recognized net actuarial (gain) loss	(4,686)	(1,375)	—

Net periodic benefit cost	$92,143	$94,953	$107,659

Note 10.    Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $1,568 to $8,482 are payable for ten years certain, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $114,277 and $117,742 at December 31, 2001 and 2000, respectively.

Charges to income are based on present value of future cash payments, discounted at 8%, and amounted to $12,131, $9,417 and $9,412 for 2001, 2000 and 1999, respectively.

The Bank is owner and beneficiary of life insurance policies on these directors. Policy cash values, net of policy loans, totaled $54,703 and $44,451 at December 31, 2001 and 2000, respectively.

Note 11.    Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2001		December 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$3,986	$3,986	$2,631	$2,631
Interest-bearing deposits with banks	—	—	—	—
Federal funds sold	18,990	18,990	4,475	4,475
Securities, available-for-sale	23,651	23,651	37,320	37,320
Securities, held to maturity	19,255	19,542	19,351	19,535
Restricted equity securities	2,126	2,126	631	631
Loans, net of allowance for loan losses	113,206	114,700	92,602	92,889
Financial liabilities
Deposits	163,468	166,378	143,033	143,159
Off-balance-sheet assets (liabilities)
Commitments to extend credit and standby letters of credit	—	—	—	—
Commercial letters of credit	—	—	—	—

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12.    Income Taxes

Current and deferred income tax components

The components of income tax expense (substantially all Federal) are as follows:

	2001	2000	1999
Current	$668,003	$287,509	$633,958
Deferred	(36,389)	211,026	15,762

	$631,614	$498,535	$649,720

Rate reconciliation

A reconciliation of the expected income tax expense computed at 34% to income tax expense included in the statements of income is as follows:

	2001	2000	1999
Expected tax expense	$925,476	$790,321	$889,050
Tax exempt interest	(334,263)	(341,232)	(280,737)
Other	40,401	49,446	41,407

	$631,614	$498,535	$649,720

Deferred tax analysis

The significant components of net deferred tax assets (all Federal) at December 31, 2001 and 2000 are summarized as follows:

	2001	2000
Deferred tax assets
Allowance for loan losses	$306,445	$266,334
Deferred loan fees	130,768	112,298
Other valuation reserves	69,379	68,405
Deferred compensation and accrued pension costs	90,041	97,740
Net unrealized depreciation on securities available for sale	—	67,307

	596,633	612,084

Deferred tax liabilities
Net unrealized appreciation on securities available for sale	(103,127)	—
Depreciation	(84,236)	(78,739)
Accretion of discount on investment securities	(33,951)	(23,981)

	(221,314)	(102,720)

Net deferred tax asset	$375,319	$509,364

Note 13.    Commitments and Contingencies

Litigation

In the normal course of business, the Company is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the consolidated financial statements.

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Instruments with Off-Balance-Sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to loan loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at December 31, 2001 and 2000, is as follows:

	2001	2000
Commitments to extend credit	$10,495,000	$14,033,000
Standby letters of credit	809,000	879,000

	$11,304,000	$14,912,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of Credit Risk

The majority of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area. The majority of such customers are depositors of the Bank. Investments in state and municipal securities involve governmental entities within and outside the Company’s market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $2,000,000.

Although the Bank has a reasonably diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions in and around Floyd, Carroll, Montgomery, and Roanoke Counties and the City of Roanoke, Virginia. A significant amount of the real estate loans set forth in Note 4 are secured by commercial real estate. In addition, the Company has a loan concentration relating to customers who are motel and bed-and-breakfast owners and operators. Total loans and loan commitments to this industrial group amounted to approximately $16,600,000 and $13,200,000 at December 31, 2001 and 2000, respectively.

The Company has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14.    Regulatory Restrictions

Dividends

The Company’s dividend payments are made from dividends received from the Bank. The Bank, as a Virginia banking corporation, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,300,000 at December 31, 2001. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2001.

Capital Requirements

The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount			Ratio
December 31, 2001:
Total Capital (to Risk-Weighted Assets)
Consolidated	$22,564	18.3%	≥	$9,846	≥	8.0%		n/a		n/a
Bank of Floyd	$13,734	11.3%	≥	$9,717	≥	8.0%	≥	$12,146	≥	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$21,262	17.3%	≥	$4,923	≥	4.0%		n/a		n/a
Bank of Floyd	$12,457	10.3%	≥	$4,859	≥	4.0%	≥	$7,288	≥	6.0%
Tier I Capital (to Average Assets)
Consolidated	$21,262	11.6%	≥	$7,334	≥	4.0%		n/a		n/a
Bank of Floyd	$12,457	7.0%	≥	$7,091	≥	4.0%	≥	$8,864	≥	5.0%
December 31, 2000:
Total Capital (to Risk-Weighted Assets)
Consolidated	$21,116	20.1%	≥	$8,406	≥	8.0%		n/a		n/a
Bank of Floyd	$14,922	14.5%	≥	$8,249	≥	8.0%	≥	$10,312	≥	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$19,981	19.0%	≥	$4,203	≥	4.0%		n/a		n/a
Bank of Floyd	$13,813	13.4%	≥	$4,125	≥	4.0%	≥	$6,187	≥	6.0%
Tier I Capital (to Average Assets)
Consolidated	$19,981	12.6%	≥	$6,338	≥	4.0%		n/a		n/a
Bank of Floyd	$13,813	8.7%	≥	$6,338	≥	4.0%	≥	$7,922	≥	5.0%

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15.    Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate 2001 and 2000 loan transactions with related parties were as follows:

	2001	2000
Balance, beginning	$872,801	$755,333
New loans	841,164	1,328,296
Repayments	(840,026)	(1,210,828)

Balance, ending	$873,939	$872,801

Note 16.    Parent Company Financial Information

Condensed financial information of Cardinal Bankshares Corporation is presented as follows:

Balance Sheets
December 31, 2001 and 2000

	2001	2000
Assets
Cash due from banks	$5,697,185	$3,158,522
Loans, net of allowance for loan losses of $25,000 in 2001 and 2000	3,069,832	2,019,918
Investment in affiliate bank at equity	12,659,161	13,681,894
Other assets	51,988	817,754

	$21,478,166	$19,678,088

Liabilities
Accounts payable and other liabilities	$23,869	$—

Shareholders’ equity
Common stock	15,357,330	5,119,110
Surplus	2,925,150	2,925,150
Retained earnings	2,971,630	11,764,483
Accumulated other comprehensive income	200,187	(130,655)

	21,454,297	19,678,088

	$21,478,166	$19,678,088

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statements of Income
For the years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
Income:
Dividends from affiliate bank	$3,500,000	$950,000	$1,500,000
Interest on loans	211,130	179,036	121,032
Other income	—	—	—

	3,711,130	1,129,036	1,621,032

Expenses:
Salaries	181,953	175,898	98,232
Management and professional fees	68,626	52,515	65,835
Other expenses	45,475	39,930	24,088

	296,054	268,343	188,155

Income before tax benefit and equity in undistributed income of affiliate	3,415,076	860,693	1,432,877
Income tax (expense) benefit	28,874	33,973	26,754

Income before equity in undistributed income of affiliate	3,443,950	894,666	1,459,631
Equity in undistributed income of affiliate	(1,353,575)	931,272	505,502

Net income	$2,090,375	$1,825,938	$1,965,133

Statements of Cash Flows
For the years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
Cash flows from operating activities
Net income	$2,090,375	$1,825,938	$1,965,133
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	2,966	5,929	5,929
Provision for loan losses	—	—	—
Increase (decrease) in equity in undistributed income of affiliate	1,353,575	(931,272)	(505,502)
Deferred income taxes	—	—	—
Net change in other assets	762,800	(752,520)	(18,525)
Net change in other liabilities	23,869	(17,102)	16,888

Net cash provided by operating activities	4,233,585	130,973	1,463,923

Cash flows from investing activities, net (increase) decrease in loans	(1,049,914)	602,711	(900,565)

Cash flows from financing activities
Dividends paid	(645,008)	(582,014)	(568,147)
Common stock purchased	—	(785,403)	(22,685)
Common stock reissued	—	792,603	15,325

Net cash used by financing activities	(645,008)	(574,814)	(575,507)

Net increase in cash and cash equivalents	2,538,663	158,870	(12,149)
Cash and cash equivalents, beginning	3,158,522	2,999,652	3,011,801

Cash and cash equivalents, ending	$5,697,185	$3,158,522	$2,999,652

CARDINAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS
June 30, 2002 (Unaudited) and December 31, 2001 (Audited)

	June 30, 2002	December 31, 2001
Assets
Cash and due from banks	$5,065,756	$3,986,448
Interest-bearing deposits with banks	5,000,000	—
Federal funds sold	10,575,000	18,990,000
Investment securities available for sale	25,428,772	23,651,152
Investment securities held to maturity	18,241,703	19,255,289
Restricted equity securities	1,614,100	2,125,700
Loans, net of allowance for credit losses of $1,528,134 in 2002 and $1,300,148 in 2001	108,811,601	113,206,493
Property and equipment, net	2,275,632	2,302,243
Accrued income	1,084,706	1,070,693
Foreclosed assets	315,140	58,428
Other assets	4,440,667	1,151,297

Total assets	$182,853,077	$185,797,743

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$21,365,807	$20,107,070
Interest-bearing deposits	138,538,671	143,360,505

Total deposits	159,904,478	163,467,575
Accrued interest payable	218,785	297,772
Other liabilities	303,952	578,099

Total liabilities	160,427,215	164,343,446

Commitments and contingencies
Stockholders’ equity
Common stock, $10 par value, authorized 5,000,000 shares, issued 1,535,733 shares in 2002 and in 2001	15,357,330	15,357,330
Surplus	2,925,150	2,925,150
Retained earnings	3,871,322	2,971,630
Unrealized appreciation (depreciation) on investment securities available for sale	272,060	200,187

Total stockholders’ equity	22,425,862	21,454,297

Total liabilities and stockholders’ equity	$182,853,077	$185,797,743

CARDINAL BANKSHARES CORPORATION

Consolidated Statements of Income
For the Six Months ended June 30, 2002 and 2001 (Unaudited)

	Six Months Ended June 30,
	2002	2001
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$4,540,479	$4,473,344
Federal funds sold	99,307	170,012
Taxable investment securities	717,470	1,050,797
Investment securities exempt from federal tax	487,179	478,466
Deposits with banks	57,816	3,242

Total interest income	5,902,251	6,175,861

Interest expense
Deposits	2,692,549	3,235,750
Other borrowed funds	—	—

Total interest expense	2,692,549	3,235,750

Net interest income	3,209,702	2,940,111
Provision for loan losses	270,000	255,000

Net interest income after provision for loan loss	2,939,702	2,685,111

Noninterest income
Service charges on deposit accounts	146,294	136,851
Other service charges and fees	37,904	38,350
Net realized gains on sales of securities	10,497	3,715
Other income	118,596	123,589

Total non interest income	313,291	302,505

Noninterest expense
Salaries and employee benefits	973,587	749,112
Occupancy expense	101,656	94,726
Equipment expense	156,673	274,230
Foreclosed assets, net	429	7,272
Other expense	408,035	502,089

Total non interest expense	1,640,380	1,627,429

Income before income taxes	1,612,613	1,360,187
Income tax expense	405,774	329,000

Net income	$1,206,839	$1,031,187

Basic earnings per share	$0.79	$0.67

CARDINAL BANKSHARES CORPORATION

Consolidated Statements of Income
For the Three Months ended June 30, 2002 and 2001 (Unaudited)

	Three Months Ended June 30,
	2002 (Unaudited)	2001 (Unaudited)
Interest income
Loans and fees on loans	$2,287,758	$2,308,090
Federal funds sold	52,670	96,659
Taxable investment securities	324,407	475,486
Investment securities exempt from federal tax	237,843	240,792
Deposits with banks	37,008	3,242

Total interest income	2,939,686	3,124,269

Interest expense
Deposits	1,270,393	1,617,870
Other borrowed funds	—	—

Total interest expense	1,270,393	1,617,870

Net interest income	1,669,293	1,506,399
Provision for loan losses	120,000	157,500

Net interest income after provision for loan loss	1,549,293	1,348,899

Noninterest income
Service charges on deposit accounts	82,586	67,961
Other service charges and fees	19,745	20,741
Net realized gains on sales of securities	2,000	295
Other income	60,885	82,331

Total non interest income	165,216	171,328

Noninterest expense
Salaries and employee benefits	511,578	297,412
Occupancy expense	51,274	41,243
Equipment expense	82,732	204,663
Foreclosed assets, net	429	5,394
Other expense	204,571	282,265

Total non interest expense	850,584	830,977

Income before income taxes	863,925	689,250
Income tax expense	210,027	199,304

Net income	$653,898	$489,946

Basic earnings per share	$0.43	$0.32

CARDINAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Six Months ended June 30, 2002 (Unaudited) and the Year ended December 31, 2001 (Audited)

	Common Stock	Surplus	Retained Earnings	Other Comprehensive Income (Loss)	Accumulated Total Stockholders’ Equity
January 1, 2001	$5,119,110	$2,925,150	$11,764,483	$(130,655)	$19,678,088
Net income	—	—	2,090,375	—	2,090,375
Net change in unrealized depreciation on investment securities available for sale, net of income taxes	—	—	—	330,842	330,842

					2,421,217
Dividends paid ($0.42 per share)	—	—	(645,008)	—	(645,008)
Stock split (3 for 1) effected in the form of a dividend	10,238,220	—	(10,238,220)	—	—

December 31, 2001	15,357,330	2,925,150	2,971,630	200,187	21,454,297
Net income	—	—	1,206,839	—	1,206,839
Net change in unrealized depreciation on investment securities available for sale, net of income taxes	—	—	—	71,873	71,873

					1,278,712
Dividends paid ($0.20 per share)	—	—	(307,147)	—	(307,147)

June 30, 2002	$15,357,330	$2,925,150	$3,871,322	$272,060	$22,425,862

CARDINAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months ended June 30, 2002 and 2001 (Unaudited)

	Six Months Ended June 30,
	2002	2001
Cash Flows from Operating Activities
Net income	$1,206,839	$1,031,187
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	122,521	123,291
Accretion of discounts on securities	1,933	(19,316)
Provision for loan losses	270,000	255,000
Deferred income taxes	—	76,243
Net realized gains on securities	(10,497)	(44,340)
Deferred compensation & pension expense	(16,300)	51,377
Changes in assets and liabilities:
Accrued income	(14,013)	76,255
Other assets	(530,367)	1,360,654
Accrued interest payable	(78,987)	14,567
Other liabilities	(247,319)	7,655

Net cash provided by operating activities	703,810	2,932,573

Cash Flows from Investing Activities
Net (increase) decrease in federal funds sold	8,415,000	(155,000)
Increase in interest-bearing deposits in banks	(5,000,000)	—
Purchases of investment securities	(8,661,402)	(6,792,602)
Sale of investment securities	758,957	—
Maturity of investment securities	7,767,474	14,202,400
Net (increase) decrease in loans	4,124,892	(12,711,290)
Proceeds from sale of other real estate	—	6,729
Purchases of properties and equipment	(95,909)	(41,058)
Net investment in BOLI	(3,063,270)	—

Net cash (used) in investing activities	4,245,742	(5,490,821)

Cash Flows from Financing Activities
Net increase (decrease) noninterest-bearing deposits	1,258,737	(144,988)
Net increase (decrease) in interest-bearing deposits	(4,821,834)	9,158,163
Dividends paid	(307,147)	(291,789)

Net cash used in financing activities	(3,870,244)	8,721,386

Net decrease in cash & cash equivalents	1,079,308	6,163,138
Cash and cash equivalents, beginning	3,986,448	2,631,298

Cash and cash equivalents, ending	$5,065,756	$8,794,436

CARDINAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months ended June 30, 2002 and 2001 (Unaudited) — (Continued)

Supplemental Disclosures of Cash Flow Information:

	2002	2001
Interest paid	$2,771,536	$3,221,183

Income taxes paid	$547,627	$250,060

Supplemental Schedule of Noncash Investing Activities:
Other real estate acquired in settlement of loans	$244,912	$—

CARDINAL BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 1.    Organization and Summary of Significant Accounting Policies

Cardinal Bankshares Corporation (the Company) was incorporated as a Virginia corporation on March 12, 1996 to acquire the stock of Bank of Floyd (the Bank). The Bank was acquired by the Company on July 1, 1996 and used the pooling of interests accounting method.

The consolidated financial statements as of June 30, 2002 and for the periods ended June 30, 2002 and 2001 included herein, have been prepared by Cardinal Bankshares Corporation, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the information furnished in the interim consolidated financial statements reflects all adjustments necessary to present fairly the Company’s consolidated financial position, results of operations, changes in stockholders’ equity and cash flows for such interim periods. Management believes that all interim period adjustments are of a normal recurring nature.

These consolidated financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto as of December 31, 2001, included in the Company’s Annual Report for the fiscal year ended December 31, 2001.

Bank of Floyd and its wholly owned subsidiary, FBC, Inc. are organized and incorporated under the laws of the Commonwealth of Virginia. As a state chartered Federal Reserve member, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and the Federal Reserve. FBC, Inc.’s assets and operations consist primarily of annuity sales and minority interests in an insurance company and a title insurance company. The Bank serves the counties of Floyd, Carroll, Montgomery, and Roanoke, Virginia and the City of Roanoke, Virginia through five banking offices.

All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 2.    Allowances for Loan Losses

The following is an analysis of the allowance for credit losses for the six months ended June 30.

	2002	2001
Balance at January 1	$1,300,148	$1,133,993
Provision charged to operations	270,000	255,000
Loans charged off, net of recoveries	(42,014)	(241,088)

Balance at June 30	$1,528,134	$1,147,905

Note 3.    Commitments and Contingencies

The Bank’s exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at June 30, 2002 and 2001 is as follows:

	2002	2001
Commitments to extend credit	$7,113,000	$13,278,000
Standby letters of credit	872,000	612,000

	$7,985,000	$13,890,000

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PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Index to Pro Forma Financial Statements

Page
Unaudited Pro Forma Condensed Combined Financial Statements
Unaudited Pro Forma Condensed Combined Balance Sheet — June 30, 2002	F-69
Unaudited Pro Forma Condensed Combined Income Statements — For the six months ended June 30, 2002	F-70
Unaudited Pro Forma Condensed Combined Income Statements — For the year ended December 31, 2001	F-71
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-72

MOUNTAINBANK FINANCIAL CORPORATION AND CARDINAL BANKSHARES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

We are providing the following unaudited pro forma condensed combined financial statements to aid you in your analysis of the financial aspects of the proposed merger. The unaudited pro forma condensed combined balance sheet gives effect to the proposed purchase transaction as if it occurred on June 30, 2002. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2002 and the year ended December 31, 2001 give effect to the merger of MFC and Cardinal, as if the purchase transaction occurred January 1, 2001. The statements include pro forma adjustments as described in the notes accompanying the financial statements.

We derived this information from the unaudited consolidated financial statements for the six months ended June 30, 2002 and the audited consolidated financial statements for the year ended December 31, 2001 of MFC and Cardinal. The unaudited pro forma condensed combined financial statements should be read in conjunction with the unaudited and audited historical consolidated financial statements and related notes of MFC and Cardinal which are included in this prospectus-proxy statement.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the consolidation had been in effect on the dates indicated, nor is it indicative of the future operating results or financial position of the consolidated company. The pro forma adjustments are based on the information and assumptions available at the time of the printing of this prospectus-proxy statement.

MOUNTAINBANK FINANCIAL CORPORATION AND CARDINAL BANKSHARES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
June 30, 2002 (in thousands – unaudited)

	MountainBank Financial Corp. & Subsidiary	Cardinal Bankshares	Pro forma Adjustments		Combined
Assets
Cash and cash equivalents	$19,004	$5,066	$—		$24,070
Interest-bearing deposits with banks	36,390	5,000	—		41,390
Investment securities	42,204	43,670	701	(C)	86,575
Federal funds sold	7,644	10,575	—		18,219
Loans, net	553,628	108,812	1,494	(C)	663,934
Bank premises and equipment, net	8,170	2,276	699	(C)	11,145
Restricted equity securities	9,888	1,614	—		11,502
Core deposit intangibles	2,655	—	9,594	(C)	12,249
Goodwill	—	—	8,148	(E)	8,148
Other assets	12,419	5,840	—		18,259

Total assets	$692,002	$182,853	$20,636		$895,491

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$573,500	$159,904	$1,455	(C)	$734,859
Borrowings	64,558	—	—		64,558
Other liabilities	5,894	523	3,751	(C)
			1,000	(D)	11,168

Total liabilities	643,952	160,427	6,206		810,585

Stockholders’ equity
Preferred stock, no par value 3,000,000 shares authorized, pro forma 1,161,307 shares issued	10,062	—	18,429	(A)	28,491
Common stock, $4, par value, 10,000,000 shares authorized, pro forma 3,868,202 shares issued	12,530	15,357	(15,357	)(B)	15,472
			2,942	(A)
Surplus	18,751	2,925	(2,925	)(B)	34,236
			15,485	(A)
Retained earnings (accumulated deficit)	6,748	3,871	(3,871	)(B)	6,748
Accumulated other comprehensive income	(41)	273	(273	)(B)	(41)

Total stockholders’ equity	48,050	22,426	14,430		84,906

Total liabilities and stockholders’ equity	$692,002	$182,853	$20,636		$895,491

MOUNTAINBANK FINANCIAL CORPORATION AND CARDINAL BANKSHARES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
For the six months ended June 30, 2002 (in thousands – unaudited)

	MountainBank Financial Corp. & Subsidiary	Cardinal Bankshares	Pro forma Adjustments		Combined
Interest income
Loans and fees on loans	$20,392	$4,540	$(150	)(H)	$24,782
Investment securities	877	1,205	(50	)(G)	2,032
Federal funds sold	98	99	—		197
Deposits with banks	3	58	—		61
Other	32	—	—		32

Total interest income	21,402	5,902	(200)		27,104

Interest expense
Deposits	7,618	2,692	(485	)(J)	9,825
Short-term debt	61	—	—		61
Long-term debt	1,053	—	—		1,053

Total interest expense	8,732	2,692	(485)		10,939

Net interest income	12,670	3,210	285		16,165
Provision for loan losses	2,250	270	—		2,520

Net interest income after provision for loan losses	10,420	2,940	285		13,645

Noninterest income
Service charges on deposit accounts	1,105	146	—		1,251
Other service charges and fees	320	38	—		358
Security gains (losses)	248	10	—		258
Other	1,176	119	—		1,295

Total other income	2,849	313	—		3,162

Noninterest expense
Salaries	4,094	973	—		5,067
Occupancy	1,069	102	9	(I)	1,180
Other	2,616	565	—		3,181
Amortization of core deposit intangible	111	—	320	(F)	431

Total other expense	7,890	1,640	329		9,859

Income before income taxes	5,379	1,613	(44)		6,948
Income taxes (benefit)	2,173	406	(13	)(K)	2,566

Net income	3,206	1,207	(31)		4,382
Preferred stock dividends declared	151	—	461	(M)	612

Net income available to common stockholders	$3,055	$1,207	$(492)		$3,770

Basic earnings per share	$0.98	$0.79			$0.98

Fully diluted earnings per share	$0.83	$0.79			$0.83

MOUNTAINBANK FINANCIAL CORPORATION AND CARDINAL BANKSHARES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
For the year ended December 31, 2001 (in thousands – unaudited)

	MountainBank Financial Corp. & Subsidiary	Cardinal Bankshares	Pro forma Adjustments		Combined
Interest income
Loans and fees on loans	$27,106	$9,384	$(299	)(H)	$36,191
Investment securities	2,186	2,945	(100	)(G)	5,031
Federal funds sold	286	277	—		563
Deposits with banks	242	49	—		291
Other	86	—	—		86

Total interest income	29,906	12,655	(399)		42,162

Interest expense
Deposits	15,281	6,471	(970	)(J)	20,782
Short-term debt	196	—	—		196
Long-term debt	1,144	3	—		1,147

Total interest expense	16,621	6,474	(970)		22,125

Net interest income	13,285	6,181	571		20,037
Provision for loan losses	3,347	442	—		3,789

Net interest income after provision for loan losses	9,938	5,739	571		16,248

Noninterest income
Service charges on deposit accounts	940	281	—		1,221
Other service charges and fees	128	77	—		205
Security gains (losses)	121	44	—		165
Other	1,805	109	—		1,914

Total other income	2,994	511	—		3,505

Noninterest expenses
Salaries	4,793	2,160	—		6,953
Occupancy	571	205	17	(I)	793
Equipment expense	662	318	—		980
Other	3,162	845			4,007
Amortization of core deposit intangible	18	—	640	(F)	658

Total other expense	9,206	3,528	657		13,391

Income before income taxes	3,726	2,722	(86)		6,362
Income taxes (benefit)	1,216	632	(26	)(K)	1,822

Net income	2,510	2,090	(60)		4,540
Preferred stock dividends declared	—	—	921	(M)	921

Net income available to shareholders	$2,510	$2,090	$(981)		$3,619

Basic earnings per share	$1.11	$1.36			$1.21

Fully diluted earnings per share	$1.01	$1.36			$1.17

MOUNTAINBANK FINANCIAL CORPORATION AND CARDINAL BANKSHARES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
For the year ended December 31, 2001 (in thousands – unaudited)

Note 1.    Basis of Presentation and Cardinal Acquisition

Basis of presentation:

The unaudited Pro Forma Condensed Combined Financial Statements give effect to the merger of MFC and Cardinal in a business combination accounted for as a purchase. As a result of the merger, Cardinal will be merged into MFC.

Cardinal acquisition:

Each of the outstanding 1,535,733 shares of Cardinal Bankshares Corporation Common Stock is valued at $24 per share and is to be exchanged for approximately .48 shares each of MFC Common Stock ($4 par value) and 1,535,733 shares of MFC Series B Preferred Stock. The pro forma balance sheet reflects the proposed exchange as if it had occurred on June 30, 2002, based on a market value of $25.05 per share at that date. The actual exchange ratio will be updated as of the date of the exchange and may be more or less than that indicated in these Pro Forma Condensed Combined Financial Statements, depending upon changes in the market price of MFC Common Stock from $25.05 per share (used in this pro forma) to the average trade price for the 20 trading days immediately preceding the business day prior to the “closing date”. Described below is the pro forma purchase price of the transaction as well as the adjustments to allocate the purchase price based on preliminary estimates of the fair values of the assets and liabilities of Cardinal.

(in thousands)
Estimated fair value of shares to be issued to Cardinal shareholders	$36,856
Estimated transaction costs	1,000

Total	37,856
Fair value of tangible assets acquired less fair value of liabilities assumed	20,114

Excess of cost over net fair market value of tangible assets	17,742
Core deposit intangible assets	9,594

Goodwill	$8,148

Except as discussed in Note 2, there are no adjustments to other asset or liability groups as the fair market values and book values are the same.

Note 2.    The purchase accounting and pro forma adjustments related to the unaudited pro forma condensed combined     balance sheet and income statements are described below:

A
The pro forma adjustment reflects the issuance of 735,616 (1,535,733 X .4790) shares, with a par value of $4.00 per share of MFC’s common stock and 1,535,733 shares of MFC’s Series B Preferred Stock with a stated value of $12 in exchange for all the outstanding Cardinal Common Stock.

B	The pro forma adjustment reflects the elimination of Cardinal’s equity accounts.

MOUNTAINBANK FINANCIAL CORPORATION AND CARDINAL BANKSHARES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

C	The pro forma adjustment reflects the differences at June 30, 2002 in fair values of acquired assets and liabilities assumed as follows:

	Fair Value	Book Value	Adjustments
Cash and cash equivalents	$5,066	$5,066	$—
Interest and bearing deposits with banks	5,000	5,000	—
Investment securities	44,371	43,670	701
Federal funds sold	10,575	10,575	—
Loans receivable	110,306	108,812	1,494
Bank premises and equipment	2,975	2,276	699
Restricted equity securities	1,614	1,614	—
Core deposit intangibles	9,594	—	9,594
Other assets	5,840	5,840	—

Subtotal assets	195,341	182,853	12,488

Deposits	161,359	159,904	1,455
Borrowings	—	—	—
Other liabilities	4,274	523	3,751

Subtotal liabilities	165,633	160,427	5,206

Total	$29,708	$22,426	$7,282

The fair market value of the core deposit intangible is determined based on an analysis and valuation completed by MFC’s financial advisor.

D	The pro forma adjustment reflects the estimated acquisition costs, net of taxes, as follows:

Employment costs, change of control	$188
Investment advisors	482
Legal and accounting	195
Data contract termination and other merger costs	435
Less estimated tax benefits	(300)

Acquisition costs	$1,000

E	The pro forma adjustment reflects the goodwill associated with the acquisition.

F	The pro forma adjustment reflects the amortization of core deposit intangible on a straight line basis over 15 years.

G	The pro forma adjustment reflects the amortization to expense of investment security premium over the average life of the portfolio of 7 years.

H	The pro forma adjustment reflects the amortization of the loan discount (relating to the fair value of loans less the carrying value) over the average life of the portfolio of 5 years.

I	The pro forma adjustment reflects the additional depreciation charges relating to the increase in fair value of premises and equipment.

J	The pro forma adjustment reflects the reduction in interest expense associated with the amortization of the deposit valuation adjustment over the average life of 18 months.

K	The pro forma adjustment reflects the income tax expense adjustment relating to the adjustments to income noted in items F, G, H, I and J.

MOUNTAINBANK FINANCIAL CORPORATION AND CARDINAL BANKSHARES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

L
The Cardinal allowance for loan and lease losses acquired will be allocated by MFC to the loan portfolio acquired from Cardinal in the same manner as Cardinal historically has allocated such allowance to its loan portfolio. The pro forma condensed combined income statements contain no adjustment to the provision for loan and lease losses for the year ended December 31, 2001 or for the six months ended June 30, 2002. However, the determination of the appropriate level of any bank’s allowance for loan and lease losses is a subjective process that involves both quantitative and qualitative factors. MFC’s preliminary analysis performed during due diligence has revealed that there are certain differences in the methodologies employed by Cardinal and MFC in determining the levels of their respective allowances for loan and lease losses. MFC has selected its methodology for the combined company. In connection with preparations for combining Cardinal and MFC, MFC will complete its analysis of their allowances for loan and lease losses and further analyze the attributes of the combined loan portfolio. Based on its preliminary analysis, MFC expects that Cardinal will record an additional provision for loan and lease losses in its results of operations prior to completion of the Merger. The actual addition to the allowance will be determined and recorded prior to the Merger and will be based on a comprehensive analysis of the loan portfolio taking into account credit conditions existing at that time. MFC currently does not believe that the increase in Cardinal’s allowance for loan and lease losses will exceed $1,750,000.

M	The pro forma adjustment reflects dividends being paid on MFC’s Series B Preferred Stock.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
By and Between
CARDINAL BANKSHARES CORPORATION
and
MOUNTAINBANK FINANCIAL CORPORATION

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”) is entered into as of the 20th day of June, 2002, by and between CARDINAL BANKSHARES CORPORATION (“Cardinal”) and MOUNTAINBANK FINANCIAL CORPORATION (“MFC”).

WHEREAS, Cardinal is a Virginia business corporation with its principal office and place of business located in Floyd, Virginia, and is the owner of all the outstanding shares of common stock of Bank of Floyd (“Floyd”);

WHEREAS, Floyd is a Virginia banking corporation with its principal office and place of business located in Floyd, Virginia, and is the wholly-owned subsidiary of Cardinal; and,

WHEREAS, Floyd owns all the outstanding shares of common stock of its wholly-owned subsidiary, FBC, Inc. (“FBC”) and, for purposes of this Agreement, all references to “Floyd” shall be deemed to refer to both Floyd and FCB, individually and collectively as the context shall require.

WHEREAS, MFC is a North Carolina business corporation with its principal office and place of business located in Hendersonville, North Carolina, and is the owner of all the outstanding shares of common stock of MountainBank; and,

WHEREAS, MountainBank is a North Carolina banking corporation with its principal office and place of business located in Hendersonville, North Carolina, and is the wholly-owned subsidiary of MFC; and,

WHEREAS, Cardinal and MFC have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Cardinal to be merged with and into MFC in the manner and upon the terms and conditions contained in this Agreement; and,

WHEREAS, to effectuate the foregoing, Cardinal and MFC desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended; and,

WHEREAS, Cardinal’s Board of Directors has approved this Agreement and will recommend to Cardinal’s shareholders that they approve the transactions described herein; and,

WHEREAS, MFC’s Board of Directors has approved this Agreement and will recommend to MFC’s shareholders that they approve the transactions described herein.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, Cardinal and MFC hereby adopt and make this Agreement and mutually agree as follows:

ARTICLE I. THE MERGER

1.01.    Names of Merging Corporations.    The names of the corporations proposed to be merged are CARDINAL BANKSHARES CORPORATION (“Cardinal”) and MOUNTAINBANK FINANCIAL CORPORATION (“MFC”).

1.02.    Nature of Transaction; Plan of Merger.    Subject to the provisions of this Agreement, at the “Effective Time” (as defined in Paragraph 1.07 below), Cardinal will be merged into and with MFC (the “Merger”) as provided in the plan of merger (the “Plan of Merger”) attached as Exhibit A to this Agreement.

1.03.    Effect of Merger; Surviving Corporation.    At the Effective Time, and by reason of the Merger, the separate corporate existence of Cardinal shall cease while the corporate existence of MFC as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, MountainBank and Floyd each shall operate as a wholly-owned banking subsidiary of MFC and, as North Carolina and Virginia banking corporations, respectively, will conduct their business at their legally established branch and main offices as they shall exist from time to time following the Merger. The duration of the corporate existence of MFC, as the surviving corporation, shall be perpetual and unlimited.

1.04.    Assets and Liabilities of Cardinal.    At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of Cardinal (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to Cardinal, whether tangible or intangible) shall be transferred to and vest in MFC, and MFC shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Cardinal, all without any conveyance, assignment or further act or deed; and MFC shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Cardinal as of the Effective Time.

1.05.    Conversion and Exchange of Stock.

(a)    Conversion of Cardinal Stock.    Except as otherwise provided in this Agreement, at the Effective Time all rights of Cardinal’s shareholders with respect to all outstanding shares of Cardinal’s $10.00 par value common stock (“Cardinal Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by Cardinal, MFC or any Cardinal shareholder, into the right to receive a number of shares of MFC’s $4.00 par value common stock (“MFC Common Stock”) calculated in the manner described below, and an equal number of shares of a newly created series of convertible preferred stock (“MFC Series B Preferred Stock).

The number of shares of MFC Common Stock into which each share of Cardinal Stock is converted at the Effective Time shall be the number (rounded to four decimal places) equal to $12.00 divided by the “Market Value” (as defined below). The number of shares of MFC Series B Preferred Stock into which each share of Cardinal Stock is converted at the Effective Time shall be the same as the number of shares of MFC Common Stock calculated as described above.

For purposes of this Paragraph 1.05, the “Market Value” of a share of MFC Common Stock shall be the average of the closing per share trade prices of MFC Common Stock as reported on the OTC Bulletin Board (or, if MFC Common Stock is then traded on The Nasdaq Stock Market, on Nasdaq) for the 20 trading days immediately preceding the business day prior to the “Closing Date” (as defined in Paragraph 1.07 below) on which trades of MFC Common Stock are reported; provided however that, for purposes of calculating the numbers of shares of MFC Common Stock and MFC Series B Preferred Stock into which Cardinal Stock will be converted, the Market Value used in the calculation shall not exceed $26.82 or be less than $17.88. If the amount determined as described above as the Market Value is more than $26.82, then the Market Value shall be deemed to be $26.82, and if the amount determined as described above as the Market Value is less than $17.88, then the Market Value shall be deemed to be $17.88.

At the Effective Time, and without any action by Cardinal, MFC or any Cardinal shareholder, Cardinal’s stock transfer books shall be closed and there shall be no further transfers of Cardinal Stock on its stock transfer books or the registration of any transfer of a certificate evidencing Cardinal Stock (a “Cardinal Certificate”) by any holder thereof, and the holders of Cardinal Certificates shall cease to be, and shall have no further rights as, stockholders of Cardinal other than as provided in this Agreement. Following the Effective Time, Cardinal Certificates shall evidence only the right of the registered holders thereof to receive certificates evidencing the numbers of whole shares of MFC Common Stock and MFC Series B Preferred Stock into which their Cardinal Stock was converted at the Effective Time, together with cash for any fractional shares calculated as described in Paragraph 1.05(f) below, or, in the case of Cardinal Stock held by shareholders who properly shall have exercised their right of dissent and appraisal under Article 15 of the Virginia Stock Corporation Act (“Dissenters’ Rights”), cash as provided in that statute.

(b)    Description of MFC Series B Preferred Stock.    The MFC Series B Preferred Stock to be issued to Cardinal shareholders will be non-cumulative, nonparticipating, convertible preferred stock of MFC that will have terms (including the stated dividend), relative rights, preferences and limitations substantially the same as are described in Exhibit B to this Agreement. Each share of Series B Preferred Stock will have the same voting rights as shares of MFC Common Stock.

(c)    Exchange and Payment Procedures; Surrender of Certificates.    As promptly as practicable, but not more than ten business days following the Effective Time, MFC shall send or cause to be sent to each former Cardinal shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a “Transmittal Letter”) for use in surrendering Cardinal Certificates to MFC or to an exchange agent appointed by MFC. Upon the proper surrender and delivery to MFC or its agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of Cardinal of his or her Cardinal Certificate(s), and in exchange therefor, MFC shall as soon as practicable issue and deliver to the shareholder stock certificates evidencing the numbers of whole shares of MFC Common Stock and MFC Series B Preferred Stock into which the shareholder’s Cardinal Stock was converted at the Effective Time, together with cash for any fractional shares calculated as described in Paragraph 1.05(f) below.

Subject to Paragraph 1.05(g), no certificate evidencing MFC Common Stock or MFC Series B Preferred Stock shall be issued or delivered to any former Cardinal shareholder unless and until that shareholder shall have properly surrendered to MFC or its agent the Cardinal Certificate(s) formerly representing his or her shares of Cardinal Stock, together with a properly completed Transmittal Letter. Further, until a former Cardinal shareholder’s Cardinal Certificates are so surrendered and certificates evidencing the MFC Common Stock and MFC Series B Preferred Stock into which his or her Cardinal Stock was converted at the Effective Time actually are issued to him or her, no dividend or other distribution payable by MFC with respect to that MFC Common Stock or MFC Series B Preferred Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former Cardinal shareholder. However, upon the proper surrender of the shareholder’s Cardinal Certificate and the issuance to that shareholder of certificates representing the MFC Common Stock and MFC Series B Preferred Stock to which the shareholder is entitled, if MFC shall have paid any dividend or made any distribution to the holders of its MFC Common Stock or MFC Series B Preferred Stock of record as of a date after the Effective Time and if MFC is holding the amount of that dividend or distribution related to the MFC Common Stock or MFC Series B Preferred Stock being issued to the shareholder, then MFC will pay that amount to the shareholder.

(d)    Antidilutive Adjustments.    If, prior to the Effective Time, Cardinal or MFC shall declare any dividend payable in shares of Cardinal Stock in the case of Cardinal, or MFC Common Stock or MFC Series B Preferred Stock in the case of MFC, or shall subdivide, split, reclassify or combine the presently outstanding shares of Cardinal Stock, MFC Common Stock or MFC Series B Preferred Stock, then an appropriate and proportionate adjustment shall be made in the number of shares of MFC Common Stock and/or MFC Series B Preferred Stock, as the case may be, into which each share of Cardinal Stock will be converted at the Effective Time pursuant to this Agreement.

(e)    Dissenters.    Any shareholder of Cardinal who properly exercises Dissenters’ Rights shall be entitled to receive payment of the fair value of his or her shares of Cardinal Stock in the manner and pursuant to the procedures provided for in Article 15 of the Virginia Stock Corporation Act. Shares of Cardinal Stock held by persons who exercise Dissenters’ Rights shall not be converted as described in Paragraph 1.05(a). However, if any shareholder of Cardinal who exercises Dissenters’ Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of Cardinal Stock shall be deemed to have been converted into MFC Common Stock and MFC Series B Preferred Stock as of the Effective Time as provided in Paragraph 1.05(a).

(f)    Fractional Shares.    If the conversion of the shares of Cardinal Stock held by any Cardinal shareholder results in a fraction of a share of MFC Common Stock or MFC Series B Preferred Stock, then, in lieu of issuing that fractional share, MFC will pay to that shareholder cash in an amount equal to that fraction multiplied by the Market Value.

(g)    Lost Certificates.    Following the Effective Time, shareholders of Cardinal whose Cardinal Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive certificates for the whole shares of MFC Common Stock and MFC Series B Preferred Stock into which their Cardinal Stock has been converted in accordance with and upon compliance with reasonable conditions imposed by MFC, including without limitation a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amount satisfactory to MFC.

1.06.    Articles of Incorporation, Bylaws and Management.    The Articles of Incorporation and Bylaws of MFC in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of MFC as the surviving corporation in the Merger, and the officers and directors of MFC in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

1.07.    Closing; Effective Time.    The consummation and closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of MFC’s legal counsel, Ward and Smith, P.A., in Raleigh, North Carolina, or at such other place as MFC shall designate, on a date mutually agreed upon by Cardinal and MFC (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more than 30 days following the expiration of all such required waiting periods). At the Closing, Cardinal and MFC shall take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under North Carolina and Virginia law) as are required in this Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

Subject to the terms and conditions set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) specified in Articles of Merger executed by MFC and filed by it with, and as provided in the Certificates of Merger issued by, the North Carolina Secretary of State and the Virginia State Corporation Commission in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than ten days following the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CARDINAL

Except as otherwise specifically provided in this Agreement or as “Previously Disclosed” (as defined in Paragraph 10.13) by Cardinal to MFC, Cardinal hereby makes the following representations and warranties to MFC.

As defined and used in this Agreement, the term “Cardinal Material Change” or “Cardinal Material Effect” shall not include any change or effect resulting directly or indirectly from: (i) the transactions contemplated by this Agreement or their announcement, (ii) general economic, industry or financial conditions or events that affect the banking industry as a whole, (iii) the impact of laws, rules, regulations and court decisions (other than court decisions related to litigation in which Cardinal or Floyd is a party, or (iv) acts of war or terrorism.

2.01.    Organization; Standing; Power.    Cardinal and Floyd each (i) is duly organized and incorporated, validly existing and in good standing as a business corporation and a banking corporation, respectively, under the laws of the Commonwealth of Virginia; (ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business, makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Cardinal and Floyd considered as one entity, or on their financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations (a “Cardinal Material Effect”); and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not have a Cardinal Material Effect.

2.02.    Capital Stock.    Cardinal’s authorized capital stock consists of 5,000,000 shares of common stock, $10.00 par value, of which 1,535,733 shares are issued and outstanding and constitute Cardinal’s only outstanding securities.

Floyd’s authorized capital stock consists of 5,000,000 shares of common stock, $10.00 par value, of which 465,536 shares are issued and outstanding (“Floyd Stock”) and constitute Floyd’s only outstanding securities. All of the Floyd Stock is held, beneficially and of record, by Cardinal, and those shares constitute Floyd’s only outstanding securities.

Each outstanding share of Cardinal Stock and Floyd Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable, and (ii) has not been issued in violation of the preemptive rights of any shareholder. The Cardinal Stock is registered with the Securities Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Cardinal is subject to the registration and reporting requirements of the 1934 Act. The Floyd Stock is not registered under, and Floyd is not subject to the registration and reporting requirements of, the 1934 Act.

2.03.    Principal Shareholders.    Except as otherwise described below, to the Best Knowledge of Cardinal, no person or entity beneficially owns, directly or indirectly, more than 5% of the outstanding shares of Cardinal Stock.

As of the date of this Agreement, the following persons owned, beneficially and of record, more than 5% of the outstanding shares of Cardinal Stock:

Name	Number of Shares
Joseph H. and Katherine S Conduff	146,736

2.04.    Subsidiaries.    With the exception of Floyd and FCB, a wholly-owned subsidiary of Floyd, Cardinal has no subsidiaries, direct or indirect, and, except for equity securities included in its investment portfolio at June 10, 2002, and Previously Disclosed to MFC pursuant to Paragraph 10.13 below, Cardinal does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

With the exception of FCB, Floyd has no subsidiaries, direct or indirect, and, except for equity securities included in its investment portfolio at June 10, 2002, and Previously Disclosed to MFC pursuant to Paragraph 10.13 below, Floyd does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

2.05.    Convertible Securities, Options, Etc.    Neither Cardinal nor Floyd has any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Cardinal Stock or Floyd Stock or any other securities of Cardinal or Floyd, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Cardinal Stock or Floyd Stock or any other securities of Cardinal or Floyd, or (iii) plan, agreement or other arrangement pursuant to which shares of Cardinal Stock or Floyd Stock or any other securities of Cardinal or Floyd, or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of Cardinal or Floyd, have been or may be issued.

2.06.    Authorization and Validity of Agreement.    This Agreement has been duly and validly approved by Cardinal’s Board of Directors. Subject only to approval of this Agreement by the shareholders of Cardinal and MFC in the manner required by law and required approvals of federal, state or local governmental, regulatory, or judicial authorities having jurisdiction over Cardinal, Floyd, MFC, or MountainBank, or any of their business operations, properties or assets, or the transactions described herein (collectively, the “Regulatory Authorities”) (as contemplated by Paragraph 6.02), (i) Cardinal has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement, (ii) all corporate proceedings and approvals required to authorize Cardinal to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement constitutes the valid and binding agreement of Cardinal enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

2.07.    Validity of Transactions; Absence of Required Consents or Waivers.    Subject to approval of this Agreement by the shareholders of Cardinal and MFC in the manner required by law and receipt of required approvals of Regulatory Authorities (as contemplated by Paragraph 6.02), neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Cardinal with any of its obligations or agreements contained herein, nor any action or inaction by Cardinal required herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws of Cardinal, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, obligation or understanding (oral or written) to which Cardinal or Floyd is bound or by which either of them or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Cardinal or Floyd; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation will or may have a Cardinal Material Effect, or a material adverse effect on Cardinal’s ability to consummate the transactions described herein; or (iv) result in the acceleration of any material obligation or indebtedness of Cardinal or Floyd.

No consents, approvals or waivers are required to be obtained from any person or entity in connection with Cardinal’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Cardinal’s and MFC’s shareholders and of Regulatory Authorities (as contemplated by Paragraph 6.02).

2.08.    Cardinal Books and Records.    Cardinal’s and Floyd’s respective books of account and business records have been maintained in all material respects in compliance with all applicable legal and accounting requirements, and such books and records are complete and reflect accurately in all material respects their respective items of income and expense and all of their respective assets, liabilities and stockholders’ equity. The minute books of Cardinal and Floyd are complete and accurately reflect in all material respects all corporate actions which their respective shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books, and all such minute books have been or will be made available to MFC and its representatives.

2.09.    Cardinal Reports.    To the “Best Knowledge” (as defined in Paragraph 10.14) of Cardinal, since December 31, 1996, Cardinal and Floyd each has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it or they were required to file with (i) the Virginia Bureau of Financial Institutions or the Virginia Commissioner of Financial Institutions (collectively, the “Virginia Commissioner”), (ii) the Federal Deposit Insurance Corporation (the “FDIC”), (iii) the Federal Reserve Board or any Federal Reserve Bank (the “FRB”), (iv) the SEC, or (v) any other Regulatory Authorities. Each such report, registration and statement filed by Cardinal or Floyd with the Virginia Commissioner, the FDIC, the FRB, the SEC, or any other Regulatory Authorities are collectively referred to in this Agreement as the “Cardinal Reports.” To the Best Knowledge of Cardinal, the Cardinal Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Cardinal nor Floyd has been notified that any such Cardinal Reports were deficient in any material respect as to form or content.

2.10.    Cardinal Financial Statements.    Cardinal has Previously Disclosed to MFC a copy of its audited consolidated statements of financial condition as of December 31, 2000 and 2001, and its audited consolidated statements of income, stockholders’ equity and cash flows for the three years ended December 31, 1999, 2000 and 2001, together with notes thereto (collectively, the “Cardinal Audited Financial Statements”), and its unaudited consolidated statements of financial condition as of March 31, 2002, and unaudited consolidated statements of income and cash flows for the three-months ended March 31, 2001 and 2002, together with notes thereto (collectively, the “Cardinal Interim Financial Statements”). Following the date of this Agreement, Cardinal promptly will deliver to MFC all other annual or interim financial statements prepared by or for Cardinal. The Cardinal Audited Financial Statements and the Cardinal Interim Financial Statements (i) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, (ii) are in accordance with Cardinal’s books and records, and (iii) present fairly Cardinal’s consolidated financial condition, assets and liabilities, results of operations, changes in stockholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein. The Cardinal Audited Financial Statements have been audited by Larrowe & Company, PLC, which serves as Cardinal’s independent certified public accountants.

2.11.    Cardinal Tax Returns and Other Tax Matters.    (i) Cardinal and Floyd each has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and, to the Best Knowledge of Cardinal, all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income taxes reflected in such returns, and all profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments, which have become due from or been assessed or levied against Cardinal, Floyd or their respective properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the Cardinal Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of Cardinal and Floyd have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the Virginia Department of Taxation in the last ten years and neither Cardinal nor Floyd has received any indication of the pendency of any audit or examination in connection with any such tax return or report and, to the Best Knowledge of Cardinal, no such return or report is subject to adjustment; and (iv) neither Cardinal nor Floyd has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

2.12.    Absence of Changes or Certain Other Events.

(a)    Since December 31, 2001, Cardinal and Floyd each has conducted its business only in the ordinary course, and there has been no material adverse change in or affecting the financial condition of Cardinal and Floyd considered as one entity or their results of operations, prospects, business, assets, loan portfolio, investments, properties or operations (a “Cardinal Material Change”), and there has occurred no event or development, and there currently exists no condition or circumstance, which, with the lapse of time or otherwise, may or could cause, create or result in a Cardinal Material Change.

(b)    Since December 31, 2001, and except as described in Paragraph 2.13 below, Cardinal and Floyd, considered as one entity, have not incurred any material liability, engaged in any material transaction, entered into any material agreement, increased the salaries, compensation or general benefits payable or provided to its employees (with the exception of routine increases in the salaries of certain employees effected by Cardinal and

Floyd at such times and in such amounts as is consistent with their past practices and their salary administration and review policies and procedures in effect prior to December 31, 2001), suffered any material loss, destruction or damage to any of their properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

2.13.    Absence of Undisclosed Liabilities.    Neither Cardinal nor Floyd has any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Cardinal Audited Financial Statements, (ii) new deposit accounts or increases in existing deposit accounts in the ordinary course of Floyd’s business since December 31, 2001, or (iii) unfunded commitments to make, issue or extend loans, lines of credit, letters of credit or other extensions of credit (“Loans”) entered into in the ordinary course of Floyd’s business and in accordance with its normal lending policies and practices.

2.14.    Compliance with Existing Obligations.    Cardinal and Floyd each has performed in all material respects all obligations required to be performed by it under, and it is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation, Bylaws and/or any material contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) to which it is bound or by which its business, operations, capital stock, properties or assets may be affected and which default or violation would have a Cardinal Material Effect.

2.15.    Litigation and Compliance with Law.

(a)    There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the Best Knowledge of Cardinal, any facts or circumstances which reasonably could be expected to result in such), including without limitation any such action by any Regulatory Authority, which currently exist or are ongoing, pending or, to the Best Knowledge of Cardinal, are threatened, contemplated or probable of assertion, against Cardinal or Floyd or any of their respective properties or assets.

(b)    Cardinal and Floyd each has all licenses, permits, orders, authorizations or approvals (“Permits”) of all federal, state, local or foreign governmental or regulatory agencies that are material to or necessary for the conduct of its business or to own, lease and operate its properties, all such Permits are in full force and effect, no violations have occurred with respect to any such Permits, and no proceeding is pending or, to the Best Knowledge of Cardinal, threatened or probable of assertion, to suspend, cancel, revoke or limit any Permit, except where the same would not have a Cardinal Material Effect.

(c)    Neither Cardinal nor Floyd is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority (including without limitation the Virginia Commissioner, the FDIC or the FRB) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; there are no judgments, orders, stipulations, injunctions, decrees or awards against either Cardinal or Floyd which limit, restrict, regulate, enjoin or prohibit in any material respect any present or past business or practice of Cardinal or Floyd; and neither Cardinal nor Floyd has been advised, nor has any reason to believe, that any Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d)    To the Best Knowledge of Cardinal, neither Cardinal nor Floyd is in violation or default in any material respect under, and each of them has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Regulatory Authority (including without limitation all provisions of Virginia law relating to usury, the Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by Floyd), except where their failure to comply would not have a Cardinal Material Effect . To the Best Knowledge of Cardinal, there is no basis for any claim by any person or authority for compensation, reimbursement, damages or other penalties or relief for any violations described in this subparagraph (d).

2.16.    Real Properties.    With respect to all real property owned by Cardinal or Floyd (including Floyd’s banking facilities and all other real estate or foreclosed properties, including improvements thereon (collectively, the “Real Property”), Cardinal or Floyd has good and marketable fee simple title to that Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value or marketability of that Real Property or materially detract from, interfere with or restrict the present or future use of that Real Property for the purposes for which it currently is used by Cardinal or Floyd, as the case may be.

To the Best Knowledge of Cardinal, the Real Property complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental or regulatory authority, including those relating to zoning, building and use permits, and the parcels of Real Property upon which Floyd’s banking or other offices are situated, or which are used by Floyd in conjunction with its banking or other offices or for other purposes, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

With respect to each parcel of Real Property that currently is used by Floyd as a banking office, all improvements and fixtures included in or on that Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with Floyd’s use (or will interfere with Floyd’s or MFC’s use after the Merger) of that Real Property or those improvements and fixtures as a banking office, or, to the Best Knowledge of Cardinal, that materially adversely affects the economic value of that Real Property or those improvements and fixtures.

Floyd leases space for its banking offices located in Willis and Christianburg, Virginia, pursuant to written lease agreements (the “Real Property Leases”). Otherwise, neither Cardinal nor Floyd is a party (whether as lessee or lessor) to any lease or rental agreement with respect to any real property.

Floyd is the sole tenant, and the sole owner of the tenant’s interest, under each of the Real Property Lease, and it has not previously assigned either of the Real Property Leases or any interest therein, or sublet the premises subject to either Real Property Lease, in whole or in part, to any other person or entity. Each of the Real Property is valid and enforceable in accordance with its terms (subject to general principles of equity, the enforceability of indemnity provisions and applicable bankruptcy, insolvency, reorganization, moratorium or similar laws) and is in full force and effect, and neither Real Property Lease has been amended or modified. Floyd is not in default under any of the terms, covenants or conditions of either of the Real Property Leases and that there exists no circumstance or condition which, either now or by the passage of time, would constitute a default by Floyd under the terms of either Real Property Lease or that would entitle the lessor of the property thereunder to terminate either Real Property Lease or to abridge Floyd’s rights thereunder.

2.17.    Loans, Accounts, Notes and Other Receivables.

(a)    All Loans, accounts, notes and other receivables reflected as assets on Cardinal’s and Floyd’s books and records (i) have resulted from bona fide business transactions in the ordinary course of their respective operations, (ii) in all material respects were made in accordance with their respective standard practices and procedures, and (iii) are owned by them, respectively, free and clear of all liens, encumbrances, assignments, repurchase agreements or other exceptions to title or, to the Best Knowledge of Cardinal, to the ownership or collection rights of any other person or entity.

(b)    All records of Cardinal and Floyd regarding all outstanding Loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and each Loan which Cardinal’s or Floyd’s Loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”) is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in Cardinal’s and Floyd’s records of such Loan (except for immaterial defects in perfection or priority that, individually or in the aggregate, will not have a Cardinal Material Effect).

(c)    To the Best Knowledge of Cardinal, each Loan reflected as an asset on Cardinal’s or Floyd’s books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon (subject to the application of general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws), and no defense, offset or counterclaim has been asserted with respect to any such Loan or guaranty.

(d)    Cardinal has Previously Disclosed to MFC a written listing of (i) each Loan or other asset of Cardinal or Floyd which, as of June 10, 2002, was classified by any Regulatory Authority as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), and which Cardinal or Floyd otherwise placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, (ii) each Loan of Cardinal or Floyd which, as of June 10, 2002, was past due more than 30 days as to the payment of principal and/or interest, and (iii) each Loan as to which any obligor thereon (including the borrower or any guarantor) was in default (other than as a result of nonpayment of principal or interest), was, to the Best Knowledge of Cardinal, the subject of a proceeding in bankruptcy, or on which any such obligor has expressly indicated any inability or intention not to repay such Loan in accordance with its terms, and that do not appear in the Loans Previously Disclosed pursuant to (i) or (ii) above.

(e)    To the Best Knowledge of Cardinal, each of the Loans of Cardinal or Floyd (with the exception of those Loans Previously Disclosed to MFC as described in Paragraph 2.17(d) above) is collectible in the ordinary course of Cardinal’s and Floyd’s business in an amount which is not less than the amount at which it is carried on Floyd’s books and records, except for such deficiencies which, individually or in the aggregate, would not result in a Cardinal Material Event.

(f)    Cardinal’s and Floyd’s reserve for possible Loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and, to the Best Knowledge of Cardinal, all applicable requirements, rules and policies of the Virginia Commissioner and the FDIC and, in the best judgment of management and the Boards of Directors of Cardinal and Floyd, is reasonable in view of the size and character of Cardinal’s and Floyd’s Loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Cardinal’s and Floyd’s Loan portfolios and other real estate owned.

2.18.    Securities Portfolio and Investments.    All securities owned, of record or beneficially, by Cardinal or Floyd as of the date hereof are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of Cardinal’s and Floyd’s business to secure public funds deposits and restrictions imposed by and the rights of the issuers of such securities), which would materially impair the ability of Cardinal or Floyd to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which either Cardinal or Floyd is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which Cardinal or Floyd has “purchased” securities under agreement to resell, Cardinal or Floyd has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to it which is secured by such collateral.

Since December 31, 2001, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of Cardinal’s or Floyd’s securities portfolio as a whole.

2.19.    Personal Property and Other Assets.    All banking equipment, data processing equipment, vehicles, and other personal property used by Cardinal or Floyd and material to the operation of its business are owned by them free and clear of all liens, encumbrances, leases, title defects or exceptions to title. To the Best Knowledge of Cardinal, all of Cardinal’s and Floyd’s personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

2.20.    Patents and Trademarks.    To the Best Knowledge of Cardinal, Cardinal and Floyd each owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted; and, neither Cardinal nor Floyd has violated, and neither of them currently is in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity, except where such violation or conflict would not have a Cardinal Material Effect.

2.21.    Environmental Matters.

(a)    As used in this Agreement, “Environmental Laws” shall mean:

(i)	all federal, state and local statutes, regulations and ordinances,

(ii)	all common law, and

(iii)	all orders decrees, and similar provisions having the force or effect of law and to which Cardinal or Floyd is subject,

which, in the case of any of the above, concern or relate to pollution or protection of the environment, standards of conduct and bases of obligations or liability relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any “Hazardous Substances” (as defined below), or public or worker health and safety.

“Hazardous Substance” shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type or quantity, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether, or radioactive material.

(b)    Cardinal has Previously Disclosed to MFC, and provided MFC with copies of, all written reports, correspondence, notices or other information or materials, if any, in its possession pertaining to environmental surveys or assessments of the Real Property and any improvements thereon, the presence of any Hazardous Substance on any of the Real Property, or any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the Real Property or involving Cardinal or Floyd.

(c)    To the Best Knowledge of Cardinal, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the Real Property which constitutes a violation of any Environmental Laws, or any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the Real Property.

(d)    To the Best Knowledge of Cardinal, neither Cardinal nor Floyd has violated any Environmental Laws relating to any of the Real Property, and there has been no violation of any Environmental Laws relating to any of the Real Property by any other person or entity for whose liability or obligation with respect to any particular matter or violation for which Cardinal or Floyd is or may be responsible or liable.

(e)    To the Best Knowledge of Cardinal, neither Cardinal nor Floyd is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or by any person or entity.

(f)    To the Best Knowledge of Cardinal, no facts, events or conditions relating to the Real Property, or the operations of Cardinal or Floyd at any of their office locations, will prevent, hinder or limit continued compliance with Environmental Laws or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(g)    To the Best Knowledge of Cardinal (it being understood by MFC that, for purposes of this representation, management of Cardinal has not undertaken a review of each of Floyd’s Loan files with respect to all Loan Collateral), (i) there has been no violation of any Environmental Laws with respect to any Loan Collateral by any person or entity for whose liability or obligation with respect to any particular matter or violation for which Cardinal or Floyd is or may be responsible or liable, (ii) Floyd is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity, and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws.

2.22.    Absence of Brokerage or Finders Commissions.    Except for the engagement by Cardinal of Scott & Stringfellow, (i) all negotiations relative to this Agreement and the transactions described herein have been carried on by Cardinal directly (or through its legal counsel) with MFC, and no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of Cardinal or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and (ii) Cardinal has not agreed, and has no obligation, to pay any brokerage fee or other commission, fee or other compensation to any person or entity in connection with or as a result of the transactions described herein.

2.23.    Material Contracts.    Other than a benefit plan or employment agreement Previously Disclosed pursuant to Paragraph 2.25, and with the exception of Loans and deposit accounts made or accepted by Floyd in the ordinary course of its business, neither Cardinal nor Floyd is a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of $25,000, (ii) which is not to be performed in full prior to December 31, 2002, (iii) which calls for the provision of goods or services to Cardinal or Floyd and cannot be terminated without material penalty upon written notice to the other party thereto, (iv) which is material to Cardinal or Floyd and was not entered into in the ordinary course of business, (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (vi) which commits Cardinal or Floyd to make, issue or extend any Loan other than commitments in the ordinary course of Floyd’s business for Loans which do not exceed an aggregate of $2,000,000 in the case of one or more Loan commitments to any one borrower or group of related borrowers or $10,000,000 in the aggregate for all Loan commitments to all borrowers), (vii) which involves the sale of any assets of Cardinal or Floyd which are used in and material to the operation of its business, (viii) which involves any purchase or sale of real property in any amount, or which involves the purchase or sale of any other assets in the amount of more than $50,000 in the case of any single transaction or $100,000 in the case of all such transactions, (ix) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Cardinal or Floyd, or (x) with any director, officer or principal shareholder of Cardinal or Floyd (including without limitation any consulting agreement, but not including any agreements relating to Loans or other banking services which were made in the ordinary course of Cardinal’s or Floyd’s business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

Neither Cardinal nor Floyd is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default by Cardinal or Floyd, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a Cardinal Material Effect.

2.24.    Employment Matters; Employee Relations.    Cardinal and Floyd each (i) has in all material respects paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or its existing agreements, benefit plans, policies or practices, and (ii) is in compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, wages and hours and other compensation matters, except where its lack of compliance would not have a Cardinal Material Effect; and no person has, to the Best Knowledge of Cardinal, asserted that either Cardinal or Floyd is liable in any amount for any arrearage in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

There is no action, suit or proceeding by any person pending or, to the Best Knowledge of Cardinal, threatened, against Cardinal or Floyd (or any of its employees), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

Neither Cardinal nor Floyd is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving Cardinal or Floyd and any of their employees, or any pending or threatened proceeding in which it is asserted that Cardinal or Floyd has committed an unfair labor practice; and to the Best Knowledge of Cardinal, there is no activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

2.25.    Employment Agreements; Employee Benefit Plans.

(a)    Cardinal has Previously Disclosed to MFC a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, all disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Cardinal or Floyd for the benefit of any of their respective current or former employees or directors or any of their beneficiaries (collectively, the “Plans”). Each Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified, and neither Cardinal nor Floyd is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by Cardinal or Floyd) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(b)    All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of Cardinal or Floyd, to the extent subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or threatened litigation relating to any Plan or any employee benefit plan, contract or arrangement previously maintained by Cardinal or Floyd. Neither Cardinal nor Floyd has engaged in a transaction with respect to any Plan that could subject either of them to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)    All retirement Plans maintained by either Cardinal or Floyd which are intended to be plans qualified under Section 401(a) of the Code (a “Retirement Plans”), are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to each such qualification and exemption, including determination letters covering the current terms and provisions of the Retirement Plans. The Retirement Plans have been, or not later than the date such amendments are required by law to have been made will have been, amended to comply with the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Re-Employment Rights Act of 1994, the Taxpayer Relief Act of 1997, and the Internal Revenue Service Restructuring and Reform Act of 1998 (collectively, “GUST”). There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) in all material respects all of the applicable requirements of ERISA, the Code and all other provisions, laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) in any material respect any of the applicable provisions of the Retirement Plans, ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the Retirement Plans or the administration thereof currently existing between Cardinal or Floyd, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Cardinal or Floyd or beneficiary of any such employee, or any other person or entity. No “reportable event” within the meaning of Section 4043 of ERISA has occurred at any time with respect to the Retirement Plans.

(d)    No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Cardinal or Floyd with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Cardinal or Floyd. Neither Cardinal nor Floyd presently contributes to a “Multiemployer Plan” and neither of them has contributed to such a plan since December 31, 1996. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other “pension plan” as defined in Section 3(2) of ERISA maintained by Cardinal or Floyd) have been timely made. Neither the Retirement Plans nor any other “pension plan” maintained by Cardinal or Floyd have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Cardinal nor Floyd has provided, and neither of them is required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other “pension plan” maintained by Cardinal or Floyd as of the last day of the most recent Plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of any such Plan since the last day of the most recent Plan year.

(e)    Except as provided in the terms of the Retirement Plans themselves, there are no restrictions on the rights of Cardinal or Floyd to amend or terminate any Retirement Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any Plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any Plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

2.26.    Insurance.    Cardinal maintains blanket bonds and liability insurance, property and casualty, workers’ compensation and employer liability, life, or other insurance policies (the “Policies”) which provide coverage in such amounts and against such liabilities, casualties, losses or risks as Cardinal and Floyd are required by applicable law or regulation to maintain; and, in the reasonable opinion of management of Cardinal, the insurance coverage provided under the Policies is reasonable and adequate in all respects for Cardinal and Floyd. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms (subject to general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium or similar laws), and is underwritten by an insurer qualified to issue those policies in Virginia; and Cardinal and Floyd each has complied in all material respects with requirements (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. Neither Cardinal nor Floyd is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has failed to pay any premium on, any Policy (where, in the case of failure to pay any premium, such failure gives rise to a current right of cancellation), and, to the Best Knowledge of Cardinal, there has not been any material inaccuracy in any application for any Policy which would give the insurer a valid defense against paying a claim under that Policy.

There are no pending claims with respect to any Policy, and, to the Best Knowledge of Cardinal, there currently are no conditions, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

2.27.    Insurance of Deposits.    All deposits of Floyd are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Floyd to the FDIC have been paid in full in a timely fashion, and to the Best Knowledge of Cardinal, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

2.28.    Obstacles to Regulatory Approval.    To the Best Knowledge of Cardinal, there exists no fact or condition (including without limitation Floyd’s record of compliance with the Community Reinvestment Act) that may reasonably be expected to prevent or materially impede or delay MFC or Cardinal from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and if any such fact or condition becomes known to Cardinal, Cardinal shall promptly (and in any event within three days after obtaining such Knowledge) give notice of such fact or condition to MFC in the manner provided herein.

2.29.    Disclosure.    To the Best Knowledge of Cardinal, no written statement, certificate, schedule, list or other written information prepared by or on behalf of Cardinal and furnished to MFC or MountainBank in connection with this Agreement and the transactions described herein, when considered as a whole, contains or has contained any untrue statement of a material fact or omits or has omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MFC

Except as otherwise specifically described in this Agreement or as Previously Disclosed to Cardinal, MFC hereby makes the following representations and warranties to Cardinal.

As defined and used in this Agreement, the term “MFC Material Change” or “MFC Material Effect” shall not include any change or effect resulting directly or indirectly from: (i) the transactions contemplated by this Agreement or their announcement, (ii) general economic, industry or financial conditions or events that affect the banking industry as a whole, (iii) the impact of laws, rules, regulations and court decisions (other than court decisions related to litigation in which MFC or MountainBank is a party, or (iv) acts of war or terrorism.

3.01.    Organization; Standing; Power.    MFC and MountainBank each (i) is duly organized and incorporated, validly existing and in good standing under the laws of North Carolina, (ii) has all requisite power and authority (corporate and other) to own its respective properties and conduct its respective business as it now is being conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein, or in which the transaction of its respective business, makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on MFC and MountainBank considered as one enterprise (an “MFC Material Effect”).

3.02.    Capital Stock.    MFC’s authorized capital stock consists of 10,000,000 shares of MFC Common Stock, of which 3,112,022 shares are issued and outstanding, and 3,000,000 shares of no par value preferred stock, of which 450,000 shares have been designated as a separate series (“MFC Series A Preferred Stock”) and an aggregate of 419,243 of those shares of MFC Series A Preferred Stock are issued and outstanding. The outstanding shares of MFC Common Stock and MFC Series A Preferred Stock constitute MFC’s only outstanding equity securities. The shares of MFC Common Stock and MFC Series B Preferred Stock into which shares of Cardinal Stock are converted at the Effective Time pursuant to this Agreement will, at the time of issuance, be duly authorized, validly issued, fully paid and nonassessable.

3.03.    Authorization and Validity of Agreement.    This Agreement has been duly and validly approved by MFC’s Board of Directors. Subject only to receipt of required approvals of Regulatory Authorities (as contemplated by Paragraph 6.02) and the approval of MFC’s shareholders (as contemplated by Paragraph 5.01), (i) MFC has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings required to be taken to authorize MFC to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of MFC enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

3.04.    Validity of Transactions; Absence of Required Consents or Waivers.    Subject to receipt of required approvals of Regulatory Authorities (as contemplated by Paragraph 6.02), neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by MFC with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, MFC’s Articles of Incorporation or Bylaws, or, except where the same would not have a material adverse effect on MFC and MountainBank considered as one entity or on their financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties or operations (an “MFC Material Effect”), any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which MFC or MountainBank is bound or by which either of them, or their respective businesses, capital stock or any of their respective properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of MFC’s or MountainBank’s properties or assets, except where the same would not have an MFC Material Effect; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation will or may have an MFC Material Effect or a material adverse effect on MFC’s ability to consummate the transactions described herein; or (iv) result in the acceleration of any material obligation or indebtedness of MFC or MountainBank.

No consents, approvals or waivers are required to be obtained from any person or entity in connection with MFC’s execution and delivery of this Agreement, or the performance of their respective obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities described in Paragraph 6.02 and the approval of MFC’s shareholders described in Paragraph 5.01.

3.05.    Convertible Securities, Options, Etc.    With the exception of its outstanding shares of Series A Preferred Stock which is convertible into shares of MFC Common Stock, and outstanding options to purchase shares of MFC Common Stock granted pursuant to MFC’s employee and director stock option plans, MFC has no outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of MFC Common Stock or any other securities of MFC, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of MFC Common Stock or any other securities of MFC, or (iii) plan, agreement or other arrangement pursuant to which shares of MFC Common Stock or any other securities of MFC, or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of MFC, have been or may be issued.

3.06.    MFC Books and Records.    MFC’s and MountainBank’s respective books of account and business records have been maintained in all material respects in compliance with all applicable legal and accounting requirements, and such books and records are complete and reflect accurately in all material respects their respective items of income and expense and all of their respective assets, liabilities and stockholders’ equity. The minute books of MFC and MountainBank are complete and accurately reflect in all material respects all corporate actions which their respective shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books, and all such minute books have been or will be made available to Cardinal and its representatives.

3.07.    MFC Reports.    To the “Best Knowledge” (as defined in Paragraph 10.14) of MFC, since December 31, 1996, MFC and MountainBank each has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it or they were required to file with (i) the North Carolina Commissioner of Banks (the “N.C. Commissioner”), (ii) the FDIC, (iii) the FRB, (iv) the SEC, or (v) any other Regulatory Authorities. Each such report, registration and statement filed by MFC or MountainBank with the

N.C. Commissioner, the FDIC, the FRB, the SEC, or any other Regulatory Authorities are collectively referred to in this Agreement as the “MFC Reports.” To the Best Knowledge of MFC, the MFC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither MFC nor MountainBank has been notified that any such MFC Reports were deficient in any material respect as to form or content.

3.08.    MFC Financial Statements.    MFC has Previously Disclosed to Cardinal a copy of its audited consolidated statements of financial condition as of December 31, 2000 and 2001, and its audited consolidated statements of income, stockholders’ equity and cash flows for the three years ended December 31, 1999, 2000 and 2001, together with notes thereto (collectively, the “MFC Audited Financial Statements”), and its unaudited consolidated statements of financial condition as of March 31, 2002, and unaudited consolidated statements of income and cash flows for the three-months ended March 31, 2001 and 2002, together with notes thereto (collectively, the “MFC Interim Financial Statements”). The MFC Audited Financial Statements and the MFC Interim Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (ii) are in accordance with MFC’s books and records, and (iii) present fairly MFC’s consolidated financial condition, assets and liabilities, results of operations, changes in stockholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein. The MFC Audited Financial Statements have been audited by Larrowe & Company PLLC which serves as MFC’s independent certified public accountants.

3.09.    MFC Tax Returns and Other Tax Matters.    (i) MFC and MountainBank each has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and, to the Best Knowledge of MFC, all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income taxes reflected in such returns, and all profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments, which have become due from or been assessed or levied against MFC, MountainBank or their respective properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the MFC Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of MFC and MountainBank have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue in the last ten years and neither MFC nor MountainBank has received any indication of the pendency of any audit or examination in connection with any such tax return or report and, to the Best Knowledge of MFC, no such return or report is subject to adjustment; and (iv) neither MFC nor MountainBank has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

3.10.    Absence of Material Adverse Changes or Certain Other Events.    Since December 31, 2001, there has been no material adverse change in MFC’s consolidated assets, liabilities or operations, and there currently exists no condition or circumstance in MFC’s consolidated assets, liabilities or operations which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change in or affecting the consolidated financial condition of MFC or its consolidated results of operations, prospects, business, assets, Loan portfolio, investments, properties or operations (an “MFC Material Change”).

3.11.    Absence of Undisclosed Liabilities.    Neither MFC nor MountainBank has any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the MFC Audited Financial Statements, (ii) increases in deposit accounts in the ordinary course of MountainBank’s business since December 31, 2001, or (iii) unfunded commitments to make, issue or extend loans, lines of credit, letters of credit or other extensions of credit entered into in the ordinary course of MountainBank’s business and in accordance with its normal lending policies and practices.

3.12.    Litigation and Compliance with Law.

(a)    There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the Best Knowledge of MFC, any facts or circumstances which reasonably could result in such), including without limitation any such action by any Regulatory Authority, which currently exist or are ongoing, pending or, to the Best Knowledge of MFC, threatened, contemplated or probable of assertion, against MFC or MountainBank or any of their respective properties, assets which, if determined adversely, could have an MFC Material Effect or a material adverse effect on MFC’s ability to consummate the Merger.

(b)    MFC and MountainBank each has all licenses, permits, orders, authorizations or approvals (“Permits”) of all federal, state, local or foreign governmental or regulatory agencies that are material to or necessary for the conduct of its business or to own, lease and operate its properties, all such Permits are in full force and effect, no violations have occurred with respect to any such Permits, and no proceeding is pending or, to the Best Knowledge of MFC, threatened or probable of assertion, to suspend, cancel, revoke or limit any Permit, except where the same would not have an MFC Material Effect.

(c)    Neither MFC nor MountainBank is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority (including without limitation the North Carolina Commissioner of Banks, the FDIC or the FRB) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; there are no judgments, orders, stipulations, injunctions, decrees or awards against either MFC or MountainBank which limit, restrict, regulate, enjoin or prohibit in any material respect any present or past business or practice of MFC or MountainBank; and neither MFC or MountainBank has been advised, nor has any reason to believe, that any Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d)    To the Best Knowledge of MFC, neither MFC nor MountainBank is in violation or default in any material respect under, and each of them has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Regulatory Authority (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by MountainBank), except where their failure to comply would not have an MFC Material Effect . To the Best Knowledge of MFC, there is no basis for any claim by any person or authority for compensation, reimbursement, damages or other penalties or relief for any violations described in this subparagraph (d).

3.13.    Reserve for Loan Losses.    MFC’s and MountainBank’s reserve for possible Loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and, to the Best Knowledge of MFC, all applicable requirements, rules and policies of the North Carolina Commissioner of Banks and the FDIC and, in the best judgment of management and the Boards of Directors of MFC, is reasonable in view of the size and character of MountainBank’s Loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in MountainBank’s Loan portfolios and other real estate owned.

3.14.    Insurance of Deposits.    All deposits of MountainBank are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from MountainBank to the FDIC have been paid in full in a timely fashion, and to the Best Knowledge of MFC, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

3.15.    Obstacles to Regulatory Approval.    To the Best Knowledge of MFC, no fact or condition (including without limitation MountainBank’s record of compliance with the Community Reinvestment Act) exists that may reasonably be expected to prevent or materially impede or delay MFC or Cardinal from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to the executive officers of MFC, MFC promptly (and in any event within three days after obtaining such Knowledge) shall communicate such fact or condition to the Chairman, President and Chief Executive Officer of Cardinal.

3.16.    Disclosure.    To the Best Knowledge of MFC, no written statement, certificate, schedule, list or written information furnished by or on behalf of MFC to Cardinal in connection with this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
COVENANTS OF CARDINAL

4.01.    Affirmative Covenants of Cardinal.    Cardinal hereby covenants and agrees as follows with MFC:

(a)    Cardinal Shareholders’ Meeting.    Cardinal agrees to cause a meeting of its shareholders (the “Cardinal Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by Cardinal’s shareholders on the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to, the Cardinal Shareholders’ Meeting (including the solicitation of appointments of proxies), Cardinal will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

Cardinal will solicit appointments of proxies from its shareholders for use at the Cardinal Shareholders’ Meeting and, in connection with that solicitation, it will distribute to its shareholders proxy solicitation materials (a “Proxy Statement”) in the form of the “Proxy Statement/Prospectus” described in Paragraph 6.01 below.

Unless, due to a material change in circumstances after the date hereof, Cardinal’s Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that such a recommendation would violate the directors’ duties or obligations as such to Cardinal or to its shareholders, and provided that MFC is then in compliance with its obligations under this Agreement, Cardinal covenants that its directors, individually and collectively as Cardinal’s Board of Directors, will recommend to and actively encourage Cardinal’s shareholders to vote their shares of Cardinal Stock at the Cardinal Shareholders’ Meeting in favor of ratification and approval of this Agreement and the Merger, and the Proxy Statement distributed to Cardinal’s shareholders in connection with the Cardinal Shareholders’ Meeting will so indicate and state that Cardinal’s Board of Directors considers the Merger to be advisable and in the best interests of Cardinal and its shareholders.

(b)    Affiliates Agreements.    With respect to shareholders of Cardinal whose shares of MFC Common Stock and MFC Series B Preferred Stock to be received in connection with the Merger are deemed by MFC to be subject to the transfer restrictions under the Securities Act of 1933 (the “1933 Act) described in Paragraph 6.10(a) below, Cardinal will use its reasonable best efforts to cause each such person to execute and deliver to MFC prior to the Effective Time a written agreement (an “Affiliates Agreement”) relating to those transfer restrictions. Each Affiliates Agreement shall be in form and content reasonably satisfactory to MFC and substantially in the form attached as Exhibit C to this Agreement.

(c)    Conduct of Business Prior to Effective Time.    Although the parties recognize that the operation of Cardinal and Floyd until the Effective Time is the responsibility of their respective Boards of Directors and officers, Cardinal agrees that, between the date of this Agreement and the Effective Time, and except as otherwise provided herein or expressly agreed to in writing by MFC’s President or Chief Financial Officer, Cardinal will carry on its business, and will cause Floyd to carry on its business, in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, Cardinal agrees to use its best efforts, and to cause Floyd to use its best efforts, to:

(i)    preserve intact its present business organization, in general to keep available its present officers and employees, and in general to preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it as a whole;

(ii)    maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

(iii)    maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

(iv)    comply in all material respects with all laws, rules and regulations applicable to it, to its properties, assets or employees, and to the conduct of its business;

(v)    not change its existing Loan underwriting guidelines, policies or procedures in any material respect except as may be required by law;

(vi)    continue to maintain in force the Policies described in Paragraph 2.26; and not cancel, terminate, fail to renew, or modify any Policy, or allow any Policy to be cancelled or terminated, unless the cancelled or terminated Policy is replaced with a bond or policy providing coverage, or unless the Policy as modified provides coverage, that is substantially equivalent to the Policy that is replaced or modified; and,

(vii)    promptly provide to MFC such information about its financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties, employees or operations, as MFC reasonably shall request.

(d)    Periodic Financial and Other Information.    Upon the request of MFC following the date of this Agreement and from time to time until the Effective Time, Cardinal promptly will deliver the following information to MFC in writing within five business days following each such request by MFC:

(i)    a consolidated income statement and a consolidated statement of condition;

(ii)    a copy of all interim consolidated financial statements;

(iii)    a copy of each report, registration, statement, or other communication or regulatory filing made by Cardinal or Floyd with or to any Regulatory Authority;

(iv)    an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or “watch list” Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan; and,

(v)    the following information with respect to Floyd’s Loans or any commitment to make, issue or extend any Loan:

(A)    a list of Loans that are past due as to principal or interest for more than 30 days;

(B)    a list of Loans in nonaccrual status;

(C)    a list of all Loans without principal reduction for a period of longer than one year;

(D)    a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(E)    a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status; and

(F)    a list of any actual or threatened litigation by or against Floyd pertaining to any Loan or credit, which list shall contain a description of circumstances surrounding such litigation, its present status and, unless such disclosure would result in a waiver of attorney-client privilege or be discoverable, management’s evaluation of such litigation.

(vi)    the following additional information:

(A)    a listing of each new Loan in an original principal amount of $250,000 or more made since the same information was last provided;

(B)    a listing of each renewal, extension or modification of the terms of a Loan effected since the same information was last provided;

(C)    a listing of each commitment to extend credit in a principal amount of $250,000 or more issued since the same information was last provided; and

(D)    a then current listing of all documentation or compliance exceptions relating to Floyd’s Loans.

(e)    Notice of Certain Changes or Events.    Following the execution of this Agreement and up to the Effective Time, Cardinal promptly will notify MFC in writing of and provide to it such further information as it shall request regarding (i) any Cardinal Material Change, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such Cardinal Material Change, or of (ii) the actual or, to the Best Knowledge of Cardinal, prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Cardinal herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or may or could cause, create or result in the breach or violation in any material respect of any of Cardinal’s covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01 or 7.03.

(f)    Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters.    Cardinal will make, or will cause Floyd to make, such appropriate accounting entries in its books and records and take such other actions as MFC, in its sole discretion, deems to be required by GAAP, or which MFC otherwise deems to be necessary, appropriate or desirable in anticipation of the Merger, including without limitation additional provisions to Floyd’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by Cardinal and MFC, Cardinal shall not be required to make any such accounting entries until immediately prior to the Closing and unless all conditions to its obligation to consummate the Merger have been satisfied as described in Paragraph 7.02 below (except to the extent that any such conditions are waived by Cardinal).

(g)    Loan Charge-Offs.    Cardinal will make, or will cause Floyd to make, such appropriate accounting entries in its books and records and take such other actions as MFC deems to be necessary, appropriate or desirable to charge-off any Loans on Floyd’s books, or any portions thereof, that MFC, in its sole discretion, considers to be losses or that MFC otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by MFC after the Effective Time in accordance with its Loan administration and charge-off policies and procedures; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by Cardinal and MFC, Cardinal shall not be required to make any such accounting entries or take any such actions until immediately prior to the Closing and unless all conditions to its obligation to consummate the Merger have been satisfied as described in Paragraph 7.02 below (except to the extent that any such conditions are waived by Cardinal).

(h)    Correction of Credit Documentation and Compliance Deficiencies.    If, during the course of its continuing review of Floyd’s credit files after the date of this Agreement, MFC notifies Cardinal of situations or circumstances relating to specific Loans or credit files that MFC has identified and that MFC, in its discretion, considers to be deficiencies in Loan documentation or to constitute violations of applicable banking rules or regulations relating to Loans, Cardinal will in good faith reviw such situations and circumstances and, to the extent it concurs, will cause Floyd to promptly take all such actions as are necessary or that MFC specifies in order to correct those deficiencies or violations, and each of those deficiencies or violations shall be corrected to MFC’s reasonable satisfaction prior to the Effective Time.

(i)    Consents to Assignment of Contracts and Leases.    With respect to each contract or other agreement, including without limitation each lease or rental agreement pertaining to real or personal property (including each of the Real Property Leases), to which Cardinal or Floyd is a party and which MFC reasonably believes requires the consent of any other contracting party in connection with an actual or deemed assignment or transfer of Cardinal’s or Floyd’s interest or obligation thereunder as a result of the Merger, Cardinal will use its reasonable best efforts to obtain the written consent of that other party to the assignment to MFC of Cardinal’s or Floyd’s rights and obligations under the agreement and, in the case of the Real Property Leases and without regard to any requirement of the lessor’s consent, Floyd will use its reasonable best efforts to obtain from each lessor of the property thereunder a landlord’s estoppel certificate, each of which consents or certificates shall be in a form reasonably satisfactory to MFC; provided, however, that Cardinal’s “best efforts” shall not be deemed to require Cardinal to pay any monetary consideration or make any lease concessions therefor except as necessary to cure any default or condition of default.

(j)    Access.    Cardinal agrees that, following the date of this Agreement and to and including the Effective Time, it will provide MFC and its employees, accountants, legal counsel, environmental consultants or other consultants or other representatives and agents access to all its and Floyd’s books, records, files (including credit files and Loan documentation and records) and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, legal counsel, environmental or other consultants, or other representatives or agents, as MFC shall, in its sole discretion, consider to be necessary or appropriate for the purpose of conducting ongoing reviews and investigations of the assets and business affairs of Cardinal and Floyd, preparing for consummation of the Merger and the consolidation of Cardinal’s operations into those of MFC, determining the accuracy of Cardinal’s representations and warranties in this Agreement or its compliance with its covenants in this Agreement, or for any other reason; provided, however, that any investigation or reviews conducted by or on behalf of MFC shall be performed in such a manner as will not interfere unreasonably with Cardinal’s or Floyd’s normal operations or with its relationship with its customers or employees, or result in a waiver of attorney-client privilege, and shall be conducted in accordance with procedures established by the parties.

Notwithstanding anything contained in this Paragraph 4.01(j) to the contrary, (i) any discussions by MFC’s employees or other agents or representatives with Floyd’s employees (other than discussions regarding information about financial transactions between Floyd and its customers) shall be in the presence of Cardinal’s President or with his prior written or verbal consent, and (ii) in the event that Cardinal’s or Floyd’s providing of information to MFC pursuant to this Agreement results in a breach of any confidentiality obligation of Cardinal or Floyd to any third party, such breach and the consequences of such breach shall not constitute a breach or violation of any provision of this Agreement, and MFC shall indemnify and hold harmless Cardinal and Floyd from all damages, losses and expenses which it may incur as a result of that breach of confidentiality.

(k)    Pricing of Deposits and Loans.    Following the date of this Agreement, Cardinal will make, and will cause Floyd to make, pricing decisions with respect to Floyd’s deposit accounts and Loans in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets.

(l)    Further Action; Instruments of Transfer.    Cardinal covenants and agrees with MFC that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest practicable date, (ii) shall perform all acts and execute and deliver to MFC all documents or instruments required of it herein, or as otherwise shall be reasonably necessary or useful to or requested by MFC, in consummating such transactions, and, (iii) will cooperate with MFC in every reasonable way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

4.02.    Negative Covenants of Cardinal.    Cardinal hereby covenants and agrees that, between the date hereof and the Effective Time, without the prior written consent and authorization of MFC’s President or Chief Financial Officer:

(a)    Amendments to Articles of Incorporation or Bylaws.    Neither Cardinal nor Floyd will amend its Articles of Incorporation or Bylaws.

(b)    Change in Capitalization.    Neither Cardinal nor Floyd will make any change in its authorized capital stock, create any other or additional authorized capital stock or other securities, or reclassify, combine or split any shares of its capital stock or other securities.

(c)    Sale or Issuance of Shares.    Neither Cardinal nor Floyd will sell or issue any additional shares of capital stock or other securities, including any securities convertible into capital stock, or enter into any agreement or understanding with respect to any such action.

(d)    Purchase or Redemption of Shares.    Neither Cardinal nor Floyd will purchase, redeem, retire or otherwise acquire any shares of its capital stock.

(e)    Options, Warrants and Rights.    Neither Cardinal nor Floyd will grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(f)    Dividends.    Cardinal will not declare or pay any dividends on its outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders, other than cash dividends which Cardinal shall be permitted to declare on Cardinal Stock during June 2002 in an amount not to exceed $.20 per share, and, unless the transactions described herein shall previously have been consummated, during December 2002 in an amount not to exceed $.24 per share; provided, however, that in no event shall the aggregate amount of cash dividends declared by Cardinal during 2002 exceed 105% of the aggregate amount of cash dividends declared by Cardinal during 2001.

(g)    Employment, Benefit or Retirement Agreements or Plans.    Except as required by law, and with the exception of the “SERP” and “BOLI” plans presently being adopted by Floyd for Leon Moore, neither Cardinal nor Floyd will (i) enter into or become bound by any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by it without cost or other liability on no more than 30 days’ notice; (ii) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

(h)    Increase in Compensation; Bonuses.    Neither Cardinal nor Floyd will increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its current or former directors, officers, employees or consultants. However, notwithstanding anything contained herein to the contrary, prior to the Effective Time Cardinal and Floyd may review and make routine increases in the salaries of their employees; provided that the times and amounts of those increases are consistent with Cardinal’s and Floyd’s past practices and their salary administration and review policies and procedures in effect on December 31, 2001.

(i)    Accounting Practices.    Neither Cardinal nor Floyd will make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

(j)    Acquisitions; Additional Branch Offices.    Except to the extent that the respective Presidents of MFC and Cardinal, following consultation, both agree, neither Cardinal nor Floyd will directly or indirectly (i) acquire (whether by merger or otherwise), or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(k)    Changes in Business Practices.    Except as may be required by the Virginia Commissioner, the FDIC or any other Regulatory Authority, or as shall be required by applicable law, regulation or this Agreement, neither Cardinal nor Floyd will (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies.

(l)    Exclusive Merger Agreement.    Unless, due to a material change in circumstances after the date hereof, Cardinal’s Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that any such action or inaction would violate the directors’ duties or obligations as such to Cardinal or to its shareholders, neither Cardinal, nor its directors, individually or acting as Cardinal’s Board of Directors, will, directly, or indirectly through any person, (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than MFC) relating to a merger or other acquisition of Cardinal or Floyd or the purchase or acquisition of any Cardinal Stock, any branch office of Floyd or all or any significant part of Cardinal’s or Floyd’s assets, or provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning Cardinal, Floyd or their business, or afford to any other person or entity access to either of their respective properties, facilities, books or records; (iii) sell or transfer any branch office of Floyd or all or any significant part of Cardinal’s or Floyd’s assets to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

(m)    Debt; Liabilities.    Neither Cardinal nor Floyd will (i) enter into or become bound by any promissory note, Loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity (except pursuant to standby letters of credit issued by Floyd in the ordinary course of its lending business), or (iii) except in the ordinary course of its business consistent with its past practices, incur any other liability or obligation (absolute or contingent).

(n)    Liens; Encumbrances.    Neither Cardinal nor Floyd will mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens or encumbrances Previously Disclosed to MFC, remain subject to, any lien (which in the case of any involuntary lien is in an amount which exceeds $10,000 and remains outstanding or of record for more than 30 days) or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits or repurchase agreements).

(o)    Waiver of Rights.    Neither Cardinal nor Floyd will waive, release or compromise any rights in its favor against or with respect to any of its current or former officers, directors, shareholders, employees, consultants, or members of families of current or former officers, directors, shareholders, employees or consultants, nor will either of them waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of business and in good faith for fair value in money or money’s worth.

(p)    Other Contracts.    Neither Cardinal nor Floyd will enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Paragraph 4.02) (i) for or with respect to any charitable contributions except in the ordinary course of Cardinal’s or Floyd’s business and in amounts and to organizations consistent with their past practices; (ii) with any governmental or regulatory agency or authority (except in connection with Floyd’s acceptance of public funds deposits in the ordinary course of its deposit business); or (iii) which is entered into other than in the ordinary course of its business.

(q)    Deposit Liabilities.    Floyd will not make any material change in its current deposit policies and procedures or take any actions designed to materially increase or decrease the aggregate level of its deposits as of the date of this Agreement.

(r)    Loan Participations.    Floyd will not buy or sell any participation or interest in any Loan except from or to MountainBank.

ARTICLE V
COVENANTS OF MFC

MFC hereby covenants and agrees as follows with Cardinal:

5.01    MFC Shareholders’ Meeting.    MFC agrees to cause a meeting of its shareholders (the “MFC Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by MFC’s shareholders on the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to, the MFC Shareholders’ Meeting (including the solicitation of proxies), MFC will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

MFC will solicit appointments of proxies from its shareholders for use at the MFC Shareholders’ Meeting and, in connection with that solicitation, it will distribute to its shareholders proxy solicitation materials (a “Proxy Statement”) in the form of the “Proxy Statement/Prospectus” described in Paragraph 6.01 below.

Unless, due to a material change in circumstances after the date hereof, MFC’s Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that such a recommendation would violate the directors’ duties or obligations as such to MFC or to its shareholders, MFC covenants that its Board of Directors will recommend to and actively encourage MFC’s shareholders to vote their shares of MFC Common Stock at the MFC Shareholders Meeting in favor of ratification and approval of this Agreement and the Merger, and the Proxy Statement distributed to MFC’s shareholders in connection with the MFC Shareholders’ Meeting will so indicate and state that MFC’s Board of Directors considers the Merger to be advisable and in the best interests of MFC and its shareholders.

5.02    Registration Statement.    As soon as practicable following the date of this Agreement, MFC will prepare and file with the Securities and Exchange Commission (the “SEC”) under the 1933 Act a registration statement on Form S-4 or other appropriate form (the “MFC Registration Statement”) which covers MFC’s offer of MFC Common Stock and MFC Series B Preferred Stock to Cardinal’s shareholders in exchange for their shares of Cardinal Stock as described in this Agreement. The “Prospectus” contained in the MFC Registration Statement will be in the form of the “Proxy Statement/Prospectus” described in Paragraph 6.01 below. Following the filing of the MFC Registration Statement, MFC will respond to comments of the SEC with respect thereto, file any necessary amendments thereto, and take all such other actions as reasonably shall be necessary, to cause the MFC Registration Statement to be declared effective by the SEC as soon as practicable; provided, however, that MFC shall not be required to file any such amendment, or take any such other action, which is demonstrably excessively burdensome or which would involve excessive expense in relation to the benefits of the Merger, or which would have an MFC Material Effect.

5.03.    “Blue Sky” Approvals.    As soon as practicable following the date of this Agreement, MFC will take all actions, if any, required by applicable state securities or “blue sky” laws (i) to cause the MFC Common Stock and MFC Series B Preferred Stock to be, at the time of the issuance thereof, duly qualified or registered (unless exempt) under such laws, or to cause all conditions to any exemptions from qualification or registration thereof under such laws to have been satisfied, and (ii) to obtain any and all other approvals or consents to the issuance of the MFC Common Stock and MFC Series B Preferred Stock that are required under applicable state law.

5.04.    Employees; Employee Benefits.

(a)    Employment Agreement.    Provided that he remains employed as Chairman, President and Chief Executive Officer of Cardinal and Floyd, at the Effective Time MFC will cause Floyd to enter into an employment agreement with R. Leon Moore in substantially the form of Exhibit D to this Agreement (the “Employment Agreement”). MFC will guarantee Floyd’s payment obligations under the Employment Agreement.

(b)    Employment of Other Floyd Employees.    Employees of Floyd at the Effective Time, other than R. Leon Moore, may choose to continue as employees “at will” of Floyd after the Effective Time. However, in the case of each such employee who elects to continue his or her employment with Floyd following the Effective Time on that basis (a “Floyd Employee”), and notwithstanding anything contained in this Agreement to the contrary, neither Floyd, Cardinal nor MFC shall have any obligation to employ or provide employment to any Floyd Employee for any particular term or length of time following the Effective Time, and the ongoing employment of each Floyd Employee shall be in such a position, at such location within Floyd’s branch system, and for such rate of compensation, as shall be determined in the ordinary course of Floyd’s business following the Effective Time. The employment of each Floyd Employee after the Effective Time will be on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement between Floyd and any such person or to obligate Floyd or MFC to employ any such person for any specific period of time, in any specific position, or at any specific salary or rate of compensation, or to restrict Floyd’s right to terminate the employment of any such person at any time following the Effective Time and for any reason satisfactory to it.

(c)    Employee Benefits.    Except as otherwise provided in this Agreement, and subject to the requirements of applicable law, following the Effective Time, each Floyd Employee shall be entitled to participate in employee benefit plans provided generally by Floyd to its employees prior to the Effective Time (other than Floyd’s defined benefit pension plan as provided for in Paragraph 6.06 below) and, with respect to any employee benefit plan offered by MFC generally to the employees of MountainBank and for which Floyd does not offer a comparable plan, in those plans, all on the same basis, and subject to the same eligibility and vesting requirements and other conditions, restrictions and limitations, as generally are in effect and applicable to other Floyd Employees or employees of MountainBank, as the case may be. In the case of plans provided by Floyd prior to the Effective Time for which MFC offers a comparable plan, following the Effective Time Floyd’s and MFC’s respective Presidents shall, in good faith, confer and determine, as between Floyd’s and MFC’s comparable plans, which plans are the most advantageous to Floyd Employees, and, if MFC’s plan is determined to be the most advantageous, that plan will be offered to Floyd Employees in place of the comparable Floyd plan (subject to the requirements of applicable law regarding the offering of employee benefits plans). In the event that, following the Effective Time, Floyd Employees become eligible to participate in any employee benefit plan or program of MFC, including any such plan or program offered in the place of a plan or program offered by Floyd prior to the Effective Time but which is discontinued after the Effective Time, then, so long as the same shall be legally permissible, each Floyd Employee will be given credit for his or her full years of service with Floyd prior to the Effective Time for purposes of (i) eligibility for participation and vesting (in the case of MFC’s Section 401(k) savings plan if that plan is adopted by Floyd), and (ii) for all purposes under other benefit plans (including for purposes of entitlement to vacation leave) that may be offered to Floyd Employees from time to time.

5.05    Further Action; Instruments of Transfer.    MFC covenants and agrees with Cardinal that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to Cardinal all documents or instruments required of it herein, and (iii) will cooperate with Cardinal in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.01.    Preparation and Distribution of Proxy Statement/Prospectus.    Cardinal and MFC jointly will prepare a “Proxy Statement/Prospectus” for distribution to their respective shareholders as Cardinal’s “Proxy Statement” described in Paragraph 4.01(a) above and MFC’s “Proxy Statement” described in Paragraph 5.01 above, and as MFC’s Prospectus contained in the MFC Registration Statement as described in Paragraph 5.02 above. The Proxy Statement/Prospectus will be prepared, in all material respects in such form, and will contain or be accompanied by such information regarding the Cardinal Shareholders’ Meeting, the MFC Shareholder’s Meeting, this Agreement, the parties hereto, the Merger and other transactions described herein, or otherwise, as is required by the 1933 Act and rules and regulations of the SEC thereunder to be included in MFC’s Prospectus, and as is required by the 1934 Act and rules and regulations of the SEC thereunder (including without lmitation Regulation 14A) to be included in Cardinal’s Proxy Statement and MFC’s Proxy Statement, or as otherwise shall be agreed upon by legal counsel for MFC and Cardinal.

Cardinal and MFC will mail the Proxy Statement/Prospectus to their respective shareholders on a date mutually agreed upon by Cardinal and MFC, but in no event less than 20 days prior to the scheduled date of the earlier of the Cardinal Shareholders’ Meeting or the MFC Shareholders’ Meeting; provided, however, that no such materials shall be mailed to Cardinal’s shareholders unless and until the SEC shall have declared the MFC Registration Statement to be effective and approved Cardinal’s and MFC’s respective Proxy Statements. The Proxy Statement/Prospectus mailed to Cardinal’s and MFC’s respective shareholders shall be in the form of the final Prospectus contained in the MFC Registration Statement as it is declared effective by the SEC.

6.02.    Regulatory Approvals.    Cardinal and MFC each agrees with the other that, as soon as practicable following the date of this Agreement, it will prepare and file, or cause to be prepared and filed, all applications required to be filed by it under applicable law and regulations for approvals by Regulatory Authorities of the Merger or other transactions described in this Agreement, including without limitation any required applications for the approval of the Virginia Commissioner and the FRB. Cardinal and MFC each agrees (i) to use its reasonable best efforts in good faith to obtain all necessary approvals of Regulatory Authorities required for consummation of the Merger and other transactions described herein, and (ii) before the filing of any such application required to be filed, to give each other party an opportunity to review and comment on the form and content of such application. Should the appearance of any of the officers, directors, employees or counsel of Cardinal or MFC be requested by each other or by any Regulatory Authority at any hearing in connection with any such application, it will use its best efforts to arrange for such appearance.

6.03.    Information for Proxy Statement/Prospectus and Applications for Regulatory Approvals.    Cardinal and MFC each covenants with the other that (i) it will cooperate with the other in the preparation of the Proxy Statement/Prospectus and applications for required approvals of Regulatory Authorities, and it will promptly respond to requests by the other and its legal counsel for information, and will provide all information, documents, financial statements or other material, that is required for, or that may be reasonably requested by any other party for inclusion in, any such document; (ii) none of the information provided by it for inclusion in any of such documents will contain any untrue statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, at and as of the time (A) MFC’s Registration Statement is filed with and/or declared effective by the SEC, (B) Cardinal’s Proxy Statement is filed with and/or approved by the SEC, (C) the Proxy Statement/Prospectus is mailed to Cardinal’s and MFC’s shareholders, or (D) the applications for required approvals of Regulatory Authorities are filed and/or such approvals are granted.

6.04. Announcements; Confidential Information.

(a)    Cardinal and MFC each agrees that no persons other than the parties to this Agreement are authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the other parties (which consent shall not unreasonably be denied or delayed), it will not make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the required approval of any Regulatory Authority to the consummation of the transactions described herein.

(b)    For purposes of this Paragraph 6.04, “Confidential Information” refers to any information (including business and financial information) that a party to whom the information pertains (an “Informing Party”) provides or makes available, in connection with this Agreement, to a party for whose benefit the information is provided, or to that party’s affiliates, directors, officers, employees, attorneys, advisors, consultants, representatives and agents (a “Receiving Party”), or which a Receiving Party may otherwise obtain from any examination of an Informing Party’s documents, books, records, files or other written materials or from any discussions with any of the Informing Party’s directors, officers, employees, attorneys, advisors, consultants, representatives and agents, and shall be deemed to include, without limitation, (i) all such documents, books, records, files or other written materials themselves and all information contained therein (whether maintained in writing, electronically, on microfiche or otherwise), (ii) all corporate minutes, financial projections and budgets, historical and projected sales reports, acquisition or other expansion analyses or plans, pro forma financial data, capital spending budgets and plans, market studies and business plans, (iii) all information relative to financial results and condition, operations, policies and procedures, computer systems and software, shareholders, employees, officers, and directors, and (iv) all information relative to customers and former or prospective customers.

(c)    Prior to the Effective Time, all Confidential Information of an Informing Party is proprietary to the Informing Party and constitutes either trade secrets or confidential information of the Informing Party. Without the Informing Party’s express written consent, the Receiving Party shall not remove any Confidential Information of the Informing Party in written or other recorded form from the Informing Party’s premises.

(d)    Prior to the Effective Time, all Confidential Information of an Informing Party is to be held in strict confidence by a Receiving Party and, except as otherwise provided herein, may not be disclosed by a Receiving Party to any person or entity not a party to this Confidentiality Agreement, unless the Receiving Party:

(i)    can demonstrate that the same information as the Confidential Information to be disclosed already was in its possession prior to such Confidential Information being obtained;

(ii)    can demonstrate that the same information as the Confidential Information to be disclosed is already publicly available or, at that time, has become publicly available through no fault of, or violation of this Confidentiality Agreement by, the Receiving Party or any other person that the Receiving Party knows, or has reason to know, is obligated to protect such Confidential Information; or

(iii)    demonstrates that the same information as the Confidential Information to be disclosed was developed independently by or for the Receiving Party, without the use of the Confidential Information disclosed to or obtained by the Receiving Party.

(e)    Prior to the Effective Time, the Receiving Party (i) may disclose Confidential Information of the Informing Party to the Receiving Party’s affiliates, directors, officers, employees, agents, attorneys, advisors and consultants who are directly involved in discussions of a potential transaction, only on a need to know basis and only if such persons or entities are provided a copy of, and agree in writing for the benefit of the other party to be bound by, the restrictions and obligations of this Confidentiality Agreement; and (ii) will enforce its obligations under this Confidentiality Agreement against all persons to whom it discloses Confidential Information and shall be responsible and liable to the Informing Party for any disclosure of Confidential Information by such persons or entities in violation of such restrictions and obligations.

(f)    Upon termination of this Agreement the Receiving Party will deliver or cause to be delivered to the Informing Party all written Confidential Information of the Informing Party in the possession of the Receiving Party, or provide an officer’s affidavit as to the destruction of all copies of such Confidential Information.

(g)    Prior to the Effective Time, the Receiving Party shall not use any Confidential Information of the Informing Party in an unlawful manner, to interfere with or attempt to terminate or otherwise adversely affect any actual or proposed contractual or business relationship of the Informing Party, or for any other purposes other than in conjunction with the transactions described herein. Without limiting the generality of the foregoing, in no event shall the Receiving Party use any Confidential Information of the Informing Party, directly or indirectly, for the purpose of competing against the Informing Party.

(h)    Notwithstanding anything contained in this Paragraph 6.04 to the contrary, neither Cardinal nor MFC shall be required to obtain the prior consent of the other parties for any such disclosure which it, in good faith and upon the advice of its legal counsel, believes is required by law; provided, however, that before any such disclosure may be made by a Receiving Party upon the advice of its legal counsel, it shall, except where such notice is prohibited by law, give the Informing Party reasonable notice of its intent to make such disclosure, the form of content of that disclosure, and the basis upon which its legal counsel has advised it that such disclosure is required by law, so that the Informing Party may seek a protective order or other similar or appropriate relief, and the Receiving Party also shall undertake in good faith to have the Confidential Information to be disclosed treated confidentially by the party to whom the disclosure is made.

6.05.    Real Property Matters.    At its option and expense, MFC may cause to be conducted (i) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon (collectively, the “Property Examination”) and (ii) site inspections, historic reviews, regulatory analyses, and environmental assessments of the Real Property, together with such other studies, testing and intrusive sampling and analyses as MFC shall deem necessary or desirable (collectively, the “Environmental Survey”).

If, in the course of the Property Examination or Environmental Survey, MFC discovers a “Material Defect” (as defined below) with respect to the Real Property, MFC will give prompt written notice thereof to Cardinal describing the facts or conditions constituting the Material Defect, and MFC shall have the option exercisable upon written notice to Cardinal within 120 days following the date of this Agreement, to (i) waive the Material Defect, or (ii) terminate this Agreement.

For purposes of this Agreement, a “Material Defect” shall include:

(a)    the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a breach of Cardinal’s representations and warranties contained in Paragraph 2.16 or 2.21 (a “Title Defect”), in either such case that MFC reasonably believes will materially and adversely affect its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which MFC reasonably believes that the costs and expenses associated with the elimination or correction of the Title Defect, together with all other Title Defects, would be an aggregate of $50,000 or more as to all such Real Property; or

(b)    the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that MFC reasonably believes would cost an aggregate of $50,000 or more to repair, remove or correct as to all such Real Property;

(c)    the existence of facts or circumstances relating to any of the Real Property reflecting that (i) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance on, from, under, at, or relating to the Real Property, or (ii) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Laws or any contract or other agreement between Cardinal or Floyd and any other person or entity, as to which, in either such case, MFC reasonably believes, based on the advice of legal counsel or other consultants, that Cardinal or Floyd could become responsible or liable, or that MFC could become responsible or liable, following the Effective Time, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which Cardinal or Floyd could incur, or for which MFC could become responsible or liable, following consummation of the Merger at any time or over any period of time, could equal or exceed an aggregate of $100,000 or more as to all such Real Property.

It is contemplated that MFC will conduct the Property Examination and the Environmental Survey following the date of this Agreement and prior to the Effective Time. It is the intent of this Agreement, and Cardinal understands and agrees, that, upon completion of the Property Examination and Environmental Survey, any of the above facts, conditions, circumstances or other matters may be deemed by MFC to constitute a “Material Defect,” with the result that it may exercise its right to terminate this Agreement, within 120 days of the date hereof, without regard to any knowledge on the part of MFC or its officers or advisors of that Material Defect or the facts, conditions, circumstances or other matters pertaining thereto on the date of this Agreement and without regard to the fact that any such Material Defect or the facts, conditions, circumstances or other matters relating thereto have been disclosed by Cardinal to MFC, or any of its officers or advisors prior to the date of this Agreement (whether pursuant to Paragraph 10.13 below or otherwise).

6.06.    Treatment of Pension Plan.    Immediately prior to the Effective Time, and provided that all conditions to the parties’ respective obligations to consummate the Merger as described in Article VII below have been satisfied or effectively waived, Cardinal shall make any such additional contributions to its defined benefit pension plan (the “Pension Plan”) as shall be required to cause it to be fully funded or to eliminate any funding deficiency as of the Effective Time. The Pension Plan will be suspended effective as of the Effective Time., and no further contributions will be made to the Pension Plan after the Effective Time.

Cardinal agrees that, prior to the Effective Time, and provided that all conditions to the parties’ respective obligations to consummate the Merger as described in Article VII below have been satisfied or effectively waived, it will take or cause to be taken such actions as MFC shall reasonably consider to be necessary or desirable in connection with or to effect or facilitate the above suspension of the Pension Plan. MFC agrees that it will assume, as of the Effective Time, any and all administrative and fiduciary duties of Cardinal with respect to the day-to-day operation of Cardinal’s Pension Plan, including duties relating to filings with the Internal Revenue Service relating to that plan.

6.07.    Directors’ and Officers’ Liability Insurance.    Cardinal and MFC agree that, to the extent the same can be purchased at a reasonable cost (to be determined in MFC’s reasonable discretion), then immediately prior to the Effective Time Cardinal shall purchase “tail” coverage, effective at the Effective Time and for the maximum term available, under and in the same amount of coverage as is provided by its then current directors’ and officers’ liability insurance policy. Notwithstanding the purchase of such insurance, MFC acknowledges that, by virtue of the Merger, it shall become responsible for Cardinal’s obligation under applicable Virginia law to indemnify its current and former directors and officers for liabilities arising out of their status as directors and officers prior to the Effective Time.

6.08.    Tax Opinion.    Cardinal and MFC each agrees to use its best efforts to cause the Merger, and the conversion of outstanding shares of Cardinal Stock into shares of MFC Common Stock and MFC Series B Preferred Stock, on the terms contained in this Agreement, to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to obtain the written opinion of a firm of independent certified public accountants, or a law firm, which shall in either case be mutually satisfactory to them (the “Tax Opinion”), addressed jointly to the Boards of Directors of Cardinal and MFC, to the foregoing effect.

6.09.    Final Tax Return.    Cardinal and MFC each agrees that MFC will make all necessary arrangements for Cardinal’s and MFC’s independent accountants, Larrowe & Company PLLC, to prepare, and MFC will cause to be filed, Cardinal’s final federal and state income tax returns for the year in which the Effective Time occurs.

6.10    Restrictions on MFC Stock Issued to Certain Persons.

(a)    Affiliates of Cardinal.    The transfer restrictions provided for in Subsection (d) of the SEC’s Rule 145 will apply to shares of MFC Common Stock and MFC Series B Preferred Stock issued in connection with the Merger to persons who are deemed by MFC to be “underwriters” pursuant to Subsection (c) of that Rule, including without limitation all persons who are “affiliates” of Cardinal (as that term is defined in the SEC’s Rule 144(a)) on the date of the Cardinal Shareholders’ Meeting and to those persons’ related parties. Certificates evidencing the shares of MFC Common Stock and MFC Series B Preferred Stock issued to those persons and their related parties will bear a restrictive legend relating to those restrictions substantially in the form set forth in the form of Affiliates Agreement attached as Exhibit C hereto.

(b)    Affiliates of MFC.    MFC Common Stock and MFC Series B Preferred Stock issued in connection with the Merger to persons who are “affiliates” of MFC (as that term is defined in the SEC’s Rule 144(a)) following the Merger, and to those persons’ related parties, may only be resold or otherwise transferred pursuant to the procedures described in Rule 144, an effective registration statement filed with and declared effective by the SEC, or another exemption from registration under the 1933 Act. Certificates evidencing the shares of MFC Common Stock and MFC Series B Preferred Stock issued to those persons and their related parties may, at MFC’s option, bear a restrictive legend relating to those restrictions.

6.11.    Expenses.    Subject to the provisions of Paragraph 8.03 below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, Cardinal and MFC each agrees to pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, consulting or advisory fees, filing fees, printing and mailing costs, and travel expenses). For purposes of this Agreement, expenses associated with the printing and mailing of the Proxy Statement/Prospectus and amounts payable with respect to the Tax Opinion will be deemed to have been incurred by Cardinal and MFC in proportion to their respective numbers of shareholders. All amounts owed by Cardinal to Scott & Stringfellow, including its consulting fees and fees for rendering the “Cardinal Fairness Opinion” described in Paragraph 7.01(e)(i), will be deemed to have been incurred solely by Cardinal. All amounts owed by MFC to The Carson Medlin Company, including its consulting fees and fees for rendering the “MFC Fairness Opinion” described in Paragraph 7.01(e)(ii), will be deemed to have been incurred solely by MFC.

6.12.    Directors.    So long as they remain directors of Cardinal at the Effective Time, then: (i) within ten business days following the Effective Time, MFC’s Board of Directors will increase its number of members by one, and R. Leon Moore (“Moore”) will be appointed to serve as a director of MFC for a term of office extending to the next annual meeting of MFC’s shareholders at which its directors are elected, and Moore and a second director of Cardinal to be mutually agreed upon by MFC and Cardinal’s Board of Directors following the date of this Agreement each will be appointed to serve as a director of MountainBank, and (ii) the remaining members of Cardinal’s Board of Directors, who also serve as directors of Floyd, will continue to serve as directors of Floyd. Immediately prior to the Closing, and as a condition to MFC’s obligation to consummate the Merger, and so long as all conditions to Cardinal’s obligation to consummate the Merger have been satisfied as described in Paragraph 7.02 below, Cardinal will take, and it will cause Floyd to take, any and all action required to increase the number of Floyd’s directors to nine and will elect, effective as of the Effective Time, MFC’s President and Chief Executive Officer, J.W. Davis, and one other person to be named by MFC as directors of Floyd to fill all of the resulting vacancies. Following the initial appointments of Moore and the other agreed upon Cardinal director as directors of MFC, and at the end of the then current terms of Floyd’s directors who continue to serve as directors of Floyd following the Effective Time, the continued service of those persons as directors of MFC or Floyd will be subject to MFC’s and Floyd’s then current nomination and election processes.

6.13.    Due Diligence Reviews and Right to Terminate.    Cardinal and MFC each agrees that, during the period beginning on the date of this Agreement and ending at 5:00 P.M. on the tenth business day following the date of this Agreement (the “Due Diligence Period”), either of them, or their employees, legal counsel or other representative, may conduct continuing investigations of the assets and business affairs of the other and may terminate this agreement without liability or any further obligation to the other if it, in its sole discretion exercised in good faith, and based on information that comes to its attention during such continuing investigation, believes that the Merger is not in the best interests of its shareholders. For purposes of Cardinal’s continuing investigation of MFC, during the Due Diligence Period MFC will give Cardinal access to MFC’s and MountainBank’s books, records, files and other information to the same extent and in the same manner as Cardinal is required to give access to MFC through the Effective Time pursuant to Paragraph 4.01(j) above.

ARTICLE VII
CONDITIONS PRECEDENT TO MERGER

7.01.    Conditions to all Parties’ Obligations.    Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a)    Approval by Regulatory Authorities; Disadvantageous Conditions.    (i) The Merger and other transactions described in this Agreement shall have been approved, to the extent required by law, by the Virginia Commissioner and the FRB, and by all other Regulatory Authorities having jurisdiction over such transactions; (ii) no Regulatory Authority shall have objected to or withdrawn its approval of such transactions or imposed any condition on such transactions or its approval thereof, which condition is reasonably deemed by MFC to so adversely impact the economic or business benefits of this Agreement to MFC and MountainBank as to substantially reduce the financial value of the Merger to MFC and MountainBank considered as one entity and render it inadvisable for it to consummate the Merger; (iii) the 15-day or 30-day waiting period, as applicable, required following necessary approvals by the FRB for review of the transactions described herein by the United States Department of Justice shall have expired, and, in connection with any such review, no objection to the Merger shall have been raised; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(b)    Adverse Proceedings, Injunction, Etc.     There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described in this Agreement or either of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any Regulatory Authority), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Cardinal or MFC from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against Cardinal or MFC or any of their respective officers or directors which shall reasonably be considered by Cardinal or MFC to be materially burdensome in relation to the proposed Merger, or which Cardinal or MFC reasonably believes would have a Cardinal Material Effect or a MFC Material Effect, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

(c)    Approval by Boards of Directors and Shareholders.    The Boards of Directors of Cardinal and MFC shall have duly approved, adopted and ratified this Agreement by appropriate resolutions, and the shareholders of Cardinal and MFC shall have duly approved, ratified and adopted this Agreement at the Cardinal Shareholders’ Meeting and the MFC Shareholders’ Meeting, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and ByLaws.

(d)    Approval of Charter Amendment.    MFC’s Board of Directors shall have approved an amendment to MFC’s Articles of Incorporation to authorize issuance of the MFC Series B Preferred Stock, and that amendment shall have been effected through the filing of appropriate Articles of Amendment with the North Carolina Secretary of State.

(e)    Fairness Opinions.

(i)    Cardinal shall have received from its financial advisor, Scott & Stringfellow, a written opinion, in a form satisfactory to it (the “Cardinal Fairness Opinion”), to the effect that the consideration to be received by Cardinal’s shareholders in the Merger is fair, from a financial point of view, to Cardinal and its shareholders; and Scott & Stringfellow shall have delivered a letter to Cardinal, dated as of a date within five business days preceding the Closing Date, to the effect that it remains its opinion that the terms of the Merger are fair, from a financial point of view, to Cardinal and its shareholders.

(ii)    MFC shall have received from its financial advisor, The Carson Medlin Company, a written opinion, in a form satisfactory to it (the “MFC Fairness Opinion”), to the effect that the terms of the Merger are fair, from a financial point of view, to MFC and its shareholders; and The Carson Medlin Company shall have delivered a letter to MFC, dated as of a date within five business days preceding the Closing Date, to the effect that it remains its opinion that the terms of the Merger are fair, from a financial point of view, to MFC and its shareholders.

(f) Tax Opinion.    Cardinal and MFC shall have received the Tax Opinion in form satisfactory to each of them.

(g)    No Termination or Abandonment.    This Agreement shall not have been terminated or abandoned by any party hereto.

(h)    Employment Agreement.    The Employment Agreement between Floyd and R. Leon Moore shall have been executed and delivered as described in Paragraph 5.04(a) above.

(i)    Articles of Merger; Other Actions.    The Articles of Merger described in Paragraph 1.07 shall have been duly executed by MFC and filed with the North Carolina Secretary of State and the Virginia State Corporation Commission as provided in that Paragraph.

7.02.    Additional Conditions to Cardinal’s Obligations.    Notwithstanding any other provision of this Agreement to the contrary, Cardinal’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

(a)    Material Adverse Change.    There shall not have occurred any MFC Material Change, and there shall not have occurred any event or development, and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such MFC Material Change.

(b)    Compliance with Laws.    MFC shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation could or may have a MFC Material Effect or a material adverse effect on MFC’s ability to consummate the Merger.

(c)    MFC’s Representations and Warranties and Performance of Agreements; Officers’ Certificate.    Unless waived in writing by Cardinal as provided in Paragraph 10.02, each of the representations and warranties of MFC contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes which, in the aggregate, do not constitute an MFC Material Change, will not have a MFC Material Effect, and do not have a material adverse affect on MFC’s ability to consummate the Merger and other transactions described herein, and (ii) as otherwise contemplated by this Agreement; and MFC shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

Cardinal shall have received a certificate dated as of the Closing Date and executed by MFC and its President and Chief Financial Officer to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by Cardinal.

(d)    Legal Opinion of MFC’s Counsel.    Cardinal shall have received the written legal opinion of Ward and Smith, P.A., counsel for MFC, dated as of the Closing Date, covering matters normally covered in such opinions and such other matters as Cardinal shall reasonably request and otherwise in form and substance reasonably satisfactory to Cardinal.

(e)    Other Documents and Information.    MFC shall have provided to Cardinal correct and complete copies (certified by its Secretary) of resolutions of its Board of Directors and shareholders pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate of the incumbency of MFC’s officers who executed this Agreement or any other documents delivered to Cardinal in connection with the Closing.

(f)    Acceptance by Cardinal’s Counsel.    The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to Cardinal’s legal counsel.

7.03.    Additional Conditions to MFC’s Obligations.    Notwithstanding any other provision of this Agreement to the contrary, MFC’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

(a)    Material Adverse Change.    There shall not have occurred any Cardinal Material Change, and there shall not have occurred any event or development, and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such Cardinal Material Change.

(b)    Compliance with Laws.    Cardinal and Floyd shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement and where the violation of or failure to comply with any such law or regulation could or may have a Cardinal Material Effect, or an MFC Material Effect after the Effective Time, or a material adverse effect on Cardinal’s ability to consummate the Merger.

(c)    Cardinal’s Representations and Warranties and Performance of Agreements; Officers’ Certificate.    Unless waived in writing by MFC as provided in Paragraph 10.02, each of the representations and warranties of Cardinal contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes which, in the aggregate, do not constitute a Cardinal Material Change, will not have a Cardinal Material Effect, and do not have a material adverse affect on Cardinal’s ability to consummate the Merger and other transactions described herein, and (ii) as otherwise contemplated by this Agreement; and Cardinal shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

MFC shall have received a certificate dated as of the Closing Date and executed by Cardinal and its Chairman, President and Chief Executive Officer and its Chief Financial Officer to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by MFC.

(d)    Affiliates Agreements.    Cardinal shall have delivered to MFC an Affiliates Agreement described in Paragraph 4.01(b), in form and content reasonably satisfactory to MFC and substantially in the form attached as Exhibit C to this Agreement, and signed by each person who is deemed by MFC or its counsel to be subject to the transfer restrictions described in Paragraph 6.10(a).

(e)    Legal Opinion of Cardinal’s Counsel.    MFC shall have received the written legal opinion of Flippin Densmore Morse & Jessee, counsel to Cardinal, dated as of the Closing Date, covering matters normally covered in such opinions and such other matters as MFC shall reasonably request and otherwise in form and substance reasonably satisfactory to MFC.

(f)    Other Documents and Information.    Cardinal shall have provided to MFC correct and complete copies (all certified by Cardinal’s Secretary) of Cardinal’s Articles of Incorporation and Bylaws, and resolutions of its Board of Directors and shareholders pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate as to the incumbency of Cardinal’s officers who executed this Agreement or any other documents delivered to MFC in connection with the Closing.

(g)    Election of Floyd Directors.    Cardinal and Floyd shall have taken any and all necessary action to increase the number of Floyd’s directors to nine and shall have elected, effective as of the Effective Time, J. W. Davis and the one additional persons named by MFC as directors of Floyd to fill the resulting two vacancies, all as described in Paragraph 6.12 above.

(h)    Consents to Assignment; Estoppel Certificates.    Cardinal shall have obtained and delivered to MFC the consents to assignments of leases and contracts and landlords’ estoppel certificates requested by MFC as described in Paragraph 4.01(i) above.

(i)    Acceptance by MFC’s Counsel.    The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to MFC’s legal counsel.

ARTICLE VIII
TERMINATION; BREACH; REMEDIES

8.01.    Mutual Termination.    At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Cardinal and MFC), this Agreement may be terminated by the mutual agreement of Cardinal and MFC. Upon any such mutual termination, all obligations of Cardinal and MFC hereunder shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 6.11.

8.02.    Unilateral Termination.    Prior to the Effective Time, this Agreement may be terminated by either MFC or Cardinal (whether before or after approval hereof by Cardinal’s and MFC’s shareholders) upon written notice to the other parties in the manner provided herein and under the circumstances described below.

(a)    Termination by MFC.    This Agreement may be terminated by MFC by action of its Board of Directors or Executive Committee:

(i)    if any of the conditions to MFC’s obligations set forth in Paragraph 7.01 or 7.03 above shall not have been satisfied in all material respects or effectively waived in writing by MFC by November 30, 2002

(except to the extent that the failure of such condition to be satisfied has been caused by the failure of MFC to satisfy any of its obligations, covenants or agreements contained herein);

(ii)    if Cardinal shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or VI herein in any material respect;

(iii)    if any of Cardinal’s representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of Cardinal, or there has occurred any event or development or there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of Cardinal, and which, in any event, will have a Cardinal Material Effect or, following the Effective Time, would have an MFC Material Effect;

(iv)    if, notwithstanding MFC’s satisfaction of its obligations under Paragraphs 6.01 and 6.03 above, Cardinal’s shareholders do not ratify and approve this Agreement and the Merger at the Cardinal Shareholders’ Meeting or if the Cardinal Shareholders’ Meeting is not held by November 15, 2002;

(v)    if, notwithstanding MFC’s satisfaction of its obligations under Paragraphs 5.01, 6.01 and 6.03 above, MFC’s shareholders do not ratify and approve this Agreement and the Merger at the MFC Shareholders’ Meeting;

(vi)    if the Merger shall not have become effective on or before February 28, 2003, or such later date as shall be mutually agreed upon in writing by MFC and Cardinal;

(vii)    if the shareholders of Cardinal and/or MFC exercise their right of dissent and appraisal under Article 15 of the Virginia Stock Corporations Act or under Article 13 of the North Carolina Business Corporation Act with respect to an aggregate number of shares of Cardinal Stock or MFC Common Stock such as would result in a reduction of 1.0% or more in the aggregate number of shares of MFC Common Stock that otherwise would be outstanding following the Effective Time;

(viii)     under the circumstances described in Paragraph 6.05, or,

(ix)    before the end of the Due Diligence Period under the circumstances described in Paragraph 6.14 above.

However, before MFC may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Paragraph 8.02(a), it shall give written notice to Cardinal in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by MFC shall not become effective if, within 30 days following the giving of such notice, Cardinal shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of MFC or, if such breach, default, violation or other condition is not reasonably susceptible to cure or satisfaction within 30 days, then following receipt of MFC’s written notice Cardinal shall have promptly commenced good faith efforts to cure or satisfy the breach default, violation or condition, shall diligently continue those efforts, and shall actually cure or satisfy the breach, default, violation or condition within a reasonable time thereafter . In the event Cardinal cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of MFC within such notice period (or, if the breach, default, violation or condition is not reasonably susceptible to cure or satisfaction within the notice period, thereafter as described above), termination of this Agreement by MFC thereafter shall be effective upon their giving of written notice thereof to Cardinal in the manner provided herein.

(b)    Termination by Cardinal.    Prior to the Effective Time, this Agreement may be terminated by Cardinal by action of its Board of Directors of Executive Committee:

(i)    if any of the conditions to Cardinal’s obligations set forth in Paragraph 7.01 or 7.02 above shall not have been satisfied in all material respects or effectively waived in writing by Cardinal by November 30, 2002 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Cardinal to satisfy any of its obligations, covenants or agreements contained herein);

(ii)    if MFC shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or VI herein in any material respect;

(iii)    if any of MFC’s representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of MFC, or there has occurred any event or development or there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of MFC, and which, in any event, will have an MFC Material Effect;

(iv)    if, notwithstanding Cardinal’s satisfaction of its obligations under Paragraphs 6.01 and 6.03 above, MFC’s shareholders do not ratify and approve this Agreement and the Merger at the MFC Shareholders’ Meeting or if the MFC Shareholders’ Meeting is not held by November 15, 2002;

(v)    if, notwithstanding Cardinal’s satisfaction of its obligations under Paragraphs 4.01(a), 6.01 and 6.03 above, its shareholders do not ratify and approve this Agreement and the Merger at the Cardinal Shareholders’ Meeting;

(vi)    if the Merger shall not have become effective on or before February 28, 2003, unless such date is extended as evidenced by the written mutual agreement of the parties hereto, or,

(vii)    before the end of the Due Diligence Period under the circumstances described in Paragraph 6.14 above.

However, before Cardinal may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Paragraph 8.02(b), it shall give written notice to MFC in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by Cardinal shall not become effective if, within 30 days following the giving of such notice, MFC shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Cardinal or, if such breach, default, violation or other condition is not reasonably susceptible to cure or satisfaction within 30 days, then following receipt of Cardinal’s written notice MFC shall have promptly commenced good faith efforts to cure or satisfy the breach default, violation or condition, shall diligently continue those efforts, and shall actually cure or satisfy the breach, default, violation or condition within a reasonable time thereafter. In the event MFC cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Cardinal within such notice period (or, if the breach, default, violation or condition is not reasonably susceptible to cure or satisfaction within the notice period, thereafter as described above),, termination of this Agreement by Cardinal thereafter shall be effective upon its giving of written notice thereof to MFC in the manner provided herein.

(c)    Survival of Certain Covenants Following Termination.    Notwithstanding anything contained in this Agreement to the contrary, Cardinal’s and MFC’s respective obligations and liabilities pursuant to Paragraph 6.04 and Articles VIII and IX of this Agreement shall not be affected by a termination of this Agreement, and, following any such termination, those obligations and liabilities shall survive, remain in full force and effect and be fully enforceable in accordance with their terms.

8.03.    Breach; Remedies.

(a)    Except as otherwise provided below, (i) in the event of a breach by Cardinal of any of its representations or warranties contained in Article II of this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of Cardinal’s failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then MFC’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(a); and (ii) in the event of any such termination of this Agreement by MFC due to a failure by Cardinal to perform any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then Cardinal shall be obligated to reimburse MFC for up to (but not more than) $500,000 in expenses described in Paragraph 6.11 which actually have been incurred by MFC.

(b)    Likewise, and except as otherwise provided in this Paragraph 8.03, (i) in the event of a breach by MFC of any of its representations or warranties contained in Article III of this Agreement, or in the event of MFC’s failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then Cardinal’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(b); and (ii) in the event of any such termination of this Agreement by Cardinal due to a failure by MFC to perform any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then MFC shall be obligated to reimburse Cardinal for up to (but not more than) $500,000 in expenses described in Paragraph 6.11 which actually have been incurred by Cardinal.

(c)    Notwithstanding subparagraphs 8.02(a) and 8.02(b), or any other provision of this Agreement to the contrary:

(i)    if any party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other parties described in Paragraph 6.11, together with other damages recoverable at law or in equity; and,

(ii)    either party shall be entitled to commence a suit at law for the purposes of (A) obtaining appropriate equitable relief in the event of a violation, or imminent violation, by the other party of Section 6.04 above, or (B) enforcing the indemnification obligation of the other party under Article IX of this Agreement.

ARTICLE IX
INDEMNIFICATION

9.01.    Indemnification Following Termination of Agreement.

(a)    By Cardinal.    Cardinal agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend MFC and its officers, directors, attorneys, financial advisors and consultants from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by MFC:

(i)    in connection with or which arise out of, result from, or are based upon (A) Cardinal’s or Floyd’s operations or business transactions or its relationship with any of its employees, or (B) Cardinal’s or Floyd’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii)    in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by Cardinal of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Cardinal to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

(iii)    in connection with or which arise out of, result from, or are based upon any information provided by Cardinal which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to Cardinal’s and MFC’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

(b)    By MFC.    MFC agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend Cardinal and its officers, directors, attorneys, financial advisors and consultants from and against any and all claims, disputes, demands, causes of action, suits, proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Cardinal:

(i)    in connection with or which arise out of, result from, or are based upon (A) MFC’s or MountainBank’s operations or business transactions or its relationship with any of its employees, or (B) MFC’s or MountainBank’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii)    in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by MFC of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of MFC to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

(iii)      in connection with or which arise out of, result from, or are based upon any information provided by MFC which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to Cardinal’s and MFC’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

9.02.    Procedure for Claiming Indemnification.    If any matter subject to indemnification under this Article IX arises in the form of a claim (herein referred to as a “Third Party Claim”) against MFC or Cardinal, or their respective successors and assigns, or any of their respective subsidiary entities, officers, directors, attorneys, financial advisors or consultants (collectively, “Indemnitees”), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the “Indemnitor”). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise, or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and provided that the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director or attorney of a party to this Agreement, then that party agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. If the Indemnitor fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.01.    Survival of Representations, Warranties, Indemnification and Other Agreements.    Except as otherwise provided in Paragraph 8.02(c) above, none of the representations, warranties or agreements of Cardinal or MFC contained in this Agreement shall survive consummation of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.

10.02.    Waiver.    Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term of condition. No failure or delay of either party to exercise any power, or to insist upon a strict compliance by the other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any either to demand full and complete compliance with such terms.

10.03.    Amendment.    This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Cardinal and MFC, by an agreement in writing approved by the Boards of Directors of MFC and Cardinal executed in the same manner as this Agreement; provided however, that, except with the further approval of Cardinal’s and MFC’s shareholders of that change or as otherwise provided herein, following approval of this Agreement by Cardinal’s and MFC’s shareholders no change may be made in the amount of consideration into which each share of Cardinal Stock will be converted.

10.04.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or by U.S. mail, first class postage prepaid, and addressed as follows (or to such other address as shall have been communicated to the party giving the notice as provided above):

If to Cardinal, to: Cardinal Bankshares Corporation 101 Jacksonville Circle Floyd, VA 24091 Att: R. Leon Moore, Chief Executive Officer	With copy to: Douglas W. Densmore Flippin Densmore Morse & Jessee 1800 First Union Tower, Drawer 1200 Roanoke, VA 24006

If to MFC, to: MountainBank Financial Corporation 201 Wren Drive Hendersonville, NC 28792 Att: Gregory L. Gibson, Chief Financial Officer	With copy to: William R. Lathan, Jr. Ward and Smith, P.A. 1001 College Court New Bern, NC 28562

10.05.    Further Assurance.    Cardinal and MountainBank each agrees to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

10.06.    Headings and Captions.    Headings and captions of the Paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

10.07.    Gender and Number.    As used in this Agreement, the masculine gender shall include the feminine and neuter, the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

10.08.    Entire Agreement.    This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, either of the parties hereto other than those contained herein in writing.

10.09.    Severability of Provisions.    The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

10.10.    Assignment.    This Agreement may not be assigned by either party hereto except with the prior written consent of the other parties hereto.

10.11.    Counterparts.    Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

10.12.    Governing Law.    This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

10.13.    Previously Disclosed Information.    As used in this Agreement, “Previously Disclosed” shall mean the disclosure of information by Cardinal to MFC, or by MFC to Cardinal, as of June 10, 2002, in a letter delivered by the disclosing party to the other party prior to the date hereof, specifically referring to this Agreement, and arranged in paragraphs corresponding to the Paragraphs, Subparagraphs and items of this Agreement applicable thereto. Information shall be deemed Previously Disclosed for the purpose of a given Paragraph, Subparagraph or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

10.14.    Best Knowledge.    The terms “Best Knowledge,” “Knowledge” and “Known” as used in this Agreement with reference to certain facts or information shall be deemed to refer to facts or information of which, in the case of the Knowledge of Cardinal, executive officers of Cardinal or Floyd are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties, or which, in the case of the Knowledge of MFC, executive officers of MFC or MountainBank are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

10.15.    Inspection.    Any right of MFC under this Agreement to investigate or inspect the premises, properties, books, records, files and other assets or information of Cardinal or Floyd in no way shall establish any presumption that MFC should have conducted any investigation or that such right has been exercised by MFC, its agents, representatives or others. Any investigations or inspections actually made by MFC or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Cardinal in this Agreement.

IN WITNESS WHEREOF, Cardinal and MFC each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

[CORPORATE SEAL]	CARDINAL BANKSHARES CORPORATION
ATTEST:

/s/ ANNETTE V. BATTLE	By:	/s/ RONALD LEON MOORE
Secretary		Ronald Leon Moore Chairman, President and Chief Executive Officer

[CORPORATE SEAL]	MOUNTAINBANK FINANCIAL CORPORATION
ATTEST:

/s/ GREGORY L. GIBSON	By:	/s/ J. W. DAVIS
Secretary		J. W. Davis President and Chief Executive Officer

Exhibit A to Plan of Merger

PLAN OF MERGER
By and Between
CARDINAL BANKSHARES
and
MOUNTAINBANK FINANCIAL CORPORATION

1.01.    Names of Merging Corporations.    The names of the corporations proposed to be merged are CARDINAL BANKSHARES CORPORATION (“Cardinal”) and MOUNTAINBANK FINANCIAL CORPORATION (“MFC”).

1.02.    Nature of Transaction; Plan of Merger.    Subject to the provisions of this Plan of Merger, at the “Effective Time” (as defined in Paragraph 1.07 below), Cardinal will be merged into and with MFC (the “Merger”).

1.03.    Effect of Merger; Surviving Corporation.    At the Effective Time, and by reason of the Merger, the separate corporate existence of Cardinal shall cease while the corporate existence of MFC as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, Floyd shall operate as a wholly-owned banking subsidiary of MFC and, as a Virginia banking corporation, will conduct its business at its legally established branch and main offices as they shall exist from time to time following the Merger. The duration of the corporate existence of MFC, as the surviving corporation, shall be perpetual and unlimited.

1.04.    Assets and Liabilities of Cardinal.    At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of Cardinal (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to Cardinal, whether tangible or intangible) shall be transferred to and vest in MFC, and MFC shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Cardinal, all without any conveyance, assignment or further act or deed; and MFC shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Cardinal as of the Effective Time.

1.05.    Conversion and Exchange of Stock.

(a)    Conversion of Cardinal Stock.    Except as otherwise provided in this Plan of Merger, at the Effective Time all rights of Cardinal’s shareholders with respect to all outstanding shares of Cardinal’s $10.00 par value common stock (“Cardinal Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by Cardinal, MFC or any Cardinal shareholder, into the right to receive a number of shares of MFC’s $4.00 par value common stock (“MFC Common Stock”) calculated in the manner described below, and an equal number of shares of a newly created series of convertible preferred stock (“MFC Series B Preferred Stock”).

The number of shares of MFC Common Stock into which each share of Cardinal Stock is converted at the Effective Time shall be the number (rounded to four decimal places) equal to $12.00 divided by the “Market Value” (as defined below). The number of shares of MFC Series B Preferred Stock into which each share of Cardinal Stock is converted at the Effective Time shall be the same as the number of shares of MFC Common Stock calculated as described above.

For purposes of this Paragraph 1.05, the “Market Value” of a share of MFC Common Stock shall be the average of the closing per share trade prices of MFC Common Stock as reported on the OTC Bulletin Board (or, if MFC Common Stock is then traded on The Nasdaq Stock Market, on Nasdaq) for the 20 trading days immediately preceding the business day prior to the “Closing Date” (as defined in Paragraph 1.07 below) on which trades of MFC Common Stock are reported; provided however that, for purposes of calculating the numbers of shares of MFC Common Stock and MFC Series B Preferred Stock into which Cardinal Stock will be converted, the Market

Value used in the calculation shall not exceed $26.82 or be less than $17.88. If the amount determined as described above as the Market Value is more than $26.82, then the Market Value shall be deemed to be $26.82, and if the amount determined as described above as the Market Value is less than $17.88, then the Market Value shall be deemed to be $17.88.

At the Effective Time, and without any action by Cardinal, MFC or any Cardinal shareholder, Cardinal’s stock transfer books shall be closed and there shall be no further transfers of Cardinal Stock on its stock transfer books or the registration of any transfer of a certificate evidencing Cardinal Stock (a “Cardinal Certificate”) by any holder thereof, and the holders of Cardinal Certificates shall cease to be, and shall have no further rights as, stockholders of Cardinal other than as provided in this Plan of Merger. Following the Effective Time, Cardinal Certificates shall evidence only the right of the registered holders thereof to receive certificates evidencing the numbers of whole shares of MFC Common Stock and MFC Series B Preferred Stock into which their Cardinal Stock was converted at the Effective Time, together with cash for any fractional shares calculated as described in Paragraph 1.05(f) below, or, in the case of Cardinal Stock held by shareholders who properly shall have exercised their right of dissent and appraisal under Article 15 of the Virginia Stock Corporation Act (“Dissenters’ Rights”), cash as provided in that statute.

(b)    Description of MFC Series B Preferred Stock.    The MFC Series B Preferred Stock to be issued to Cardinal shareholders will be non-cumulative, nonparticipating, convertible preferred stock of MFC that will have terms (including the stated dividend), relative rights, preferences and limitations as are described in MFC’s Articles of Incorporation, as amended. Each share of Series B Preferred Stock will have the same voting rights as shares of MFC Common Stock.

(c)    Exchange and Payment Procedures; Surrender of Certificates.    As promptly as practicable, but not more than ten business days following the Effective Time, MFC shall send or cause to be sent to each former Cardinal shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a “Transmittal Letter”) for use in surrendering Cardinal Certificates to MFC or to an exchange agent appointed by MFC. Upon the proper surrender and delivery to MFC or its agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of Cardinal of his or her Cardinal Certificate(s), and in exchange therefor, MFC shall as soon as practicable issue and deliver to the shareholder stock certificates evidencing the numbers of whole shares of MFC Common Stock and MFC Series B Preferred Stock into which the shareholder’s Cardinal Stock was converted at the Effective Time, together with cash for any fractional shares calculated as described in Paragraph 1.05(f) below.

Subject to Paragraph 1.05(g), no certificate evidencing MFC Common Stock or MFC Series B Preferred Stock shall be issued or delivered to any former Cardinal shareholder unless and until that shareholder shall have properly surrendered to MFC or its agent the Cardinal Certificate(s) formerly representing his or her shares of Cardinal Stock, together with a properly completed Transmittal Letter. Further, until a former Cardinal shareholder’s Cardinal Certificates are so surrendered and certificates evidencing the MFC Common Stock and MFC Series B Preferred Stock into which his or her Cardinal Stock was converted at the Effective Time actually are issued to him or her, no dividend or other distribution payable by MFC with respect to that MFC Common Stock or MFC Series B Preferred Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former Cardinal shareholder. However, upon the proper surrender of the shareholder’s Cardinal Certificate and the issuance to that shareholder of certificates representing the MFC Common Stock and MFC Series B Preferred Stock to which the shareholder is entitled, if MFC shall have paid any dividend or made any distribution to the holders of its MFC Common Stock or MFC Series B Preferred Stock of record as of a date after the Effective Time and if MFC is holding the amount of that dividend or distribution related to the MFC Common Stock or MFC Series B Preferred Stock being issued to the shareholder, then MFC will pay that amount to the shareholder.

(d)    Antidilutive Adjustments.    If, prior to the Effective Time, Cardinal or MFC shall declare any dividend payable in shares of Cardinal Stock in the case of Cardinal, or MFC Common Stock or MFC Series B Preferred Stock in the case of MFC, or shall subdivide, split, reclassify or combine the presently outstanding shares of Cardinal Stock, MFC Common Stock or MFC Series B Preferred Stock, then an appropriate and proportionate adjustment shall be made in the number of shares of MFC Common Stock and/or MFC Series B Preferred Stock, as the case may be, into which each share of Cardinal Stock will be converted at the Effective Time pursuant to this Plan of Merger.

(e)    Dissenters.    Any shareholder of Cardinal who properly exercises Dissenters’ Rights shall be entitled to receive payment of the fair value of his or her shares of Cardinal Stock in the manner and pursuant to the procedures provided for in Article 15 of the Virginia Stock Corporation Act. Shares of Cardinal Stock held by persons who exercise Dissenters’ Rights shall not be converted as described in Paragraph 1.05(a). However, if any shareholder of Cardinal who exercises Dissenters’ Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of Cardinal Stock shall be deemed to have been converted into MFC Common Stock and MFC Series B Preferred Stock as of the Effective Time as provided in Paragraph 1.05(a).

(f)    Fractional Shares.    If the conversion of the shares of Cardinal Stock held by any Cardinal shareholder results in a fraction of a share of MFC Common Stock or MFC Series B Preferred Stock, then, in lieu of issuing that fractional share, MFC will pay to that shareholder cash in an amount equal to that fraction multiplied by the Market Value (calculated as described in Paragraph 1.05(a) above).

(g)    Lost Certificates.    Following the Effective Time, shareholders of Cardinal whose Cardinal Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive certificates for the whole shares of MFC Common Stock and MFC Series B Preferred Stock into which their Cardinal Stock has been converted in accordance with and upon compliance with reasonable conditions imposed by MFC, including without limitation a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amount satisfactory to MFC.

1.06.    Articles of Incorporation, Bylaws and Management.    The Articles of Incorporation and Bylaws of MFC in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of MFC as the surviving corporation in the Merger, and the officers and directors of MFC in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

1.07.    Closing; Effective Time.    The consummation and closing of the Merger and other transactions contemplated by this Plan of Merger (the “Closing”) shall take place at the offices of MFC’s legal counsel, Ward and Smith, P.A., in Raleigh, North Carolina, or at such other place as MFC shall designate, on a date mutually agreed upon by Cardinal and MFC (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more than 30 days following the expiration of all such required waiting periods). At the Closing, Cardinal and MFC shall take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under North Carolina and Virginia law) as are agreed upon by the parties and/or as required by law to consummate the Merger and cause it to become effective.

Subject to the terms and conditions set forth in this Plan of Merger, the Merger shall become effective on the date and at the time (the “Effective Time”) specified in Articles of Merger executed by MFC and filed by it with, and as provided in the Certificates of Merger issued by, the North Carolina Secretary of State and the Virginia State Corporation Commission in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than ten days following the Closing Date.

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Exhibit B to Plan of Merger

DESCRIPTION OF MFC SERIES B PREFERRED STOCK

B.    Of the 3,000,000 authorized shares of Preferred Stock, a series of Preferred Stock shall be as follows:

Designation of Series	Number of Shares	Par Value per Share
Series B Preferred Stock	[ ]	No Par Value

The terms, relative rights, preferences and limitations of the Series B Preferred Stock shall be as follows:

Dividends:    The holders of shares of Series B Preferred Stock are entitled to receive stated cash dividends from the corporation at an annual rate of $1.20 per share, and no more, subject to declaration by the Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on the Series B Preferred Stock will not be cumulative on a year-to-year basis. Dividends will be payable as they are declared by the Board of Directors at such time or times as it elects, and no holder of Series B Preferred Stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, the Board of Directors may set a record date in advance of the payment date for the purpose of determining the holders of shares of Series B Preferred Stock who are entitled to receive that dividend.

No dividend shall be declared or paid during any calendar year on the corporation’s common stock unless and until there shall have been paid in full to the holders of Series B Preferred Stock (or set apart for purposes of such payment), without preference or priority as between such shares of Series B Preferred Stock or as to any other series of Preferred Stock, not less than a pro rata portion of the stated annual dividend thereon for that calendar year, at the rate provided therefor, through the date on which the corporation proposes to pay the cash dividend on the common stock. Shares of Series B Preferred Stock shall not participate in dividends paid with respect to any other class or series of the corporation’s capital stock.

Liquidation:    In the event of liquidation, dissolution or winding up of the corporation, whether voluntarily or involuntarily (a “Corporate Event”), the holders of the corporation’s Series B Preferred Stock, without preference or priority as between such shares of Series B Preferred Stock or as to any other series of Preferred Stock, but prior to any distribution of assets to holders of the corporation’s common stock, shall be entitled to receive from assets available for distribution to shareholders, for each such share held, a sum equal to $24.00 plus the amount of any dividend on such share which has been declared by the Board of Directors but has not yet been paid. Such distribution shall be considered full payment to the holders of Series B Preferred Stock, and such holders shall not participate with the holders of any other class or series of the corporation’s capital stock in the distribution of any additional assets of the corporation.

Voting:    Each share of Series B Preferred Stock shall be entitled to one vote on each matter submitted to a vote of the corporation’s shareholders but, except to the extent required by applicable law, shall not be entitled to vote as a separate class or voting group.

Conversion:    At any time after the date of issuance of a share of Series B Preferred Stock, the holder of that share of Series B Preferred Stock shall have the right and option of converting it into the corporation’s common stock at the rate of one whole share of common stock for each one whole share of Series B Preferred Stock.

At any time when (i) the “Market Value” (as defined below) of a share of the corporation’s common stock is more than the $28.00 (the “Target Price”), and if (ii) during the two preceding calendar quarters, the corporation shall have paid cash dividends on its common stock, the aggregate per share amount of which, if annualized, would be equal to

or greater than [$            ] per share of the corporation’s common stock (the “Target Dividend”), then the corporation shall have the right and option of converting all or a portion of the outstanding shares of Series B Preferred Stock into its common stock at the rate of one whole share of common stock for each one whole share of Series B Preferred Stock.

For purposes of such conversion, the “Market Value” of a share of the corporation’s common stock will be deemed to be the average of the closing prices for the common stock as reported on the OTC Bulletin Board (or, if the corporation’s common stock is then traded on The Nasdaq Stock Market or a securities exchange, on Nasdaq or that exchange) for the 20 trading days on which trades of the common stock are reported immediately preceding the date on which the corporation gives written notice of conversion as required below. The corporation’s determination of Market Value, when made, shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

In the event that a holder of shares of Series B Preferred Stock desires to exercise his or its right to convert all or a portion of those shares into shares of the corporation’s common stock, or if the corporation desires to exercise its option to convert all or a portion of the outstanding shares of Series B Preferred Stock into common stock, then, not less than 30 days in advance of the desired conversion date, the holder who is exercising his option must give to the corporation, or the corporation must give to the holders of the shares to be converted, as the case may be, written notice of intent to convert which shall state the date on which the conversion shall be effective (the “Conversion Date”); provided, however, that in the event of the occurrence of a Corporate Event or Change in Control Event of which notice is given to the corporation’s shareholders less than 30 days prior to the effective date of such event, a holder of Series B Preferred Stock shall only be required to give reasonable notice prior to the conversion taking into consideration when the holder is advised of the pendency of the event. The term “Corporate Event” is defined above, and “Change in Control Event” is defined as the acquisition of the corporation by another entity in a transaction in which the corporation is not the surviving entity, whether by merger, consolidation, the sale of substantially all the corporation’s assets, or a statutory share exchange. After giving the required notice of conversion by the holder or the corporation, and prior to the Conversion Date (and, in the event of a Corporate Event or Change in Control Event, prior to the effective time of such event), the holder shall surrender to the corporation the certificates evidencing all shares of the Series B Preferred Stock to be converted. However, the holder’s failure to surrender such certificates shall not affect or delay the conversion becoming effective. On the Conversion Date (or, if the Conversion Date specified in the notice is a date other than a regular business day of the corporation, on the corporation’s next regular business day), the holder will be deemed to become the holder of record of the shares of common stock into which the holder’s Series B Preferred Stock is converted, and the Series B Preferred Stock being converted will be deemed to have been canceled and to no longer be outstanding. Following the Conversion Date, the holder’s certificate or certificates formerly evidencing the holder’s Series B Preferred Stock which has been converted will evidence only the holder’s right to receive from the corporation certificates evidencing the common stock into which that Series B Preferred Stock has been converted, and the corporation will issue to such holder certificates evidencing the appropriate number of shares of common stock as promptly thereafter as practicable; provided however, that, notwithstanding the conversion of a holder’s Series B Preferred Stock on a Conversion Date, until the holder has surrendered to the corporation the certificates formerly evidencing the holder’s Series B Preferred Stock that has been converted, the corporation, at its option, shall not be required to deliver to the holder certificates evidencing the shares of common stock into which the holder’s Series B Preferred Stock has been converted, and the corporation may withhold any dividend or other distribution payable on those shares of common stock, until such time as the holder’s certificates formerly evidencing such holder’s Series B Preferred Stock have been surrendered or otherwise accounted for to the corporation’s satisfaction and, in the event that the certificates formerly evidencing such holder’s Series B Preferred Stock have been lost, destroyed, stolen or otherwise are missing, until the holder has complied with conditions imposed by the corporation, including without limitation a requirement that the holder provide a lost instrument indemnity or surety bond in form, substance and amount satisfactory to corporation.

In the case of a conversion at the election of the corporation of less than all of the then outstanding shares of Series B Preferred Stock, the shares to be converted may be chosen by the corporation randomly, proportionately, or in such other manner as the corporation’s Board of Directors, at its sole discretion, considers reasonable and appropriate and, when made, any such determination by the Board of Directors’ shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

Anti-dilutive Adjustments.    In the event of (i) any dividend payable by the corporation in shares of its common stock or Series B Preferred Stock, (ii) any recapitalization, reclassification, split, reverse split, consolidation or combination of the outstanding shares of the corporation’s common stock or Series B Preferred Stock, or (iii) an exchange of the outstanding shares of the corporation’s common stock or Series B Preferred Stock for a different number or class of shares of stock or other securities of the corporation in connection with a merger, statutory share exchange or other reorganization of or involving the corporation and in which the corporation is the surviving or resulting corporation in any such transaction, then the stated annual dividend rate, the liquidation amount, the number and/or type of shares of common stock or other securities into which such shares of Series B Preferred Stock may be converted, the Target Price, the Target Dividend, and/or any other terms of the Series B Preferred Stock shall be proportionately adjusted, effective on the date of any such event, in such a manner and to such an extent as the corporation’s Board of Directors, at its sole discretion, shall determine to be reasonable and appropriate. Any such adjustment shall be made with the purpose of causing the terms of outstanding shares of Series B Preferred Stock, and the rights of the holders thereof and the corporation following such event, to be substantially equivalent to those terms and rights prior to the event.

When made, the Board of Directors’ determinations with respect to which specific terms of the Series B Preferred Stock are to be adjusted and the manner and extent of any such adjustment shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

Fractional Shares.    If any conversion of a share of Series B Preferred Stock would result in a fractional share of common stock, then, upon conversion, the corporation shall issue to the holder the number of whole shares of common stock into which such share is convertible and, in lieu of issuing the fractional share, the corporation shall pay to the holder in cash an amount equal to that fraction multiplied by the Market Value of a share of the corporation’s common stock (as determined by the corporation as described above for purposes of such conversion). For purposes of the distribution of cash in lieu of fractional shares, the corporation’s determination of Market Value, when made, shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

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Exhibit C to Plan of Merger

FORM OF AFFILIATES AGREEMENT

                        , 2002

MountainBank Financial Corporation
201 Wren Drive
Hendersonville, North Carolina 28792

Dear Sirs and Madams:

Pursuant to the terms of that certain Agreement and Plan of Reorganization and Merger dated as of June [            ], 2002 (the ”Agreement”), by and among MountainBank Financial Corporation (“MFC”) and Cardinal BankShares Corporation (“Cardinal”), it is proposed that (i) Cardinal merge into and with MFC (the “Merger”), and (ii) at the effective time of the Merger, each share of Cardinal’s outstanding common stock (“Cardinal Stock”) held of record by its shareholders automatically will be converted into shares of MFC’s common stock (“MFC Common Stock”) and Series B preferred stock (“MFC Series B Preferred Stock”). MFC Common Stock and MFC Series B Preferred Stock is collectively referred to herein as “MFC Stock.”

For purposes of this letter, the following terms shall have the meanings indicated below:

A.	“Commission”—The Securities and Exchange Commission.

B.	“Act”—The Securities Act of 1933, as amended.

C.	“Rule 144” and “Rule 145”—Rules 144 and 145 promulgated by the Commission under the Act.

D.	“Person”—A “Person” as such term is defined in Rule 144.

E.	“Affiliate”—An “Affiliate,” as such term is defined in Rule 144, of Cardinal or MFC.

F.	“Related Person”—A Person related to an Affiliate.

The undersigned understands and agrees that he or she is considered to be an Affiliate or a Related Person of MFC or Cardinal. The undersigned further understands and agrees that the Act requires that certain transfer and resale restrictions be placed on any shares of MFC Stock received by an Affiliate or by a Related Person in connection with the Merger, and that MFC has an obligation to take reasonable steps to prevent violations of those restrictions. For that reason, the undersigned is entering into this Agreement with MFC to evidence the undersigned’s agreement to comply with restrictions under the Act with respect to the MFC Stock received by the undersigned.

The undersigned (jointly and severally if more than one) hereby represents and warrants to, and agrees with, MFC as follows:

A.	The undersigned Affiliate and Related Persons, if any, each agrees that he or she is an Affiliate, or a Related Person, of Cardinal or MFC.

B.
The names of all Related Persons, if any, of the undersigned Affiliate who may receive MFC Stock in connection with the Merger are listed on the signature page hereto and this letter agreement also has been signed by them or on their behalf.

C.
The undersigned Affiliate and each of the undersigned Related Persons, if any, have carefully read this letter and have discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of all MFC Stock received by them in connection with the Merger, to the extent they deem necessary, with their own legal counsel.

D.
The undersigned Affiliate and each of the undersigned Related Persons, if any, are not participants in or aware of any plan, arrangement, understanding or proposal (whether written or oral, formal or informal) pursuant to which any individual holder or group of holders of 50% or more of the outstanding shares of Cardinal’s capital stock intend to sell or otherwise dispose of the MFC Stock to be received by them pursuant to the Merger.

The undersigned (jointly and severally if more than one) hereby covenants and agrees with MFC as follows:

A.
The undersigned Affiliate and each of the undersigned Related Persons, if any, has been informed that, since at the time the Merger is to be submitted to a vote of Cardinal’s shareholders the Affiliate and each such Related Person was considered to be an Affiliate of Cardinal or MFC, any resale by the Affiliate or a Related Person of any such MFC Stock would require either (i) the registration under the Act of the MFC Stock to be sold, (ii) compliance by the Affiliate or such Related Person with the requirements of Rule 145(d) promulgated under the Act, or (iii) the availability of another exemption from the registration requirements of the Act.

B.
Following the date of the Merger, neither the undersigned Affiliate nor any of the undersigned Related Persons, if any, will make any sale, transfer or other disposition of MFC Stock acquired by them in connection with the Merger except in compliance with the requirements of the Act and the rules and regulations of the Commission (including Rule 145) promulgated thereunder.

C.
The undersigned understands that MFC is under no obligation to register the sale, transfer or other disposition of the MFC Stock for them or on their behalf or to take any other action necessary in order to render available an exemption (including without limitation Rule 145) from the registration requirements of the Act. Therefore, they may be compelled to hold such shares for a period of at least two years after which such shares may be sold, transferred, or otherwise disposed of without restriction, provided that at the time of any such sale, transfer or other disposition they are not considered to be Affiliates of MFC. Further, if the undersigned Affiliate or Related Person is or becomes an “affiliate” of MFC, then the above two-year rule will not apply and that person’s MFC Stock may have to be held indefinitely.

D.
MFC may place transfer restrictions on the shares of MFC Stock held by the Affiliate and each of the Related Persons, if any, which are subject to this Agreement, and there will be placed on the certificates evidencing such shares, and any substitutions therefor, a legend stating in substance as follows:

“The shares of [Common Stock] [Series B Preferred Stock] of MountainBank Financial Corporation (“MFC”), represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be transferred only in accordance with the terms of an Agreement dated [            ], 2002, between the registered holder hereof and MFC, a copy of which Agreement is on file at MFC’s principal office in Hendersonville, North Carolina.

Yours very truly,

Affiliate:	(Seal)
Related Persons:	(Seal)

Exhibit D to Plan of Merger

FORM OF EMPLOYMENT AGREEMENT

COMMONWEALTH OF VIRGINIA
COUNTY OF

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the              day of             , 2002 (the “Effective Date”), by and among BANK OF FLOYD (“Floyd”), MOUNTAINBANK FINANCIAL CORPORATION (“MFC”) and R. LEON MOORE (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee heretofore has been employed by Cardinal Bankshares Corporation (“Cardinal”) as Chairman, President and Chief Executive Officer of Cardinal and its wholly owned subsidiary, Floyd and in such position he has provided leadership and guidance in the growth and development of Floyd’s and Cardinal’s business; and,

WHEREAS, as of the Effective Date, Cardinal has been merged into MFC and, as a result of that merger, Floyd has become the wholly-owned subsidiary of MFC; and,

WHEREAS, Employee’s experience and knowledge of Floyd’s operations, customers and affairs, and his knowledge of and standing and reputation in Floyd’s market area, are of continuing benefit to Floyd and MFC in the continuation of Floyd’s business; and, for that reason, Floyd desires to retain Employee’s services as an employee of Floyd for the Term of Employment specified below, Employee desires to continue as an employee of Floyd and MFC is willing to guaranty the payment and performance of all obligations, duties, and liabilities of Floyd to Employee hereunder, all subject to the terms and conditions provided herein; and,

WHEREAS, Floyd and Employee desire to set forth the terms and conditions of Employee’s employment with Floyd in a new written agreement and MFC’s obligation to guaranty Floyd’s compliance with such agreement, and for that purpose, Floyd, MFC and Employee have agreed and desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, Floyd, MFC and Employee hereby agree as follows:

1.    Employment.    As of the Effective Date, Floyd agrees to employ Employee, and Employee accepts employment with Floyd, all upon the terms and conditions stated herein. The parties hereto agree that pursuant hereto Employee will (i) serve as Executive Vice President of MFC and Chairman of the Board, President and Chief Executive Officer of Floyd, or in such other position or positions as shall be specified from time to time by MFC’s or Floyd’s Board of Directors (with respect to Employee in each such capacity, MFC or Floyd, as the case may be, shall be referred to herein as the “Company”) and acceptable to Moore, (ii) serve on the Board of Directors of MFC and its Executive Committee (subject only to necessary shareholder election) and on the Board of Directors of MountainBank and Floyd, (iii) promote MFC and Floyd and their business and engage in business development activities on their behalf, and (iv) have such other functional managerial duties and responsibilities as shall be assigned to him by Floyd from time to time.

In performing his duties under this Agreement, Employee will report directly to MFC’s President and Chief Executive Officer and may maintain his principal office in Floyd, Virginia. Employee shall not be required to relocate his place of employment hereunder outside of Floyd, Virginia.

2.    Term.    Unless sooner terminated as provided in this Agreement, and subject to the right of either Employee or Company to terminate Employee’s employment at any time as provided herein, the term of Employee’s employment under this Agreement (the “Term of Employment”) shall be for a period of three years commencing on the Effective Date and terminating at the close of business on [            ], 2005 (the “Expiration Date”). However, notwithstanding anything contained herein to the contrary, on [            ], 2004, and on [            ] of each year thereafter during the Term of Employment (in each case, an “Extension Date”), the Expiration Date automatically shall be extended by one additional year unless, prior to any such Extension Date, Employee’s employment shall have terminated as provided in Paragraph 7 below or unless either Employee or Company shall have given the other written notice at least 90 days prior to any such Extension Date that the Expiration Date with respect to that Company will no longer be extended. Following the giving of any such written notice, the Term of Employment shall become fixed and shall expire on its then current Expiration Date as it may previously have been extended.

3.    Compensation.

(a)    Cash Compensation.    For all services rendered by Employee to each Company under this Agreement, during the Term of Employment Floyd shall pay Employee a base salary at an annual rate of Two Hundred Thousand Dollars ($200,000) (“Base Salary”). Employee’s Base Salary may be increased from time to time during the Term of Employment at the discretion of Floyd’s Board of Directors but may not be decreased. Base Salary paid under this Agreement shall be payable not less frequently than monthly in accordance with Floyd’s general payroll policies and procedures. Notwithstanding the foregoing provisions, Floyd and MFC shall pay to Employee standard board fees as established and paid from time to time as additional compensation for service on MFC’s, MountainBank’s, and Floyd’s boards and MFC’s Executive Committee.

(b)    Executive Incentive Payments.    During the term of Employment, Employee shall be eligible to receive MFC executive incentive payments comparable to peer MFC executives.

(c)    Stock Options.    As soon as possible after the Effective Date, MFC shall grant to Employee an incentive stock option to purchase 10,000 shares of common stock of MFC at the fair market value on the date of grant. Such option shall vest in five (5) years from the date of grant ad must be exercised within ten (10) years of the date of grant. MFC agrees to use its best efforts to obtain all necessary corporate approvals for the issuance of the options as provided herein.

(d)    Noncompete Consideration.    On the Effective Date, in consideration for Employee’s obligations under Section 6 hereof, MFC shall pay Employee One Hundred Fifty Thousand Dollars ($150,000). Such noncompete consideration may, at the option of Employee, be paid in a lump sum or all or any portion may be deferred under Employee’s Deferred Compensation Plan (referenced in sub paragraph (e) below).

(e)    Deferred Compensation Plan.    On the Effective Date, MFC shall assume Cardinal’s Deferred Compensation Plan for Employee and the trust agreement related thereto and shall maintain such plans and trust during the Term of Employment.

(f)    SERP.    On the Effective Date, MFC shall assume Floyd’s Supplemental Executive Retirement Plan dated February 1, 2002 and during the Term of Employment, Employee shall be entitled to participate in such plan under the provisions of that certain Participation Agreement dated February 1, 2002 between Floyd and Employee.

4.    Employee Benefit Plans; Fringe Benefits; Income Taxes.

(a)    Benefit Plans.    During the Term of Employment, Employee shall be eligible to participate in any and all employee benefit programs now or at any future time maintained by or for MFC or Floyd that are generally available to and which cover all Floyd’s and/or MFC’s officers at Employee’s job level or classification, subject to the rules applicable to such plans or programs prevailing from time to time. Except as otherwise specifically provided herein, Employee’s participation in such plans and programs shall be subject to and in accordance with the terms and conditions (including eligibility requirements) of such plans and programs, resolutions of Floyd’s or MFC’s Board of Directors, as the case may be, establishing such programs and plans, and Floyd’s and MFC’s respective normal practices and established policies regarding such plans and programs.

Employee acknowledges that the terms and provisions of MFC’s or Floyd’s employee benefit plans and programs from time to time may be determined only by reading the actual plan documents under which Floyd or MFC or the plan administrator, as applicable, may make certain administrative determinations with discretion, and that Floyd and MFC reserve the right to modify or terminate each plan or program and any benefits provided thereunder except to the extent the terms hereof specifically require such plan or program to be maintained for Employee. Notwithstanding the foregoing, at all times during the Term of Employment, Employee shall be entitled to benefits substantially similar in scope, coverage and cost to him, if any, to those in effect immediately preceding the Effective Date.

(b)    Other.    Employee shall be entitled to three (3) weeks of vacation annually without loss of pay. Floyd shall pay the Employee’s country club and civic dues and provide employee with an automobile and pay all gasoline, repair and maintenance expenses related to the operation of such automobile. In addition, Floyd shall reimburse Employee promptly, upon presentation of adequate substantiation, including receipts, for the reasonable travel, meals, entertainment, lodging and other business expenses incurred by the Employee including, without limitation, expenses incurred by the Employee and his spouse in attending trade and professional conventions, meetings and other related functions.

(c)    Income Taxes.    All cash or other compensation payable or provided to Employee under this Agreement shall be subject to customary withholding of taxes and such other deductions or withholdings as are required by law. Employee shall be solely responsible for any income taxes owed on account of his receipt from each Company of any employee or fringe benefits under this Agreement and, to the extent that each Company reasonably believes itself obligated to do so, such Company may withhold any such taxes from cash compensation payable to Employee.

5.    Standards of Performance and Conduct.    During the Term of Employment, Employee faithfully and diligently shall discharge his obligations under this Agreement, and he shall perform the duties associated with his position with each Company as set forth in Section 1, in a manner which is competent and reasonably satisfactory to Company, and Employee shall comply with and use his reasonable best efforts to implement Company’s policies and procedures currently in effect or as are established from time to time by Company.

In the execution of his employment duties under this Agreement, Employee shall, at all times and in all material respects, comply with any code of conduct or ethics policies applicable to Floyd’s employees, as in effect as of the Effective Date or as may be adopted, amended or supplemented from time to time subsequent thereto (the “Code of Conduct”), and with all federal and state statutes, and all rules, regulations, administrative orders, statements of policy and other pronouncements or standards promulgated thereunder, which are generally applicable to Floyd and its employees, business and operations.

6.    Noncompetition; Confidentiality.

(a)    General.    Employee hereby acknowledges and agrees that (i) Floyd has made a significant investment in the development of its business in the geographic area identified below as the “Relevant Market” and that, by virtue of MFC’s acquisition of Floyd, MFC has acquired a valuable economic interest in Floyd’s business in the “Relevant Market” (as defined below) which it is entitled to protect; (ii) in the course of his past service on behalf of Cardinal and Floyd and future service as an employee of Floyd, he has gained and will continue to gain substantial knowledge of and familiarity with Floyd’s customers and their dealings with them, and other information concerning Floyd’s businesses, all of which constitute valuable assets and privileged information; and, (iii) in order to protect MFC’s and Floyd’s interest in and to assure to MFC the benefit of its succession to Floyd’s business, it is reasonable and necessary to place certain restrictions on Employee’s ability to compete against Floyd and on his disclosure of information about Floyd’s business and customers. For that purpose, and in consideration of MFC’s agreements contained herein, Employee covenants and agrees as provided below.

(b)    Covenant Not to Compete.    During the “Restriction Period” (as defined below), Employee shall not “Compete” (as defined below), directly or indirectly, with MFC in the “Relevant Market” (as defined below).

For purposes of this Paragraph 6, the following terms shall have the meanings set forth below:

Compete.    The term “Compete” means: (i) soliciting any Person who was a Customer of Floyd at the time of its acquisition by MFC, or who was a Customer of MFC on the date of termination of Employee’s employment with Floyd, to become a depositor in or a borrower from any other Financial Institution, to obtain any other service or product from any other Financial Institution offered by Floyd, or to change any depository, loan and/or other banking relationship of the Customer from Floyd to another Financial Institution; (ii) acting as a consultant, officer, director, advisory director, independent contractor, or employee of any Financial Institution that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution to maintain an office or be employed at or assigned to or to have any direct involvement in the management, supervision, business, marketing activities, solicitation of business for or operation of any office of such Financial Institution located in the Relevant Market; or (iii) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of Floyd at the time of its acquisition by MFC, or who was a Customer of Floyd at the date of termination of Employee’s employment with Floyd.

Customer.    The term “Customer of Floyd” means any Person with whom Floyd has a depository or loan relationship, and/or to whom Floyd provides any other service or product.

Financial Institution.    The term “Financial Institution” means (i) any federal or state chartered bank, savings bank, savings and loan association or credit union (a “Depository Institution”), (ii) any holding company for, or corporation that owns or controls, any Depository Institution (a “Holding Company”), (iii) any subsidiary or service corporation of any Depository Institution or Holding Company, or any entity controlled in any way by any Depository Institution or Holding Company, or (iv) any other Person engaged in the business of making loans of any type, soliciting or taking deposits, or providing any other service or product that is provided by MFC or one of its affiliated corporations in the Relevant Market.

Person.    The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

Relevant Market.    The term “Relevant Market” means the geographic area consisting of (i) Floyd County, Virginia, and any county contiguous thereto, and (ii) any other county in which MFC maintains a business office on the date of any termination of Employee’s employment with Floyd.

Restriction Period.    The term “Restriction Period” means the one-year period commencing on the effective date of termination of Employee’s employment with Floyd for any reason, whether before or after the Expiration Date; provided however that, in the case of an involuntary termination of Employee’s employment by Floyd prior to the Expiration Date without “Cause” as provided in Paragraph 7(c) below or the voluntary termination of Employee’s employment by Employee for Good Reason prior to the Expiration Date as provided in Paragraph 7(a), the Restriction Period shall be the shorter of one year or the then current unexpired Term of Employment during which Floyd is obligated to continue to pay and provide the Post Termination Payments and Benefits (as hereinafter defined) but, in such case, the Restriction Period shall immediately expire upon a default by Floyd in making the payments or Floyd and MFC for which they are obligated under Paragraph 7(c). Notwithstanding anything contained herein to the contrary, in the event any payment or provision of Post Termination Payments and Benefits is not made by MFC, MFC and Floyd shall not be considered to be in default with respect to that obligation for purposes of this Paragraph 6(b) unless it shall fail to make or provide such Post Termination Payments and Benefits within ten days after its receipt of written notice from Employee.

(c)    Confidentiality Covenant.    Employee covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (whether financial or otherwise, and including any files, data or information maintained electronically, on microfiche or otherwise) relating to MFC and its lending and deposit operations and related business, regulatory examinations, financing sources, financial results and condition, Customers (including lists of Customers and former customers and information regarding their accounts and business dealings with Floyd), prospective customers, contemplated acquisitions (whether of business or assets), ideas, methods, marketing investigations, surveys, research, policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as “Confidential Information”) are confidential and proprietary to MFC and are valuable, special and unique assets of MFC’s business which are not directly reproducible from any other source and to which Employee has had access as an officer and employee of Floyd and will have access during his continued employment with Floyd. Employee agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of MFC, and (ii) during the Term of Employment and at all times following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Employee of his duties on behalf of MFC or Floyd or otherwise pursuant to the direct, written authorization of Floyd, Employee will not: divulge any such Confidential Information to any other Person; remove any such Confidential Information in written or other recorded form from Floyd’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person other than Floyd or MFC. However, following the termination of Employee’s employment with Floyd, this Paragraph 6(c) shall not apply to any Confidential Information which then is in the public domain (provided that Employee was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without Floyd’s consent), or which is obtained by Employee from a third party which or who is not obligated under an agreement of confidentiality with respect to such information and who did not acquire such Confidential Information in a manner which constituted a violation of the covenants contained in this Paragraph 6(c) or which otherwise breached any duty of confidentiality. Further, the above obligations of confidentiality shall not prohibit the disclosure of any such Confidential Information by Employee to the extent such disclosure is required by subpoena or order of a court or Regulatory Authority or of competent jurisdiction or pursuant to discovery requests and other forms of legal process (as defined below) to the extent that, in the reasonable opinion of legal counsel to Employee, disclosure otherwise is required by law, including but not limited to applicable rules of court.

(d)    Reasonableness of Restrictions.    If any of the restrictions set forth in this Paragraph 6 shall be declared invalid for any reason whatsoever by a court of competent jurisdiction, the validity and enforceability of the remainder of such restrictions shall not thereby be adversely affected. Employee acknowledges that Floyd has had a substantial business presence in the Relevant Market, that MFC, through its acquisition of Floyd, has acquired a legitimate economic interest in the business of Floyd in those geographic areas which this Paragraph 6 specifically is intended to protect, and that the Relevant Market and Restriction Period are limited in scope to the geographic territory and period of time reasonably necessary to protect Floyd’s economic interest and otherwise are reasonable and proper. In the event the Restriction Period or any other such time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employee hereby agrees to submit to such reduction of the Restriction Period as the court shall deem reasonable. In the event the Relevant Market is deemed by a court of competent jurisdiction to be unreasonable, Employee hereby agrees that the Relevant Market shall be reduced by excluding any separately identifiable and geographically severable area necessary to make the remaining geographic restriction reasonable, but this Paragraph 6 shall be enforced as to all other areas included in the Relevant Market which are not so excluded.

(d)    Remedies for Breach.    Employee understands and acknowledges that a breach or violation by him of any of the covenants contained in Paragraphs 6(b) and 6(c) shall be deemed a material breach of this Agreement and will cause substantial, immediate and irreparable injury to Floyd and MFC, and that Floyd and MFC will have no adequate remedy at law for such breach or violation. In the event of Employee’s actual or threatened breach or violation of the covenants contained in either such Paragraph, Floyd and MFC each shall be entitled to bring a civil action seeking, and shall be entitled to, an injunction restraining Employee from violating or continuing to violate such covenant or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Employee agrees that, if MFC or Floyd institutes any action or proceeding against Employee seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Employee shall be deemed to have waived the claim or defense that Floyd and MFC have an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by Floyd or MFC any such right, remedy, power or privilege shall not preclude Floyd or MFC or their successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of Floyd and MFC.

Notwithstanding anything contained herein to the contrary, Employee agrees that the provisions of Paragraphs 6(b) and 6(c) above and the remedies provided in this Paragraph 6(e) for a breach by Employee shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of MFC or Floyd under any state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

(f)    Survival of Covenants.    Employee’s covenants and agreements and Floyd’s and MFC’s rights and remedies provided for in this Paragraph 6 shall survive and remain fully in effect following the Expiration Date and/or any actual termination of Employee’s employment with MFC during the Term of Employment.

7.    Termination and Termination Pay.

(a)    By Employee.    The Term of Employment and Employee’s employment under this Agreement may be terminated at any time by Employee upon thirty (30) days notice for Good Reason and ninety (90) days’ written notice to Company for other than Good Reason. Upon termination for Good Reason, Floyd shall pay to Employee his Base Salary at the then current rate for the unexpired Term of Employment hereunder (on the same schedule as paid during the Term of Employment) and Floyd and MFC shall continue to pay and provide for the unexpired Term of Employment all benefits under all plans in which Employee participated preceding his termination (in accordance with the provisions of such plans) or if such benefits cannot be provided according to the terms of the plan, MFC and Floyd shall pay such additional amounts to Employee as shall be sufficient to enable Moore to acquire substantially equivalent benefits from another source (the “Post Termination Payments and Benefits”). Upon termination for other than Good Reason, Employee shall be entitled to receive his Base Salary through the effective date of such termination and all accrued benefits under all plans in which Employee participates (in accordance with the provisions of such plans).

(1)    For purposes of this Agreement “Good Reason” shall mean the following:

(i)    the continued assignment to the Employee of duties inconsistent with the Employee’s position, authority, duties or responsibilities as contemplated by Section 1 hereof after notice by Employee of such inconsistent assignment or in the event of a Change of Control (as defined below);

(ii)    any action taken by MFC or Floyd which results in a substantial reduction in the status of the Employee, including but not limited to diminution in his position, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by MFC or Floyd, as the case may be, promptly after receipt of notice thereof given by the Employee.

(iii)    the relocation of the Employee to any primary place of employment other than in Floyd, Virginia without the Employee’s prior written consent; or

(iv)    any failure by Floyd or MFC, or any successor entity, to comply with or honor any term or provision of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by MFC promptly after receipt of notice thereof given by Employee; or

(v)    any failure by MFC or Floyd to require any person or entity (corporate or otherwise) into which MFC and/or Floyd (or any successor) is merged or consolidated or to which all or substantially all of MFC’s and/or Floyd’s (or a successor’s) assets are transferred in any manner to assume the Company’s duties, liabilities and obligations unconditionally hereunder.

Any good faith (meaning honesty-in-fact) determination of Good Reason, based on one or more of the foregoing, made by the Employee shall be conclusive. Any termination by the Employee which is not for Good Reason, death or disability shall be deemed a termination for Other than Good Reason.

(2)    For purposes of this Agreement, a “Change in Control” shall mean:

(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of MFC or Floyd representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of MFC or Floyd, as the case may be, shall not constitute a Change in Control if MFC or Floyd (as the case may be) shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and, in the case of MFC, at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board of MFC as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(ii)    where individual who, as of the inception of this Agreement, constitute the Board of MFC (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the board of directors; or

(iii)    a merger, statutory share exchange, or consolidation of MFC or Floyd with any other corporation, except as provided in subsection 7(a)(2)(i) of this section, or the sale or other disposition of all or substantially all of the assets of MFC or Floyd.

(b)    Death or Retirement.    The Term of Employment and Employee’s employment under this Agreement automatically shall be terminated upon his death during the Term of Employment or upon the effective date of Employee’s “Retirement.” Upon any such termination, Employee (or, in the case of Employee’s death, his estate) shall be entitled to receive any compensation Employee shall have earned prior to the date of termination but which remains unpaid. “Retirement” shall mean any termination of Employee’s employment with MFC which is treated as a retirement (whether early, normal or delayed retirement) under the terms of any qualified retirement benefit plan generally applicable to Floyd’s salaried employees and in which Employee is a participant, or any other termination of employment that Employee and MFC mutually agree in writing to treat as a Retirement.

(c)    By Floyd.    Floyd may terminate the Term of Employment and Employee’s employment under this Agreement at any time for “Cause” (as defined below) or without Cause. Upon any such termination by Floyd under this Paragraph 7(c) without Cause including termination for disability, Floyd shall be obligated to pay and provide the Post Termination Payments and Benefits (as previously defined) for the unexpired Term of Employment. Upon any such termination with Cause, Employee shall be entitled to receive his Base Salary through the effective date of such termination and all accrued benefits under all plans in which Employee participates (in accordance with the provisions of such plans).

For purposes of this Paragraph 7(c), Floyd shall have “Cause” to terminate Employee’s employment upon:

(i)    A determination by the Board of Directors of Floyd, in good faith, that Employee (A) has breached in any material respect any of the terms or conditions of this Agreement or of the Code of Conduct, (B) has failed in any material respect to perform or discharge his duties or responsibilities of employment in the manner provided herein, or (C) is engaging or has engaged in willful misconduct or conduct which is detrimental in any material respect to the business or business prospects of Floyd or MFC or which has had or likely will have an adverse effect on Floyd’s or MFC’s business or reputation in each case (AA) after written notice to Employee specifying the facts and circumstances constituting the basis for the determination and the failure of the Employee, and (BB) where such failure is reasonably susceptible of cure, the failure of Employee to cure the same within 30 days or commence and diligently pursue the curing of the same within 30 days and thereafter complete such cure;

(ii)    The violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over Floyd or MFC, including but not limited to the Federal Deposit Insurance Corporation, the Virginia Bureau of Financial Institutions, the Virginia Commissioner of Financial Institutions, the Federal Reserve Board, the Securities and Exchange Commission, or any other regulator (a “Regulatory Authority”) which results from Employee’s negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and demonstrably causes substantial damage, monetary or otherwise, to Floyd or MFC or to Floyd’s or MFC’s reputation;

(iii)    A determination by the Board of Directors of Floyd that Employee has committed in the course of Employee’s employment with MFC of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not such act or charge results in criminal indictment, charges, prosecution or conviction);

(iv)    The conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or the disqualification of Employee by any Regulatory Authority from serving as an employee or executive officer of Floyd or MFC; or, in the event Employee becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of Floyd’s or MFC’s affairs (or if proceedings for that purpose are commenced), by any Regulatory Authority; or,

(v)    As a result of Employee’s acts of omissions, the exclusion of Employee by the carrier or underwriter from coverage under Floyd’s or MFC’s then current “blanket bond” or other fidelity bond or insurance policy covering its or their directors, officers or employees.

(d)    Except as otherwise provided below, upon the earlier of the Expiration Date of the Term of Employment or the effective date of any actual termination of Employee’s employment with Floyd under this Agreement for any reason, the provisions of this Agreement likewise shall terminate and be of no further force or effect, with the exception of Paragraph 6 above, the obligation to pay and provide Post Termination Payments and Benefits, if any, and Sections 7, 8, 18 and 19. Employee’s covenants contained in Paragraph 6 above, and the obligation to pay and provide Post Termination Payments and Benefits, Sections 7, 8, 18, and 19 shall survive and remain in effect in accordance with their terms following the Expiration Date and following any actual termination of Employee’s employment (whether such termination occurs before or after the Expiration Date).

8.    MFC Guaranty.    MFC hereby unconditionally and absolutely guarantees to Employee the full, complete and punctual payment and performance of all liabilities, duties and obligations of Floyd, now existing or hereafter arising, under, pursuant to or in connection with this Agreement. MFC waives all suretyship defenses and defenses in the nature thereof and agrees that the obligations, duties and liabilities of Floyd hereunder shall be primary and not secondary obligations, duties and liabilities of MFC. MFC agrees that no waiver, extension, modification or other act or omission of Employee with respect to Employee’s rights and Floyd’s duties, obligations and liabilities hereunder shall impair or constitute a defense, in whole or part, with respect to MFC hereunder and MFC agrees that it shall not plead the same in any action or proceeding brought by Employee to enforce MFC’s obligations hereunder. MFC represents and warrants to Employee that this Agreement, including but not limited to this Section 8, is valid and enforceable against MFC according to its terms and MFC understands the Employee is expressly relying on MFC’s representation and warranty in entering into this Agreement and that such representation and warranty is material.

9.    Additional Regulatory Requirements.    Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that Floyd (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a)    Floyd is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner; or,

(b)    in the opinion of counsel to MFC such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to MFC or Floyd, including without limitation the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

10.    Successors and Assigns.

(a)    This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of MFC which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of Floyd.

(b)    MFC is contracting for the unique and personal skills of Employee. Therefore, Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of MFC.

11.    Modification; Waiver; Amendments.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

12.    Applicable Law.    The parties hereto agree that without regard to principles of conflicts of laws, the internal laws of the Commonwealth of Virginia shall govern and control the validity, interpretation, performance and enforcement of this Agreement.

13.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.    Headings.    The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.    Notices.    Except as otherwise may be provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or sent by facsimile transmission by one party to the other, or when deposited by one party with the United States Postal Service, postage prepaid, and addressed to the other party as follows:

If to MFC: MountainBank Financial Corporation 201 Wren Drive Hendersonville, North Carolina 28792 Attention: President and Chief Executive Officer	If to Employee: R. Leon Moore Floyd, Virginia 24091

16.    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

17.    Entire Agreement.    This Agreement contains the entire understanding and agreement of the parties, and there are no agreements, promises, warranties, covenants or undertakings other than those expressly set forth or referred to herein.

18.    Exclusive Forum.    The parties to this Agreement hereby submit to the jurisdiction of the state courts located in Floyd County, Virginia or the United States District court for the Western District of Virginia, Roanoke Division, in any action or proceeding arising out of or relating to this Agreement and the parties waive all objections based on venue or forum non conveniens with respect to such courts. The parties agree that all claims in respect to such action or proceeding may be heard and determined only in such courts and covenant not to commence any legal or equitable proceeding in any other court.

19.    Expenses.    MFC agrees to reimburse Employee for all costs and expenses, including but not limited to court costs, reasonable legal fees and expert witness fees and expenses, incurred by Employee in seeking to obtain or enforce any right or benefit provided by this Agreement or in defending any action, suit or proceeding against Employee, in each case provided Employee’s claim or defense is substantially upheld.

IN WITNESS WHEREOF, MFC and Floyd have caused this Agreement to be executed by its duly authorized officer in pursuance of authority duly given by its Board of Directors, and Employee has set hereunto his hand and adopted as his seal the typewritten word “SEAL” appearing beside his name, all as of the day and year first above written.

MOUNTAINBANK FINANCIAL CORPORATION

By:

BANK OF FLOYD

By:

(SEAL)
R. Leon Moore

AMENDMENT NUMBER 1
TO
AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
By and Between
CARDINAL BANKSHARES CORPORATION
and
MOUNTAINBANK FINANCIAL CORPORATION

THIS AMENDMENT NUMBER 1 TO AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Amendment”) is entered into as of the 25th day of September, 2002, by and between CARDINAL BANKSHARES CORPORATION (“Cardinal”) and MOUNTAINBANK FINANCIAL CORPORATION (“MFC”).

WHEREAS, Cardinal and MFC previously entered into an Agreement and Plan of Reorganization and Merger, dated as of June 20, 2002 (the “Agreement”), which provides for Cardinal to be merged into MFC (the “Merger”) and for Cardinal’s outstanding common stock to be converted into shares of MFC’s Common Stock and Series B Preferred Stock; and

WHEREAS, Cardinal and MFC now desire to amend the Agreement in the manner described below.

NOW, THEREFORE, in consideration of the premises, Cardinal and MFC hereby mutually agree as follows:

1.	Exhibit B to the Agreement hereby is deleted in its entirety and replaced with a new and revised Exhibit B in the form attached to this Amendment Number 1.

2.	Subsections (a) and (b) of Section 1.05 of the Agreement are deleted in their entirety and are replaced by the following new Subsections (a) and (b):

1.05.    Conversion and Exchange of Stock.

(a)    Conversion of Cardinal Stock.    Except as otherwise provided in this Agreement, at the Effective Time all rights of Cardinal’s shareholders with respect to all outstanding shares of Cardinal’s $10.00 par value common stock (“Cardinal Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by Cardinal, MFC or any Cardinal shareholder, into the right to receive (i) a number of shares of MFC’s $4.00 par value common stock (“MFC Common Stock”) calculated in the manner described below, and (ii) one whole share of a newly created series of MFC’s convertible preferred stock (“MFC Series B Preferred Stock).

The number of shares of MFC Common Stock into which each share of Cardinal Stock is converted at the Effective Time shall be the number (rounded to four decimal places) equal to $12.00 divided by the “Market Value” (as defined below).

For purposes of this Paragraph 1.05, the “Market Value” of a share of MFC Common Stock shall be the average of the closing per share trade prices of MFC Common Stock as reported on the OTC Bulletin Board (or, if MFC Common Stock is then traded on The Nasdaq Stock Market, on Nasdaq) for the 20 trading days immediately preceding the business day prior to the “Closing Date” (as defined in Paragraph 1.07 below) on which trades of MFC Common Stock are reported; provided however that, for purposes of calculating the numbers of shares of MFC Common Stock into which Cardinal Stock will be converted, the Market Value used in the calculation shall not exceed $26.82 or be less than $17.88. If the amount determined as described above as the

Market Value is more than $26.82, then the Market Value shall be deemed to be $26.82, and if the amount determined as described above as the Market Value is less than $17.88, then the Market Value shall be deemed to be $17.88.

At the Effective Time, and without any action by Cardinal, MFC or any Cardinal shareholder, Cardinal’s stock transfer books shall be closed and there shall be no further transfers of Cardinal Stock on its stock transfer books or the registration of any transfer of a certificate evidencing Cardinal Stock (a “Cardinal Certificate”) by any holder thereof, and the holders of Cardinal Certificates shall cease to be, and shall have no further rights as, stockholders of Cardinal other than as provided in this Agreement. Following the Effective Time, Cardinal Certificates shall evidence only the right of the registered holders thereof to receive certificates evidencing the numbers of whole shares of MFC Common Stock and MFC Series B Preferred Stock into which their Cardinal Stock was converted at the Effective Time, together with cash for any fractional shares calculated as described in Paragraph 1.05(f) below, or, in the case of Cardinal Stock held by shareholders who properly shall have exercised their right of dissent and appraisal under Article 15 of the Virginia Stock Corporation Act (“Dissenters’ Rights”), cash as provided in that statute.

(b)    Description of MFC Series B Preferred Stock.    The MFC Series B Preferred Stock to be issued to Cardinal shareholders will be non-cumulative, nonparticipating, convertible preferred stock of MFC that will have terms (including the stated dividend), relative rights, voting rights, preferences and limitations substantially the same as are described in Exhibit B to this Agreement.

3.    Subsections (a) and (b) of Section 1.05 of the Plan of Merger attached as Exhibit A to the Agreement are deleted in their entirety and are replaced by the following new Subsections (a) and (b):

1.05.    Conversion and Exchange of Stock.

(a)    Conversion of Cardinal Stock.    Except as otherwise provided in this Plan of Merger, at the Effective Time all rights of Cardinal’s shareholders with respect to all outstanding shares of Cardinal’s $10.00 par value common stock (“Cardinal Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by Cardinal, MFC or any Cardinal shareholder, into the right to receive (i) a number of shares of MFC’s $4.00 par value common stock (“MFC Common Stock”) calculated in the manner described below, and (ii) one whole share of a newly created series of MFC’s convertible preferred stock (“MFC Series B Preferred Stock).

For purposes of this Paragraph 1.05, the “Market Value” of a share of MFC Common Stock shall be the average of the closing per share trade prices of MFC Common Stock as reported on the OTC Bulletin Board (or, if MFC Common Stock is then traded on The Nasdaq Stock Market, on Nasdaq) for the 20 trading days immediately preceding the business day prior to the “Closing Date” (as defined in Paragraph 1.07 below) on which trades of MFC Common Stock are reported; provided however that, for purposes of calculating the numbers of shares of MFC Common Stock into which Cardinal Stock will be converted, the Market Value used in the calculation shall not exceed $26.82 or be less than $17.88. If the amount determined as described above as the Market Value is more than $26.82, then the Market Value shall be deemed to be $26.82, and if the amount determined as described above as the Market Value is less than $17.88, then the Market Value shall be deemed to be $17.88.

At the Effective Time, and without any action by Cardinal, MFC or any Cardinal shareholder, Cardinal’s stock transfer books shall be closed and there shall be no further transfers of Cardinal Stock on its stock transfer books or the registration of any transfer of a certificate evidencing Cardinal Stock (a “Cardinal Certificate”) by any holder thereof, and the holders of Cardinal Certificates shall cease to be, and shall have no further rights as, stockholders of Cardinal other than as provided in this Plan of Merger. Following the Effective Time, Cardinal Certificates shall evidence only the right of the registered holders thereof to receive certificates evidencing the numbers of whole shares of MFC Common Stock and MFC Series B Preferred Stock into which their Cardinal Stock was converted at the Effective Time, together with cash for any fractional shares calculated as described in Paragraph 1.05(f) below, or, in the case of Cardinal Stock held by shareholders who properly shall have exercised their right of dissent and appraisal under Article 15 of the Virginia Stock Corporation Act (“Dissenters’ Rights”), cash as provided in that statute.

(b)    Description of MFC Series B Preferred Stock.    The MFC Series B Preferred Stock to be issued to Cardinal shareholders will be non-cumulative, nonparticipating, convertible preferred stock of MFC that will have terms (including the stated dividend), relative rights, voting rights, preferences and limitations as are described in MFC’s Articles of Incorporation, as amended.

4.	Subsection 8.02(a)(i) of Section 8.02 of the Agreement is amended by deleting the date of “November 30, 2002” in that Subsection and replacing it with “January 31, 2003.”

5.	Subsection 8.02(a)(iv) of Section 8.02 of the Agreement is amended by deleting the date of “November 15, 2002” in that Subsection and replacing it with “January 15, 2003.”

6.	Subsection 8.02(b)(i) of Section 8.02 of the Agreement is amended by deleting the date of “November 30, 2002” in that Subsection and replacing it with “January 31, 2003.”

7.	Subsection 8.02(b)(iv) of Section 8.02 of the Agreement is amended by deleting the date of “November 15, 2002” in that Subsection and replacing it with “January 15, 2003.”

8.	Except as modified as described in this Amendment Number 1, the Agreement shall be and remain in full force and effect in accordance with its original terms.

IN WITNESS WHEREOF, Cardinal and MFC each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

[CORPORATE SEAL]		CARDINAL BANKSHARES CORPORATION

ATTEST:

By:	/s/ ANNETTE V. BATTLE	By:	/s/ R. LEON MOORE
	Annette V. Battle Secretary		R. Leon Moore Chairman, President and Chief Executive Officer

[CORPORATE SEAL]		MOUNTAINBANK FINANCIAL CORPORATION

ATTEST:

By:	/s/ GREGORY L. GIBSON	By:	/s/ J. W. DAVIS
	Gregory L. Gibson Secretary		J. W. Davis President and Chief Executive Officer

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Exhibit B to Plan of Merger, as amended

DESCRIPTION OF MFC SERIES B PREFERRED STOCK

B.    Of the authorized shares of Preferred Stock, a series of Preferred Stock shall be as follows:

Designation of Series	Number of Shares	Par Value per Share
Series B Preferred Stock		No Par Value

The terms, relative rights, preferences and limitations of the Series B Preferred Stock shall be as follows:

Dividends:    The holders of shares of Series B Preferred Stock are entitled to receive stated cash dividends from the corporation at an annual rate of $0.60 per share, and no more, subject to declaration by the Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on the Series B Preferred Stock will not be cumulative on a year-to-year basis. Dividends will be payable as they are declared by the Board of Directors at such time or times as it elects, and no holder of Series B Preferred Stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, the Board of Directors may set a record date in advance of the payment date for the purpose of determining the holders of shares of Series B Preferred Stock who are entitled to receive that dividend.

No cash dividend shall be declared or paid during any calendar year on the corporation’s common stock unless and until there shall have been paid in full to the holders of Series B Preferred Stock (or set apart for purposes of such payment), without preference or priority as between such shares of Series B Preferred Stock or, except as provided below with respect to the corporation’s Series A Preferred Stock, as to any other series of Preferred Stock, not less than a pro rata portion of the stated annual dividend thereon for that calendar year, at the rate provided therefor, through the date on which the corporation proposes to pay the cash dividend on the common stock. Shares of Series B Preferred Stock shall not participate in dividends paid with respect to any other class or series of the corporation’s capital stock.

No cash dividend shall be paid during any calendar year on either the corporation’s Series A or Series B Preferred Stock unless and until there shall have been paid in full to the holders of the other such Series of Preferred Stock (or declared and set apart for purposes of such payment), without preference or priority as between the shares included in such other series, a cash dividend in an amount per share that bears the same proportionate relationship to the stated annual dividend on such other series as the amount proposed to be paid per share on the first series bears to the stated annual dividend on that first series.

Liquidation:    In the event of a liquidation, dissolution or winding up of the corporation, whether voluntarily or involuntarily (a “Corporate Event”), the holders of the corporation’s Series B Preferred Stock, without preference or priority as between such shares of Series B Preferred Stock or, except as provided below with respect to the Corporation’s Series A Preferred Stock, as to any other series of Preferred Stock, but prior to any distribution of assets to holders of the corporation’s common stock, shall be entitled to receive from assets available for distribution to shareholders, for each such share held, a sum equal to $12.00 plus the amount of any dividend on such share which has been declared by the Board of Directors but has not yet been paid. Such distribution shall be considered full payment to the holders of Series B Preferred Stock, and, except as provided below in the case of a partial distribution to holders of Series A and Series B Preferred Stock, such holders shall not participate with the holders of any other class or series of the corporation’s capital stock in the distribution of any additional assets of the corporation.

In the case of a Corporate Event in which the assets of the corporation available for distribution to shareholders are insufficient to satisfy the stated liquidation amount per share of the outstanding shares of both the corporation’s Series A and Series B Preferred Stock, then the holders of the shares of one such series of Preferred Stock shall be entitled to receive for each share of that first series held, at the same time as any distribution of assets is made to the holders of shares of the other series, and without preference or priority as between the other shares included in such first series, an amount per share that bears the same proportionate relationship to the stated liquidation amount per share of the outstanding shares of such first series as the amount per share proposed to be distributed to outstanding shares of the other series bears to the stated liquidation amount per share on that other series.

Neither the merger or consolidation of the corporation into or with any other entity, nor the sale, lease or other disposition of all or substantially all of the corporation’s properties and assets, shall, without further corporate action, be deemed to be a liquidation, dissolution or winding up of the corporation’s affairs.

Voting:    Each share of Series B Preferred Stock shall be entitled to 0.4286 of a vote on each matter submitted to a vote of the corporation’s shareholders but, except to the extent required by applicable law, shall not be entitled to vote as a separate class or voting group.

Conversion:    At any time after the date of issuance of a share of Series B Preferred Stock, the holder of that share of Series B Preferred Stock shall have the right and option of converting it into the corporation’s common stock at the rate of 0.4286 of a share of common stock for each one whole share of Series B Preferred Stock.

At any time when (i) the “Market Value” (as defined below) of a share of the corporation’s common stock is more than the $28.00 (the “Target Price”), and if (ii) during the two preceding calendar quarters, the corporation shall have paid cash dividends on its common stock, the aggregate per share amount of which, if annualized, would be equal to or greater than $[            ] per share of the corporation’s common stock (the “Target Dividend”), then the corporation shall have the right and option of converting all or a portion of the outstanding shares of Series B Preferred Stock into its common stock at the rate of 0.4286 of a share of common stock for each one whole share of Series B Preferred Stock.

For purposes of such conversion, the “Market Value” of a share of the corporation’s common stock will be deemed to be the average of the closing prices for the common stock as reported on the OTC Bulletin Board (or, if the corporation’s common stock is then traded on The Nasdaq Stock Market or a securities exchange, on Nasdaq or that exchange) for the 20 trading days on which trades of the common stock are reported immediately preceding the date on which written notice of conversion is given as required below. The corporation’s determination of Market Value, when made, shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

In the event that a holder of shares of Series B Preferred Stock desires to exercise his or its right to convert all or a portion of those shares into shares of the corporation’s common stock, or if the corporation desires to exercise its option to convert all or a portion of the outstanding shares of Series B Preferred Stock into common stock, then, not less than 30 days in advance of the desired conversion date, the holder who is exercising his option must give to the corporation, or the corporation must give to the holders of the shares to be converted, as the case may be, written notice of intent to convert which shall state the date on which the conversion shall be effective (the “Conversion Date”); provided, however, that in the event of the occurrence of a Corporate Event or Change in Control Event of which notice is given to the corporation’s shareholders less than 30 days prior to the effective date of such event, a holder of Series B Preferred Stock shall only be required to give reasonable notice prior to the conversion taking into consideration when the holder is advised of the pendency of the event. The term “Corporate Event” is defined above, and “Change in Control Event” is defined as the acquisition of the corporation by another entity in a transaction in which the corporation is not the surviving entity, whether by merger, consolidation, the sale of substantially all the corporation’s assets, or a statutory share exchange. After giving the required notice of conversion by the holder or the corporation, and prior to the Conversion Date (and, in the event of a Corporate Event or Change in Control Event, prior to the effective time of such event), the holder shall surrender to the corporation the certificates evidencing all shares of the Series B Preferred Stock to be converted. However, the holder’s failure to surrender such certificates shall not affect or delay the conversion becoming effective. On the Conversion Date (or, if the Conversion Date specified in the notice is a date other than a regular business day of the corporation, on the corporation’s next regular business day), the holder will be deemed to become the holder of record of the shares of common stock into which the holder’s Series B Preferred Stock is converted, and the Series B Preferred Stock being converted will be deemed to have been canceled and to no longer be outstanding. Following the Conversion Date, the holder’s certificate or certificates formerly evidencing the holder’s Series B Preferred Stock which has been converted will evidence only the holder’s right to receive from the corporation certificates evidencing the common stock into which that Series B Preferred Stock has been converted, and the corporation will issue to such holder certificates evidencing the appropriate number of shares of common stock as promptly thereafter as practicable; provided however, that, notwithstanding the conversion of a holder’s Series B Preferred Stock on a Conversion Date, until the holder has surrendered to the corporation the certificates formerly evidencing the holder’s Series B Preferred Stock that has been converted, the corporation, at its option, shall not be required to deliver to the holder certificates evidencing the shares of common stock into which the holder’s Series B Preferred Stock has been converted, and the corporation may withhold any dividend or other distribution payable on those shares of common stock, until such time as the holder’s certificates formerly evidencing such holder’s Series B Preferred Stock have been surrendered or otherwise accounted for to the corporation’s satisfaction and, in the event that the certificates formerly evidencing such holder’s Series B Preferred Stock have been lost, destroyed, stolen or otherwise are missing, until the holder has complied with conditions imposed by the corporation, including without limitation a requirement that the holder provide a lost instrument indemnity or surety bond in form, substance and amount satisfactory to corporation.

In the case of a conversion at the election of the corporation of less than all of the then outstanding shares of Series B Preferred Stock, the shares to be converted may be chosen by the corporation randomly, proportionately, or in such other manner as the corporation’s Board of Directors, at its sole discretion, considers reasonable and appropriate and, when made, any such determination by the Board of Directors’ shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

Anti-dilutive Adjustments.    In the event of (i) any dividend payable by the corporation in shares of its common stock or Series B Preferred Stock, (ii) any recapitalization, reclassification, split, reverse split, consolidation or combination of the outstanding shares of the corporation’s common stock or Series B Preferred Stock, or (iii) an exchange of the outstanding shares of the corporation’s common stock or Series B Preferred Stock for a different number or class of shares of stock or other securities of the corporation in connection with a merger, statutory share exchange or other reorganization of or involving the corporation and in which the corporation is the surviving or resulting corporation in any such transaction, then the stated annual dividend rate, the liquidation amount, the number and/or type of shares of common stock or other securities into which such shares of Series B Preferred Stock may be converted, the Target Price, the Target Dividend, and/or any other terms of the Series B Preferred Stock shall be proportionately adjusted, effective on the date of any such event, in such a manner and to such an extent as the corporation’s Board of Directors, at its sole discretion, shall determine to be reasonable and appropriate. Any such adjustment shall be made with the purpose of causing the terms of outstanding shares of Series B Preferred Stock, and the rights of the holders thereof and the corporation following such event, to be substantially equivalent to those terms and rights prior to the event.

When made, the Board of Directors’ determinations with respect to which specific terms of the Series B Preferred Stock are to be adjusted and the manner and extent of any such adjustment shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

Fractional Shares.    If any conversion of Series B Preferred Stock would result in a fractional share of common stock, then, upon conversion, the corporation shall issue to the holder the number of whole shares of common stock into which such shares are convertible and, in lieu of issuing the fractional share, the corporation shall pay to the holder in cash an amount equal to that fraction multiplied by the Market Value of a share of the corporation’s common stock (as determined by the corporation as described above). For purposes of the distribution of cash in lieu of fractional shares, the corporation’s determination of Market Value, when made, shall, absent manifest error, be final, conclusive and binding on all persons, including, without limitation, the corporation and all holders of Series B Preferred Stock.

Miscellaneous.    Shares of Series B Preferred Stock which from time to time are converted into common stock as described above or are repurchased by the corporation shall not thereafter be reissued as Series B Preferred Stock but such shares shall become authorized and unissued shares of the corporation’s Preferred Stock which may be designated and reissued as shares of any other series.

APPENDIX B

ARTICLE 15
VIRGINIA STOCK CORPORATION ACT

Dissenters’ Rights.

§ 13.1-729. Definitions.

In this article:

“Corporation” means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, “corporation” means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, “corporation” means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters’ rights on the acquiring corporation.

“Dissenter” means a shareholder who is entitled to dissent from corporate action under §§ 13.1-730 and who exercises that right when and in the manner required by §§ 13.1-732 through 13.1-739.

“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

“Shareholder” means the record shareholder or the beneficial shareholder. (1985, c. 522; 1992, c. 575.)

§ 13.1-730. Right to dissent.

A.    A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

1.    Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by §§ 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under §§ 13.1-719;

2.    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

3.    Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter’s rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

4.    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B.    A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

C.    Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

1.    The articles of incorporation of the corporation issuing such shares provide otherwise;

2.    In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

a.    Cash;

b.    Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

c.    A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

3.    The transaction to be voted on is an “affiliated transaction” and is not approved by a majority of “disinterested directors” as such terms are defined in §§ 13.1-725.

D.    The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

1.    The proposed corporate action is abandoned or rescinded;

2.    A court having jurisdiction permanently enjoins or sets aside the corporate action; or

3.    His demand for payment is withdrawn with the written consent of the corporation.

E.    Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under §§ 501 (c) or §§ 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article. (Code 1950, §§§§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 1986, c. 540; 1988, c. 442; 1990, c. 229; 1992, c. 575; 1996, c. 246; 1999, c. 288.)

§ 13.1-731. Dissent by nominees and beneficial owners.

A.    A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

B.    A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

1.    He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

2.    He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Code 1950, §§§§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

§ 13.1-732. Notice of dissenters’ rights.

A.    If proposed corporate action creating dissenters’ rights under §§ 13.1-730 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

B.    If corporate action creating dissenters’ rights under §§ 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in §§ 13.1-734. (1985, c. 522.)

§ 13.1-733. Notice of intent to demand payment.

A.    If proposed corporate action creating dissenters’ rights under §§ 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

B.    A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article. (Code 1950, §§§§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

§ 13.1-734. Dissenters’ notice.

A.    If proposed corporate action creating dissenters’ rights under §§ 13.1-730 is authorized at a shareholders’ meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters’ notice in writing to all shareholders who satisfied the requirements of §§ 13.1-733.

B.     The dissenters’ notice shall:

1.    State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

2.    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

3.    Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

4.    Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters’ notice; and

5.    Be accompanied by a copy of this article. (Code 1950, §§§§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

§ 13.1-735. Duty to demand payment.

A.    A shareholder sent a dissenters’ notice described in §§ 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters’ notice pursuant to subdivision 3 of subsection B of §§ 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

B.    The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

C.    A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article. (Code 1950, §§§§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

§ 13.1-736. Share restrictions.

A.    The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

B.    The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action. (Code 1950, §§§§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

§ 13.1-737. Payment.

A.    Except as provided in §§ 13.1-738, within thirty days after receipt of a payment demand made pursuant to §§ 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation’s principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

B.    The payment shall be accompanied by:

1.    The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters’ rights, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

2.    An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

3.    A statement of the dissenters’ right to demand payment under §§ 13.1-739; and

4.    A copy of this article. (Code 1950, §§§§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

§ 13.1-738. After-acquired shares.

A.    A corporation may elect to withhold payment required by §§ 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters’ notice.

B.    To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter’s right to demand payment under §§ 13.1-739. (1985, c. 522.)

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A.    A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under §§ 13.1-737), or reject the corporation’s offer under §§ 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under §§ 13.1-737 or offered under §§ 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares. (Code 1950, §§§§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

§ 13.1-740. Court action.

A.    If a demand for payment under §§ 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B.    The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C.    The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D.    The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

E.    The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

F.    Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under §§ 13.1-738. (Code 1950, §§§§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

§ 13.1-741. Court costs and counsel fees.

A.    The court in an appraisal proceeding commenced under §§ 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under §§ 13.1-739.

B.    The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

1.    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of §§§§ 13.1-732 through 13.1-739; or

2.    Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

C.    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

D.    In a proceeding commenced under subsection A of §§ 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding. (Code 1950, §§§§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

APPENDIX C

ARTICLE 13
NORTH CAROLINA BUSINESS CORPORATION ACT

Dissenters’ Rights

Part 1.    Right to Dissent and Obtain Payment for Shares.

§ 55-13-01.    Definitions.

In this Article:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-02.    Right to dissent.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealer, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a. Cash;

b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-167; 1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss. 36, 39; 1973, c. 469, ss. 36, 37; c. 476, s. 193; 1989, c. 265, s. 1; 1989 (Reg. Sess., 1990), c. 1024, s. 12.18; 1991, c. 645, s. 12; 1997-202, s. 1.)

§ 55-13-03.    Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He does so with respect to all shares of which he is the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§§ 55-13-04 to 55-13-19.    Reserved for future codification purposes.

Part 2. Procedure for Exercise of Dissenters’ Rights.

§ 55-13-20.    Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action. (1925, c. 77, s. 1, c. 235; 1929, c. 269; 1939, c. 5, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-165, 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265. s. 1.)

§ 55-13-21.    Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-22.    Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is authorized at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5) Be accompanied by a copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-485, s. 4.)

§ 55-13-23.    Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55- 167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-24.    Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (1925, c. 77, s. 1;1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-25.    Payment.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1) The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2) An explanation of how the corporation estimated the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5) A copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; c. 770, s. 69; 1997-202, s. 2.)

§ 55-13-26.    Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-27.    Reserved for future codification purposes.

§ 55-13-28.    Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under G.S. 55-13-25; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 3.)

§ 55-13-29.    Reserved for future codification purposes.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30.    Court action.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 4; 1997-485, ss. 5, 5.1.)

§ 55-13-31.    Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

APPENDIX D

[ON SCOTT & STRINGFELLOW, INC. LETTERHEAD]

September 25, 2002

Board of Directors
Cardinal Bankshares Corporation
101 Jacksonville Circle
Floyd, Virginia 24091

Dear Gentlemen:

You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of Cardinal Bankshares Corporation (“Cardinal”) of the terms of an Agreement and Plan of Reorganization by and between MountainBank Financial Corporation (“MountainBank”) and Cardinal dated June 20, 2002, as amended on September 25, 2002 (the “Agreement”). The Agreement provides for the merger of Cardinal with and into MountainBank (the “Merger”) and further provides that each share of Cardinal Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for (i) a number of shares of MountainBank common stock equal to $12.00 and (ii) one share of MountainBank Series B preferred stock with a $12.00 liquidation preference. The number of shares of MountainBank common stock exchanged for Cardinal common stock is subject to a maximum and minimum amount.

In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Agreement; (2) the Registration Statement and this Proxy Statement; (3) Cardinal’s annual reports to stockholders and its financial statements for the three years ended December 31, 2001; (4) Cardinal’s unaudited financial statements for the six months ended June 30, 2002 and 2001, and other internal information relating to Cardinal prepared by Cardinal’s management; (5) information regarding the trading market for the common stocks of Cardinal and MountainBank and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in certain bank and bank holding company mergers and acquisitions in recent years; (7) MountainBank’s annual reports to shareholders and its financial statements for the three years ended December 31, 2001; and (8) MountainBank’s unaudited financial statements for the six months ended June 30, 2002 and 2001, and other internal information relating to MountainBank prepared by MountainBank’s management. We have discussed with members of management of Cardinal and MountainBank the background to the Merger, reasons and basis for the Merger and the business and future prospects of Cardinal and MountainBank individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of Cardinal and MountainBank. We have not attempted independently to verify such information, nor have we made

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any independent appraisal of the assets of Cardinal or MountainBank. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the terms of the Agreement are fair from a financial point of view to the shareholders of Cardinal Common Stock.

Very truly yours,

/s/ SCOTT & STRINGFELLOW, INC.

SCOTT & STRINGFELLOW, INC.

D-2

APPENDIX E

[ON THE CARSON MEDLIN COMPANY LETTERHEAD]

September 25, 2002

Board of Directors
MountainBank Financial Corporation
201 Wren Drive
Hendersonville, NC 28792

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid to the shareholders of Cardinal Bankshares Corporation (“Cardinal”) under the terms of a certain Agreement and Plan of Reorganization and Merger dated June 20, 2002 and Amendment Number 1 to the Agreement and Plan of Reorganization and Merger dated September 25, 2002 (collectively, the “Agreement”) pursuant to which Cardinal would be merged with and into MountainBank Financial Corporation (“MFC”) (the “Merger”). Under the terms of the Agreement, each of the outstanding common shares of Cardinal shall be converted into the right to receive MFC common stock having a market value of $12.00 and one share of MFC Series B preferred stock having a liquidation value of $12.00. The exchange ratio for the MFC common stock to be paid in the Merger will float between MFC common stock prices of $17.88 and $26.82 per share. The MFC Series B preferred stock is convertible into MFC common stock under certain circumstances as defined in the Agreement. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions in the United States and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in North Carolina and Virginia and the major commercial banks operating in that market. We have been retained by MFC in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of MFC and Cardinal. We have reviewed: (i) the Agreement and Plan of Reorganization and Merger dated June 20, 2002; (ii) Amendment Number 1 to Agreement and Plan of Reorganization and Merger dated September 25, 2002; (iii) the Joint Proxy Statement/Prospectus; (iv) audited financial statements of MFC for the four years ended December 31, 2001; (v) audited financial statements of Cardinal for the four years ended December 31, 2001; (vi) unaudited interim financial statements of MFC for the six months ended June 30, 2002; (vii) unaudited interim

E-1

financial statements of Cardinal for the six months ended June 30, 2002; and (viii) certain financial and operating information with respect to the business, operations and prospects of MFC and Cardinal. We also: (a) held discussions with members of management of MFC and Cardinal regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of MFC and Cardinal and compared them with those of certain publicly-traded companies which we deemed to be relevant; (c) compared the results of operations of MFC and Cardinal with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of MFC or Cardinal. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the consideration to be paid to the shareholders of Cardinal Bankshares Corporation as provided for in the Agreement is fair, from a financial point of view, to the shareholders of MountainBank Financial Corporation.

Very truly yours,

/S/    THE CARSON MEDLIN COMPANY

THE CARSON MEDLIN COMPANY

E-2

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

North Carolina law generally provides for the indemnification of our officers and directors of corporations in the manner described below.

Permissible Indemnification.    The North Carolina Business Corporation Act (the “NCBCA”) allows a corporation, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify its officers, directors, employees and agents and any person who is or was serving at the corporation’s request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. Any provision in a corporation’s charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

The corporation may indemnify such person against liability expenses incurred only where such person conducted himself or herself in good faith and reasonably believed (i) in the case of conduct in his or her official corporate capacity, that his or her conduct was in the corporation’s best interests, and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

Mandatory Indemnification.    Unless limited by the corporation’s charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful (on the merits or otherwise) in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

Advance for Expenses.    Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

Court-Ordered Indemnification.    Unless otherwise provided in the corporation’s charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Parties Entitled to Indemnification.    The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

Indemnification by the Registrant.    The Registrant’s Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law and require its Board of Directors to take all actions necessary and appropriate to authorize such indemnification.

Item 21.    Exhibits and Financial Statement Schedules.

(a)	Exhibits. An index of exhibits appears at page II-6 and is incorporated herein by reference.

(b)	Financial Statement Schedules. Not applicable.

(c)	Reports, Opinions or Appraisals. Not applicable

Item 22.    Undertakings.

(a)	Undertakings Required by Item 512 of Regulation S-B. The undersigned small business issuer will:

1.	File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(b)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(c)	include any additional or changed information on the plan of distribution;

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(b)
Undertaking Required by Item 22(b).    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents buy first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
Undertaking Required by Item 22(c).    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, at Hendersonville, North Carolina, on September 25, 2002.

MOUNTAINBANK FINANCIAL CORPORATION

By:	/S/ J.W. DAVIS
J. W. Davis President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacity and on the dates indicated.

Signature	Title	Date

/s/ J.W. DAVIS J. W. Davis	President, Chief Executive Officer and Director (principal and executive officer)	September 25, 2002

/s/ GREGORY L. GIBSON Gregory L. Gibson	Chief Financial Officer (principal financial and accounting officer)	September 25, 2002

*/s/ BOYD L. HYDER Boyd L. Hyder	Chairman	September 25, 2002

*/s/ WILLIAM A. BANKS William A. Banks	Director	September 25, 2002

*/s/ WILLIAM H. BURTON III William H. Burton III	Director	September 25, 2002

*/s/ KENNETH C. FEAGIN Kenneth C. Feagin	Director	September 25, 2002

*/S/ DANNY L. FORD Danny L. Ford	Director	September 25, 2002

*/S/ J. EDWARD JONES J. Edward Jones	Director	September 25, 2002

*/S/ RONALD R. LAMB Ronald R. Lamb	Director	September 25, 2002

*/S/ H. STEVE MCMANUS H. Steve McManus	Director	September 25, 2002

*/S/ VAN F. PHILLIPS Van F. Phillips	Director	September 25, 2002

*/S/ CATHERINE H. SCHROADER Catherine H. Schroader	Director	September 25, 2002

*/S/ MAURICE A. SCOTT Maurice A. Scott	Director	September 25, 2002

*
Gregory L. Gibson hereby signs this Registration Statement on Form S-4 on September 25, 2002, on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to Powers of Attorney filed herewith.

By:	/S/ GREGORY L. GIBSON
Gregory L. Gibson As Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1
Agreement and Plan of Reorganization and Merger dated as of June 20, 2002, as amended, between Registrant and Cardinal Bankshares Corporation (included as Appendix A to the Joint Proxy Statement/Prospectus included in this Registration Statement)

3.1	Registrant’s Articles of Incorporation, as amended (incorporated by reference from Exhibits to Registrant’s 2001 Annual Report on Form 10-KSB)

3.2	Form of proposed amendment to Registrant’s Articles of Incorporation to establish Series B preferred stock (filed herewith)

3.3	Registrant’s By-laws (incorporated by reference from Exhibits to Registrant’s Current Report on Form 8-K/A dated March 30, 2001)

4.1
Indenture by and between Registrant and Wells Fargo Bank, National Association, as Trustee, effective as of June 27, 2002 (incorporated by reference from Exhibits to Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2002)

4.2
Trust Preferred Securities Guarantee Agreement by and between Registrant and Wells Fargo Bank, National Association, effective as of June 27, 2002 (incorporated by reference from Exhibits to Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2002)

4.3	Form of certificate for Registrant’s common stock (filed herewith)

4.4	Form of certificate for Registrant’s Series B preferred stock (filed herewith)

5.1	Opinion of Ward and Smith, P.A. as to the validity of the shares of Registrant’s common stock and Series B Preferred Stock (to be filed by amendment)

8.1	Opinion of Ward and Smith, P.A. as to federal income tax matters (to be filed by amendment)

10.1
Employment Agreement dated June 26, 1997, between MountainBank and J. W. Davis (incorporated by reference from Exhibits to Registrant’s Registration Statement on Form S-4 filed on October 12, 2001 (Reg. No. 333-71516)

10.2
Addendum and Amendment to Employment Contract dated October 1, 1998, between MountainBank and J.W. Davis (incorporated by reference from Exhibits to Registrant’s Registration Statement on Form S-4 filed on October 12, 2001 (Reg. No. 333-71516)

10.3	1997 Employee Stock Option Plan, as amended (incorporated by reference from Exhibits to Registrant’s Registration Statement on Form S-4 filed on October 12, 2001 (Reg. No. 333-71516)

10.4
Form of Employee Stock Option Agreement for 1998 and 1999 grants (incorporated by reference from Exhibits to Registrant’s Registration Statement on Form S-4 filed on October 12, 2001 (Reg. No. 333-71516)

10.5	Form of Employee Stock Option Agreement for 2000 grants (incorporated by reference from Exhibits to Registrant’s Registration Statement on Form S-4 filed on October 12, 2001 (Reg. No. 333-71516)

10.6	1997 Director Stock Option Plan, as amended (incorporated by reference from Exhibits to Registrant’s Registration Statement on Form S-4 filed on October 12, 2001 (Reg. No. 333-71516)

10.7	Form of Director Stock Option Agreement (incorporated by reference from Exhibits to Registrant’s

Registration Statement on Form S-4 filed on October 12, 2001 (Reg. No. 333-71516)

10.8	Lease Agreement pertaining to Registrant’s Main Office (incorporated by reference from Exhibits to Registrant’s Registration Statement on Form S-4 filed on October 12, 2001 (Reg. No. 333-71516)

10.9
Lease Agreements pertaining to Registrant’s administration/operations facility (incorporated by reference from Exhibits to Registrant’s Registration Statement on Form S-4 filed on October 12, 2001 (Reg. No. 333-71516)

10.10	First Western Bank 1998 Nonstatutory Stock Option Plan (incorporated by reference from Exhibits to Registrant’s 2001 Annual Report on Form 10-KSB)

10.11	First Western Bank 1999 Nonstatutory Stock Option Plan (incorporated by reference from Exhibits to Registrant’s 2001 Annual Report on Form 10-KSB)

10.12	Option Modification Agreements relating to stock options of William A. Banks (incorporated by reference from Exhibits to Registrant’s 2001 Annual Report on Form 10-KSB)

10.13	Option Modification Agreements relating to stock options of Van F. Phillips (incorporated by reference from Exhibits to Registrant’s 2001 Annual Report on Form 10-KSB)

21	List of Registrant’s subsidiaries (incorporated by reference from Exhibits to Registrant’s 2001 Annual Report on Form 10-KSB)

23.1	Consent of Larrowe & Company PLLC for Registrant (filed herewith)

23.2	Consent of Larrowe & Company PLLC for Cardinal Bankshares Corporation (filed herewith)

23.3	Consent of Scott & Stringfellow (filed herewith)

23.4	Consent of The Carson Medlin Company (filed herewith)

23.5	Consent of Ward and Smith, P.A. (included in Exhibit 5.1)

23.6	Consent of Ward and Smith, P.A. (included in Exhibit 8.1)

24.1	Powers of Attorney (filed herewith)

99.1	Form of Appointment of Proxy for Cardinal Bankshares Corporation’s special meeting of shareholders (filed herewith)

99.2	Form of Appointment of Proxy for Registrant’s special meeting of shareholders (filed herewith)

99.3	Statement re computation of ratios (filed herewith)